AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 1998
                                                     REGISTRATION NO. 333-33977

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                                AMENDMENT NO. 5
                                       TO
                                   FORM S-11

                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
                                ---------------

                               EQUITY ONE, INC.
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)

                                ---------------

                                                               CHAIM KATZMAN
                                                      CHAIRMAN OF THE BOARD, PRESIDENT
                                                        AND CHIEF EXECUTIVE OFFICER
                                                              EQUITY ONE, INC.
               777 17TH STREET, PENTHOUSE                777 17TH STREET, PENTHOUSE
               MIAMI BEACH, FLORIDA 33139                MIAMI BEACH, FLORIDA 33139
                       (305) 538-5488                          (305) 538-5488
       (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)   (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                ---------------
                                WITH COPIES TO:

         GARY EPSTEIN, ESQ.        JUDITH D. FRYER, ESQ.           THOMAS W. DOBSON, ESQ.
    GREENBERG TRAURIG HOFFMAN    GREENBERG TRAURIG HOFFMAN            LATHAM & WATKINS
  LIPOFF ROSEN & QUENTEL, P.A.    LIPOFF ROSEN & QUENTEL,     633 WEST FIFTH STREET, SUITE 4000
       1221 BRICKELL AVENUE           A PARTNERSHIP OF       LOS ANGELES, CALIFORNIA 90071-2007
       MIAMI, FLORIDA 33131      PROFESSIONAL CORPORATIONS             (213) 485-1234
           (305) 579-0500           153 EAST 53RD STREET
                                  NEW YORK, NEW YORK 10021
                                       (212) 801-9200

                                ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                ---------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION, DATED APRIL 28, 1998

[EQUITY ONE LOGO]

                               5,363,032 Shares

                               EQUITY ONE, INC.
                                 Common Stock
                                ($.01 par value)

                                  -----------
Equity One, Inc., a Maryland corporation (together with its subsidiaries, the
 "Company"), is a self-administered, self-managed real estate investment trust
  ("REIT") that principally acquires, renovates, develops and manages community and neighborhood shopping centers anchored by national and regional supermarket chains. The Company's portfolio consists of 16 shopping centers, two mixed use (office/retail) properties, one office building, one mini-warehouse facility and certain other properties acquired for renovation or development.
Of the 5,363,032 shares of Common Stock offered hereby (the "Offering"),
 3,700,000 shares are being sold by the Company and 1,663,032 shares are being sold by a stockholder of the Company (the "Selling Stockholder"). The Company will not receive proceeds from the sale of shares by the Selling Stockholder. Prior to the Offering, there has been no public market for the Common Stock. It is anticipated that the initial public offering price will be between $12.00 and $15.00 per share. For information relating to the factors considered in determining the initial public offering price, see "Underwriting". Upon completion of the Offering, the shares of Common Stock offered hereby will represent 49.2% of the outstanding Common Stock (52.7% if the Underwriters' over-allotment option is exercised in full).

To assist the Company in maintaining its qualification as a REIT, ownership by any person is limited to 9.9% of the aggregate outstanding Common Stock, although the Company's Board of Directors has previously exempted certain existing stockholders from this ownership limitation. The Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "EQY". No assurance can be given that a public market for the Common Stock will develop or if developed, will be maintained. The Company is in no way related to, or affiliated with, Equity Inns, Inc., Equity Office Properties Trust or Equity Residential Properties Trust, or any other publicly-traded REIT. See "Glossary" beginning on page 109 for definitions of certain terms used in this Prospectus.

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" COMMENCING ON PAGE 17, INCLUDING:

   /bullet/ Dependence on key tenants, particularly Winn-Dixie and Publix supermarkets, increases the potential impact on the Company of adverse developments in the business of, or its relationship with, such tenants.
   /bullet/ All but two of the Company's properties are located in Florida, and therefore the Company may be adversely affected by a downturn in the general economic conditions in such state.
   /bullet/ The Company plans to develop and redevelop properties, despite no experience as a developer and limited experience as a redeveloper, which may increase the risk of loss in such activities.
   /bullet/ Management and affiliates of the Company will own 50.4% of the outstanding Common Stock after the Offering, and the public stockholders' ability to influence the Company is limited by their minority positions, the Company's organizational documents and Maryland law.
   /bullet/ Certain members of management, particularly the Company's Chief
    Executive Officer and Chief Operating Officer, are subject to conflicts of interest in that they may engage in other activities, including other real estate activities.
   /bullet/ The Company would be subject to adverse tax consequences if it fails to qualify as a REIT.
   /bullet/ Since the Company's initial annual distribution is estimated at 91.5% of cash available for distribution, the Company may be required to fund distributions from working capital or borrowings or reduce the amount of such distribution.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                        UNDERWRITING                      PROCEEDS TO
                         PRICE TO      DISCOUNTS AND     PROCEEDS TO        SELLING
                          PUBLIC        COMMISSIONS       COMPANY(1)      STOCKHOLDER
                      -------------   ---------------   -------------   --------------
Per Share .........   $               $                 $               $
Total(2) ..........   $               $                 $               $

(1) Before deduction of expenses payable by the Company estimated at $     .
(2) The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 804,455 additional shares to cover over-allotments of shares. If the option is
    exercised in full, the total Price to Public will be $    , Underwriting
    Discounts and Commissions will be $     , Proceeds to Company will be
    $      and Proceeds to the Selling Stockholder will be $     .

     The Common Stock is offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that the Common Stock will be
ready for delivery on or about      , 1998, against payment therefor in
immediately available funds.

CREDIT SUISSE FIRST BOSTON
                      MORGAN KEEGAN & COMPANY, INC.
                                                   THE ROBINSON-HUMPHREY COMPANY

                             Prospectus dated      , 1998

            [PHOTOGRAPHS OF STORE FRONTS OF CERTAIN OF THE TENANTS
         OF THE COMPANY'S LAKE MARY SHOPPING CENTRE, LAKE MARY, FLORIDA
                 FOUR CORNERS SHOPPING CENTER, TOMBALL, TEXAS
                OAK HILL SHOPPING CENTER, JACKSONVILLE, FLORIDA
                  BIRD LUDLUM SHOPPING CENTER, MIAMI, FLORIDA
           THE INSIDE FRONT COVER ALSO CONTAINS THE FOLLOWING CAPTION
"PHOTOGRAPHS DEPICT CERTAIN PROPERTIES, AND DO NOT INCLUDE ALL PROPERTIES,
                            OWNED BY THE COMPANY"]

  [MAP OF FLORIDA INDICATING THE LOCATION OF THE COMPANY'S SHOPPING CENTERS]

                                 [COMPANY LOGO]

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                               TABLE OF CONTENTS


                                                      PAGE
                                                   ----------
PROSPECTUS SUMMARY .............................         1
 The Company ...................................         1
 Summary Risk Factors ..........................         2
 Business and Growth Strategies ................         5
 Market Data ...................................         6
 The Properties ................................         8
 Distributions .................................        11
 Mortgage Indebtedness and
      Credit Facilities ........................        11
 Financing Policies ............................        12
 Possible Conflicts of Interest ................        13
 Benefits of the Offering to Existing
      Stockholders, Including Management .......        13
 Restrictions on Ownership of
      Common Stock .............................        13
 Tax Status of the Company .....................        13
 Company Information ...........................        14
 The Offering ..................................        14
 Summary Consolidated Financial Data ...........        15
RISK FACTORS ...................................        17
 The Company Is Dependent Upon
      Certain Key Tenants ......................        17
 Geographic Concentration of the
      Company's Properties Creates a Risk
      of a Negative Impact as a Result of
      Economic Downturns in Such Areas .........        18
 The Company Will Be Subject to Risks
      Associated with its Entry into New
      Markets ..................................        18
 The Company Is Subject to Risks
      Associated with Construction and
      Development Activities ...................        18
 The Company Relies on Key Personnel
      Who Conduct Other Business
      Activities ...............................        19
 Directors, Executive Officers and
      Affiliates Have the Ability to Control
      the Company ..............................        19
 The Company Is Subject to Risks
      Involving the Performance of the
      Terms of the Settlement Agreement ........        20
 The Company Is Subject to Possible
      Conflicts of Interest ....................        20
 REIT Distribution Requirements and
      the Company's Financial Condition
      Will Affect the Amount of
      Distributions to Stockholders ............        20
 Estimated Initial Cash Available for
      Distribution May Not Be Sufficient to
      Make Distribution at Expected Levels......        20
 The Company Is Subject to Risks
      Associated with the Real Estate
      Industry .................................        21

                                                      PAGE
                                                   ----------
 Failure to Qualify as a REIT Would
      Cause the Company to Be Taxed as a
      Regular Corporation ......................        22
 Costs of Compliance with Laws Could
      Have an Adverse Effect on the
      Company ..................................        23
 The Company's Use of Debt,
      Refinancing Needs, Increases in
      Interest Rates and an Absence of a
      Limitation on Debt Could Adversely
      Affect the Company .......................        25
 The Company is Subject to Risks
      Involving Litigation with Albertsons .....        26
 Management of the Company Has Broad
      Discretion in Determining How to
      Apply a Significant Portion of the
      Proceeds of the Offering .................        26
 Stockholder Approval Is Not Required
      to Engage in Investment Activity .........        27
 Changes in Interest Rates Could
      Adversely Affect the Company .............        27
 The Purchasers of Common Stock Will
      Experience Dilution ......................        27
 The Price of the Common Stock May Be
      Adversely Affected by the Lack of a
      Prior Public Market and Fluctuations
      in the Stock Market; The Offering
      Price Is Not Based Upon Property
      Valuations ...............................        27
 The Company Could Be Affected by
      Damage to Property Not Covered by
      Insurance ................................        27
 Certain Indebtedness of the Company
      May Be in Default ........................        28
 The Company is Susceptible to
      Year 2000 System Risk ....................        28
 Availability of Shares of Common Stock
      for Future Sale Could Adversely
      Affect the Price of the Common
      Stock ....................................        28
 The Ability to Effect a Change of
      Control of the Company Is Limited ........        29
USE OF PROCEEDS ................................        31
DISTRIBUTION POLICY ............................        32
DILUTION .......................................        36
CAPITALIZATION .................................        37
SELECTED CONSOLIDATED
   FINANCIAL DATA ..............................        38
MANAGEMENT'S DISCUSSION
   AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS
   OF OPERATIONS ...............................        40
 Results of Operations .........................        40

                                                    PAGE
                                                 ----------
 Mortgage Indebtedness .......................        42
 Liquidity and Capital Resources .............        43
 Inflation ...................................        44
BUSINESS .....................................        45
 General .....................................        45
 Business and Growth Strategies ..............        46
 Market Data .................................        50
 The Properties ..............................        54
 Redevelopment and Development
      Properties .............................        56
 Other Property ..............................        57
 Major Tenants ...............................        57
 Lease Expirations ...........................        58
 Additional Information Concerning
      the Existing Properties ................        59
 Property Management, Leasing and
      Related Service Business ...............        63
 Competition .................................        63
 Regulations and Insurance ...................        64
 Environmental Matters .......................        64
 Employees ...................................        65
 Legal Proceedings ...........................        65
MANAGEMENT ...................................        67
 Directors and Executive Officers ............        67
 Management and Key Employees ................        67
 Directors' Compensation .....................        69
 Committees of the Board of Directors ........        69
 Executive Compensation ......................        70
 Employment Agreements .......................        70
 Insurance ...................................        71
 Stock Option Plan ...........................        71
CERTAIN TRANSACTIONS .........................        73
 Settlement of Dispute Among the
      Company and Certain Affiliates .........        73
 Transfer of Assets and Related In-Kind-
      Distribution ...........................        74
 Investment Agreement ........................        74
 Acquisition of Global Realty &
      Management, Inc. .......................        75
 Loans to Executive Officers .................        75
 Consulting Agreements .......................        75
 Managed Properties ..........................        76
 Registration Rights .........................        76
 Benefits of Offering to Existing
      Stockholders, Including Management .....        76
 Use Agreement ...............................        76
 Service Agreement ...........................        76
 Other .......................................        77

                                                    PAGE
                                                 ----------
POLICIES WITH RESPECT TO
   CERTAIN ACTIVITIES ........................        77
 Investment Policies .........................        77
 Financing Policies ..........................        78
 Conflicts of Interest Policies ..............        78
 Redevelopment and Development
      Policies ...............................        78
 Policies with Respect to
      Other Activities .......................        79
PRINCIPAL AND SELLING
   STOCKHOLDERS ..............................        80
DESCRIPTION OF CAPITAL STOCK .................        83
 Common Stock ................................        83
 Preferred Stock .............................        84
 Warrants ....................................        84
 Restrictions on Ownership and Transfer
      of Common Stock ........................        85
 Anti-Takeover Effects of Certain
      Provisions of Maryland Law, and the
      Company's Charter and Bylaws ...........        87
 Advance Notice of Director Nominations
      and New Business .......................        89
 Limitation of Liability and
      Indemnification of Directors
      and Officers ...........................        89
 Transfer Agent and Registrar ................        90
SHARES ELIGIBLE FOR FUTURE
   SALE ......................................        90
FEDERAL INCOME TAX
   CONSIDERATIONS ............................        92
 Taxation of the Company .....................        92
 Failure to Qualify for Taxation
      as a REIT ..............................        97
 Taxation of U.S. Stockholders ...............        98
 Backup Withholding ..........................        99
 Taxation of Certain Tax-Exempt
      Stockholders ...........................        99
 Taxation of Non-U.S. Stockholders ...........       100
 Taxpayer Relief Act of 1997 .................       103
 Proposed Tax Legislation ....................       103
 Other Tax Consequences ......................       103
ERISA CONSIDERATIONS .........................       104
 Fiduciary Considerations ....................       104
 Plan Assets Issue ...........................       104
UNDERWRITING .................................       106
LEGAL MATTERS ................................       107
EXPERTS ......................................       107
ADDITIONAL INFORMATION .......................       108
GLOSSARY .....................................       109
INDEX TO FINANCIAL STATEMENTS.................       F-1

                              PROSPECTUS SUMMARY


     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, (I) THE "COMPANY" REFERS TO THE BUSINESS AND PROPERTY OF EQUITY ONE, INC. AND ITS CONSOLIDATED SUBSIDIARIES, (II) THE INFORMATION SET FORTH IN THIS PROSPECTUS GIVES EFFECT TO THE TWO-FOR-ONE STOCK SPLIT THAT OCCURRED ON JULY 15, 1997, ASSUMES CONSUMMATION OF THE SETTLEMENT EMBODIED IN THE SETTLEMENT AGREEMENT AND COMPLETION OF THE IN-KIND DISTRIBUTION (BOTH AS DEFINED HEREIN), ASSUMES AN INITIAL PUBLIC OFFERING PRICE OF $13.50 PER SHARE OF COMMON STOCK (REPRESENTING THE MID-POINT OF THE RANGE SET FORTH ON THE COVER PAGE OF THIS PROSPECTUS) AND ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED AND (III) ALL REFERENCES TO SQUARE FOOTAGE REFER TO GROSS LEASABLE AREA ("GLA") AND PERCENTAGES OF GLA AND SQUARE FOOTAGE ARE APPROXIMATE. SEE "GLOSSARY" BEGINNING ON PAGE 109 FOR THE DEFINITIONS OF CERTAIN TERMS USED IN THIS PROSPECTUS, INCLUDING CAPITALIZED TERMS USED HEREIN WITHOUT DEFINITION.


                                  THE COMPANY

     The Company is a self-administered, self-managed real estate investment trust ("REIT") that principally acquires, renovates, develops and manages community and neighborhood shopping centers anchored by national and regional supermarket chains ("Supermarket Centers"). The Company's portfolio consists of 15 Supermarket Centers, one drug store anchored neighborhood shopping center, a shopping center located in Northeast Miami-Dade County, Florida which is being comprehensively redeveloped into a 300,000 square foot Supermarket Center ("Sky Lake"), two mixed-use (office/retail) properties, one office building and one mini-warehouse facility (collectively, the "Existing Properties"). The Existing Properties are located primarily in the Miami, Orlando and Jacksonville metropolitan areas of Florida, and in Texas, and contain an aggregate of 2.1 million square feet of GLA.

     In January 1998, the Company acquired a Supermarket Center consisting of an aggregate of 85,300 square feet of GLA located in Lantana, Florida ("Lantana Village") and has recently entered into agreements to purchase a Supermarket Center consisting of an aggregate of 110,200 square feet of GLA located in Fort Myers, Florida ("Summerlin Square") and a drug store anchored neighborhood shopping center consisting of an aggregate of 67,930 square feet of GLA located in Jacksonville, Florida ("Beauclerc Village").


     The Company also owns an aggregate of 6.25 acres of land adjacent to certain of the Existing Properties and recently agreed to purchase 4.4 acres of vacant land located in Southwest Miami-Dade County, Florida, and 10.5 acres of vacant land as part of the acquisition of Summerlin Square, substantially all of which is intended for retail development. The Company also has an option to purchase (the "Option") 10.0 acres of land in Southwest Miami-Dade County, Florida ("Coral Way"), which property is commercially zoned and has received county site plan approval for the development of a 100,000 square foot Supermarket Center, and 6.7 acres of vacant land adjacent to certain of the Existing Properties. The Option is exercisable by the Company for a period of five years. See "Certain Transactions".


     Supermarket Centers are anchored by national and regional supermarkets such as Winn-Dixie (the fourth largest supermarket chain in the country), Publix (the largest supermarket chain in Florida), Albertsons (the sixth largest supermarket chain in the country) and Kroger (the largest supermarket chain in the country). Additional tenants particularly responsible for drawing tenants and shoppers to the Company's Supermarket Centers (including national and regional supermarkets, "Anchor Tenants") include national retailers such as K-Mart, Best Buy, Walgreens and Eckerd. Non-Anchor Tenants of the Supermarket Centers include such well known national and regional businesses as Einstein Bros. Bagels, Rainbow Shops, Boat US Marine, Little Caesars, Video Avenue, General Nutrition Center,

Radio Shack, NationsBank, Play It Again Sports, Burger King and Chili's, as well as local tenants such as Swim 'N Fun Pool Supply, Vision Works, Dollar General, Rent A Center and United Consumer Club. The Company believes that supermarkets and other Anchor Tenants offering daily necessity items generate regular consumer traffic and enhance the performance and stability of a center. As of December 31, 1997, the Company's supermarket Anchor Tenants, other Anchor Tenants and non-Anchor Tenants contributed 22.9%, 22.3% and 54.8%, respectively, of the Company's aggregate annualized minimum rents and accounted for approximately 30.2%, 21.7% and 48.1%, respectively, of GLA.

     The Company was organized in June 1992 under the laws of the State of Maryland to acquire Supermarket Centers in high growth, densely populated areas throughout the Southeast generating stable cash flows and long-term value. The Company selects properties for acquisition or development which have, or are suitable for, supermarket and other Anchor Tenants, and are adaptable over time for expansion, renovation and redevelopment. In order to take advantage of property management operating efficiencies and present attractive leasing opportunities to tenants who seek multiple locations in an area, the Company also targets properties proximate to its other properties. All properties must be well located and have high visibility, open air designs, ease of entry and exit and ample parking. The Company acquires both Supermarket Centers that are substantially fully leased (i.e., existing tenants occupy 85% or more of GLA), appropriately tenanted and well maintained ("Performing Supermarket Centers"), and Supermarket Centers which are not Performing Supermarket Centers which meet the Company's turnaround criteria ("Underperforming Supermarket Centers"). In acquiring Performing Supermarket Centers, the Company requires attractive and sustainable rates of return, and in acquiring Underperforming Supermarket Centers, the Company seeks opportunities to increase revenues primarily through renovation and retenanting.

     The Company believes that its management team possesses the experience and expertise necessary to identify, acquire, renovate, develop and manage additional Supermarket Centers. The Company's principal senior executives and property managers average 15 years experience in the real estate industry and have acquired and managed all the Existing Properties. Management believes that it has cultivated strong relationships with supermarkets and other Anchor Tenants which, in combination with its in-depth knowledge of the Company's primary markets, has contributed substantially to the Company's success in identifying, acquiring and operating its properties.

     Since its formation, the Company has experienced sustained growth in its real estate portfolio, revenues and net income. From December 31, 1993 to December 31, 1997, the Company increased total assets and GLA to $126.9 million and 2.0 million square feet, respectively, from $28.5 million and 600,000 square feet, respectively. For the year ended December 31, 1997, total revenues and net income increased to $20.5 million and $6.2 million, respectively, from $2.1 million and $49,000, respectively, for the year ended December 31, 1993. For a discussion of the growth in the Company's funds from operations, see "Summary Consolidated Financial Data" and "Selected Consolidated Financial Data".

                              SUMMARY RISK FACTORS

     Prospective investors should carefully consider the matters discussed under "Risk Factors" prior to making an investment in the Common Stock which, individually or in the aggregate, could have a material adverse effect on the Company's financial condition, results of operations, liquidity, funds from operations and its ability to make distributions to stockholders. These risks include:

   /bullet/ The Company's results of operations are dependent on certain key tenants, particularly Winn-Dixie and Publix supermarkets, which represented approximately 11.9% and 3.6%, respectively, of the Company's aggregate annualized minimum rental revenues (i.e., fixed base rentals, excluding tenant reimbursements and percentage rents) for leases in effect at December 31, 1997, thereby increasing the potential negative impact to the Company of downturns in the business of, or its relationship with, such tenants.

   /bullet/ All but two of the Company's properties are located in the State of Florida, increasing the risk that the Company will be materially adversely affected by a downturn in the general economic conditions in such state.

   /bullet/ The Company plans to develop and redevelop properties, despite no experience as a developer and limited experience as a redeveloper, which may increase the risk of loss in development and redevelopment.

   /bullet/ Management and affiliates of the Company will own 50.4% of the outstanding Common Stock after the Offering, and the public stockholders' ability to influence the Company is limited by their minority positions, the Company's organizational documents and Maryland law.


   /bullet/ The parties who currently control the Company have agreed to a settlement of litigation which will effectively result in a transfer of control of the Company to affiliates of Chaim Katzman, the Company's Chairman of the Board, President and Chief Executive Officer. Certain portions of the settlement are required to be performed after the consummation of the Offering. Should such performance fail to occur, litigation among the parties (including the Company) may be resumed seeking relief, including damages, which may adversely affect the Company. No assurance can be given that performance of the Settlement Agreement after consummation of the Offering will occur, or of the effect of any non-performance on the Company or control of the Company. See "Certain Transactions."



   /bullet/ The Company is dependent on key personnel, particularly Chaim
     Katzman, the Company's Chairman of the Board, President and Chief Executive Officer, and Doron Valero, the Company's Executive Vice President and Chief Operating Officer.


   /bullet/ The business and affairs of the Company are controlled by its Board of Directors which is controlled by certain affiliated stockholders who may change the investment and other policies of the Company without the consent of stockholders, which may adversely affect the Company.


   /bullet/ Certain members of the Company's management, particularly Messrs.
     Katzman and Valero, are subject to conflicts of interest in that they may engage in other activities, including other real estate activities.

   /bullet/ The distribution requirements for REITs under federal income tax laws may limit the Company's ability to finance future acquisitions, redevelopments and developments without additional debt or equity financing and may limit cash available for distribution (as defined in the Glossary and described under "Distribution Policy") to stockholders.

   /bullet/ The Company's estimated annual distribution following the Offering will represent 91.5% of the Company's estimated cash available for distribution (98.2% of the Company's cash available for distribution if the over-allotment option granted to the Underwriters is exercised in full), without giving effect to the interest earned on excess proceeds of the Offering to be used in connection with development and redevelopment activities, potentially requiring the Company to fund distributions from working capital or borrowings. See "Distribution Policy".

   /bullet/ The Company would be taxed as a corporation if it fails to qualify as a REIT for federal income tax purposes in which event the Company's liability for certain federal, state and local income taxes would decrease cash available for distribution.

   /bullet/ The value of the Company's real estate investments is affected by economic and other conditions, the general lack of liquidity of investments in real estate, the ability of tenants to pay rents, the possibility that leases may not be renewed or will be renewed on terms less favorable to the Company, the possibility of uninsured losses, including losses associated with natural disasters, the ability of the Company's Existing Properties to generate sufficient cash flow to meet operating expenses, including debt service, and competition in seeking properties for acquisition and in seeking tenants, which factors, individually or in the aggregate, may negatively impact the Company's ability to make distributions to stockholders.

   /bullet/ The Company is potentially liable for environmental matters and the costs of compliance with certain governmental regulations, which may have an adverse effect on the Company.

   /bullet/ The Company is subject to litigation with Albertsons, which may have an adverse effect on the Company.

   /bullet/ The Company is subject to risks associated with borrowing, including: (i) the Company's possible inability to obtain new financing on favorable terms, (ii) the required refinancing of mortgage indebtedness of approximately $54.1 million at maturity dates ranging from May 1999 to February 2015, (iii) the possibility that indebtedness might be refinanced on less favorable terms, (iv) the absence of limitations on the amount of indebtedness that the Company may incur, (v) that interest rates might increase on any variable rate or refinanced indebtedness and (vi) that the Company's leverage may limit its ability to grow through additional debt financing, which may have an adverse effect on the ability of the Company to repay debt, particularly in the event of a downturn in the Company's business.

   /bullet/ The Company is able to incur additional debt, thereby increasing its debt service, which could adversely affect the Company.

   /bullet/ Management of the Company will have broad discretion as to the application of a significant portion of the proceeds of the Offering.

   /bullet/ Purchasers of Common Stock in the Offering will incur immediate and substantial dilution of $4.75 per share in the net tangible book value per share of Common Stock.

   /bullet/ There has been no prior public market for the Common Stock, and an active trading market might not develop, or might not be maintained, which may negatively impact the ability to sell Common Stock and the price at which shares of Common Stock may be resold.

   /bullet/ Fluctuations in interest rates or equity markets may negatively impact the price at which shares of Common Stock may be resold and may limit the Company's ability to raise additional capital to finance future development.

   /bullet/ The possible issuance of additional shares of Common Stock after completion of the Offering, including (i) 1,012,694 shares issuable upon the exercise of outstanding warrants to purchase Common Stock, (ii) 580,288 shares issuable to an affiliate of the Company pursuant to a stock purchase agreement and (iii) 1,000,000 shares reserved for issuance upon exercise of stock options granted under the Company's 1995 Stock Option Plan, pursuant to which options to purchase 664,000 shares have been granted, may adversely affect the market price of the Common Stock or result in additional dilution.

                        BUSINESS AND GROWTH STRATEGIES

     The Company intends to maximize total return to stockholders by increasing cash flow per share and maximizing the value of its real estate portfolio. The Company believes it can achieve this objective primarily through the acquisition, renovation, development and management of Supermarket Centers and other properties which meet the Company's investment criteria. The Company believes it has certain competitive advantages which enhance its ability to capitalize on acquisition opportunities, including: (i) management's significant local market experience and expertise; (ii) the Company's long-standing relationships with real estate brokers, tenants and institutional and other real estate owners in its current target markets; (iii) a streamlined acquisition process; (iv) access to capital; and (v) the ability to offer cash and tax advantaged structures to sellers. The Company's principal business and growth strategies include:

/bullet/ ACQUISITION OF PERFORMING SUPERMARKET CENTERS. The Company intends to acquire Performing Supermarket Centers that offer attractive and sustainable rates of return in areas throughout the Southeast having demographic characteristics similar to those of its present markets. Examples of acquisitions of Performing Supermarket Centers include,
         (i) Lantana Village in 1998, (ii) West Lake Plaza Shopping Center ("West Lake") and Forest Edge Shopping Center ("Forest Edge") in 1996,
         (iii) Lake Mary Shopping Centre ("Lake Mary") and Pointe Royale Shopping Center ("Pointe Royale") in 1995 and (iv) Bird Ludlum Shopping Center ("Bird Ludlum") in 1994. The Company will target Performing Supermarket Centers which are adaptable to expansion, renovation and redevelopment, and, in order to maximize property management efficiencies and present attractive leasing opportunities to tenants who seek multiple locations in one area, are located proximate to other Company owned Supermarket Centers or to one another. When entering new markets, the Company considers its ability to increase and concentrate holdings in order to achieve economies of scale. See "Business--Business and Growth Strategies".

              The Company has recently entered into an agreement to acquire Summerlin Square for approximately $10.0 million. Summerlin Square is a Performing Supermarket Center located in Fort Myers, Florida, which contains 110,200 square feet of GLA, as well as two parcels containing an aggregate of 10.5 acres of adjacent vacant land, represents aggregate annualized minimum rental revenues of approximately $1.1 million and is anchored by Winn-Dixie and Rite-Aid. The vacant land adjacent to Summerlin Square is commercially zoned and intended for retail development. The Company has also entered into an agreement to acquire Beauclerc Village, subject to satisfaction of certain conditions, for approximately $3.0 million. Beauclerc Village is a performing drug store anchored neighborhood shopping center located in Jacksonville, Florida which contains 67,930 square feet of GLA, represents aggregate annualized minimum rental revenues of approximately $300,000 and is anchored by a Walgreens. The Company anticipates that both of these acquisitions will be consummated by May 1998; however there is no assurance that the acquisitions will be consummated.

/bullet/ ACQUISITION OF UNDERPERFORMING SUPERMARKET CENTERS. The Company intends to acquire Underperforming Supermarket Centers that meet the Company's turnaround criteria, which includes having the potential to increase revenues and operating cash flows through renovation and retenanting. Underperforming Supermarket Centers are typically undercapitalized, poorly managed and/or poorly maintained and may require significant capital improvements. The Company also requires attractive location and market demographics, availability on favorable terms, and willingness of supermarket and other Anchor Tenants to commit to lease space. Examples of the Company's enhancement of Underperforming Supermarket Centers include East Bay Plaza ("East Bay"), Four Corners Shopping Center ("Four Corners"), and Parker Towne Centre ("Parker Towne"). East Bay, which was acquired in July 1993 at a 48.0% occupancy rate, was 88.0% occupied at December 31, 1997; Four Corners, which was acquired in January 1993 at a 76.0% occupancy rate, was 93.3% occupied at December 31, 1997; and Parker Towne, which was acquired in December 1993 at a 40.0% occupancy rate, was 65.7% occupied at December 31, 1997. While the Company has increased occupancy by 64.2% and redeveloped space since its acquisition, the retenanting of Parker Towne is proceeding at a slower pace than anticipated. The Company believes that its market knowledge, strong relationships with supermarkets and other Anchor Tenants and its capabilities in renovation and redevelopment, are particularly integral to its ability to acquire and reposition Underperforming Supermarket Centers. See "Business--Business and Growth Strategies".

/bullet/ REDEVELOPMENT AND DEVELOPMENT OF SUPERMARKET CENTERS. The Company will redevelop existing and develop new Supermarket Centers with characteristics similar to those of the Existing Properties. The Company will consider development only if the overall economics of developing a property appear to be more favorable than acquiring and/or redeveloping an existing property. For example, the Company acquired Sky Lake, which is being comprehensively redeveloped into a 300,000 square foot Supermarket Center. The redevelopment is expected to cost $18.4 million and to be completed by September 1999. In addition, the Company owns 6.25 acres of land adjacent to certain of the Existing Properties, substantially all of which is intended for retail development. The Company also has agreed to acquire 4.4 acres of vacant land located in Southwest Miami-Dade County, Florida for future development, contingent upon, among other things, the rezoning of such property for commercial use. Additionally, the Company has agreed to acquire an aggregate of 10.5 acres of vacant land intended for retail development in connection with its purchase of Summerlin Square, and has an Option to purchase Coral Way, which has received site plan approval for development of a 100,000 square foot Supermarket Center. Although the Company intends to complete pending property acquisitions upon satisfaction of conditions and to exercise the Option for Coral Way, there is no assurance the pending property acquisitions will be consummated or the Option will be exercised.

              The Company has not previously developed shopping centers and has not had extensive experience in redeveloping properties, although it has done so on both a whole property basis, such as the redevelopment of the Company's mixed use (office/retail) property located in West Palm Beach, Florida ("Diana Building"), as well as on an individual basis in order to meet specific tenant needs, including at Parker Towne, where more than 100,000 square feet have been redeveloped as leased. In addition, certain members of management have extensive experience in development and redevelopment activities. The Company has recently hired a licensed architect and general contractor to head its development department and is in the process of retaining at least one additional full-time employee to support its construction and development operations. See "Management" and "Business--Business and Growth Strategies".

/bullet/ INCREASING REVENUES AND INCREASING OPERATING MARGINS. The Company will continue to seek to improve the financial performance of its portfolio by increasing revenues (through increased occupancy and/or rental rates), maintaining high tenant retention rates (i.e., the percentage of tenants who renew their leases upon expiration), replacing certain existing tenants with more creditworthy tenants and aggressively managing operating expenses. Most of the Company's lease agreements provide for percentage rents, indexed rent increases (based on CPI or other criteria) and/or scheduled rent escalations. See "Business-Business and Growth Strategies".

                                  MARKET DATA

GENERAL

     The Company retained Robert Charles Lesser & Co. ("Lesser"), nationally recognized experts in real estate consulting and urban economics, to assess the economic and demographic characteristics of the State of Florida, as well as the three metropolitan areas in Florida (Miami, Jacksonville and

Orlando) in which 19 of the 21 Existing Properties are located. The discussion of these markets set forth below is derived from the findings set forth in a market overview prepared by Lesser (the "Lesser Market Overview"). The selected economic and demographic characteristics (population, employment, retail sales and food store sales) are key factors which indicate the strength of a market for owning and operating Supermarket Centers. While the Company believes that Lesser's views of economic and demographic trends in these areas are reasonable, there can be no assurance that these trends will in fact continue.

POPULATION

     Florida represented approximately 5.4% of the total population of the United States or 14.6 million people, ranking it as the fourth largest state in the nation. For the period 1990 to 1997, the total population of Florida increased by approximately 1.7% annually, as compared to an approximately 1.0% increase nationwide. Orlando, Jacksonville and Miami, which are the Company's key sub-markets in Florida, have experienced annual population growth rates of 2.3%, 1.7% and 1.1%, respectively, each of which is higher than the national average. Orlando was the sixth fastest growing major metropolitan area in the United States between 1990 and 1997. For the period 1997 to 2002, population in Florida is expected to increase annually by 1.4%, as compared to an annual population growth rate nationwide of 0.9%. In the submarkets of Orlando, Jacksonville and Miami, population is expected to increase annually by 2.0%, 1.8% and 1.1%, respectively.

EMPLOYMENT

     For the period 1990 to 1997, employment in Florida increased annually by 2.5%, as compared to an annual growth rate of 1.6% nationwide. In the submarkets of Orlando, Jacksonville and Miami, employment increased annually by 3.7%, 2.8% and 1.3%, respectively. For the period 1997 to 2002, employment in Florida is expected to increase annually by 1.9%, as compared to an annual employment growth rate nationwide of 1.3%. In the submarkets of Orlando, Jacksonville and Miami, employment is expected to increase annually by 2.2%, 1.3% and 1.5%, respectively.

RETAIL SALES

     For the period 1990 to 1997, retail sales in Florida increased annually by 6.2%, as compared to an annual growth rate of 4.8% nationwide. In the submarkets of Orlando, Jacksonville and Miami, retail sales increased annually by 7.1%, 5.8% and 5.3%, respectively, each of which is higher than the national average. For the period 1997 to 2002, retail sales in Florida are expected to increase annually by 6.4%, as compared to 5.5% nationwide. In the submarkets of Orlando, Jacksonville and Miami, retail sales are expected to increase annually by 6.7%, 5.1% and 5.0%, respectively.

FOOD STORE SALES

     For the period 1990 to 1997, food store sales in Florida increased annually by 3.4%, as compared to an annual growth rate of 2.3% nationwide. In the submarkets of Orlando, Jacksonville and Miami, food store sales increased annually by 6.6%, 4.1% and 2.5%, respectively.

                                 THE PROPERTIES

EXISTING PROPERTIES

     The Existing Properties, consisting primarily of Supermarket Centers, contain an aggregate of 2.1 million square feet of GLA. All of the Company's Supermarket Centers were developed after 1982. Management believes that the location and quality of its Existing Properties have enabled the Company to develop and retain an attractive and diverse tenant base. As of December 31, 1997, the Existing Properties (excluding Lantana Village, which was acquired by the Company in January 1998) were 93.0% leased to approximately 376 tenants (not including 505 tenants of the Company's mini-warehouse facility). The following table provides a brief description of each of the Existing
Properties:

                                                   NET OPERATING       AVERAGE
                                                     INCOME FOR        MINIMUM
                                       GLA            THE YEAR         RENT PER                    PERCENT
                                    (SQ. FT.)          ENDED        SQ. FT. AS OF     PERCENT     LEASED AT
                         DATE      AT DEC. 31,        DEC. 31,         DEC. 31,      LEASED AT    DEC. 31,         CERTAIN
PROPERTY(1)            ACQUIRED        1997             1997             1997       ACQUISITION     1997           TENANTS
--------------------- ---------- --------------- ----------------- --------------- ------------- ---------- ---------------------
SOUTH FLORIDA
Bird Ludlum            August        192,327        $2,326,820         $ 12.88           96%         100%   Winn-Dixie, Eckerd,
 Shopping Center        1994                                                                                Blockbuster Video,
Miami, FL                                                                                                   Vision Works,
                                                                                                            Rainbow Shops,
                                                                                                            Radio Shack, Boat
                                                                                                            US Marine,
                                                                                                            Barnett Bank, GNC

Plaza Del Rey         December        50,146        $  576,998         $ 11.90           82%          98%   Navarro,
 Shopping Center        1992                                                                                Rent A Center
Miami, FL

Pointe Royale           July         199,068        $1,013,789         $  5.64           96%         100%   Winn-Dixie, Best
 Shopping Center(2)     1995                                                                                Buy, Dollar Bills,
Miami, FL                                                                                                   Household Finance
                                                                                                            Company

Pointe Royale           July          18,000                --              --           --           --    --
 Office Building        1995
Miami, FL

West Lake Plaza       November       100,747        $  860,461         $  9.90           96%         100%   Winn-Dixie, Burger
 Shopping Center(2)     1996                                                                                King, United
Miami, FL                                                                                                   Consumer Club

Diana Building        February        18,707        $   75,683         $ 14.44           --           55%   Fat Tuesday's
West Palm Beach, FL     1995

Equity One              April         28,980(3)     $  286,812         $ 12.29           --          100%   City of Miami
 Office Building        1992                                                                                Beach Parking
Miami Beach, FL                                                                                             Department

Sky Lake               August         60,839(4)     $  266,956(5)      $ 12.13          100%         100%   Humana,
N. Miami Beach, FL      1997                                                                                First Union Bank,
                                                                                                            McDonald's

CENTRAL FLORIDA

East Bay Plaza          July          81,826        $  336,705         $  7.47           48%          88%   Scotty's, Hollywood
 Shopping Center        1993                                                                                Video, Albertsons(6)
Largo, FL

Eustis Square          October       126,791        $  722,057         $  6.88           95%          91%   Publix, Bealls,
 Shopping Center        1993                                                                                Walgreens, US Pak
Eustis, FL                                                                                                  N Ship

Forest Edge           December        68,631        $  374,901         $  6.77          100%         100%   Winn-Dixie, Auto
 Shopping Center        1996                                                                                Zone
Orlando, FL

Lake Mary             November       288,450        $3,005,855         $ 10.91           97%          99%   K-Mart, Albertsons,
 Shopping Centre        1995                                                                                General Cinema,
Lake Mary, FL                                                                                               Play It Again
                                                                                                            Sports, Chili's
                                                                                                            Einstein Bros.
                                                                                                            Bagels,
                                                                                                            NationsBank,
                                                                                                            Swim N Fun

                                                        NET OPERATING
                                                          INCOME FOR
                                            GLA            THE YEAR
                                         (SQ. FT.)          ENDED
                               DATE     AT DEC. 31,        DEC. 31,
PROPERTY(1)                  ACQUIRED       1997             1997
--------------------------- ---------- ------------- -------------------
NORTH FLORIDA

Atlantic Village              June         100,559       $  775,619
 Shopping Center(7)           1995
Atlantic Beach, FL

Commonwealth                February        71,021       $  419,744
 Shopping Center              1994
Jacksonville, FL

Fort Caroline Trading        January        74,546       $  464,683
 Post(8)                      1994
Jacksonville, FL

Monument Pointe              January        75,328       $  385,283(10)
 Shopping Center(9)           1997
Jacksonville, FL

Oak Hill Shopping Center    December        78,492       $  465,989
Jacksonville, FL              1995

Mandarin Mini-Storage          May          52,880       $  215,412
Jacksonville, FL              1994

TEXAS

DALLAS AREA

Parker Towne Centre         December       201,927       $  467,077
Plano, TX                     1993

HOUSTON AREA
Four Corners                 January       115,178       $  852,353
 Shopping Center              1993       ---------       ----------
Tomball, TX

TOTAL/WEIGHTED
 AVERAGE                                 2,004,443      $13,893,197
                                         =========      ===========
RECENTLY ACQUIRED/PROPOSED
ACQUISITION PROPERTIES

Lantana Village              January        85,300       $  683,030
 Shopping Center(11)          1998
Lantana, FL

Summerlin Square            (12)           110,200       $  969,819
 Shopping Center
Fort Myers, FL

Beauclerc Village           (14)            66,575       $  386,371
 Shopping Center
Jacksonville, FL

                                AVERAGE
                                MINIMUM
                                RENT PER                      PERCENT
                             SQ. FT. AS OF      PERCENT      LEASED AT
                                DEC. 31,       LEASED AT     DEC. 31,         CERTAIN
PROPERTY(1)                       1997        ACQUISITION      1997           TENANTS
--------------------------- --------------- --------------- ---------- --------------------
NORTH FLORIDA
Atlantic Village               $  7.92            100%           94%   Publix, Blockbuster
 Shopping Center(7)                                                    Music, Village Shoe
Atlantic Beach, FL                                                     Box

Commonwealth                   $  6.83            100%           95%   Winn-Dixie, Subway
 Shopping Center
Jacksonville, FL

Fort Caroline Trading          $  6.97             83%           92%   Winn-Dixie, Eckerd,
 Post(8)                                                               McDonalds
Jacksonville, FL

Monument Pointe                $  6.16             94%           98%   Winn-Dixie, Eckerd
 Shopping Center(9)                                                    First Union Bank
Jacksonville, FL

Oak Hill Shopping Center       $  6.65             96%          100%   Publix, Walgreens,
Jacksonville, FL                                                       Blockbuster Video,
                                                                       Little Caesars

Mandarin Mini-Storage          $  5.58             98%           95%   --
Jacksonville, FL

TEXAS

DALLAS AREA

Parker Towne Centre            $  5.21             40%           66%   Minyards,
Plano, TX                                                              Blockbuster
                                                                       Video, Dollar
                                                                       General

HOUSTON AREA

Four Corners                   $  9.07             76%           93%   Kroger, Eckerd,
 Shopping Center               -------            ---           ---    Wendy's,
Tomball, TX                                                            Mailboxes Etc.,
                                                                       Rent A Center
TOTAL/WEIGHTED
 AVERAGE                       $  8.58             84%           93%
                               =======            ===           ===
RECENTLY ACQUIRED/PROPOSED
ACQUISITION PROPERTIES

Lantana Village                $  9.64            100%          100%   Winn-Dixie,
 Shopping Center(11)                                                   Rite-Aid, Denny's
Lantana, FL

Summerlin Square               $ 11.89             96%(13)       96%   Winn-Dixie, Eckerd
 Shopping Center
Fort Myers, FL

Beauclerc Village              $  5.93            100%(13)      100%   Walgreens,
 Shopping Center                                                       Old America,
Jacksonville, FL                                                       Big Lots

--------------
 (1) Does not include any redevelopment and development properties other than SkyLake.
 (2) Eckerd has vacated these sites, but continues to make lease payments.
 (3) Includes 3,000 square feet of GLA which is occupied by the Company.
 (4) Does not include 240,000 square feet of vacant GLA which is to be redeveloped. See "--Redevelopment and Development Properties", "Use of Proceeds", and "Business--Redevelopment and Development Properties".
 (5) Represents net operating income for the four and one-half months ended December 31, 1997.
 (6) Albertsons is located on property contiguous to the Company's property which is not owned by the Company. Accordingly, Albertsons does not pay base rent or make payments to the Company for common area maintenance and similar charges at this location.
 (7) Walgreens has vacated the site, but continues to make lease payments.
 (8) Since its acquisition in 1994, Winn-Dixie's space has been increased by an aggregate of 7,200 square feet.
 (9) The acquisition cost of this property was $3.7 million.
(10) Represents net operating income for the eleven months ended December 31, 1997.
(11) The acquisition cost of this property was $6.8 million.
(12) Under contract to purchase at a cost of $10.0 million.
(13) Represents percentage leased as of the date of contract.
(14) Under contract to purchase at a cost of $3.0 million.


     See "Business--Existing Properties", "--Major Tenants", "--Lease Expirations", and "--Additional Information Concerning the Existing Properties".

REDEVELOPMENT AND DEVELOPMENT PROPERTIES

 EXISTING PROPERTY

     SKY LAKE. In August 1997 the Company acquired Sky Lake, an existing community shopping center, for $11.8 million. Sky Lake is located in the North Miami Beach, Florida area. Approximately 150,000 residents with household incomes averaging $51,000 are located within a three mile radius of Sky Lake. The Company is conducting a comprehensive redevelopment program at Sky Lake in order to create a Supermarket Center containing 300,000 square feet of GLA. The Company expects that the redevelopment will cost approximately $18.4 million and will occur in several phases which are expected to be completed by September 1999. The Company has entered into an agreement with Publix for the lease of 51,000 square feet of redeveloped GLA at Sky Lake. During the redevelopment, the Company expects to receive certain rental revenue from tenants who will continue operations during the redevelopment process. As of December 31, 1997, 61,000 square feet of such GLA, representing approximately $738,000 of aggregate annualized minimum rental revenue, had been leased, substantially all of which related to out-parcels located on the property.

     LAND FOR DEVELOPMENT. The Company owns 6.25 acres of vacant land adjacent to certain of the Existing Properties, substantially all of which the Company intends to develop as retail space. The Company expects to commence construction on 5.0 acres adjacent to Lake Mary and 0.5 acres adjacent to its Commonwealth Shopping Center ("Commonwealth") within three months following the Offering. The Company expects to complete these projects by December 1998, at a cost of approximately $3.0 million and $450,000, respectively, using proceeds of the Offering. In addition, the Company has agreed to acquire (i) 4.4 acres of land located in Southwest Miami-Dade County, Florida for future development contingent upon, among other things, the rezoning of such property for commercial use and (ii) an aggregate of 10.5 acres of vacant land located in Fort Myers, Florida for future development as part of its acquisition of Summerlin Square.

 OPTION PROPERTY


     CORAL WAY. The Company has an Option, exercisable for a period of five years from the consummation of the Offering, to acquire 10.0 acres of vacant land at Coral Way for $2.0 million. Coral Way is commercially zoned and has received county site plan approval for the development of a 100,000 square foot Supermarket Center. Coral Way is located in a newly rezoned high growth area of Southwest Miami-Dade County, Florida. The Company anticipates that it will exercise this Option and develop this property as a Supermarket Center to be completed by December 1999, although there can be no assurance that it will do so. The acquisition and development costs of Coral Way are anticipated to be $12.0 million. See "Certain Transactions".

     LAND FOR DEVELOPMENT. The Company also has an Option, exercisable for a period of five years from the consummation of the Offering, to purchase 0.50 acres of vacant land adjacent to the Equity One Office Building, which property is commercially zoned, and 6.20 acres of vacant land adjacent to Bird Ludlum, which property is residentially zoned, for a purchase price of $1.7 million and $1.1 million, respectively. The Company anticipates that it will exercise the Option with respect to the vacant land adjacent to the Equity One Office Building, although there can be no assurance that it will do so.


     There can be no assurance that Sky Lake or any other redevelopment or development project, including the Company's purchase and development of Coral Way, will be completed or, if completed, will be successful. See
"Business--Redevelopment and Development Properties", "Policies with Respect to Certain Activities--Redevelopment and Development Policies" and "Use of Proceeds".

OTHER PROPERTY

     The Company has entered into an agreement to acquire a restaurant property for $1.2 million in Miami Beach, Florida, for one of the Company's tenants, which will lease the facility pursuant to a long-term operating lease. The Company will consider such investment opportunities from time to time when economically merited, although it expects such instances to be uncommon.

                                 DISTRIBUTIONS


     In general, qualification as a REIT requires the annual distribution to stockholders of at least 95.0% of the REIT's taxable income. Following the consummation of the Offering, the Company intends to continue to pay regular quarterly dividends to its stockholders. The Company anticipates that the first dividend to stockholders purchasing Common Stock in the Offering will be paid with respect to the quarterly period ended June 30, 1998, and is anticipated to be in a prorated amount based upon a quarterly distribution of $0.25 per share (which if annualized, would be $1.00 per share or an annual distribution rate of approximately 7.4% based on an initial public offering price of $13.50 per share). Additionally, the Company anticipates that its Board of Directors will declare a distribution immediately prior to the consummation of the Offering for stockholders of record with respect to a prorata portion of the anticipated quarterly distribution of $0.25 per share based on the number of days between and including April 1, 1998 and the day immediately preceding the closing date, and will effect the In-Kind Distribution (see "Certain Transactions"). The Company does not intend to reduce the expected dividend per share if the Underwriters' over-allotment option is exercised in full. The Company has established its initial dividend based on information and certain assumptions described herein. See "Distribution Policy". The Company intends to maintain its initial distribution rate through March 31, 1999, unless actual results of operations, economic conditions or other factors differ from the assumptions used in its estimate, and to review the dividend rate on a quarterly basis.


     The Company currently expects to distribute approximately 91.5% of its estimated cash available for distribution for the four quarters following the consummation of the Offering (98.2% if the over-allotment option granted to the Underwriters is exercised in full). Cash available for distribution is funds from operations (as defined in footnote 3 to the "Summary Consolidated Financial Data" set forth below) as adjusted for certain capital expenditures and scheduled principal payments ("Cash Available for Distribution"). The Company's intended distributions are based on pro forma net income for the four quarters ended March 31, 1999, as adjusted for certain events and contractual commitments described in "Distribution Policy". This calculation is made solely for the purpose of setting the distribution amount and is not intended to be a projection or prediction of the Company's actual results of operations nor is the methodology upon which such adjustments are made intended to be a basis for determining future distributions. Future distributions by the Company will be at the discretion of the Board of Directors. However, the Company has adopted a policy pursuant to which it intends to limit distributions to no more than 94.0% of its Cash Available for Distribution for periods subsequent to March 31, 1999. There can be no assurance that any distributions will be made by the Company or that the expected level of distributions will be maintained.

     In general, distributions by the Company to the extent of its current or accumulated earnings and profits, other than capital gain dividends, will be taxable to stockholders as ordinary income for federal income tax purposes. The Company anticipates that approximately 2.5% of the distributions intended to be paid by the Company for the four quarters following the consummation of the Offering will represent a return of capital for federal income tax purposes. For a discussion of the tax treatment of distributions to stockholders, see "Federal Income Tax Considerations-Taxation of U.S. Stockholders".

     For a discussion of dividends paid by the Company since January 1, 1995, see "Distribution Policy".

                  MORTGAGE INDEBTEDNESS AND CREDIT FACILITIES

     As of December 31, 1997, the Company had total indebtedness of $71.0 million, all of which was fixed rate mortgage indebtedness bearing interest at a weighted average annualized rate of 8.0% and collateralized by 15 of the Existing Properties. As of such date, the percentage of the net book value of the Company's rental properties that were encumbered by debt was 59.5%. None of the existing mortgages is subject to cross default provisions of mortgages on other properties or is cross collateralized. However, in connection with the Company's acquisition of Lake Mary, the Company has provided a $1.5 million letter of credit to secure certain obligations, which letter of credit is collateralized by the Diana Building. At December 31, 1997, no amount was drawn under this letter of credit. The Company's mortgage indebtedness contains customary terms and conditions typically found in mortgages including, among others, the requirement to preserve and maintain the properties, the requirement to maintain insurance on the properties, and restrictions upon the incurrence of liens on the properties and upon changes in control of the Company. See "Risk Factors--Certain Indebtedness of the Company May Prohibit the Sale of Shares of Common Stock" for a discussion of other restrictions.


     The Company has received a commitment for a revolving line of credit of up to $35.0 million to finance the acquisition, development and redevelopment of properties and for general corporate purposes (the "City National Line of Credit"), to be secured by certain of the Company's unencumbered Existing Properties (including Existing Properties which will become unencumbered following the application of the net proceeds from the Offering) and other properties to be acquired by the Company. See "Use of Proceeds". Borrowings under the City National Line of Credit will bear interest at 225 basis points over the London Interbank Offered Rate ("LIBOR") and be due three years after the execution of a definitive loan document. The City National Line of Credit is expected to provide a revolving line of credit for three years with interest due and payable each month and the outstanding principal balance together with any accrued, unpaid interest due upon maturity. In addition, the proposed terms of the commitment for the City National Line of Credit allow the lender to cease funding and/or accelerate the maturity date of the City National Line of Credit if neither Chaim Katzman, the Company's Chairman of the Board, President and Chief Executive Officer, nor Doron Valero, the Company's Executive Vice President and Chief Operating Officer, remain as the executives in control of the Company. The Company expects that the City National Line of Credit will be subject to customary conditions, including, among other things, the payment of commitment fees and the required delivery of various title, insurance, zoning and environmental assurances on the secured properties, and will contain various covenants, such as a prohibition on secondary financing on any of the secured properties and a 70.0% loan to value requirement. The Company is also currently negotiating a commitment with a financial institution for a line of credit of up to $100.0 million to finance the acquisition, development and redevelopment of properties and for general corporate purposes (the "Additional Line of Credit," and together with the City National Line of Credit the "Acquisition Line of Credit"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources". There can be no assurance that negotiations with such financial institution will be successfully concluded or that the Acquisition Line of Credit will become or remain available to the Company.


     The Company has a line of credit from City National Bank of Florida in the amount of $2.5 million collateralized by its mixed office and retail property located in Miami Beach, Florida ("Equity One Office Building"). The Company anticipates that this line of credit will be terminated upon the effectiveness of the Acquisition Line of Credit. At December 31, 1997, no amount was outstanding under this line of credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

                              FINANCING POLICIES

     Subject to economic conditions, the Company intends to maintain a policy limiting its total indebtedness to 50.0% of its total market capitalization (defined as total debt plus the market value of outstanding Common Stock). Such objective may be altered without the consent of the Company's stockholders, and the Company's organizational documents do not limit the amount of indebtedness that the Company may incur. Upon application of the estimated net proceeds of the Offering set forth herein, total debt will constitute approximately 27.0% of the Company's total market capitalization (assuming an initial public offering price of $13.50 per share and no exercise of the Underwriters' over-allotment option). The Company intends to utilize various sources of capital, including the proceeds of the Offering, the Acquisition Line of Credit, other credit facilities, mortgage indebtedness, the issuance of debt or equity securities in public or private capital markets when appropriate, and reserves, for future acquisitions, capital improvements and development activities. See "Policies with Respect to Certain Activities--Financing Policies", "Management's Discussion and Analysis of Financial Condition and Results of Operations--Indebtedness", "--Liquidity and Capital Resources" and Note 5 of Notes to Consolidated Financial Statements.

                        POSSIBLE CONFLICTS OF INTEREST

     The Company is subject to possible conflicts of interest. Pursuant to his employment agreement with the Company, Chaim Katzman, the Company's Chairman of the Board, President and Chief Executive Officer, is only required to devote so much of his business time, attention, skill and efforts as shall be required for the faithful performance of his duties. Presently, his significant other activities consist primarily of serving as the President and Chief Executive Officer of Gazit Inc., a public company whose securities are traded on the Tel Aviv Stock Exchange and whose primary activity is its substantial investment in the Company. Mr. Katzman intends to continue to focus his primary business activities on the Company and, accordingly, devotes substantially all of his time to the affairs of the Company. Mr. Katzman also currently invests in and serves as the non-executive chairman of the board of real estate companies whose holdings include commercial properties in Canada and Israel and may have other interests in the future. Doron Valero, the Company's Executive Vice President, Chief Operating Officer and director, currently serves as the President and director of, or has an ownership interest in, several entities which own apartment properties in Florida. Although the Company does not currently engage in activities outside the United States or acquire residential properties, no assurance can be given that it will not do so in the future or that its interests will not conflict with those of Messrs. Katzman or Valero. See "Risk Factors--The Company Is Subject to Possible Conflicts of Interest" and "Management--Employment Agreements".

    BENEFITS OF THE OFFERING TO EXISTING STOCKHOLDERS, INCLUDING MANAGEMENT

     The Selling Stockholder will sell all of its shares of Common Stock in connection with the Offering. Additionally, the Company's existing stockholders, including certain members of management, are expected to benefit from the Offering due to the anticipated improved liquidity of their shares of Common Stock, an increase in the net tangible book value of their shares of Common Stock and the potential increase in the value of any options and/or warrants which they hold to purchase additional shares of Common Stock.

                   RESTRICTIONS ON OWNERSHIP OF COMMON STOCK


     Due to limitations on the concentration of ownership of stock of a REIT imposed by the Internal Revenue Code of 1986, as amended (the "Code"), the Company's charter prohibits any stockholder from actually or constructively owning more than 9.9% in value or number of the outstanding shares of Common Stock, whichever is more restrictive (the "Ownership Limit"); the Board of Directors has waived the Ownership Limit with respect to Gazit (1995), Inc., Globe Reit Investments, Ltd., and M.G.N. (USA), Inc., and the Selling Stockholder, affiliates of the Company. See "Risk Factors--The Ability to Effect a Change in Control of the Company is Limited" and "Description of Capital Stock--Restrictions on Ownership and Transfer of Common Stock".


                           TAX STATUS OF THE COMPANY

     The Company elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1995, and believes that it has met and will continue to meet the requirements for qualification as a REIT. Based on various assumptions and factual representations made by the Company and others, in the opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., tax counsel to the Company, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code beginning with the taxable year of the Company starting January 1, 1995, and the method of operation of the Company and its subsidiaries since January 1, 1995 has enabled the Company, and the proposed method of operation of the Company will enable the Company, to meet the requirements for qualification and taxation as a REIT under the Code. The opinion of counsel is not, however, binding on the Internal Revenue Service or on any court.

     To maintain REIT status, an entity must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 95.0% of its taxable income to its stockholders. See "Federal Income Tax Considerations--Taxation of the Company--Annual Distribution Requirements". As a REIT, the Company generally will not be subject to federal income tax on net income it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax at regular corporate rates, which would adversely affect its funds from operations and its ability to make expected distributions to its stockholders and could preclude the Company from qualifying as a REIT for subsequent taxable years. See "Federal Income Tax Considerations" and "Risk Factors--Failure to Qualify as a REIT Would Cause the Company to Be Taxed as a Regular Corporation". Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property.

                              COMPANY INFORMATION

     The Company was incorporated under the laws of the State of Maryland in 1992. The Company's principal executive offices are located at 777 17th Street, Penthouse, Miami Beach, Florida 33139, and its telephone number is (305) 538-5488.

                                 THE OFFERING


Common Stock offered by the Company .....................   3,700,000 shares(1)

Common Stock offered by the Selling Stockholder .........   1,663,032 shares

Shares outstanding after the Offering ...................   10,901,560 shares(1)(2)

Use of Proceeds .........................................   The net proceeds will be used for the
                                                            repayment of the Mortgage Indebtedness,
                                                            the Performing Supermarket Center
                                                            Acquisitions, the Renovation and
                                                            Development of Existing Properties, the
                                                            Redevelopment of Sky Lake and Other
                                                            Acquisitions. See "Use of Proceeds".

Risks of Offering .......................................   See "Risk Factors", beginning on page 17.

New York Stock Exchange symbol ..........................   "EQY"


----------------
(1) Assumes no exercise of the Underwriters' over-allotment option. See "Underwriting".
(2) Includes 293,430 shares of Common Stock issuable to the Selling Stockholder upon exercise of oustanding Series C Warrants. Does not include as of December 31, 1997 an aggregate of (i) 1,000,000 shares of Common Stock reserved for issuance upon exercise of stock options granted under the Company's 1995 Plan, pursuant to which options to purchase 664,000 shares of Common Stock have been granted, (ii) 580,288 shares of Common Stock reserved for issuance to an affiliate of the Company pursuant to a stock purchase agreement, and (iii) 1,012,694 shares of Common Stock reserved for issuance upon exercise of outstanding Series C Warrants, other than the Series C Warrants to be exercised by the Selling Stockholder. See "Management--Stock Option Plan" and "Certain Transactions".

                      SUMMARY CONSOLIDATED FINANCIAL DATA
             (IN THOUSANDS, EXCEPT PERCENTAGES AND PER SHARE DATA)

     The summary consolidated financial data and balance sheet data set forth below have been derived from the consolidated financial statements of the Company, including the consolidated financial statements for the years ended December 31, 1995, 1996 and 1997 contained elsewhere herein. The consolidated financial statements as of and for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 have been audited by Deloitte & Touche LLP, independent auditors. The data set forth below should be read in conjunction with the consolidated financial statements and related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

     The unaudited pro forma consolidated balance sheet data as of December 31, 1997 set forth below is presented as if the Pro Forma Adjustments (as defined herein) had occurred on December 31, 1997. The unaudited pro forma consolidated statement of operations data for the year ended December 31, 1997 are presented as if the Pro Forma Adjustments and the acquisitions of Sky Lake and Monument Pointe Shopping Center ("Monument Pointe"), had occurred on January 1, 1997. The pro forma consolidated financial data should be read in conjunction with the Company's pro forma consolidated financial statements and related notes and historical consolidated financial statements and related notes included elsewhere in this Prospectus. The pro forma consolidated financial data does not purport to represent the Company's actual financial position as of December 31, 1997 had the Pro Forma Adjustments occurred on December 31, 1997, or the actual results of operations for the year ended December 31, 1997 had the Pro Forma Adjustments and the acquisitions of Sky Lake and Monument Pointe occurred on January 1, 1997, or to project the Company's financial position or results of operations as of any future date or for any future period.

                                                                     YEAR ENDED DECEMBER 31,
                                          -----------------------------------------------------------------------------
                                           PRO FORMA                             HISTORICAL
                                          ----------- -----------------------------------------------------------------
                                              1997        1997         1996         1995          1994          1993
                                          ----------- ------------ ------------ ------------ -------------  -----------
STATEMENT OF OPERATIONS DATA:
Total revenues ..........................  $ 23,638     $ 20,545     $ 16,714     $ 11,348      $6,198        $ 2,070
Operating expenses ......................     6,397        5,693        4,832        3,293       2,236            665
Depreciation and amortization ...........     2,850        2,392        2,067        1,496         996            298
Interest ................................     5,147        5,681        5,380        3,498       2,099            734
General and administrative expenses .....       731          581          515          549         504            324
                                           --------     --------     --------     --------      ------        -------
  Total expenses ........................    15,125       14,347       12,794        8,836       5,835          2,021
                                           --------     --------     --------     --------      ------        -------
Net income ..............................  $  8,513     $  6,198     $  3,920     $  2,512      $  233(2)     $    49
                                           ========     ========     ========     ========      ======        =======
Basic earnings per share(1) .............  $   0.80     $   0.96     $   0.79     $   0.56      $ 0.07        $  0.03
                                           ========     ========     ========     ========      ======        =======
Diluted earnings per share (1) ..........  $   0.76     $   0.87     $   0.69     $   0.47      $ 0.07        $  0.03
                                           ========     ========     ========     ========      ======        =======

                                             PRO FORMA                        DECEMBER 31,
                                            ----------- --------------------------------------------------------
                                                1997        1997        1996       1995       1994       1993
                                            ----------- ----------- ----------- ---------- ---------- ----------
BALANCE SHEET DATA:
Total rental properties, before accumulated
 depreciation .............................  $153,614    $126,441    $106,706    $92,770    $52,047    $22,491
Total assets ..............................   153,847     126,903     111,822     94,470     63,644     28,526
Mortgage notes payable ....................    54,079      71,004      66,831     60,583     32,690     15,543
Total liabilities .........................    56,398      73,323      68,727     64,331     33,846     15,922
Stockholders' equity ......................    97,449      53,580      43,095     29,139     28,798     12,604

                                                                    YEAR ENDED DECEMBER 31,
                                            ------------------------------------------------------------------------
                                             PRO FORMA                           HISTORICAL
                                            ----------- ------------------------------------------------------------
                                                1997        1997        1996        1995        1994        1993
                                            ----------- ----------- ----------- ----------- ----------- ------------
OTHER DATA:
Funds From Operations(3) ..................  $  11,488   $  8,220    $   6,136   $   3,973   $   1,308   $     347
Ratio of earnings to fixed charges(4) .....       2.65       2.09         1.73        1.72        1.11        1.07
Cash flows from:
 Operating activities(5) ..................     11,363      8,843        6,680       3,469       2,433        (289)
 Investing activities(6) ..................    (22,334)    (6,173)     (18,277)    (37,211)    (29,755)    (20,414)
 Financing activities(7) ..................    (12,311)    (2,023)      12,778      27,441      32,726      20,671
Gross leasable area (square feet)
 (at end of period) .......................         --      2,004        1,807       1,670       1,003         583
Occupancy (at end of period) ..............         --         93%          91%         90%         80%         60%

----------------
(1) Calculated in accordance with SFAS No. 128.

(2) Represents net income after income tax expense of $130.

(3) In March 1995, the National Association of Real Estate Investment Trusts ("NAREIT") adopted the NAREIT White Paper on Funds from Operations (the "White Paper") which provided additional guidance on the calculation of funds from operations. The White Paper defines funds from operations as net income (loss) (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures ("FFO"). Management believes FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. The Company computes FFO in accordance with standards established by the White Paper, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be examined in conjunction with the income (loss) as presented in the audited consolidated financial statements and information included elsewhere in this Prospectus. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions. See "Distribution Policy". FFO is derived from pro forma and historical net income (loss) as follows:

                                                                     YEAR ENDED DECEMBER 31,
                                                   -----------------------------------------------------------
                                                    PRO FORMA                    HISTORICAL
                                                   ----------- -----------------------------------------------
                                                       1997       1997      1996      1995      1994     1993
                                                   ----------- --------- --------- --------- --------- -------
    Net income (loss) ............................   $ 8,513    $6,198    $3,920    $2,512    $  233    $ 49
    Add:
      Real estate depreciation and amortization ..     2,836     2,378     2,037     1,461       945     298
      Non-recurring items(*) .....................       139      (356)      179        --       130      --
    FFO ..........................................   $11,488    $8,220    $6,136    $3,973    $1,308    $347

----------------
(*) Reflects pre-payment penalties, write-offs of unamortized loan costs related to repayment of debt, lease termination fees and income tax expense as non-recurring.

(4) For the purposes of calculating the ratio of earnings to fixed charges, earnings include pre-tax income plus interest expense, amortization of interest previously capitalized, and amortization of financing costs. Fixed charges include all interest costs consisting of interest expense, interest capitalized, and amortization of financing costs.

(5) Pro forma cash flow from operating activities represents pro forma net income plus depreciation and amortization. The pro forma amounts do not include the results from changes in working capital resulting from changes in current assets and current liabilities, or other changes.

(6) Pro forma cash flow used in investing activities represents estimated capital expenditures for the four quarters subsequent to the Offering from proceeds of the Offering.

(7) Pro forma cash flow used in financing activities represents estimated mortgage loan principal payments and estimated dividends and distributions (based upon an initial annual distribution of $1.00 per share) for the four quarters subsequent to the Offering.

                                 RISK FACTORS

     THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK, INCLUDING THE RISKS DESCRIBED BELOW. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE SPECIFIC FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN THE COMMON STOCK OFFERED HEREBY.

     THIS PROSPECTUS CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" WHICH REPRESENT THE COMPANY'S EXPECTATIONS OR BELIEFS, INCLUDING, BUT NOT LIMITED TO, STATEMENTS CONCERNING INDUSTRY PERFORMANCE, THE COMPANY'S OPERATIONS, PERFORMANCE, FINANCIAL CONDITION, PLANS, GROWTH AND STRATEGIES. FOR THIS PURPOSE, ANY STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, WORDS SUCH AS "MAY", "WILL", "EXPECT", "ANTICIPATE", "INTEND", "COULD", "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE OR OTHER VARIATIONS THEREOF OR COMPARABLE TERMINOLOGY ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS BY THEIR NATURE INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES, CERTAIN OF WHICH ARE BEYOND THE COMPANY'S CONTROL, AND ACTUAL RESULTS MAY DIFFER MATERIALLY DEPENDING ON A VARIETY OF IMPORTANT FACTORS, INCLUDING THOSE DESCRIBED BELOW UNDER THIS "RISK FACTORS" SECTION AND ELSEWHERE IN THIS PROSPECTUS.

THE COMPANY IS DEPENDENT UPON CERTAIN KEY TENANTS

ADVERSE DEVELOPMENTS IN THE BUSINESS OF WINN-DIXIE OR PUBLIX COULD HAVE A NEGATIVE IMPACT ON THE COMPANY

     As of December 31, 1997, 308,864 square feet and 118,110 square feet, or 15.4% and 5.9% of the aggregate GLA owned by the Company, were leased to Winn-Dixie and Publix, respectively, and these leases represented approximately $1.9 million and $600,000, or 11.9% and 3.6%, respectively, of the aggregate annualized minimum rental revenues from the Existing Properties. Further, Winn-Dixie leases space at Lantana Village, acquired by the Company in January 1998, representing $293,000 of annualized minimum rent, and Summerlin Square, which the Company has a contract to acquire, representing $262,000 of annualized minimum rent, and has agreed to lease expanded space at Commonwealth representing $144,000 of annualized minimum rent. Moreover, Publix has agreed to lease space at Sky Lake representing $635,000 of annualized minimum rent.

     The Company's financial condition, results of operations, liquidity, FFO and its ability to make expected distributions to stockholders could be adversely affected in the event of the bankruptcy or insolvency of, or a downturn in the business of, Winn-Dixie, Publix or any other Anchor Tenant such as, General Cinemas or Eckerd, or in the event that any of such tenants is unable to pay its rent as it becomes due or does not renew its lease as it expires or renews at lower rental rates. Tenants may seek the protection of the bankruptcy laws, which could result in the rejection and termination of their leases, or a continuation of their leases on less advantageous terms. No assurance can be given that any Anchor Tenants (or other tenants) will not file for bankruptcy protection in the future, or if they file, that they will affirm their leases and continue to make rental payments in a timely manner.

ANCHOR TENANTS ARE CENTRAL TO THE FINANCIAL SUCCESS OF THE COMPANY'S SUPERMARKET CENTERS

     Shopping centers generally rely on Anchor Tenants to attract customers to the centers. Vacated Anchor Tenant space reduces rental revenues if not re-rented promptly at the same rental rates and, even when the tenant continues to make rental payments, tends to adversely affect the entire shopping center because of the loss of the departed Anchor Tenant's power to draw customers to the center. No assurances can be given that existing Anchor Tenants will renew their leases as they expire or will not vacate their space prior to expiration. The closing of one or more stores occupied by Anchor Tenants or lease terminations by one or more Anchor Tenants could adversely affect that property and result in lease terminations or rent reductions by other tenants whose leases may permit termination or rent reduction in such circumstances. Each of these developments could adversely affect the Company's financial condition, results of operations, liquidity, FFO and its ability to make expected distributions to stockholders. In three instances, drug store Anchor Tenants have vacated their leased space; Eckerd has vacated its leased space at Pointe Royale and West Lake, and Walgreens has vacated its leased space at Atlantic Village. These leases represented approximately $300,000 and $372,000 of the Company's revenues for the year ended December 31, 1996 and 1997, respectively. Although these tenants have vacated their respective leased space, each tenant has continued to pay rent in accordance with the terms of its lease. See "--Reliance on Tenants in Certain Industries", "--The Company is Subject to Risks Involving Litigation with Albertsons", "Business--Additional Information Concerning the Existing Properties", and "Business--Legal Proceedings".

IMPORTANT TENANTS ARE CONCENTRATED IN CERTAIN INDUSTRIES

     As of December 31, 1997, 606,191 square feet and 108,669 square feet, or 30.2% and 5.4% of the aggregate GLA owned by the Company was leased to Anchor Tenants who are supermarkets and drugstores, respectively, and these leases represented $3.6 million and $900,000, or 22.9% and 5.9%, respectively, of the aggregate annualized minimum rental revenues from the Existing Properties. The Company's financial condition, results of operations, liquidity, FFO and its ability to make expected distributions to stockholders could be adversely affected by having a tenant base concentrated in these or other industries in the event that there is an economic downturn in these industries or if there is a change in the manner in which these industries conduct business. For example, it has recently become more common for drugstores to seek to rent freestanding structures instead of space within shopping centers. During the last year, before the expiration of its leases, Eckerd, a drugstore chain Anchor Tenant, vacated the premises of two sites which it leased from the Company, and on which it continues to make rental payments, in favor of nearby freestanding structures. Eckerd presently leases and continues to occupy 3.0% of the aggregate GLA owned by the Company, representing approximately 3.3% of the aggregate annualized minimum rental revenues from Existing Properties at December 31, 1997. Walgreens, another drugstore chain Anchor Tenant, has also vacated its leased space in Atlantic Village to locate to nearby free standing space.

GEOGRAPHIC CONCENTRATION OF THE COMPANY'S PROPERTIES CREATES A RISK OF A NEGATIVE IMPACT AS A RESULT OF ECONOMIC DOWNTURNS IN SUCH AREAS

     The Existing Properties are located exclusively in Florida and Texas. Approximately 84.1% of the Existing Properties (based on GLA) are located in Florida and represented $14.2 million, or 89.5%, of annual minimum rental revenues as of December 31, 1997. The Company's performance may therefore be linked to economic conditions and especially the market for Supermarket Centers in Florida. A decline in the economy in this market may adversely affect the Company's financial condition, results of operations, liquidity, FFO and its ability to make expected distributions to stockholders.

THE COMPANY WILL BE SUBJECT TO RISKS ASSOCIATED WITH ITS ENTRY INTO NEW MARKETS

     Although the Company is seeking additional properties and sites in its primary markets, it will also seek to locate properties in other areas with similar demographic characteristics throughout the Southeast. In seeking investment opportunities in other areas of the Southeast, the Company will not initially possess the same level of familiarity as it possesses with respect to its current markets, which could adversely affect its ability to acquire, develop, manage or lease properties in new markets.

THE COMPANY IS SUBJECT TO RISKS ASSOCIATED WITH CONSTRUCTION AND DEVELOPMENT ACTIVITIES

THE COMPANY'S INEXPERIENCE IN CONSTRUCTION AND DEVELOPMENT COULD ADVERSELY AFFECT THE COMPANY'S FINANCIAL CONDITION

     Until recently, the Company's growth strategy has focused primarily on the acquisition and renovation of existing Supermarket Centers. In light of changing market conditions, the Company plans to develop vacant land and redevelop certain existing properties. See "Summary--Business and Growth Strategies", "--Properties--Redevelopment and Development Properties" and "Use of Proceeds". The Company has not developed any new Supermarket Centers, although its management has undertaken and completed renovation, expansion and redevelopment projects with respect to certain of the Existing Properties, including (i) completion of renovation projects in connection with retenanting activities at substantially all of the Existing Properties, (ii) expansion of the space leased by Winn-Dixie at Fort Caroline by 7,200 square feet and (iii) redevelopment of the Equity One Office Building, Diana Building and Parker Towne. The Company has recently hired a licensed architect and general contractor to head its development department and is in the process of retaining at least one additional full-time employee to support its construction and development operations. See "Management". The Company's relative inexperience in these activities may make it more difficult for it to develop and redevelop Supermarket Centers successfully.

CONSTRUCTION COSTS AND OTHER CONTINGENCIES COULD AFFECT THE COMPANY'S
PERFORMANCE

     The Company intends to pursue development activities as opportunities arise. Such activities may include expanding and/or renovating properties or developing new sites. See "Business-Business and Growth Strategies". Expansion, renovation and development projects generally require expenditures of capital, as well as various governmental and other approvals, which the Company may not be able to obtain, or may only obtain after delay and at substantial costs. While policies with respect to expansion, renovation and development activities are intended to limit some of the risks otherwise associated with such activities, such as initiating construction only after securing commitments from Anchor Tenants, the Company will nevertheless be subject to risks that construction costs of a property may exceed original estimates, possibly making the property uneconomical; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; construction and permanent financing may not be available on favorable terms for development; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs.

THE COMPANY RELIES ON KEY PERSONNEL WHO CONDUCT OTHER BUSINESS ACTIVITIES

     The Company's ability to successfully execute its acquisition and growth strategy depends to a significant degree upon the continued contributions of Chaim Katzman, the Company's Chairman of the Board, President and Chief Executive Officer, and Doron Valero, the Company's Executive Vice President and Chief Operating Officer. Pursuant to Mr. Katzman's employment agreement with the Company, Mr. Katzman is only required to devote so much of his business time, attention, skill and efforts as shall be required for the faithful performance of his duties. The loss of the services of either Mr. Katzman or Mr. Valero could have a material adverse effect on the Company's financial condition, results of operations, liquidity, FFO and its ability to make expected distributions to stockholders. Neither Mr. Katzman nor Mr. Valero is a citizen of the United States. Although Mr. Katzman and Mr. Valero each have resident alien cards, there can be no assurance that changes in the immigration laws or policies of the Immigration and Naturalization Service will permit each of Mr. Katzman and Mr. Valero to remain in the country or continue to work in the United States. See "--The Company Is Subject to Possible Conflicts of Interest".

DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES HAVE THE ABILITY TO CONTROL THE COMPANY


     Management and affiliates of the Company will own 50.4% of the outstanding Common Stock after the Offering, and the public stockholders' ability to influence the Company is limited by their minority positions, the Company's organizational documents and Maryland law.


     Certain stockholders of the Company have entered into agreements to control the Company following the Offering. Such stockholders will directly and indirectly own and/or control an aggregate of 48.6% of the issued and outstanding Common Stock of the Company after giving effect to the Offering. Pursuant to the agreements, the parties have granted an irrevocable power of attorney (the "Irrevocable Proxy") to Globe Reit, which is an affiliate of Mr. Katzman, under which Globe Reit has the power to vote all of the shares of Common Stock owned by the stockholders who are parties to the Irrevocable Proxy for the election of directors through May 2001. The parties to these agreements may be deemed a "group" within the meaning of Section 13(d) of the Exchange Act and may direct the business and affairs of the Company. There can be no assurance that this group of stockholders will control the Company in a manner that is favorable to either the Company or the other stockholders. See "Certain Transactions" and "Principal and Selling Stockholders".


THE COMPANY IS SUBJECT TO RISKS INVOLVING THE PERFORMANCE OF THE TERMS OF THE SETTLEMENT AGREEMENT

     The parties who currently control the Company have agreed to a settlement of litigation which will effectively result in a transfer of control of the Company to affiliates of Chaim Katzman, the Company's Chairman of the Board, President and Chief Executive Officer. Certain portions of the settlement are required to be performed after the consummation of the Offering. Should such performance fail to occur, litigation among the parties (including the Company) may be resumed seeking relief, including damages, which may adversely affect the Company and Mr. Katzman. No assurance can be given that performance of the Settlement Agreement after consummation of the Offering will occur, or of the effect of any non-performance on the Company or control of the Company. See "Certain Transactions".


THE COMPANY IS SUBJECT TO POSSIBLE CONFLICTS OF INTEREST

     Pursuant to his employment agreement with the Company, Mr. Katzman is only required to devote so much of his business time, attention, skill and efforts as shall be required for the faithful performance of his duties. Presently, his significant other activities consist primarily of serving as the President and Chief Executive Officer of Gazit, a public company whose securities are traded on the Tel Aviv Stock Exchange and whose primary activity is its substantial investment in the Company. Mr. Katzman intends to continue to focus his primary business activities on the Company and, accordingly, devotes substantially all of his time to the affairs of the Company. Mr. Katzman currently also invests in and serves as the non-executive chairman of the board of real estate companies whose holdings include commercial properties in Canada and Israel and may have other interests in the future. Mr. Valero currently serves as the President and director of, or has an ownership interest in, several entities which own apartment properties in Florida. Although the Company does not currently engage in activities outside the United States or acquire residential properties, no assurance can be given that it will not do so in the future or that its interests will not conflict with those of Messrs. Katzman or Valero.

REIT DISTRIBUTION REQUIREMENTS AND THE COMPANY'S FINANCIAL CONDITION WILL AFFECT THE AMOUNT OF DISTRIBUTIONS TO STOCKHOLDERS

     The Code requires a REIT to annually distribute to its stockholders 95.0% of its taxable income (excluding capital gains). Subject to this requirement, the amount of distributions by the Company will be dependent on a number of other factors, including the Company's financial condition, results of operations and cash flows, which in turn will be influenced by new investments in properties, debt service, capital expenditures and construction and development activities.

     Distributions by the Company to its stockholders will be based principally on Cash Available for Distribution, and for the 12-months following the Offering are expected to be 91.5% of Cash Available for Distribution (98.2% if the Underwriters' over-allotment option is exercised in full). See "Distribution Policy". Subject to changes in expenses, debt service and capital requirements, increases in base rent from the Existing Properties and rents from other properties owned or acquired by the Company in the future should increase Cash Available for Distribution, while decreases in or cessations of rents should decrease Cash Available for Distribution. Any such failure to make expected distributions could result in a decrease in the market price of the Common Stock.

ESTIMATED INITIAL CASH AVAILABLE FOR DISTRIBUTION MAY NOT BE SUFFICIENT TO MAKE DISTRIBUTIONS AT EXPECTED LEVELS

     The Company's estimated initial annual distributions represent 91.5% of the Company's estimated initial Cash Available for Distribution for the 12 months ending March 31, 1999 (98.2% if the over-allotment option granted to the Underwriters is exercised in full). Accordingly, the Company may not be able to make its estimated initial distribution of $1.00 per share to stockholders out of Cash Available for Distribution as calculated under "Distribution Policy" below. Under such circumstances, the Company could be required to fund distributions through borrowings under available lines of credit (if any), or to reduce the amount of such distribution. Pending investment of the net proceeds and the production of income therefrom or in the event the Underwriters' over-allotment option is exercised, the Company's ability to pay such distribution out of Cash Available for Distribution may be further adversely affected. See "--REIT Distribution Requirements and the Company's Financial Condition Will Affect the Amount of Distributions to Stockholders".

THE COMPANY IS SUBJECT TO RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY

THE VALUE OF THE COMPANY'S PROPERTIES IS AFFECTED BY NUMEROUS FACTORS

     Real estate values are affected by a number of factors, including changes in the general economic climate, local conditions (such as an over-supply of space or a reduction in demand for real estate in an area), the quality and policies of management, competition from other properties, the ability of the owner to provide adequate maintenance and insurance, and variable operating costs. Shopping centers, in particular, may be affected by changing perceptions of retailers or shoppers of the safety, convenience and attractiveness of the shopping center. Real estate values are also affected by such factors as governmental regulations, interest rate levels, the availability of financing and potential liability under and changes in environmental, zoning, tax and other laws. Because substantially all of the Company's income and FFO will be derived from rental income from real property, the Company's financial condition, results of operations, liquidity, FFO and its ability to make expected distributions to stockholders would be adversely affected if a number of the Company's tenants were unable to meet their obligations to the Company, or if the Company were unable to lease a significant amount of space in its properties on economically favorable terms. In the event of a default by a tenant, the Company may experience delays in enforcing, and incur substantial costs to enforce, its rights as landlord. As a result of the above, or other factors, including the cyclical nature of real estate markets, the value of the Company's properties could decrease.

LEASE EXPIRATIONS AND UNLEASED SPACE COULD ADVERSELY AFFECT THE COMPANY'S PERFORMANCE

     The ability of the Company to rent unleased or vacated space will be affected by many factors, including covenants found in certain leases with tenants restricting the use of other space at a property. Of the leases for the Existing Properties at December 31, 1997, leases covering 188,624 square feet, 118,641 square feet and 181,613 square feet (representing 10.7%, 6.7% and 10.2%, respectively, of the total occupied GLA), will expire in 1998, 1999 and 2000, respectively. Based upon existing annualized minimum rental revenue, such leases will represent $2.0 million, $1.4 million and $1.8 million of the Company's annualized minimum rental revenue for the years ended December 31, 1998, 1999 and 2000, respectively. No Anchor Tenant lease expires before 2004. If the Company is able to re-let vacated space, there is no assurance that rental rates will be equal to or in excess of current rental rates. In addition, the Company may incur substantial costs in obtaining new tenants, including Leasing Commissions, and the cost of making Tenant Improvements or repairs required by a new tenant.

ALL EXISTING PROPERTIES ARE, AND FUTURE PROPERTIES ARE EXPECTED TO BE, SUBJECT TO COMPETITION

     All of the Company's Supermarket Centers are located in developed areas that include other Supermarket Centers. The number of retail properties in a particular area could materially adversely affect the Company's ability to lease vacant space and maintain the rents charged at the Supermarket Centers or at any newly acquired property or properties. One shopping center constructed less than two years ago stands within a two-mile radius of Bird Ludlum. In addition, several smaller and older strip centers are located along Bird Road in Miami. Lake Mary is located on a retail thoroughfare which includes direct and proximate competition from a freestanding Home Depot, a Target store and two shopping centers anchored by Winn-Dixie and Publix, respectively. West Lake and Four Corners each competes with nearby shopping centers anchored by supermarkets. Pointe Royale is proximate to

Cutler Ridge Mall and a Publix-anchored shopping center. Freestanding retailers such as Circuit City and Toys R' Us located within one mile of Point Royale compete directly with tenants in such Supermarket Center. In addition, there are several strip shopping centers in the vicinity. The Company's other properties are subject to similar competition. Retailers at the Existing Properties face increasing competition from outlet malls, discount shopping clubs, direct mail and telemarketing sales.

     The Company has determined that competitive factors have made it less likely that the Company will be able to achieve its growth objectives exclusively through acquisitions and that it will need to develop or redevelop properties to achieve these objectives. There can be no assurance that it will be able to do so successfully. There can be no assurance that the Company will be able to acquire suitable properties and tenants for its properties in the future or that such properties will be profitable. See "Business--Competition".

THE COMPANY FACES COMPETITION FROM LARGER, WELL-FUNDED DEVELOPERS WHO ARE ALSO SEEKING TO ACQUIRE AND DEVELOP PROPERTIES WITHIN THE TARGET MARKETS

     There are numerous commercial developers, real estate companies, including REITs such as Regency Realty Corp. and Excel Realty Trust, and other owners of real estate in the areas in which the Existing Properties are located, including financial institutions, pension funds and private owners, that compete with the Company in seeking land for development, properties for acquisition, financing and tenants. Many of such competitors have substantially greater resources than the Company. Such competition may reduce the number of suitable development and redevelopment properties and increase the bargaining position of the owners of those properties.

THE ILLIQUIDITY OF REAL ESTATE INVESTMENTS COULD ADVERSELY AFFECT THE COMPANY'S FINANCIAL CONDITION

     Equity real estate investments are relatively illiquid and therefore tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. The Existing Properties are primarily Supermarket Centers. The Company has no present intention to vary the types of real estate in its portfolio.

FIXED COSTS DO NOT VARY WITH REVENUES

     Certain significant expenditures associated with properties (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the property. Should such circumstances occur, they would adversely affect the Company's financial condition, results of operations, liquidity, FFO and its ability to pay expected distributions to stockholders. The Company may be unable to increase revenues to the same extent that its fixed costs increase.

FAILURE TO QUALIFY AS A REIT WOULD CAUSE THE COMPANY TO BE TAXED AS A REGULAR CORPORATION

     Although the Company believes that it has operated so as to qualify as a REIT under the Code since its REIT election in 1995, no assurance can be given that the Company has qualified or will remain qualified as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect the Company's ability to qualify as a REIT. For example, in order to qualify as a REIT, at least 95.0% of the Company's gross income in any year must be derived from qualifying sources and the Company must make distributions to stockholders aggregating annually at least 95.0% of its REIT taxable income (excluding capital gains). The Company intends to make distributions to its stockholders to comply with the distribution provisions of the Code. Although the Company anticipates that its cash flows from operating activities and FFO will be sufficient to enable it to meet distribution requirements, no assurances can be given in this regard.

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and would not be allowed a deduction in computing its taxable income for amounts distributed to its stockholders. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. Such disqualification would reduce the net earnings of the Company available for investment or distribution to its stockholders due to the additional tax liability of the Company for the years involved. See "Federal Income Tax Considerations--Failure to Qualify for Taxation as a REIT".

COSTS OF COMPLIANCE WITH LAWS COULD HAVE AN ADVERSE EFFECT ON THE COMPANY

LIABILITY FOR ENVIRONMENTAL MATTERS COULD ADVERSELY AFFECT THE COMPANY

     Under various federal, state and local laws, ordinances and regulations including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), Chapter 403 of the Florida Statutes, the Florida Dry Cleaning Contamination Clean-Up Act and the Dade County (Florida) Pollution Protection Ordinance, an owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with contamination. Many of such laws, including CERCLA, typically impose liability without regard for whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances and the liability under such laws has been interpreted to be joint and several unless divisible and there is a reasonable basis for allocation of responsibility. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company is generally considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and damages for injuries to persons and property.

     The Company believes that the environmental studies conducted to date have not revealed significant environmental liabilities that would have a material adverse effect on the Company's financial condition, results of operations, liquidity and FFO; however, no assurance can be given that environmental studies obtained by the Company reveal all environmental liabilities, that any prior owner of land or a property owned or acquired by the Company did not create any material environmental condition not known to the Company, or that a material environmental condition does not otherwise exist (or may not exist in the future). Tenants at the Existing Properties include plant-on-premises dry cleaners, gasoline service stations and tire centers, photo development firms and other retailers which use hazardous substances in their businesses. Although leases with such tenants contain provisions intended to minimize the environmental risks and to shift the financial risks to the tenants, there is no assurance that the Company will not incur liability in this regard.

     A limited monitoring program with respect to groundwater testing has been implemented at Plaza Del Rey based on questions raised by environmental studies conducted at the time of purchase. Groundwater impacts have also been detected at Atlantic Village, which is located in an area where a former municipal landfill was operated. Buried refuse consistent with known landfill parameters has been identified by the Company's consultants on the Atlantic Village site. While these sites are not regarded by management as significant environmental risks, if a material environmental condition does in fact exist (or exists in the future) at these or other properties, it could have a significant adverse impact upon the Company's financial condition, results of operations, liquidity and FFO. No assurance can be given that the environmental studies that were performed at the properties would disclose all environmental liabilities thereon, that any prior owner thereof did not create a material environmental condition not known to the Company or that a material environmental condition does not otherwise exist as to any of the Existing Properties.

     As noted, tenants at the shopping centers include plant-on-premisis dry cleaners. As a result of environmental site assessments conducted in the past few months, low levels of perchloroethylene have been detected in soils at the Commonwealth, Fort Caroline and Eustis Square properties. The Company understands that the owners of these cleaners are applying to participate in state funded dry cleaner's programs. In connection with the Company's acquisition of Sky Lake, a Phase II Environmental Site Assessment dated July 15, 1997 revealed the existence of perchloroethylene at levels above regulatory limits caused by a dry cleaning business operated on the premises. The Company has learned that this site is included in the Florida Dry Cleaners State Program. As a condition to the Company's purchase of the property, the seller agreed to pay all remediation costs, which environmental consultants have estimated will approximate $250,000. In addition, $500,000 was placed into an escrow account at closing to pay for the remediation. Based on the remediation cost estimates, guarantees by the seller to pay for the cleanup and the establishment of the escrow account, the Company has concluded that the property does not pose a material liability to the Company. See "Business--Environmental Matters".

COMPLIANCE WITH LOCAL BUILDING CODES AND ORDINANCES COULD ADVERSELY AFFECT THE COMPANY

     In developing a project, the Company must obtain the approval of various state and local government authorities such as county and municipal commissions regarding land use and building permits, the State Department of Transportation regarding driveway access, and county water and sewer authorities regulating water use, waste disposal, and drainage permits on the Existing Properties. Several local authorities in Florida have imposed impact fees as a means of defraying the cost of providing certain governmental services to developing areas and the amount of these fees has increased significantly during recent years. Other Florida laws require the use of specific construction materials which reduce the need for energy-consuming heating and cooling systems. In addition, Broward and Palm Beach counties, adjacent to Miami-Dade County, have attempted to impose restrictive zoning and density requirements in order to limit the number of persons who live and work within their boundaries. As a result of Hurricane Andrew, which struck Southern Florida in August 1992, Miami-Dade and Broward counties in Florida enacted stringent building codes, such as the South Florida Building Code, which have increased costs of construction. The State of Florida has also, at times, declared moratoriums on the issuance of building permits and imposed other restrictions in areas where the infrastructure does not reach minimum standards. Other states and localities in which the Company seeks to develop projects may have similar or other government regulations. There is no assurance that these and other restrictions will not adversely affect the Company in the future.

     The ability of the Company to obtain necessary approvals and permits for projects is often beyond the Company's control, and could restrict or prevent the development of otherwise desirable property. The period of time necessary to obtain permits and approvals increases the carrying costs of unimproved property acquired for the purpose of development and construction. In addition, the continued effectiveness of permits already granted is subject to factors such as changes in policies, rules and regulations and their interpretation and application.

     Certain employees of the Company are required to maintain certain real estate and mortgage brokers licenses in order for the Company to manage properties and receive certain commissions. Changes in the requirements for maintaining these licenses or failure of such employees to qualify for such licenses could have an adverse affect on the Company.

THE COST OF COMPLYING WITH THE AMERICANS WITH DISABILITIES ACT COULD ADVERSELY AFFECT THE COMPANY

     Under the ADA, places of public accommodation or commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective after January 1, 1991. Although management of the Company believes that the Existing

Properties are substantially in compliance with the present requirements of the ADA, the Company may incur additional costs in connection with such compliance in the future. Also, a number of additional federal, state and local laws and regulations exist that may require modifications to the Company's properties, or affect certain future renovations thereof, with respect to access by disabled persons. Non-compliance with the ADA could result in the imposition of fines, an award of damages to private litigants, or an order to correct any non-complying feature. Under certain of the Company's leases, the tenant is responsible for ensuring that the property complies with all laws and regulations, including the ADA. Notwithstanding the foregoing, the Company may be required to make substantial capital expenditures to comply with this law. In addition, provisions of the ADA may impose limitations or restrictions on the completion of certain renovations and thus may limit the overall returns on the Company's investments.

THE COMPANY'S USE OF DEBT, REFINANCING NEEDS, INCREASES IN INTEREST RATES AND AN ABSENCE OF A LIMITATION ON DEBT COULD ADVERSELY AFFECT THE COMPANY

     The Company will be subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, and the risk that indebtedness on its properties will not be refinanced at maturity or that the terms of such refinancing will not be as favorable as the terms of such indebtedness. Most of the Company's existing mortgage indebtedness has an amortization schedule which results in substantial payments being due at maturity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Indebtedness" and Note 5 of Notes to Consolidated Financial Statements.

     If the Company were unable to refinance its indebtedness on acceptable terms, or at all, the Company might be forced to dispose of one or more of its properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect Cash Available for Distribution. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancings, the Company's interest expense would increase, without a corresponding increase in its rental rates, which would adversely affect the Company's financial condition, results of operations, liquidity, FFO and its ability to pay expected distributions to stockholders. Further, if one of the Company's properties is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, or is in default under the related mortgage or deed of trust, such property could be transferred to the mortgagee, or the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of income and asset value to the Company. Foreclosure could also create taxable income without accompanying cash proceeds, thereby hindering the Company's ability to meet the REIT distribution requirements under the Code.


     The Company has received a commitment for the $35.0 million City National Line of Credit from City National Bank of Florida. Borrowings under the City National Line of Credit will bear interest at 225 basis points over LIBOR and be due three years after the execution of a definitive loan agreement. Changes in interest rates on the City National Line of Credit are unlikely to correspond with changes in rental rates, and the Company has no present intention to (but may) purchase hedge agreements against interest rate fluctuations. In addition, the terms of the commitment for the City National Line of Credit allow the lender to cease funding and/or accelerate maturity of the City National Line of Credit if neither Mr. Katzman nor Mr. Valero remain as the executives in control of the Company. The Company is also currently negotiating a commitment with a financial institution for the Additional Line of Credit, a revolving line of credit of up to $100.0 million to finance the acquisition, development and redevelopment of properties and for general corporate purposes. There can be no assurance that the Company will ultimately obtain the Acquisition Line of Credit or any other line of credit. Nor can there be any assurance that if the Company does receive the Acquisition Line of Credit, Mr. Katzman and Mr. Valero will not cease to act as the executives in control of the Company, which could accelerate the maturity date of and cease all future financing under the Acquisition Line of Credit. The failure to obtain, or the loss of, the Acquisition Line of Credit or any other line of credit would adversely affect the Company's ability to pursue the acquisition and development and redevelopment of properties. In particular, the success of the Company's redevelopment of Sky Lake is dependent on the receipt of the Acquisition Line of Credit or other source of financing in an amount necessary to complete the redevelopment project. If the Company is unable to secure financing to complete the Sky Lake redevelopment, the Company may be unable to recover its initial investment in such property. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

     As of December 31, 1997, the Company had total indebtedness of approximately $71.0 million, all of which was fixed rate mortgage indebtedness collateralized by 15 of the Existing Properties. The Company's existing mortgage indebtedness contains customary terms and conditions typically found in mortgages including, among others, the requirement to maintain insurance on the properties, the requirement to preserve and maintain the properties and restrictions upon the incurrence of liens on the properties and upon changes in control of the Company See "--Certain Indebtedness of the Company May Prohibit the Sale of Shares of Common Stock".

     Upon consummation of the Offering, the Company's debt as a percentage of total market capitalization (i.e., the market value of the issued and outstanding shares of Common Stock, plus total debt) will be approximately 27.0%. The Board of Directors has adopted a policy limiting the Company's indebtedness to approximately 50.0% of its total market capitalization. The organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness that the Company may incur. The Board of Directors, without the vote of the Company's stockholders, could alter or eliminate its current policy on borrowing at any time at its discretion. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service costs that could adversely affect the Company's financial condition, results of operations, liquidity, FFO and its ability to make expected distributions to its stockholders and an increased risk of default on the Company's obligations.

THE COMPANY IS SUBJECT TO RISKS INVOLVING LITIGATION WITH ALBERTSONS

     On February 26, 1998, Albertsons commenced an action against a subsidiary of the Company in the Circuit Court for the Eleventh Judicial District in and for Miami-Dade County, Florida, alleging breach of a letter agreement and seeking injunctive relief and the payment of damages in excess of $10.0 million representing lost profits and other damages. This action was commenced in response to the subsidiary's entering into a lease agreement with Publix for anchor space at Sky Lake, following unsuccessful negotiations with Albertsons respecting the lease of such space. On March 18, 1998, the Company filed a motion to dismiss the complaint based upon various procedural grounds (the "Motion"). As set forth in the Motion, the subsidiary has asserted that it did not execute any lease agreement and that although the parties engaged in a series of negotiations, there was never an offer and acceptance or a "meeting of the minds" respecting the lease of space at Sky Lake. At a hearing on the Motion held on March 26, 1998, the court dismissed with prejudice Albertsons' claim for specific performance upon finding that no written lease existed which could be specifically enforced. A ruling on the remaining issues raised in the Motion was deferred until a future date. In the event that the remaining issues raised in the Motion are decided adversely to the Company and the action is not dismissed, the Company intends to defend this action fully and vigorously. Although the Company believes that it has meritorious defenses to this action, an unfavorable result in this action could adversely affect the Company's financial condition, results of operations, liquidity, FFO and the ability to make expected distributions to stockholders. See "Business--Legal Proceedings". Moreover, even if the Company prevails in the action, its future relationship with Albertsons may be damaged, resulting in loss or dimunition of leases with Albertsons and future opportunities. See "Business--Major Tenants".

MANAGEMENT OF THE COMPANY HAS BROAD DISCRETION IN DETERMINING HOW TO APPLY A SIGNIFICANT PORTION OF THE PROCEEDS OF THE OFFERING

     The Company will have broad discretion as to the application of a significant portion of net proceeds of the Offering, specifically those proceeds that have been allocated to redevelopment and development activities. This amount would be increased to the extent the Underwriters' over-allotment option is exercised, or to the extent any other proposed use of proceeds requires less funds or becomes impracticable, and would be decreased to the extent any of such proposed uses would require more funds than is currently forecast. An investor will not have the opportunity to evaluate the economic, financial and other relevant information which will be utilized by the Company in determining the application of such proceeds and will be dependent on management's determination how to deploy successfully these proceeds. See "Use of Proceeds".

STOCKHOLDER APPROVAL IS NOT REQUIRED TO ENGAGE IN INVESTMENT ACTIVITY

     The Company's Board of Directors determines the Company's investment and financing policies and its policies with respect to certain other activities, including its debt capitalization, growth, distributions, REIT status, and investment and operating policies. The Board of Directors has no present intention to amend or revise these policies. However, the Board of Directors may do so at any time without a vote of the Company's stockholders. A change in these policies could adversely affect the Company's financial condition, results of operations, liquidity, FFO and the Company's ability to make expected distributions to its stockholders.

CHANGES IN INTEREST RATES COULD ADVERSELY AFFECT THE COMPANY

     The market price of the Common Stock will be affected by the annual distribution rate on the shares of Common Stock. Increasing market interest rates may lead prospective purchasers of the Common Stock to seek a higher annual distribution rate from their investments. Such an increase in market expectations or requirements would likely adversely affect the market price of the Common Stock. Likewise, increases in interest rates may have the effect of depressing the value (including the collateral value) of retail properties such as the Existing Properties.

THE PURCHASERS OF COMMON STOCK WILL EXPERIENCE DILUTION

     Purchasers of the Common Stock offered hereby will experience immediate and significant dilution of $4.75 per share ($4.49 per share if the Underwriters' over-allotment option is exercised in full) in the net tangible book value of their shares. See "Dilution".

THE PRICE OF THE COMMON STOCK MAY BE ADVERSELY AFFECTED BY THE LACK OF A PRIOR MARKET AND FLUCTUATIONS IN THE STOCK MARKET; THE OFFERING PRICE IS NOT BASED UPON PROPERTY VALUATIONS

     Prior to the Offering, there has been no public market for the Common Stock. Although the Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, there can be no assurance that an active trading market for the Common Stock will develop or that, if developed, will be sustained. In connection with the Offering, neither the Company nor the Underwriters have obtained appraisals or other valuations of the Company's properties. The initial public offering price of the Common Stock has been determined by negotiation among the Representatives of the several Underwriters and the Company and may not reflect the fair market value of the Company's properties. The Offering price may not be indicative of the market price for the Common Stock after the Offering. The market price of the Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. Such fluctuations, and general economic and market conditions, may adversely affect the market price of the Common Stock. See "Selected Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Underwriting".

THE COMPANY COULD BE ADVERSELY AFFECTED BY DAMAGE TO PROPERTY NOT COVERED BY INSURANCE

     The Company believes that it carries (or causes its tenants to carry) comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to its properties with policy specifications and insured limits customarily carried for similar properties. The Company believes that the insurance currently carried on its properties is adequate and in accordance with industry standards. There are, however, certain types of losses (such as from hurricanes) which may be or become uninsurable, or the cost of insuring against such losses may not be economically justifiable. Should an uninsured loss occur, the Company could lose both its invested capital in and anticipated revenues from the property, and would continue to be obligated to repay any recourse mortgage indebtedness on the property. This risk may be intensified by the fact that most of the Company's properties are clustered in certain markets, making it likely that a natural disaster in any such market could affect a number of the Existing Properties.

CERTAIN INDEBTEDNESS OF THE COMPANY MAY BE IN DEFAULT

     Certain of the mortgages on the Existing Properties contain prohibitions on transfers of ownership interests in the mortgagor without the prior written consent of the lenders, which provisions may have been violated by previous issuances of Common Stock and may be violated by the Offering. A violation could serve as a basis for the lenders to accelerate amounts due under the related mortgages. The Company is currently in the process of obtaining a clarification, amendment or consent from each of the various lenders under such mortgages, unless such mortgage is to be repaid by the Company with proceeds of the Offering. See "Use of Proceeds". The outstanding amounts under the mortgages on the affected Existing Properties covered by such restrictions on transfer total approximately $11.0 million, of which approximately $8.0 million of such mortgages will be repaid with the proceeds of the Offering. In the event that the requested assurances or consents are not obtained and the mortgage holders declare defaults under the mortgage documents, the Company will, if required, prepay the remaining mortgages from existing resources, any excess Offering proceeds, drawings under the Acquisition Line of Credit, or other sources of financing. The repayment of these mortgages could, among other things, affect the Company's ability to make distributions in the anticipated amounts.

THE COMPANY IS SUSCEPTIBLE TO YEAR 2000 SYSTEM RISK

     Computer systems generally record date information in two digit format. As a result, the year 2000 will be recorded at "00", which may result in an operating system making errors, failing to properly recognize dates, or refusing to process data. The Company has retained outside consultants to ensure that the Company's systems are year 2000 compliant, and expects to accomplish all requisite hardware and software updates during 1998 at a cost not to exceed $50,000. The Company intends to make inquiry of its customers and suppliers concerning their compliance to the extent it may impact the Company, and to take appropriate actions in response.

AVAILABILITY OF SHARES OF COMMON STOCK FOR FUTURE SALE COULD ADVERSELY AFFECT THE PRICE OF THE COMMON STOCK

     Future sales of substantial amounts of Common Stock in the public market, or the availability of such shares for future sale, could impair the Company's ability to raise capital through an offering of securities and may adversely affect the then-prevailing market prices. See "Shares Eligible for Future Sale". The Company and holders of substantially all of the outstanding Common Stock have agreed not to sell any shares of Common Stock for 180 days from the date of this Prospectus without the prior written consent of Credit Suisse First Boston. See "Underwriting". Following such 180-day period, approximately 5,538,528 shares held by current stockholders will be available for sale under Rule 144 of the Act. Additionally, 1,000,000 shares of Common Stock have been reserved for issuance under the Company's 1995 Plan, under which options to purchase 664,000 shares have been granted. The Company intends to register under the Act all shares reserved for issuance under the 1995 Plan. See "Management--Stock Option Plan". Shares covered by such registration will, when issued, be eligible for resale in the public market, subject to Rule 144 limitations applicable to affiliates. Pursuant to certain registration rights agreements among the Company and certain stockholders, the Company has granted various registration rights to such stockholders. See "Certain Transactions".

THE ABILITY TO EFFECT A CHANGE OF CONTROL OF THE COMPANY IS LIMITED

     MARYLAND LAW AND THE CHARTER AND BYLAWS OF THE COMPANY MAY INHIBIT A CHANGE OF CONTROL OF THE COMPANY. Certain provisions of the Maryland General Corporation Law, as amended (the "MGCL"), and of the Company's Charter and Bylaws may have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management and, as a result, may prevent the stockholders of the Company from receiving a substantial premium for their shares over then-current market prices.


     CERTAIN BUSINESS COMBINATIONS MAY BE PROHIBITED UNDER MARYLAND LAW. Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by two supermajority stockholder votes unless, among other conditions, the holders of Common Stock receive a minimum price (as defined in the MGCL) for their shares of Common Stock and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its Common Stock. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the Board of Directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Company's Board of Directors has previously exempted from such provisions of the MGCL any business combination with an officer and/or director of the Company or any affiliate of an officer and/or director of the Company.


     THE CONTROL SHARE ACQUISITION STATUTE COULD INHIBIT CHANGES IN
CONTROL. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by such person, or in respect of which such person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares subject to certain exceptions.


     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.


     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of a corporation.

     The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's shares of Common Stock. Such provision of the Bylaws may be amended by the Board of Directors without stockholder approval. There can be no assurance that such provision will not be amended or eliminated at any time in the future. As a result of the Company's decision to opt out of the control share acquisition statute, stockholders who acquire a substantial block of Common Stock are not precluded from exercising full voting rights with respect to their shares on all matters without first obtaining the approval of other stockholders entitled to vote. This may have the effect of making it easier for any such control share stockholder to effect a business combination with the Company. However, no assurance can be given that any such business combination would be consummated or, if consummated, would result in a purchase of shares of Common Stock from any stockholder at a premium.

     In addition, certain provisions of the Company's Charter and Bylaws summarized in the following paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. See "Description of Capital Stock--Anti-Takeover Effect of Certain Provisions of Maryland Law and the Company's Charter and Bylaws".

     THE BOARD OF DIRECTORS IS CLASSIFIED INTO THREE CLASSES. The Company's Board of Directors is divided into three classes with staggered three-year terms. The initial terms of the first, second and third classes will expire in 1999, 2000 and 2001, respectively. Beginning in 1999, directors of each class will be chosen for three-year terms upon the expiration of their current terms, with one class of directors elected annually by the stockholders. The staggered terms of directors may delay, defer or prevent a change in control or other transaction because control of the Company's Board of Directors could not be obtained at a single annual meeting of stockholders.


     CAUSE AND A SUPERMAJORITY VOTE ARE REQUIRED TO REMOVE A DIRECTOR. The Charter provides that one or more directors may be removed only for Cause (as defined in the Charter) by the affirmative vote of at least two-thirds of all votes entitled to be cast generally in the election of directors. This provision, when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, precludes stockholders from removing incumbent directors (except upon the existence of Cause and a substantial affirmative vote) and filling the vacancies created by such removal with their own nominees.

     STOCK OWNERSHIP LIMIT IN THE CHARTER COULD INHIBIT CHANGES IN CONTROL. The Charter includes limitations on the actual or constructive ownership of outstanding Common Stock by any single stockholder to 9.9% in value of the outstanding Common Stock or number of shares, whichever is more restrictive, in order to protect the Company against the loss of REIT status due to the concentration of ownership among its stockholders. The Board of Directors has waived such Ownership Limit with respect to certain of its affiliates, Gazit
(1995), Globe Reit, M.G.N. and the Selling Stockholder.

     THE CHARTER PERMITS THE ISSUANCE OF ADDITIONAL STOCK. The Charter authorizes the issuance of additional shares of stock and the classification or reclassification of unissued shares of either Common Stock or preferred stock with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval (unless otherwise required by the rules of any stock exchange on which the Common Stock is then traded), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of such issuance, the issuance of preferred stock could be utilized, under certain circumstances, as a method of delaying, deferring or preventing a change in control of the Company or other transaction that might involve a premium price for holders of Common Stock or otherwise be in their best interest. Although the Company has no present intention to issue any shares of preferred stock, there can be no assurance that the Company will not do so in the future.

     SPECIAL MEETINGS OF STOCKHOLDERS. The Bylaws provide that special meetings of stockholders may be called only by the President, Chief Executive Officer, or Chairman of the Board of Directors and must be called by the secretary of the Company upon the written demand of the holders of not less than a majority of all the votes entitled to be cast at the meeting.

      PROVISIONS IN THE CHARTER AND BYLAWS COULD PREVENT ACQUISITIONS AND CHANGES IN CONTROL. Under the Company's Charter, a majority of the votes entitled to be cast at a meeting of stockholders duly called at which a quorum is present is required to approve any matter properly before the meeting unless a greater percentage is required by statute or by the Charter.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of shares of Common Stock offered hereby, based upon an assumed initial public offering price of $13.50 per share and after deducting the underwriting discounts and commissions and estimated Offering expenses, are estimated to be approximately $45.5 million ($55.6 million if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders".

     The Company intends to use the net proceeds from the Offering as follows:

                                                                                     APPROXIMATE
                                                                   APPROXIMATE      PERCENTAGE OF
APPLICATION OF PROCEEDS                                           DOLLAR AMOUNT     NET PROCEEDS
--------------------------------------------------------------   ---------------   --------------
                                                                      (DOLLARS IN THOUSANDS)
Repayment of Mortgage Indebtedness(1) ........................       $23,120              51%
Performing Supermarket Center Acquisitions(2) ................        13,000              29
Renovation and Development of Existing Properties(3) .........         5,100              11
Redevelopment of Sky Lake and Other Acquisitions (4) .........         4,234               9
                                                                     -------              --
  Total(5) ...................................................       $45,454             100%
                                                                     =======             ===

----------------
(1) Represents the repayment of approximately (i) $3.0 million outstanding under a mortgage loan related to Four Corners obtained in 1993, which accrues interest at an annual rate of 9.49% and is due and payable in January 2003, (ii) $2.0 million outstanding under a mortgage loan related to Forest Edge obtained in 1996, which accrues interest at an annual rate of 8.25% and is due and payable in October 2002, (iii) $4.0 million outstanding under a mortgage loan related to Atlantic Village obtained in 1995 which accrues interest at an annual rate of 8.15% and is due and payable in July 2002, (iv) $3.0 million outstanding under a mortgage loan related to Plaza Del Rey obtained in 1996, which accrues interest at an annual rate of 8.125% and is due and payable in September 2011, (v) $5.8 million outstanding under a mortgage loan related to West Lake obtained in 1996, which accrues interest at an annual rate of 7.875% and is due and payable in June 2006, (vi) $5.0 million outstanding under a mortgage loan related to Sky Lake obtained in 1997 which accrues interest at an annual rate of 7.0% and is due and payable in August 1998 (collectively, the "Mortgage Indebtedness") and (vii) $495,000 of prepayment penalties related to the repayment of certain of the Mortgage Indebtedness. See "Management's Discussion of Financial Condition and Results of Operations--Indebtedness".

(2) Represents approximately (i) $3.0 million to acquire Beauclerc Village, which the Company has an agreement to purchase, and (ii) $10.0 million to acquire Summerlin Square and 10.5 acres of adjacent vacant land, which the Company has an agreement to purchase (collectively, the "Performing Supermarket Center Acquisitions").

(3) Represents approximately (i) $850,000 to renovate Atlantic Village, (ii) $450,000 to renovate and develop a pad site containing 6,000 square feet of GLA at Commonwealth, (iii) $3.0 million to develop approximately 50,000 square feet of additional GLA at Lake Mary and (iv) $800,000 to renovate the 18,000 square foot office building at Pointe Royale (collectively the "Renovation and Development of Existing Properties").

(4) Represents (i) approximately $2.0 million for the renovation and/or development of retail space at Sky Lake, (ii) $1.0 million to acquire 4.4 acres of vacant land in Miami-Dade County, Florida which the Company has under contract, and (iii) $1.2 million to acquire a restaurant property which the Company has under contract (the "Redevelopment of Sky Lake and Other Acquisitions"). While the Company intends to designate approximately $2.0 million of the proceeds for the renovation and/or development of retail space at Sky Lake, such proceeds may be used by the Company for the acquisition of additional properties or other uses where such use of proceeds would be more favorable than alternative financings and provided that funds are available under then existing credit facilities for the development of Sky Lake.

(5) Does not include approximately $2.4 million of proceeds from the exercise of Series C Warrants by the Selling Stockholder. Such proceeds, any proceeds from the Underwriter's exercise of the over-allotment option, and, to the extent any proposed application of proceeds requires less funds or becomes impracticable, such excess proceeds, may be applied to working capital, general corporate purposes, renovation, development, redevelopment or unspecified property acquisitions.

     Proceeds not immediately required for the purposes described above will be invested by the Company in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with the Company's intention to continue to qualify for taxation as a REIT. Such investments may include, for example, government and government agency securities, mortgage backed securities, collateralized mortgage obligations, certificates of deposit, commercial paper, money market funds or preferred stock of other publicly traded REITs.

                              DISTRIBUTION POLICY

     Subsequent to the Offering, the Company intends to make regular quarterly distributions to the holders of its Common Stock. The first dividend, for the period commencing upon the consummation of the Offering and ending June 30, 1998, is anticipated to be in a prorated amount based upon a quarterly distribution of $0.25 per share (which, if annualized, would equal $1.00 per share), or an annual yield of approximately 7.4% based on an assumed initial public offering price per share of $13.50. See "--Dividends". The Company does not intend to reduce the expected distribution per share if the Underwriters' over-allotment option is exercised. The Company currently expects to distribute approximately 91.5% of its estimated Cash Available for Distribution for the four quarters following the consummation of the Offering (98.2% if the over-allotment option granted to the Underwriters is exercised in full). In the event the Company is not able to make its estimated initial distribution of $1.00 per share out of Cash Available for Distribution, the Company could be required to fund such distribution through borrowings under available lines of credit (if any) or reduce the amount of such distribution. The Company has adopted a policy pursuant to which it intends to limit distributions to no more than 94.0% of its Cash Available for Distribution for periods subsequent to March 31, 1999. Distribution amounts could change if actual results from operations, economic conditions or other factors differ significantly from the assumptions used by the Company in calculating estimated Cash Available for Distribution. See "Risk Factors--Estimated Initial Cash Available for Distribution May Not Be Sufficient to Make Distributions at Expected Levels".

     The Company's intended annual distribution for the four quarters ending March 31, 1999 is based on pro forma net income for the 12 months ending March 31, 1999, as adjusted for certain events and contractual commitments that are not reflected in the Company's historical or pro forma financial statements, as set forth in the table below. The calculation of adjustments to pro forma FFO is being made solely for the purpose of estimating the distribution amount for this period and is not intended to be a projection or prediction of the Company's actual results of operations or of its liquidity, nor is the methodology upon which such adjustments are made intended to be a basis for determining future distributions. Future distributions by the Company will be at the discretion of the Board of Directors. There can be no assurance that any distributions will be made or that the expected level of distributions will be maintained by the Company. The actual return that the Company will realize will be affected by a number of factors, including the revenue received from its properties, the operating expenses of the Company, the interest expense incurred on its borrowings, the ability of tenants to meet their contractual obligations, general leasing activity and unanticipated capital expenditures. See "Risk Factors--The Company's Performance and Value Are Subject to Risks Associated with the Real Estate Industry".

     The following table illustrates the adjustments made by the Company to its pro forma FFO for the 12 month period ended December 31, 1997 in order to calculate estimated Cash Available for Distribution for the 12 month period ending March 31, 1999:

                                                                                           IN THOUSANDS
                                                                                         ----------------
Pro forma net income for the year ended December 31, 1997 ............................      $   8,513 (1)
Plus: Pro forma real estate depreciation and amortization ............................          2,836
   Non-recurring items ...............................................................            139
                                                                                            -----------
Pro forma FFO for the 12 months ended December 31, 1997 ..............................         11,488
                                                                                            -----------
Adjustments:
 Net increase in contractual rental income for months in effect ......................            471 (2)
 Net increase from new leases ........................................................          1,657 (3)
 Net effect of lease expirations, assuming no renewals ...............................           (735)(4)
 Net decrease in interest expense ....................................................            422 (5)
                                                                                            -----------
Estimated adjusted pro forma FFO for the 12 months ending March 31, 1999 .............         13,303
Non-real estate amortization .........................................................            179 (6)
                                                                                            -----------
Estimated adjusted pro forma cash flows from operating activities for the 12 months
  ending March 31, 1999 ..............................................................         13,482
Estimated non-development related capital expenditures ...............................           (100)(7)
Scheduled debt principal payments ....................................................         (1,467)(8)
                                                                                            -----------
Estimated Cash Available for Distribution for the 12 months ending March 31, 1999 ....      $  11,915 (9)
                                                                                            ===========
Total estimated initial distributions ................................................      $  10,902
                                                                                            ===========
Estimated initial annual distributions per share .....................................      $    1.00
                                                                                            ===========
Payout ratio based on estimated Cash Available for Distribution ......................           91.5%
                                                                                            ===========

----------------
(1) See pro forma consolidated financial statements and related notes.

(2) This adjustment gives effect to the net increase in rental revenues for contractual rental increases for the 12 month period ending March 31, 1999.

(3) Gives effect to the net increase in rental revenues attributable to leases in effect on December 31, 1997, which were not in effect for the full 12 month period from January 1, 1997 to December 31, 1997 and from new fully executed leases commencing on or after January 1, 1998.

(4) This adjustment gives effect to the net decrease in rental revenues for the 12 month period ending March 31, 1999 with respect to that portion of the 12 month period that such leases are no longer in effect and which are attributable to leases expiring on or after December 31, 1997, assuming no renewals.

(5) Represents the incremental increase in FFO attributable to a net decrease in interest expense, calculated in accordance with GAAP, from the pro forma 12 months ended December 31, 1997 to the 12 months ending March 31, 1999.

(6) Represents the amortization of financing costs for the 12 months ending March 31, 1999.

(7) Assumes non-development related capital expenditures of approximately $0.05 per square foot of GLA.

(8) Calculations based on pro forma debt outstanding for the 12 months ending March 31, 1999 and the principal payments related to such indebtedness.

(9) Does not include interest earned on proceeds of the Offering pending their final application in connection with proposed acquisitions and development and/or redevelopment activities. See "Risk Factors--Estimated Initial Cash Available For Distribution May Not Be Sufficient to Make Distributions at Expected Levels".

     In order to qualify to be taxed as a REIT, the Company must make annual distributions to stockholders of at least 95.0% of its REIT taxable income (determined without regard to the dividends received deduction and by excluding any net capital gains). See "Federal Income Tax Considerations--Taxation of the Company--Annual Distribution Requirements". The Company anticipates that its estimated Cash Available for Distribution will exceed its REIT taxable income due to non-cash expenses, primarily depreciation and amortization, to be incurred by the Company. It is possible, however, that the Company from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings. Distributions by the Company, to the extent of its current and accumulated earnings and profits for federal income tax purposes, other than capital gain dividends, will be taxable to stockholders as ordinary dividend income. Capital gain distributions generally will be treated as gain from the sale of an asset held for more than one year. On November 10, 1997, the IRS issued Notice 97-64, in which it stated that temporary Treasury regulations will be issued providing that a REIT that designates a dividend as a capital gain dividend also may designate the dividend as a 20% rate gain distribution, an unrecaptured section 1250 gain distribution (taxable at a 25% rate) or a 28% rate gain distribution, to the extent the net capital gain of the REIT consists of long-term capital gains that, in the hands of the REIT, would be treated as falling in, respectively, the 20% group, the 25% group or the 28% group of long-term capital gains (and if no additional designation is made, the dividend is a 28% rate gain distribution). Distributions in excess of earnings and profits generally will be treated as non-taxable return of capital to the extent of each stockholder's basis in his or her Common Stock and thereafter as taxable gain. The non-taxable distributions will reduce each stockholders' tax basis in the Common Stock and, therefore, the gain (or loss) recognized on the sale of such Common Stock or upon liquidation of the Company will be increased (or decreased) accordingly. For a discussion of the tax treatment of distributions to holders of Common Stock, see "Federal Income Tax Considerations-Taxation of U.S. Stockholders" and "--Taxation of Non-U.S. Stockholders".

     Financing activities such as repayment or refinancing of loans also may affect the Company's assets and liabilities and the amount of Cash Available for Distribution for future periods. Management will seek to control the timing and nature of investing and financing activities in order to maximize the Company's return on invested capital.

     Future distributions by the Company will be subject to the requirements of the MGCL and the annual distribution requirements under the REIT provisions of the Code (see "Federal Income Tax Considerations--Taxation of the Company--Annual Distribution Requirements") and will depend on the actual cash flow of the Company, its financial condition, its capital requirements, and such other factors as the Board of Directors deems relevant. There can be no assurance that any distributions will be made or that the expected level of distributions will be maintained by the Company. See "Risk Factors--General Risks Related to Real Estate Investments" and "--Estimated Initial Cash Available for Distribution May Not Be Sufficient to Make Distributions at Expected Levels ". If revenues generated by the Company's properties in future periods decrease materially from current levels, the Company's ability to make expected distributions would be materially adversely affected, which could result in a decrease in the market price of the shares of Common Stock.

     The Company may in the future implement a distribution reinvestment program under which holders of shares of Common Stock may elect automatically to reinvest distributions in additional shares of Common Stock. The Company may, from time to time, repurchase shares of Common Stock in the open market for purposes of fulfilling its obligations under this distribution reinvestment program, if adopted, or may elect to issue additional shares of Common Stock. There can be no assurance that the Company will adopt such a program.

DIVIDENDS

     Since the Company's election of REIT status, the Company has paid cash dividends to its stockholders in accordance with REIT distribution requirements.


     On March 24, 1998, the Board of Directors declared and paid a quarterly distribution of $0.25 per share to all stockholders of record. The Company anticipates that its Board of Directors will declare a distribution immediately prior to the consummation of the Offering for stockholders of record with respect to a prorata portion of the anticipated quarterly distribution of $0.25 per share based on the number of days between and including April 1, 1998 and the day immediately preceding the closing date. The Company also anticipates that the Board of Directors will declare a distribution for the period from and including the closing date to June 30, 1998, with stockholders of record as of a record date established after the closing date receiving the appropriate prorata portion of the anticipated quarterly distribution of $0.25 per share. Finally, immediately prior to the consummation of the Offering, the Company will effect the In-Kind Distribution.


     During 1997, the Company paid cash dividends of $0.215 per share, $0.225 per share, $0.2625 per share and $0.25 per share on March 31, June 18, September 16, and December 18, respectively, to all stockholders of record on those dates. Gross dividends paid by the Company for the year ended December 31, 1997 were $6.3 million.

     During 1996, the Company paid cash dividends of $0.375 per share, $0.20 per share and $0.225 per share on June 18, September 30, and December 31, respectively, to all stockholders of record on those dates. Gross dividends paid by the Company for the year ended December 31, 1996 were $4.2 million.

     During 1995, the Company paid cash dividends of $0.25 per share, $0.125 per share and $0.25 per share on June 28, September 27, and December 28, respectivley, to all stockholders of record on those dates. Gross dividends paid by the Company for the year ended December 31, 1995 were $2.8 million.

     The Company did not pay any dividends to its stockholders prior to January 1, 1995.

                                   DILUTION

     The net tangible book value of the Company's Common Stock as of December 31, 1997 was $51.3 million, or approximately $7.42 per share. Net tangible book value per share is determined by dividing net tangible book value (tangible assets less liabilities) of the Company by 6,908,130 shares of Common Stock outstanding.

     Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering and the pro forma net tangible book value per share of Common Stock immediately after consummation of the Offering. After giving effect to the sale by the Company of 3,700,000 shares of Common Stock in the Offering at an assumed initial public offering price of $13.50 per share, and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of December 31, 1997 would have been $95.4 million, or $8.75 per share. This would represent an immediate increase in net tangible book value of $1.33 per share to the existing stockholders and an immediate dilution in net tangible book value of $4.75 per share to purchasers of Common Stock in the Offering, as illustrated in the following table.

Assumed initial public offering price per share of Common Stock(1) .......                  $ 13.50
  Net tangible book value at December 31, 1997 ...........................   $ 7.42
                                                                             ------
  Increase per share attributable to new investors .......................   $ 1.33
                                                                             ------
Pro forma net tangible book value after the Offering(2) ..................                  $  8.75
                                                                                            -------
Net tangible book dilution per share to new investors(2)(3)(4)(5) ........                  $  4.75
                                                                                            =======

----------------
(1) Before deducting the underwriting discounts and commissions and estimated expenses of the Offering.
(2) If the Underwriters exercise their over-allotment option in full, the pro forma net tangible book value per share would be $9.01 and dilution of net tangible book value per share to new investors would be $4.49.
(3) Does not give effect to the issuance of shares of Common Stock issuable upon exercise of stock options granted under the Company's 1995 Plan, pursuant to which options to purchase 664,000 shares of Common Stock at exercise prices ranging from $8.25 to $12.375 per share have been issued and are outstanding as of the date of this Prospectus. If exercised, these options would result in a decrease in dilution to new investors of $0.18 per share. See "Management--Stock Option Plan".
(4) Does not give effect to the issuance of up to 1,012,694 shares of Common Stock pursuant to exercise of the Series C Warrants at an exercise price of $8.25 per share. If exercised, these warrants would result in additional dilution to new investors of $0.04 per share.
(5) Does not give effect to the issuance of 580,288 shares of Common Stock at a price of $12.84 per share reserved for issuance to an affiliate of the Company pursuant to a stock purchase agreement. If purchased, these shares would result in a decrease in dilution to new investors of $0.21 per share. See "Certain Transactions".

     The following table sets forth as of December 31, 1997 (assuming the issuance of 293,430 shares of Common Stock to the Selling Stockholder upon exercise of outstanding Series C Warrants), the difference between the existing stockholders and the purchasers of shares in the Offering with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid at the assumed initial offering price of $13.50 per share:

                                               SHARES PURCHASED                 TOTAL CONSIDERATION
                                  ------------------------------------------   ----------------------    AVERAGE PRICE
                                           NUMBER                PERCENT         AMOUNT      PERCENT       PER SHARE
                                  ------------------------   ---------------   ----------   ---------   --------------
Existing stockholders .........           7,201,560(1)(2)          66.1%(3)     $ 56,001       52.9%       $  7.78
New investors .................           3,700,000                33.9           49,950       47.1          13.50
                                          -----------             --------      --------      -----
  Total .......................          10,901,560               100.0%        $105,951      100.0%
                                         ============             ========      ========      =====

----------------
(1) Sale of Common Stock by the Selling Stockholder in the Offering will cause the number of shares held by existing stockholders to be reduced to 5,538,528 or 50.8% of the total number of shares of Common Stock outstanding after the Offering and will increase the number of shares held by new stockholders to 5,363,032 or 49.2% of the total number of shares outstanding after the Offering. See "Principal and Selling Stockholders".
(2) Does not include (i) 804,455 shares of Common Stock reserved for issuance upon exercise of the Underwriters' over-allotment option, (ii) 664,000 shares of Common Stock reserved for issuance upon the exercise of outstanding options under the 1995 Plan, (iii) 336,000 shares of Common Stock reserved for issuance upon the exercise of options available for future grant under the 1995 Plan, (iv) 580,288 shares of Common Stock reserved for issuance to an affiliate pursuant to a stock purchase agreement, and (v) 1,012,694 shares of Common Stock reserved for issuance upon exercise of the Series C Warrants. See "Management--Stock Option Plan", "Certain Transactions", "Description of Capital Stock" and "Underwriting" and Note 6 of Notes to Financial Statements.
(3) If the Underwriters exercise their over-allotment option in full, the Company's existing stockholders will own 47.3% of the shares of Common Stock outstanding upon consummation of the Offering. See "Principal Stockholders".

                                CAPITALIZATION


     The following table sets forth the capitalization of the Company as of December 31, 1997 and as adjusted for the Pro Forma Adjustments, including the sale of the 3,700,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $13.50 per share), the application of the estimated net proceeds therefrom, and the In-Kind-Distribution. See "Use of Proceeds".


                                                                                    DECEMBER 31, 1997
                                                                               ----------------------------
                                                                                 ACTUAL      AS ADJUSTED(1)
                                                                               ----------   ---------------
                                                                                      (IN THOUSANDS)
Mortgage notes payable .....................................................    $ 71,004        $54,079
                                                                                --------        -------
Stockholders' equity:
 Preferred stock, $0.01 par value per share; 5,000,000 shares authorized; no
   shares issued and outstanding ...........................................          --             --
 Common Stock, $0.01 par value per share; 40,000,000 shares authorized;
   6,908,130 shares issued and outstanding; 10,901,560 shares issued and
   outstanding, as adjusted(2) .............................................          69            109
Additional paid-in capital .................................................      55,036         98,135
Notes receivable from stock sales ..........................................      (1,525)            --
Retained earnings (deficit) ................................................          --           (795)
                                                                                --------        -------
  Total stockholders' equity ...............................................    $ 53,580        $97,449
                                                                                ========        =======

----------------
(1) See pro forma consolidated financial statements and related notes.

(2) Does not include at December 31, 1997 (i) 804,455 shares of Common Stock reserved for issuance upon exercise of the Underwriters' over-allotment option, (ii) 664,000 shares of Common Stock reserved for issuance upon the exercise of outstanding options under the 1995 Plan, (iii) 336,000 shares of Common Stock reserved for issuance upon the exercise of options available for future grant under the 1995 Plan, (iv) 580,288 shares of Common Stock reserved for issuance to an affiliate pursuant to a stock purchase agreement, and (v) 1,306,124 shares of Common Stock (1,012,694 as adjusted) reserved for issuance upon exercise of the Series C Warrants. See "Management--Stock Option Plan", "Certain Transactions", "Description of Capital Stock" and "Underwriting".

                     SELECTED CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The summary consolidated financial data and balance sheet data set forth below have been derived from the consolidated financial statements of the Company, including the consolidated financial statements for the years ended December 31, 1995, 1996 and 1997 contained elsewhere herein. The consolidated financial statements as of and for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 have been audited by Deloitte & Touche LLP, independent auditors. The data set forth below should be read in conjunction with the consolidated financial statements and related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

     The unaudited pro forma consolidated balance sheet data as of December 31, 1997 set forth below is presented as if the Pro Forma Adjustments had occurred on December 31, 1997. The unaudited pro forma consolidated statement of operations data for the year ended December 31, 1997 are presented as if the Pro Forma Adjustments and the acquisitions of Sky Lake and Monument Pointe had occurred on January 1, 1997. The pro forma consolidated financial data should be read in conjunction with the Company's pro forma consolidated financial statements and related notes and historical consolidated financial statements and related notes included elsewhere in this Prospectus. The pro forma consolidated financial data do not purport to represent the Company's actual financial position as of December 31, 1997 had the Pro Forma Adjustments occurred on December 31, 1997, or the actual results of operations for the year ended December 31, 1997 had the Pro Forma Adjustments and the acquisitions of Sky Lake and Monument Pointe occurred on January 1, 1997, or to project the Company's financial position or results of operations as of any future date or for any future period.

                                                                        YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------------------------------
                                               PRO FORMA                             HISTORICAL
                                              ----------- ----------------------------------------------------------------
                                                  1997        1997         1996         1995          1994         1993
                                              ----------- ------------ ------------ ------------ ------------- -----------
STATEMENT OF OPERATIONS DATA:
Total revenues ..............................  $ 23,638     $ 20,545     $ 16,714     $ 11,348      $6,198       $ 2,070
Operating expenses ..........................     6,397        5,693        4,832        3,293       2,236           665
Depreciation and amortization ...............     2,850        2,392        2,067        1,496         996           298
Interest ....................................     5,147        5,681        5,380        3,498       2,099           734
General and administrative expenses .........       731          581          515          549         504           324
                                               --------     --------     --------     --------      ------       -------
  Total expenses ............................    15,125       14,347       12,794        8,836       5,835         2,021
                                               --------     --------     --------     --------      ------       -------
Net income ..................................  $  8,513     $  6,198     $  3,920     $  2,512      $  233(2)    $    49
                                               ========     ========     ========     ========      ========     =======
Basic earnings per share(1) .................  $   0.80     $   0.96     $   0.79     $   0.56      $ 0.07       $  0.03
                                               ========     ========     ========     ========      ========     =======
Diluted earnings per share(1) ...............  $   0.76     $   0.87     $   0.69     $   0.47      $ 0.07       $  0.03
                                               ========     ========     ========     ========      ========     =======

                                                                       DECEMBER 31,
                                       -----------------------------------------------------------------------------
                                        PRO FORMA
                                          1997          1997          1996         1995         1994         1993
                                       ----------   -----------   -----------   ----------   ----------   ----------
BALANCE SHEET DATA:
Total rental properties, before
  accumulated depreciation .........    $153,614     $126,441      $106,706      $92,770      $52,047      $22,491
Total assets .......................     153,847      126,903       111,822       94,470       63,644       28,526
Mortgage notes payable .............      54,079       71,004        66,831       60,583       32,690       15,543
Total liabilities ..................      56,398       73,323        68,727       64,331       33,846       15,922
Stockholders' equity ...............      97,449       53,580        43,095       29,139       28,798       12,604

                                                                      YEAR ENDED DECEMBER 31,
                                         ----------------------------------------------------------------------------------
                                          PRO FORMA                                 HISTORICAL
                                         -----------   --------------------------------------------------------------------
                                             1997          1997          1996          1995          1994          1993
                                         -----------   -----------   -----------   -----------   -----------   ------------
OTHER DATA:
Funds From Operations(3) .............    $  11,488     $  8,220      $   6,136     $   3,973     $   1,308     $     347
Ratio of earnings to fixed
charges(4) ...........................         2.65         2.09           1.73          1.72          1.11          1.07
Cash flows from:
 Operating activities(5) .............       11,363        8,843          6,680         3,469         2,433          (289)
 Investing activities(6) .............      (22,334)      (6,173)       (18,277)      (37,211)      (29,755)      (20,414)
 Financing activities(7) .............      (12,311)      (2,023)        12,778        27,441        32,726        20,671
Gross leasable area (square feet)
  (at end of period) .................           --        2,004          1,807         1,670         1,003           583
Occupancy (at end of period) .........           --           93%            91%           90%           80%           60%

----------------
(1) Calculated in accordance with SFAS No. 128.

(2) Represents net income after income tax expense of $130.

(3) In March 1995, the National Association of Real Estate Investment Trusts ("NAREIT") adopted the NAREIT White Paper on Funds from Operations (the "White Paper") which provided additional guidance on the calculation of funds from operations. The White Paper defines funds from operations as net income (loss) (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures ("FFO"). Management believes FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. The Company computes FFO in accordance with standards established by the White Paper, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be examined in conjunction with the income (loss) as presented in the audited consolidated financial statements and information included elsewhere in this Prospectus. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions. See "Distribution Policy". FFO is derived from pro forma and historical net income (loss) as follows:

                                                                                 YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------------------------------------
                                                           PRO FORMA                          HISTORICAL
                                                          -----------   -------------------------------------------------------
                                                              1997         1997        1996        1995        1994       1993
                                                          -----------   ---------   ---------   ---------   ---------   -------
  Net income (loss) ...................................     $ 8,513      $6,198      $3,920      $2,512      $  233      $ 49
  Add:
    Real estate depreciation and amortization .........       2,836       2,378       2,037       1,461         945       298
    Non-recurring items(*) ............................         139        (356)        179          --         130        --
  FFO .................................................     $11,488      $8,220      $6,136      $3,973      $1,308      $347

----------------
(*) Reflects pre-payment penalties, write-offs of unamortized loan costs related to repayment of debt, lease termination fees and income tax expense as non-recurring.

(4) For the purposes of calculating the ratio of earnings to fixed charges, earnings include pre-tax income plus interest expense, amortization of interest previously capitalized, and amortization of financing costs. Fixed charges include all interest costs consisting of interest expense, interest capitalized, and amortization of financing costs.
(5) Pro forma cash flow from operating activities represents pro forma net income plus depreciation and amortization. The pro forma amounts do not include the results from changes in working capital resulting from changes in current assets and current liabilities, or other changes.
(6) Pro forma cash flow used in investing activities represents estimated capital expenditures for the four quarters subsequent to the Offering from proceeds of the Offering.
(7) Pro forma cash flow used in financing activities represents estimated mortgage loan principal payments and estimated dividends and distributions (based upon an initial annual distribution of $1.00 per share) for the four quarters subsequent to the Offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Company's consolidated financial statements, and the notes thereto, appearing elsewhere in this Prospectus.

     The Company receives income primarily from rental revenue (including recoveries from tenants) from the Existing Properties. As a result of the Company's acquisition and redevelopment programs, the financial data shows increases in total revenue from year to year, largely attributable to the acquisitions of properties placed into operation during the year and the benefit of a full period of rental and other revenue for properties acquired or placed into operation in the preceding year.

     The following table sets forth as of December 31, 1997, 1996 and 1995, respectively, information regarding the nature and composition of the Company's revenues and expenses expressed as a percentage of the Company's total revenues which are set forth in the financial statements included elsewhere herein. For purposes of the following table, "aggregate minimum rental revenue" is the fixed base rental amount in effect throughout the relevant periods. "Percentage rent" is additional rent paid by tenants based upon achievements of certain specified levels of gross sales. "Recoveries from tenants" is the tenants' share of real estate taxes, insurance and common area maintenance expenses. The information set forth below presents an analysis of certain trends relating to the components of the Company's revenues and expenses.

                                                        YEAR ENDED DECEMBER 31,
                                                ---------------------------------------
                                                    1997          1996          1995
                                                -----------   -----------   -----------
Aggregate minimum rental revenue ............       73.36%        75.55%        73.44%
Percentage rent .............................        0.84%         0.92%         1.15%
Recoveries from tenants .....................       18.03%        18.34%        17.20%
Other income ................................        7.77%         5.19%         8.21%
                                                   ------        ------        ------
Total Revenues ..............................      100.00%       100.00%       100.00%
                                                   ------        ------        ------
Operating expenses ..........................       27.71%        28.91%        29.02%
Depreciation and amortization ...............       11.64%        12.37%        13.18%
Interest ....................................       27.65%        32.19%        30.82%
General and administrative expenses .........        2.83%         3.08%         4.84%
                                                   ------        ------        ------
Total costs and expenses ....................       69.83%        76.55%        77.86%
                                                   ------        ------        ------
Net income ..................................       30.17%        23.45%        22.14%
                                                   ======        ======        ======

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Total revenues increased by approximately $3.8 million, or 22.7%, to $20.5 million in 1997 from $16.7 million in 1996 primarily due to the first full year of operations for West Lake, acquired by the Company in November 1996, and Forest Edge, acquired in December 1996, and the acquisition of Monument Pointe in January 1997 and Sky Lake in August 1997. Of such increase, approximately $1.0 million, $532,000, $535,000 and $769,000 were attributable to West Lake, Forest Edge, Monument Pointe and Sky Lake, respectively.

     Operating expenses increased by approximately $861,000, or 17.9%, to $5.7 million in 1997 from $4.8 million in 1996, primarily as a result of a full year of operations for West Lake and Forest Edge, as well as the Company's acquisition of Monument Pointe and Sky Lake. However, for such periods, operating expenses as a percent of revenues decreased to 27.7% from 28.9% due to operating efficiencies based, in part, on owning more properties and in concentrated areas.

     Depreciation and amortization expense increased by approximately $325,000, or 15.5%, to $2.4 million in 1997 from $2.1 million in 1996 primarily as a result of an increase in depreciable assets resulting from the Company's purchase of West Lake, Forest Edge, Monument Pointe and Sky Lake.

     Interest expense increased by approximately $301,000, or 5.5%, to $5.7 million in 1997 from $5.4 million in 1996 primarily as a result of increased mortgage indebtedness incurred by the Company in connection with its purchase of West Lake, Forest Edge, Monument Pointe and Sky Lake.

     General and administrative expenses increased by approximately $66,000, or 12.8%, to $581,000 in 1997 from $515,000 in 1996, primarily as a result of the increase in the Company's portfolio of Supermarket Centers. However, for such periods, general and administrative expenses as a percent of revenues decreased to approximately 2.8% from approximately 3.0% due to operating efficiencies based in part on owning more properties in a concentrated area.

     As a result of the foregoing, net income increased by $2.3 million, or 59.0%, to $6.2 million in 1997 from $3.9 million in 1996, and FFO increased by $2.1 million, or 34.4%, to $8.2 million in 1997 from $6.1 million in 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Total revenues increased $5.4 million, or 46.5%, in 1996 to $16.7 million from $11.3 million in 1995 primarily due to the first full year of operations for Atlantic Village, Oak Hill, Lake Mary and Pointe Royale, and the acquisition of West Lake in November 1996. Of such increase, approximately $500,000, $600,000, $3.1 million, $900,000 and $200,000 were attributable to
Atlantic Village, Oak Hill, Lake Mary, Pointe Royale and West Lake, respectively.

     Operating expenses increased by approximately $1.5 million, or 45.5%, to $4.8 million in 1996 from $3.3 million in 1995, primarily as a result of a full year of operations for Atlantic Village, Oak Hill, Lake Mary and Pointe Royale, as well as the Company's acquisition of West Lake. However, for such periods, operating expenses as a percent of revenues remained essentially flat at 29.0%.

     Depreciation and amortization expense increased by approximately $600,000, or 42.9%, to $2.1 million in 1996 from $1.4 million in 1995, primarily due to an increase in depreciable assets resulting from the Company's purchase of Atlantic Village, Oak Hill, Lake Mary and Pointe Royale and from capital expenditures incurred by the Company in connection with tenant improvements at each of such properties.

     Interest expense increased by approximately $1.9 million, or 54.3%, to $5.4 million in 1996 from $3.5 million in 1995, primarily as a result of increased mortgage indebtedness incurred by the Company in connection with the purchase of Atlantic Village, Oak Hill, Lake Mary and Pointe Royale in 1995 and the acquisition of the West Lake in November 1996.

     General and administrative expenses decreased by approximately $34,000, or 6.2%, to $515,000 in 1996 from $549,000 in 1995, primarily as a result of a decrease in legal and accounting fees incurred in connection with the Company's REIT status election, which election was effective as of January 1, 1995. However, for such periods, general and administrative expenses as a percent of revenues decreased to approximately 3.1% from approximately 4.8% due to operating efficiencies based in part on owning more properties in a concentrated area.

     As a result of the foregoing, net income increased by $1.4 million, or 56.0%, to $3.9 million in 1996 from $2.5 million in 1995, and FFO increased by $2.1 million, or 52.5%, to $6.1 million in 1996 from $4.0 million in 1995.

MORTGAGE INDEBTEDNESS

     The following table sets forth certain information regarding mortgage indebtedness of the Company related to the Existing Properties as of December 31, 1997:

                                                                                                           BALANCE
                                   INTEREST                   PROJECTED ANNUAL                              DUE AT
                                     RATE        AMOUNT      INTEREST PAYMENTS       MATURITY DATE      MATURITY(2)(3)
                                  ----------   ----------   -------------------   ------------------   ---------------
                                                                 (DOLLARS IN THOUSANDS)
SOUTH FLORIDA
Bird Ludlum ...................    7.68%        $13,093            $1,006         February 2015             $    0
Plaza Del Rey(1) ..............    8.125          2,903               236         September 2011                 0
Pointe Royale .................    7.95           5,673               451         July 2010                  2,502
West Lake(1) ..................    7.875          5,822               458         June 2006                  4,157
Sky Lake(1) ...................    7.00           7,000               490         February 1998(4)           7,000

CENTRAL FLORIDA
East Bay ......................    8.25             908                75         August 2000                  859
Eustis Square .................    9.00           5,311               478         July 2002                  4,322
Forest Edge(1) ................    8.25           1,997               165         October 2002               1,597
Lake Mary .....................    7.85          12,796             1,004         December 2010              5,569

NORTH FLORIDA
Atlantic Village(1) ...........    8.15           3,929               320         July 2002                  3,294
Fort Caroline .................    9.35           2,366               221         March 2002                 2,078
Monument Pointe ...............   10.06           2,636               265         June 2001                  2,564
Oak Hill ......................    7.625          2,385               182         February 2006              1,703
Mandarin Mini-Storage .........    6.375          1,211                77         May 1999                   1,172

TEXAS
Four Corners(1) ...............    9.49           2,974               282         February 2003              2,785

----------------
(1) The Company intends to retire the mortgages on each of these properties from the net proceeds of the Offering immediately following consummation of the Offering.

(2) With respect to the mortgage indebtedness to be repaid from the proceeds of the Offering, the loan on Atlantic Village does not have any prepayment penalty. Forest Edge and Four Corners loans have prepayment penalties of 1.0% and 2.0% of the outstanding principal, respectively. Plaza Del Rey and West Lake each have prepayment penalties of 5.0% of the outstanding principal. The prepayment penalty associated with Lake Mary mortgage indebtedness is the greater of 1.0% of the outstanding principal balance or the present value differences in interest rates at the time of prepayment. The prepayment penalty associated with Bird Ludlum mortgage indebtedness in the greater of 1.0% of the outstanding principal balance or the present value differences in interest rates at the time of prepayment.

(3) Does not include mortgage indebtedness of $4.4 million related to Lantana Village, which property was acquired by the Company in January 1998. This mortgage indebtedness accrues interest at an annual rate of 6.95% and is due and payable in February 2008. Projected annual interest payments respecting this mortgage indebtedness is $306,000. Also does not include mortgage indebtedness of $3.3 million related to Commonwealth which was incurred in February 1998. This mortgage indebtedness accrues interest at an annual rate of 7.00% and is due and payable in February 2008. Projected annual interest payments respecting this mortgage indebtedness is $231,000.

(4) In February 1998, the Sky Lake mortgage was paid down to $5.0 million and extended to August 1998.

     The Company's mortgage indebtedness outstanding at December 31, 1997 and expected to remain outstanding after the application of the net proceeds of the Offering will require principal payments of approximately $1.2 million, $860,000, $2.6 million, $6.4 million, $1.7 million and $8.1 million in 1999, 2000, 2001, 2002, 2006 and 2010, respectively. The Company may not have sufficient funds on hand to repay these balloon amounts at maturity. Therefore, the Company expects to refinance such debt either through additional debt financings secured by individual properties or groups of properties, by unsecured private or public debt offerings or by additional equity offerings. See "Risk Factors--The Company's Use of Debt, Refinancing Needs, Increases in Interest Rates and an Absence of a Limitation on Debt Could Adversely Affect the Company" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the principal sources of funding for the Company's operations, including the renovation, expansion, development and acquisition of shopping centers, have been operating cash flows, the issuance of equity securities and mortgage loans.

     From 1992 to the present, the Company raised proceeds from the private placement of Common Stock and warrants and it used such proceeds to acquire the Existing Properties, purchasing approximately $4.7 million of real property in 1992, approximately $17.2 million in 1993, approximately $29.0 million in 1994, approximately $39.6 million in 1995, approximately $11.0 million in 1996 and approximately $15.4 million in 1997. Management recently determined that in seeking to significantly expand its investment portfolio, the Company would have greater flexibility if it had access to both public and private capital markets and, accordingly, decided to publicly offer the Common Stock pursuant to the Offering.

     As of December 31, 1997, the Company had total indebtedness of approximately $71.0 million, all of which was fixed rate mortgage indebtedness bearing interest at a weighted average annualized rate of 8.0% and collateralized by 15 of the Existing Properties. As of such date, the percentage of the net book value of the Company's rental properties that were encumbered by debt was 59.5%. None of the existing mortgages is subject to cross default provisions of mortgages on other properties or is cross collateralized. However, in connection with the Company's acquisition of Lake Mary, the Company has provided a $1.5 million letter of credit to secure certain obligations, which letter of credit is collateralized by the Diana Building. See "Risk Factors--Certain Indebtedness May Prohibit the Sale of Shares of Common Stock" for a discussion of certain other restrictions.


     The Company has received a commitment for the $35.0 million City National Line of Credit from City National Bank of Florida to be secured by certain of the Company's unencumbered Existing Properties (including Existing Properties which will become unencumbered following the application of the net proceeds from the Offering) and other properties to be acquired by the Company. See "Use of Proceeds". Borrowings under the City National Line of Credit will bear interest at 225 basis points over LIBOR and be due three years after the execution of a definitive loan document. The City National Line of Credit is expected to provide a revolving line of credit for three years with interest due and payable monthly and outstanding principal balance together with any accrued, unpaid interest due upon maturity. In addition, the terms of the commitment for the City National Line of Credit allow the lender to cease funding and/or accelerate the maturity date of the City National Line of Credit if neither Mr. Katzman nor Mr. Valero remains as the executives in control of the Company. The Company expects that the City National Line of Credit will be subject to customary conditions, including, among other things, the payment of commitment fees and the required delivery of various title, insurance, zoning and environmental assurances on the secured properties, and will contain various covenants, such as a prohibition on secondary financing on any of the secured properties and a 70.0% loan to value requirement. The Company is also negotiating a commitment with a financial institution for the Additional Line of Credit, a revolving line of credit of up to $100.0 million to finance the acquisition, development and redevelopment of properties and for general corporate purposes.


     The Company has a line of credit from City National Bank of Florida in the amount of $2.5 million which expires in May 1998 and is collateralized by the Equity One Office Building. At December 31, 1997, no amount was outstanding under this line of credit. The Company anticipates that this line of credit will be terminated upon the effectiveness of the City National Line of Credit. Additionally, in connection with the Company's acquisition of Lake Mary in 1995, the Company obtained a $1.5 million letter of credit from Barnett Bank in order to guarantee certain development obligations. At December 31, 1997, no amount was drawn under this letter of credit.

     The Company's principal demands for cash are expected to be acquisition, development and redevelopment activities, maintenance, repair and tenant improvements related to the Existing Properties, debt service and repayment obligations and distributions to its stockholders. In particular, the Company intends to apply the proceeds of the Offering to acquisitions, redevelopment and renovation as described under "Use of Proceeds", and to continue the redevelopment of Sky Lake, and acquire and develop Coral Way, primarily using available liquid assets, cash from operations, then remaining proceeds of the Offering and borrowings under available lines of credit.

     The Company expects to meet certain long-term liquidity requirements such as property acquisition and development, scheduled debt maturities, renovations, expansions and other non-recurring capital improvements through long-term secured and unsecured indebtedness and the issuance of debt or equity securities. The Company also expects to use funds available under the Acquisition Line of Credit to finance acquisition and development activities and capital improvements on an as needed basis.

     In order to qualify as a REIT for federal income tax purposes, the Company is required to pay dividends to its stockholders of at least 95.0% of its net taxable income. See "Federal Income Tax Considerations". The Company intends to pay these dividends from operating cash flows which are expected to increase due to future purchases and reduction in debt service resulting from the repayment of certain of the Company's mortgage indebtedness with the proceeds of the Offering, and anticipated future growth in rental revenues.

     The Company anticipates that the cash reserves and the cash flow available after the consummation of the Offering, together with the estimated net proceeds from the Offering and drawings under the Acquisition Line of Credit, will be adequate to meet the capital and liquidity needs of the Company for at least 12 months. The Company's short-term liquidity will be enhanced by Offering proceeds which initially will be temporarily invested and by the income earned on such proceeds. For information with respect to Cash Available for Distribution, see "Distribution Policy".

     For a discussion of certain contingencies which could affect the Company's liquidity and capital resources, see "Risk Factors--The Company Is Dependent upon Certain Key Tenants", "--The Company Is Subject to Risks Associated with the Real Estate Industry", "--Failure to Qualify as a REIT Would Cause the Company to Be Taxed as a Regular Corporation", "--Costs of Compliance with Laws Could Have an Adverse Effect on the Company" and "--The Company's Use of Debt, Refinancing Needs, Increases in Interest Rates and an Absence of a Limitation on Debt Could Adversely Affect the Company".

INFLATION

     Most of the Company's leases contain provisions designed to mitigate the adverse impact of inflation. Such provisions include clauses enabling the Company to receive percentage rents based on a tenant's gross sales above predetermined levels, which rents generally increase as prices rise, or escalation clauses which are typically related to increases in the CPI or similar inflation indices. Most of the Company's leases require the tenant to pay its share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing the Company's exposure to increases in costs and operating expenses resulting from inflation.

                                   BUSINESS

GENERAL

     The Company is a self-administered, self-managed REIT that principally acquires, renovates, develops and manages Community and Neighborhood Shopping Centers anchored by national and regional supermarket chains ("Supermarket Centers"). The Company's portfolio consists of 15 Supermarket Centers, one drug store anchored Neighborhood Shopping Center, one Community Shopping Center which is being comprehensively redeveloped into a 300,000 square foot Supermarket Center, two mixed-use (office/retail) properties, one office building and one mini-warehouse facility (collectively, the "Existing Properties"). The Existing Properties are located primarily in the Miami, Orlando and Jacksonville metropolitan areas of Florida, and in Texas, and contain an aggregate of 2.1 million square feet of GLA.

     In January 1998, the Company acquired Lantana Village, a Performing Supermarket Center, and has recently agreed to purchase Summerlin Square, a Performing Supermarket Center consisting of 110,200 square feet of GLA located in Fort Myers, Florida, and Beauclerc Village, a performing drug store anchored neighborhood shopping center consisting of 67,930 square feet of GLA located in Jacksonville, Florida.


     The Company also owns an aggregate of approximately 6.25 acres of land adjacent to certain of the Existing Properties and recently agreed to acquire
4.4 acres of vacant land located in Southwest Miami-Dade County, Florida, and
10.5 acres of vacant land as part of the acquisition of Summerlin Square, substantially all of which is intended for retail development. The Company also has an Option to purchase Coral Way, which property is commercially zoned and has received county site plan approval for the development of a 100,000 square foot Supermarket Center and 6.7 acres of vacant land adjacent to certain of the Existing Properties. The Option is exercisable by the Company for a period of five years. See "Certain Transactions".


     Supermarket Centers are anchored by national and regional supermarkets such as Winn-Dixie (the fourth largest supermarket chain in the country), Publix (the largest supermarket chain in Florida), Albertsons (the sixth largest supermarket chain in the country) and Kroger (the largest supermarket chain in the country). Other Anchor Tenants of the Company's Supermarket Centers include national retailers such as K-Mart, Best Buy, Walgreens and Eckerd. Non-Anchor Tenants of the Supermarket Centers include such well known national and regional businesses as Einstein Bros. Bagels, Rainbow Shops, Little Caesars, Boat US Marine, Video Avenue, General Nutrition Center, Radio Shack, NationsBank, Play It Again Sports, Burger King and Chili's, as well as local tenants such as Swim 'N Fun Pool Supply, Vision Works, Dollar General, Rent A Center and United Consumer Club. The Company believes that supermarkets and other Anchor Tenants offering daily necessity items generate regular consumer traffic and enhance the performance and stability of a center. As of December 31, 1997, the Company's supermarket Anchor Tenants, other Anchor Tenants and other Non-Anchor Tenants contributed 22.9%, 22.3% and 54.8%, respectively, of the Company's aggregate annualized minimum rents and accounted for approximately 30.2%, 21.7% and 48.1%, respectively, of GLA.

     The Company was organized in June 1992 under the laws of the State of Maryland to acquire Supermarket Centers in high growth, densely populated areas throughout the Southeast generating stable cash flows and long-term value. The Company selects properties for acquisition or development which have, or are suitable for, supermarket and other Anchor Tenants, and are adaptable over time for expansion, renovation and redevelopment. In order to take advantage of property management operating efficiencies and present attractive leasing opportunities to tenants who seek multiple locations in an area, the Company also targets properties proximate to its other properties. All properties must be well located and have high visibility, open air designs, ease of entry and exit and ample parking. The Company acquires both Performing Supermarket Centers, which typically are substantially fully leased, appropriately tenanted and well maintained, and Underperforming Supermarket Centers which meet the Company's turnaround criteria. In acquiring Performing Supermarket Centers, the Company requires attractive and sustainable rates of return, and in acquiring Underperforming Centers, the Company seeks opportunities to increase revenues primarily through renovation and retenanting.

     The Company believes that its management team possesses the experience and expertise necessary to identify, acquire, renovate, develop and manage additional Supermarket Centers. The Company's principal senior executives and property managers average 15 years experience in the real estate industry and have acquired and managed all the Existing Properties. Management believes that it has cultivated strong relationships with supermarkets and other Anchor Tenants which, in combination with its in-depth knowledge of the Company's primary markets, has contributed substantially to the Company's success in identifying, acquiring and operating its properties.

     Since its formation, the Company has experienced sustained growth in its real estate portfolio, revenues and net income. From December 31, 1993 to December 31, 1997, the Company increased total assets and GLA to $126.9 million and 2.0 million square feet, respectively, from $28.5 million and 600,000 square feet, respectively. For the year ended December 31, 1997, total revenues and net income increased to $20.5 million and $6.2 million, respectively, from $2.1 million and $49,000, respectively, for the year ended December 31, 1993. For a discussion of the growth in the Company's FFO see "Selected Consolidated Financial Data".

BUSINESS AND GROWTH STRATEGIES

     GENERAL. The Company intends to maximize total return to stockholders by increasing cash flow per share and maximizing the value of its real estate portfolio. The Company believes it can achieve this objective primarily through the acquisition, renovation, development and management of Supermarket Centers and other properties which meet the Company's investment criteria. The Company also believes it has certain competitive advantages which enhance its ability to capitalize on acquisition opportunities, including: (i) management's significant local market experience and expertise; (ii) the Company's long-standing relationships with real estate brokers, tenants and institutional and other real estate owners in its current target markets; (iii) a streamlined acquisition process; (iv) access to capital; and (v) the ability to offer cash and tax advantaged structures to sellers.

     The Company intends to maintain significant flexibility with respect to the form of its acquisition transactions, using cash available from operations or lines of credit for sellers who seek immediate liquidity, as well as tax-advantaged partnership structures to attract tax-motivated sellers. Such structures may include entering into joint ventures or other types of co-ownership with the sellers, whether in the form of limited partnership, limited liability companies, or otherwise, with the Company expected to acquire the controlling interests in such ventures. The sellers may be offered interests in the ventures which are convertible or exchangeable for shares of Common Stock or otherwise allow the seller to participate in the financial condition of the Company. The Company may in the future acquire all or substantially all of the securities of other REITs or similar entities when such investments would be consistent with the Company's investment objectives.

     The Company's principal business and growth strategies are as follows:

     ACQUISITION OF PERFORMING SUPERMARKET CENTERS. The Company intends to acquire Performing Supermarket Centers throughout the Southeast that offer attractive and sustainable rates of return having demographic characteristics similar to those of its present markets. Examples of the Company's acquisitions of Performing Supermarket Centers include (i) Lantana Village in 1998, (ii) West Lake and Forest Edge in 1996, (iii) Lake Mary and Point Royale in 1995 and
(iv) Bird Ludlum in 1994. The Company will target Performing Supermarket Centers which are adaptable to expansion, renovation and redevelopment, and, in order to maximize property management efficiencies and present attractive leasing opportunities to tenants who seek multiple locations in one area, are located proximate to other Company owned Supermarket Centers or to one another. The Company will seek Supermarket Centers which offer daily necessities and value-oriented merchandise and have high visibility, open-air designs, ease of entry and exit and ample parking. Given the Company's relationship with certain Anchor

Tenants, particularly supermarkets, and its operational expertise, the Company anticipates that it will be able to enhance the performance of properties satisfying its acquisition criteria.

     The Company has recently entered into an agreement to acquire Summerlin Square for approximately $10.0 million. Summerlin Square is a Performing Supermarket Center located in Fort Myers, Florida, which contains 110,200 square feet of GLA, as well as two parcels containing an aggregate of 10.5 acres of adjacent vacant land, represents aggregate annualized minimum rental revenues of approximately $1.1 million and is anchored by Winn-Dixie and Rite-Aid. The vacant land adjacent to Summerlin Square is commercially zoned and intended for retail development. The Company has also entered into an agreement to acquire Beauclerc Village subject to the satisfaction of certain conditions, for approximately $3.0 million. Beauclerc Village is a performing drug store anchored neighborhood shopping center which contains 67,930 square feet of GLA representing aggregate annualized minimum rental revenues of approximately $300,000 and is anchored by a Walgreens. The Company anticipates that both of these acquisitions will be consummated by May 1998; however, there is no assurance that the acquisitions will be consummated.

     The Company has developed an integrated methodology for sourcing and completing acquisitions, with legal and operational analyses efficiently coordinated by in-house employees. The Company believes it has favorable access to potential acquisition opportunities by virtue of its relationships with brokers, tenants, financial institutions, development agencies, contractors, and others involved in the real estate market. Additionally, the Company believes that as institutional investors in real estate become less willing to own and manage significant real estate assets and more comfortable with indirect investments, such institutions will become significant sellers of properties and the Company will be an attractive purchaser in its target markets. The Company conducts its review procedures with the full participation of the Company's senior officers, which, combined with the Company's access to capital and knowledge of existing markets, allows the Company to make expedited determinations and consummate transactions quickly.

     When evaluating potential acquisitions and development projects, the Company considers such factors as (i) economic, demographic, and regulatory and zoning conditions in the property's local and regional market; (ii) the location, construction quality, and design of the property; (iii) the current and projected cash flow of the property and the potential to increase cash flow; (iv) Anchor Tenants' and other tenants' gross sales per square foot measured against industry standards; (v) the potential for capital appreciation of the property; (vi) the terms of tenant leases, including the relationship between the property's current rents and market rents and the ability to increase rents upon lease rollover; (vii) the occupancy and demand by tenants for properties of a similar type in the market area; (viii) the potential to complete a strategic renovation, expansion, or retenanting of the property;
(ix) the property's current expense structure and the potential to increase operating margins; (x) the ability of the Company to subsequently sell or refinance the property; and (xi) competition from comparable retail properties in the market area.

     ACQUISITION OF UNDERPERFORMING SUPERMARKET CENTERS. The Company intends to acquire Underperforming Supermarket Centers that meet the Company's turnaround criteria, which includes having the potential to increase revenues and operating cash flows through renovation and retenanting. Underperforming Supermarket Centers are typically undercapitalized, poorly managed and/or poorly maintained and may require significant capital improvements. The Company also requires favorable location and market demographics, availability on attractive terms, and willingness of supermarket and other Anchor Tenants to commit to lease space. The Company believes that its market knowledge, its strong relationships with supermarkets and other Anchor Tenants and its capabilities in renovation and redevelopment, are particularly integral to its ability to acquire and reposition Underperforming Supermarket Centers.

     When evaluating such acquisitions, the Company considers factors similar to those applied in the acquisition of Performing Supermarket Centers, and will complete such acquisitions only after a careful due diligence process, including an in-depth study of the reasons for the center's failure to perform, the community demographics, the costs of renovation or redevelopment, and the willingness of acceptable Anchor Tenants and other tenants to commit to the site. Similarly, the Company believes that its competitive advantage is enhanced by its ability to conduct an efficient due diligence investigation and to commit to and fund an acquisition that is structured so as to meet the requirements of a seller with respect to receiving cash or tax deferred benefits. In addition, the Company's relationships with Anchor Tenants, who are familiar with the Company's commitment to quality construction, maintenance and operations, aids it in obtaining preleasing expressions of interest before the decision to acquire the property is made.

     Examples of the Company's ability to enhance Underperforming Supermarket Centers include East Bay, Four Corners and Parker Towne. East Bay, which was acquired in July 1993 at a 48.0% occupancy rate, was 88.0% occupied at December 31, 1997; Four Corners, which was acquired in January 1993 at a 76.0% occupancy rate, was 93.3% occupied at December 31, 1997; and Parker Towne, which was acquired in December 1993 at a 40.0% occupancy rate, was 65.7% occupied at December 31, 1997. While the Company has increased occupancy at Parker Towne by 64.2% and redeveloped space since its acquisition, the retenanting of Parker Towne is proceeding at a slower pace than anticipated.

     In addition, the acquisition of Underperforming Supermarket Centers frequently provides the Company with an opportunity to buy adjacent undeveloped land whose value is depressed by proximity to the Underperforming Supermarket Center and can be enhanced by the Company's rehabilitation program.

     REDEVELOPMENT AND DEVELOPMENT OF SUPERMARKET CENTERS. The Company will redevelop existing and develop new Supermarket Centers with characteristics similar to those of the Existing Properties. The Company will consider development only if the overall economics of developing a property appear to be more favorable than acquiring and/or redeveloping an existing property. For example, the Company acquired Sky Lake, which is being comprehensively redeveloped into a 300,000 square foot Supermarket Center. The redevelopment is expected to cost $18.4 million and to be completed by September 1999. In addition, the Company owns 6.25 acres of land adjacent to certain of the Existing Properties, substantially all of which is intended for retail development. The Company also has agreed to acquire 4.4 acres of vacant land located in Southwest Miami-Dade County, Florida for future development, contingent upon, among other things, the rezoning of such property for commercial use. Additionally, the Company has agreed to acquire an aggregate of
10.5 acres of vacant land intended for future development in connection with its purchase of Summerlin Square, and has an Option to purchase Coral Way, which has received site plan approval for development of a 100,000 square foot Supermarket Center. Although the Company intends to complete pending property acquisitions upon satisfaction of conditions and to exercise the Option for Coral Way, there is no assurance the pending property acquisitions will be consummated or the Option will be exercised.

     The Company has not previously developed shopping centers and has not had extensive experience in redeveloping properties, although it has done so on both a whole property basis, such as the redevelopment of the Diana Building, as well as on an individual basis in order to meet specific tenant needs including at Parker Towne, where more than 100,000 square feet have been redeveloped as leased. In addition, members of management cumulatively have extensive experience in development and redevelopment activities.

     Although the Company previously has concentrated on the acquisition of existing Supermarket Centers, the Company believes that, as a result of changing market conditions, development and redevelopment will provide significant growth opportunities in the future. Accordingly, it may acquire or option parcels of land in its target markets which are likely to be subject to increased development. In connection with its development activities, the Company has recently hired a licensed architect and general contractor to head its development department and is in the process of retaining at least one additional full-time employee to support its development and redevelopment operations. See "Risk Factors--The Company Is Subject to Risks Associated with Construction and Development Activities" and "Management".

     INCREASING REVENUES AND IMPROVING OPERATING MARGINS. The Company will continue to seek to improve the financial performance of its portfolio by increasing revenues (through increased occupancy and/or rental rates), maintaining high tenant retention rates (i.e., the percentage of tenants who renew their leases upon expiration), replacing certain existing tenants when necessary with more creditworthy tenants, and aggressively managing operating expenses. Increased competition, changes in economic conditions and declines in tenant retention levels could adversely affect the Company's ability to improve the financial performance of its property portfolio. Most of the Company's lease agreements provide for percentage rents, indexed rent increases (based on CPI or other criteria) and/or have scheduled rent escalations. While the Company believes that substantially all its properties are in desirable locations that are experiencing rising rents, low vacancy rates, and increased demand, allowing the Company to renew leases, or relet space under expired leases, at favorable rents, any significant increases in vacancy rates and/or decreases in demand could adversely affect the Company's ability to renew such leases, or relet space under expired leases, at favorable rates. There is no assurance that such trends will continue.

     The Company has developed strong relationships with its Anchor Tenants by continually striving to promote tenant satisfaction by anticipating and responding to their requirements. A number of the Company's Anchor Tenants have evidenced this satisfaction by expanding their leased space within the Company's properties. For example, at Commonwealth, the Company has invested $1.3 million to expand Winn-Dixie's space by 12,000 square feet, and in return Winn-Dixie (i) will increase its annual minimum rent by approximately $144,000, starting March 1998 and (ii) extend its lease for an additional 20-year period. See "Use of Proceeds". In addition, the Company seeks to increase operating results through the strategic renovation and/or expansion of properties which are typically adaptable for varied tenant layouts and can be reconfigured to accommodate new tenants or the changing space needs of existing tenants.

     In three instances, drug store Anchor Tenants have vacated their leased space, although they continue to be bound by the terms of their leases and make lease payments to the Company. The Company may seek to obtain replacement tenants with respect to these leased spaces with rental rates at least equal to or exceeding those currently being paid by such drug store Anchor Tenants. In the event any of such drug store Anchor Tenants terminates its lease with the Company, the Company believes that it could relet the revelant space on terms substantially similar or more favorable than the existing leases. See "Risk Factors--The Company is Subject to Risks Involving Litigation with Albertsons" and "Legal Proceedings".

     OTHER ACQUISITIONS. The Company may from time to time acquire or develop, on a highly selective basis, other types of income-producing commercial properties in markets in which the Company has significant expertise and which present superior opportunities for a return on its investment. An example of such opportunistic acquisitions is the Equity One Office Building in Miami Beach, Florida. The office building was purchased in April 1992 when it was unoccupied and as of December 31, 1997 was 100% occupied and generated net operating income of approximately $287,000, as well as providing the Company's 3,000 square foot executive offices rent free. See "Redevelopment and Development Properties".

MARKET DATA

GENERAL

     The Company retained Lesser, nationally recognized experts in real estate consulting and urban economics, to assess the economic and demographic characteristics of the State of Florida, as well as the three metropolitan areas in Florida (Miami, Jacksonville and Orlando) in which 19 of the 21 Existing Properties are located. The discussion of these markets set forth below is derived from the findings set forth in the Lesser Market Overview. The selected economic and demographic characteristics (population, employment, retail sales and food store sales) are key factors which indicate the strength of a market for owning and operating Supermarket Centers. While the Company believes that Lesser's views of economic and demographic trends in these areas are reasonable, there can be no assurance that these trends will in fact continue.

POPULATION

     Florida represented approximately 5.4% of the total population of the United States or 14.6 million people, ranking it as the fourth largest state in the nation. For the period 1990 to 1997, the total population of Florida increased by approximately 1.7% annually, as compared to an approximately 1.0% increase nationwide and a 1.4% increase throughout the Southeastern United States. Orlando, Jacksonville and Miami, which are the Company's key sub-markets in Florida, have experienced annual population growth rates of 2.3%, 1.7% and 1.1%, respectively, each of which is higher than the national average. Orlando was the sixth fastest growing major metropolitan area in the United States between 1990 and 1997. For the period 1997 to 2002, population in Florida is expected to increase annually by 1.4%. In the submarkets of Orlando, Jacksonville and Miami population is expected to experience annual population growth rates of 2.0%, 1.8% and 1.1%, respectively, as compared to an annual population growth rate nationwide of 0.9% and an annual growth rate of 1.2% throughout the Southeast.

                    TOTAL POPULATION AND ANNUAL GROWTH RATES

            UNITED STATES

            1990 248.7        248,709,872
            1997 267.2        267,240,272   1.0%
            2002 279.3        279,315,904   0.9%

            SE STATES (1)

            1990  53.8         53,780,528
            1997  59.2         59,186,764   1.4%
            2002  62.8         62,828,952   1.2%

            FLORIDA

            1990  12.9         12,937,926
            1997  14.6         14,564,508   1.7%
            2002  15.6         15,644,470   1.4%

            JACKSONVILLE

            1990   0.9            906,727
            1997   1.0          1,021,984   1.7%
            2002   1.1          1,117,149   1.8%

            MIAMI

            1990   1.9          1,937,094
            1997   2.1          2,O92,559   1.1%
            2002   2.2          2,208,164   1.1%

            ORLANDO

            1990   1.2          1,224,852
            1997   1.4          1,438,297   2.3%
            2002   1.6          1,585,255   2.0%

SOURCE: Claritas Inc.; Robert Charles Lesser & Co.
(1) Southeast states include VA, NC, SC, GA, FL, AL, TN, MS, AR, AND LA.

EMPLOYMENT

     For the period 1990 to 1997, employment in Florida increased annually by 2.5%, as compared to an annual growth rate of 1.6% nationwide and an annual growth rate of 2.2% throughout the Southeastern United States. In the submarkets of Orlando, Jacksonville and Miami, employment increased annually by 3.7%, 2.8% and 1.3%, respectively. For the period 1997 to 2002, employment in Florida is expected to increase annually by 1.9%, as compared to an annual employment growth rate nationwide of 1.3% and an annual employment growth rate of 1.4% throughout the Southeast. In the submarkets of Orlando, Jacksonville and Miami, employment is expected to increase annually by 2.2%, 1.3% and 1.5%, respectively.

                    TOTAL EMPLOYMENT AND ANNUAL GROWTH RATES

            UNITED STATES

            1990   109.4       109,400,000
            1997   122.1       122,090,000     1.6%
            2002   130.4       130,370,000     1.3%

            SE STATES (1)

            1990    23.2        23,216,400
            1997    27.0        26,992,220     2.2%
            2002    29.0        28,985,100     1.4%

            FLORIDA

            1990     5.4         5,387,290
            1997     6.4         6,393,380     2.5%
            2002     7.0         7,023,440     1.9%

            JACKSONVILLE

            1990     0.4           423,760
            1997     0.5           514,800     2.8%
            2002     0.5           548,980     1.3%

            MIAMI

            1990     0.9           881,170
            1997     1.0           963,990     1.3%
            2002     1.0         1,036,750     1.5%

            ORLANDO

            1990     0.6           610,180
            1997     0.8           787,170     3.7%
            2002     0.9           875,630     2.2%

SOURCE: Regional Financial Associates; Robert Charles Lesser & Co.
(1) Southeast states include VA, NC, SC, GA, FL, AL, TN, MS, AR, AND LA.

RETAIL SALES

     For the period 1990 to 1997, retail sales in Florida increased annually by 6.2%, as compared to an annual growth rate of 4.8% nationwide and an annual growth rate of 5.8% throughout the Southeastern United States. In the submarkets of Orlando, Jacksonville and Miami, retail sales increased annually by 7.1%, 5.8% and 5.3%, respectively, each of which is higher than the national average. For the period 1997 to 2002, retail sales in Florida are expected to increase annually by 6.4%, as compared to 5.5% nationwide and 5.7% throughout the Southeast. In the submarkets of Orlando, Jacksonville and Miami, retail sales are expected to increase annually by 6.7%, 5.1% and 5.0%, respectively.

                      RETAIL SALES AND ANNUAL GROWTH RATES


             UNITED STATES

             1990   $1,845           1,845.1
             1997   $2,560           2,559.9    4.8%
             2002   $3,353           3,352.6    5.5%

             SE STATES (1)

             1990     $398             397.8
             1997     $592             592.2    5.8%
             2002     $780             780.5    5.7%

             FLORIDA

             1990     $112             111.6
             1997     $170             169.8    6.2%
             2002     $232             231.5    6.4%

             JACKSONVILLE

             1990      $7                7.4
             1997     $11               11.0    5.8%
             2002     $14               14.2    5.1%

             MIAMI

             1990     $16               16.5
             1997     $24               23.6    5.3%
             2002     $30               30.1    5.0%

             ORLANDO

             1990     $12               11.5
             1997     $19               18.6    7.1%
             2002     $26               25.8    6.7%

SOURCE: Regional Financial Associates; Robert Charles Lesser & Co.
(1) Southeast states include VA, NC, SC, GA, FL, AL, TN, MS, AR, AND LA.

FOOD STORE SALES

     For the period 1990 to 1997, food store sales in Florida increased annually by 3.4%, as compared to an annual growth rate of 2.3% nationwide and 3.5% throughout the Southeastern United States. In the submarkets of Orlando, Jacksonville and Miami, food store sales increased annually by 6.6%, 4.1% and 2.5%, respectively.

                     FOOD STORE SALES AND ANNUAL GROWTH RATES
                          IN MILLIONS      1,000,000


               UNITED STATES

               1990       362,667      362,667
               1997       424,091      424,091       2.3%
               2002

               SE STATES (1)

               1990        78,041       78,041
               1997        99,107       99,107       3.5%
               2002

               FLORIDA

               1990        20,231       20,231
               1997        25,542       25,542       3.4%
               2002

               JACKSONVILLE

               1990         1,303        1,303
               1997         1,724        1,724       4.1%
               2002

               MIAMI

               1990         2,705        2,705
               1997         3,214        3,214       2.5%
               2002

               ORLANDO

               1990         1,701        1,701
               1997         2,666        2,666       6.6%
               2002

SOURCE: Sales and Marketing Management; Robert Charles Lesser & Co.
(1) Southeast states include VA, NC, SC, GA, FL, AL, TN, MS, AR, AND LA.

THE PROPERTIES

     The Existing Properties consist primarily of Supermarket Centers and contain an aggregate of approximately 2.1 million square feet of GLA. As of December 31, 1997, the Existing Properties (excluding Lantana Village, which was acquired by the Company in January 1998) were 93.0% leased to approximately 376 tenants (not including 505 tenants of the Company's mini-warehouse facility). All the Supermarket Centers were developed after 1982. See "--Lease Expirations", "--Competition" and "Policies with Respect to Certain Activities--Investment Policies". See also "--Additional Information Concerning the Existing Properties" and "Use of Proceeds" for a discussion of renovations and improvements contemplated for certain of the Existing Properties.

     The following table sets forth certain information relating to the Existing Properties as of December 31, 1997. All references to net rent per square foot are calculated without giving effect to vacant space, unless otherwise specified.

                                                                     NET
                                                                  OPERATING
                                                                    INCOME
                                                      NUMBER       FOR THE
                                                        OF        YEAR ENDED
                          DATE                       TENANTS     DECEMBER 31,
PROPERTY(1)             ACQUIRED          GLA        (UNITS)         1997
-------------------- -------------- --------------- --------- -----------------
SOUTH FLORIDA

Bird Ludlum           August 11,        192,327         48       $2,326,820
Shopping Center          1994
 Miami, FL

Plaza Del Rey          December          50,146         20       $  576,998
Shopping Center          1992
 Miami, FL

Pointe Royale          July 27,         199,068         21       $1,013,789
Shopping Center(2)       1995
 Miami, FL

Pointe Royale          July 27,          18,000(3)      --               --
Office Building          1995
 Miami, FL

West Lake Plaza       November 6,       100,747         26       $  860,461
Shopping Center(2)       1996
 Miami, FL

Diana Building       February 15,        18,707          4       $   75,683
 W. Palm                 1995
  Beach, FL

Equity One             April 10,         28,980(4)      10       $  286,812
Office Building          1992
 Miami Beach, FL

Sky Lake              August 19,         60,839(5)      18       $  266,956(6)
 N. Miami                1997
 Beach, FL

CENTRAL FLORIDA

East Bay Plaza         July 23,          81,826         18       $  336,705
 Largo, FL               1993

Eustis Square         October 22,       126,791         21       $  722,057
Shopping Center          1993
 Eustis, FL

Forest Edge          December 31,        68,631         13       $  374,901
Shopping Center          1996
 Orlando, FL

                       AVERAGE     AVERAGE
                       MINIMUM     MINIMUM
                         BASE       BASE        INITIAL
                       RENT PER   RENT PER   ACQUISITION &
                       SQ. FT.     SQ. FT.   REDEVELOPMENT   PERCENT          CERTAIN TENANTS
PROPERTY(1)           (ANCHORS)   (LOCALS)       COSTS        LEASED       LEASE EXPIRATION DATES
-------------------- ----------- ---------- --------------- --------- -------------------------------
SOUTH FLORIDA

Bird Ludlum            $ 11.55    $ 13.56     $20,397,500      100%   Winn-Dixie (2007),
Shopping Center                                                       Eckerd (2007), Blockbuster
 Miami, FL                                                            Video (2003), Vision
                                                                      Works (2008), Rainbow
                                                                      Shops (2003), GNC (2001),
                                                                      Radio Shack (2000), Boat
                                                                      U.S. Marine (1998), Barnett
                                                                      Bank (1998)

Plaza Del Rey          $  9.59    $ 12.82     $ 3,831,000       98%   Navarro (2001),
Shopping Center                                                       Rent A Center (2000)
 Miami, FL

Pointe Royale          $  4.14    $  9.78     $ 8,725,000      100%   Best Buy (2010),
Shopping Center(2)                                                    Winn-Dixie (2011),
 Miami, FL                                                            Dollar Bills (2004)
                                                                      Household Finance
                                                                      Company (2001)

Pointe Royale               --         --              --       --    --
Office Building
 Miami, FL

West Lake Plaza        $  8.41    $ 11.97     $ 7,930,000      100%   Winn-Dixie (2016),
Shopping Center(2)                                                    Burger King (2007),
 Miami, FL                                                            United Consumer
                                                                      Club (1998)

Diana Building         $ 14.76    $ 14.06     $ 1,514,000       55%   Fat Tuesday's (2001)
 W. Palm
  Beach, FL

Equity One                  --    $ 12.29     $ 1,748,000      100%   City of Miami Beach
Office Building                                                       Parking Department (1998)
 Miami Beach, FL

Sky Lake               $ 18.23    $ 11.85     $11,722,000      100%   Humana (1998)
 N. Miami                                                             First Union (2001)
 Beach, FL                                                            McDonalds (2016)

CENTRAL FLORIDA

East Bay Plaza         $  6.88    $  7.94     $ 1,610,000       88%   Scottys (2001), Albertsons(7),
 Largo, FL                                                            Hollywood Video (2007)

Eustis Square          $  5.73    $ 10.48     $ 7,249,000       91%   Publix (2004), Bealls (2005),
Shopping Center                                                       Walgreens (2024)(3),
 Eustis, FL                                                           US Pak N Ship (1999)

Forest Edge            $  5.78    $  9.99     $ 3,100,000      100%   Winn-Dixie (2007),
Shopping Center                                                       AutoZone (2006)
 Orlando, FL

                                                                      NET
                                                                   OPERATING        AVERAGE
                                                                     INCOME         MINIMUM
                                                      NUMBER        FOR THE           BASE
                                                        OF         YEAR ENDED       RENT PER
                             DATE                    TENANTS      DECEMBER 31,      SQ. FT.
PROPERTY(1)                ACQUIRED         GLA      (UNITS)          1997         (ANCHORS)
----------------------- -------------- ------------ --------- ------------------- -----------
Lake Mary                November 9,      288,450       51        $3,005,855        $ 9.71
Shopping Centre             1995
 Lake Mary, FL

NORTH FLORIDA
Atlantic Village          June 30,        100,559       24        $  775,619        $ 5.15
Shopping Center(8)(9)       1995
 Atlantic Beach, FL

Commonwealth            February 28,       71,021       14        $  419,744        $ 6.10
Shopping Center             1994
 Jacksonville, FL

Fort Caroline            January 21,       74,546        9        $  464,683        $ 6.69
Trading Post(10)            1994
 Jacksonville, FL

Monument Pointe          January 31,       75,328       15        $  385,283(12)    $ 4.90
Shopping Center(11)         1997
 Jacksonville, FL

Oak Hill Village         December 7,       78,492       19        $  465,989        $ 5.15
Shopping Center             1995
 Jacksonville, FL

Mandarin Mini-Storage      May 10,         52,880      505        $  215,412            --
 Jacksonville, FL           1994

TEXAS

Four Corners             January 22,      115,178       24        $  852,353        $ 8.39
Shopping Center             1993
 Tomball, TX

Parker Tower Centre      December 9,      201,927       21        $  467,077        $ 4.22
 Plano, TX                  1993        ---------      ---        -------------     ------
Total/Weighted
Average                                 2,004,443      881       $13,893,197        $ 6.91
                                        =========      ===        =============     ======
RECENTLY ACQUIRED/
PROPOSED ACQUISITION
PROPERTIES

Lantana Village         January 1998       85,300       26        $  683,030        $ 7.75
 Shopping Center(13)
Lantana, FL

Summerlin Square           (14)           110,200       25        $  969,819        $ 6.12
 Shopping Center
Fort Myers, FL

Beauclerc Village          (16)            66,575       10        $  386,371        $ 5.33
 Shopping Center
Jacksonville, FL

                          AVERAGE
                          MINIMUM
                           BASE        INITIAL
                         RENT PER   ACQUISITION &
                          SQ. FT.   REDEVELOPMENT      PERCENT              CERTAIN TENANTS
PROPERTY(1)              (LOCALS)       COSTS           LEASED           LEASE EXPIRATION DATES
----------------------- ---------- --------------- --------------- ---------------------------------
Lake Mary                $ 13.27    $ 20,850,000          99%      K-Mart (2013),
Shopping Centre                                                    Albertsons (2012),
 Lake Mary, FL                                                     General Cinema (2010),
                                                                   Play It Again Sports (1998),
                                                                   Chili's (2010), Einstein Bros.
                                                                   Bagels (2001), NationsBank
                                                                   (2008), Swim N Fun (2001)

NORTH FLORIDA

Atlantic Village         $ 11.12    $  5,950,000          94%      Publix (2004), Blockbuster
Shopping Center(8)(9)                                              Music (2001), Village Shoe
 Atlantic Beach, FL                                                Box (1999)

Commonwealth             $  7.81    $  3,650,000          95%      Winn-Dixie (2017), Subway
Shopping Center                                                    (1998)
 Jacksonville, FL

Fort Caroline            $  8.57    $  3,705,000          92%      Winn-Dixie (2015),
Trading Post(10)                                                   Eckerd (2004),
 Jacksonville, FL                                                  McDonalds (2018)

Monument Pointe          $ 10.56    $  3,731,000          98%      Winn-Dixie (2005), Eckerd
Shopping Center(11)                                                (2005), First Union (1998),
 Jacksonville, FL

Oak Hill Village         $  9.41    $  3,450,000         100%      Publix (2005),
Shopping Center                                                    Walgreens (2019)(9),
 Jacksonville, FL                                                  BlockbusterVideo (1999),
                                                                   Little Caesars (2000)

Mandarin Mini-Storage    $  5.58    $  1,810,000          95%      --
 Jacksonville, FL

TEXAS

Four Corners             $  9.80    $  4,750,000          93%      Kroger (2005), Eckerd
Shopping Center                                                    (2004),
 Tomball, TX                                                       Wendy's (2010), Mailboxes
                                                                   Etc. (2007),
                                                                   Rent A Center (1999)

Parker Tower Centre      $  6.56    $  4,157,000          66%      Minyards (2011),
 Plano, TX               -------    ------------         ---       Blockbuster Video (2002),
                                                                   Dollar General (2000)
Total/Weighted
Average                  $ 10.73    $119,879,500          93%
                         =======    ============         ===
RECENTLY ACQUIRED/
PROPOSED ACQUISITION
PROPERTIES

Lantana Village          $ 12.77    $  6,750,000         100%      Winn-Dixie (2011), Rite-Aid
 Shopping Center(13)                                               (2015), Denny's (2004)
Lantana, FL

Summerlin Square         $ 20.36    $ 10,000,000          96%(15)  Winn-Dixie (2006), Eckerd
 Shopping Center                                                   (2006)
Fort Myers, FL

Beauclerc Village        $ 10.51    $  3,000,000         100%(15)  Walgreens (2003), Old
 Shopping Center                                                   America (2009),
Jacksonville, FL                                                   Big Lots (1999)

--------------
 (1) Does not include any redevelopment and development properties other than Sky Lake.
 (2) Eckerd has vacated these sites, but continues to make lease payments.
 (3) Represents GLA following redevelopment. See "Use of Proceeds".
 (4) Includes 3,000 square feet of GLA occupied by the Company.
 (5) Does not include 240,000 square feet of vacant GLA which is to be redeveloped. See "--Redevelopment and Development Properties" and "Use of Proceeds".
 (6) Represents net operating income for the four and one half months ended December 31, 1997.
 (7) Albertsons is located on property contiguous to the Company's property not owned by the Company. Accordingly, Albertsons does not pay base rent or make payments to the Company for common area maintenance and similar charges at this location.
 (8) Walgreens has vacated this site, but continues to make lease payments.
 (9) Pursuant to its lease agreement, Walgreens may terminate the lease in 2004.
(10) Since its acquisition in 1994, Winn-Dixie's space has been increased by an aggregate of 7,200 square feet.
(11) The acquisition cost of this property was $3.7 million.
(12) Represents NOI for the eleven months ended December 31, 1997.
(13) The acquisition cost of this property was $6.8 million
(14) Under contract to purchase at a cost of $10.0 million.
(15) Represents percent leased as of the date of contract.
(16) Under contract to purchase at a cost of $3.0 million.

REDEVELOPMENT AND DEVELOPMENT PROPERTIES

 EXISTING PROPERTY

     SKY LAKE. In August 1997 the Company acquired Sky Lake, an existing Community Shopping Center, for $11.8 million. Sky Lake is located in the North Miami Beach, Florida area. Approximately 150,000 residents with household incomes averaging $51,000 are located within a three mile radius of Sky Lake. The Company is conducting a comprehensive redevelopment program at Sky Lake to create a Supermarket Center containing 300,000 square feet of GLA. The Company expects that the redevelopment will cost approximately $18.4 million and will occur in several phases which are expected to be completed by September 1999. The Company has entered into an agreement with Publix for the lease of 51,000 square feet of redeveloped GLA at Sky Lake. During the redevelopment, the Company expects to receive certain rental revenue from tenants who will continue operations during the redevelopment process. As of December 31, 1997, 61,000 square feet of such GLA, representing approximately $738,000 of aggregate annualized minimum rental revenue, had been leased, substantially all of which related to out-parcels located on the property.

     LAND FOR DEVELOPMENT. The Company owns 6.25 acres of vacant land adjacent to certain of the Existing Properties, substantially all of which the Company intends to develop as retail space. The Company expects to commence construction on 5.0 acres adjacent to Lake Mary and 0.5 acres adjacent to Commonwealth within three months following the Offering. The Company expects to complete these projects by December 1998, at a cost of approximately $3.0 million and $450,000, respectively, using proceeds of the Offering. In addition, the Company has agreed to acquire (i) 4.4 acres of land located in Southwest Miami-Dade County, Florida for future development contingent upon, among other things, the rezoning of such property for commercial use and (ii) an aggregate of 10.5 acres of vacant land located in Fort Myers, Florida for future development as part of its acquisition of Summerlin Square.

 OPTION PROPERTY


     CORAL WAY. The Company has an Option, exercisable for a period of five years from the consummation of the Offering, to acquire 10.0 acres of vacant land at Coral Way for $2.0 million. Coral Way is commercially zoned and has received county site plan approval for the development of a 100,000 square foot Supermarket Center. Coral Way is located in a newly rezoned high growth area of Southwest Miami-Dade County, Florida. The Company anticipates that it will exercise this Option and develop this property as a Supermarket Center to be completed by December 1999, although there can be no assurance that it will do so. The acquisition and development costs of Coral Way are anticipated to be $12.0 million. See "Certain Transactions".

     LAND FOR DEVELOPMENT. The Company also has an Option, exercisable for a period of five years from the consummation of the Offering, to purchase 0.50 acres of vacant land adjacent to the Equity One Office Building, which property is commercially zoned, and 6.20 acres of vacant land adjacent to Bird Ludlum, which property is residentially zoned, for a purchase price of $1.7 million and $1.1 million, respectively. The Company anticipates that it will exercise the Option with respect to the vacant land adjacent to the Equity One Office Building, although there can be no assurance that it will do so.

     The following table provides additional information with respect to properties held for redevelopment and development and properties under Option.

                                                                                    NUMBER OF    DEVELOPABLE      CURRENT
PROPERTY                                                   LOCATION       ACREAGE    PARCELS     SQUARE FEET      ZONING
----------------------------------------------------- ------------------ --------- ----------- --------------- ------------
REDEVELOPMENT/ DEVELOPMENT
PROPERTIES
Sky Lake(1) ......................................... Miami-Dade, FL        24.00        1          285,000       Retail
Sky Lake(1) ......................................... Miami-Dade, FL         1.50        2           15,000       Retail
Adjacent to Commonwealth ............................ Jacksonville, FL       0.50        1            6,000       Retail
Adjacent to Fort Caroline ........................... Jacksonville, FL       0.50        1            7,000       Retail
Adjacent to Oak Hill ................................ Jacksonville, FL       0.25        1            6,000       Retail
Adjacent to Lake Mary ............................... Lake Mary, FL          5.00        1           70,000       Retail
Adjacent to Lantana Village ......................... Lantana, FL            0.50        1            6,000       Retail
Vacant Land(2) ...................................... Miami-Dade, FL         4.40        2           40,000       Retail
Vacant Land(3) ...................................... Fort Myers, FL        10.00        1           90,000       Retail
Vacant Land(3) ...................................... Fort Myers, FL         0.50        1            5,000       Retail
                                                                            -----       --          -------
Total--Redevelopment/Development Properties .........                       47.15       12          530,000
                                                                            -----       --          -------
OPTION PROPERTIES
Coral Way (4) ....................................... Miami-Dade, FL        10.00        1          100,000       Retail
Adjacent to Bird Ludlum ............................. Miami, FL              6.20        1        150 Units     Residential
Adjacent to Equity One Office Building(4) ........... Miami Beach, FL        0.50        2           50,000       Office
                                                                            -----       --        ---------
Total--Option Properties ............................                       16.70        4          150,000
                                                                            -----       --        ---------
Total ...............................................                       63.85       16          680,000
                                                                            =====       ==        =========

----------------
(1) See "Additional Information Concerning the Existing Properties".

(2) Under contract to purchase.

(3) Represents commercially zoned vacant land adjacent to Summerlin Square, which is currently under a contract to purchase.

(4) The Company expects that it will exercise the Option to purchase this property and expects that development of this property will be completed by December 1999.


     There can be no assurance that Sky Lake, Coral Way or any other acquisition, redevelopment or development project will be completed or, if completed, will be successful. See "Policies with Respect to Certain Activities--Development Policies" and "Use of Proceeds".

OTHER PROPERTY

     The Company has entered into an agreement to acquire a restaurant property for $1.2 million in Miami Beach, Florida, for one of the Company's tenants, which will lease the facility pursuant to a long-term operating lease. The Company will consider such investment opportunities from time to time when economically merited, although it expects such instances to be uncommon. See "Use of Proceeds".

MAJOR TENANTS

     The following table sets forth the GLA of the Existing Properties leased to Supermarket Anchor Tenants, other Anchor Tenants and non-Anchor Tenants as of December 31, 1997.

                                              SUPERMARKET           OTHER         NON-ANCHOR
                                            ANCHOR TENANTS     ANCHOR TENANTS      TENANTS         TOTAL
                                           ----------------   ----------------   -----------   -------------
Existing Properties (sq. ft.) ..........       606,191            435,503          811,731       1,853,425
Percentage of Total Leased GLA .........          32.7%              23.5%            43.8%         100.00%

     The following table sets forth as of December 31, 1997, information regarding the leases with the Company's largest tenants based upon annualized minimum rents of at least $250,000:

                                                                                  PERCENT OF
                                  GLA          NUMBER        ANNUALIZED      AGGREGATE ANNUALIZED
TENANT                         (SQ. FT.)     OF STORES     MINIMUM RENTS        MINIMUM RENTS
---------------------------   -----------   -----------   ---------------   ---------------------
Winn-Dixie(1) .............     308,864           7          $1,886,286              11.86%
General Cinemas ...........      35,712           1             633,888               3.98
Albertsons ................      63,139           1             568,251               3.57
Eckerd(2) .................      59,700           6             532,418               3.35
K-Mart ....................      86,479           1             497,254               3.13
Publix(3) .................     118,110           3             567,080               3.56
Kroger ....................      45,528           1             373,332               2.35
Best Buy ..................      91,472           1             365,888               2.30
Blockbuster Video .........      23,609           4             309,503               1.95
Walgreens(4) ..............      34,996           3             265,720               1.67
Minyard's .................      70,550           1             253,980               1.60
                                -------           -          ----------              -----
  Total ...................     938,159          29          $6,253,600              39.32%
                                =======          ==          ==========              =====

----------------
(1) Does not include Winn-Dixie at Lantana Village which occupies 39,473 square feet of GLA and represents approximately $293,000 of annualized minimum rents, 12,000 square feet of additional GLA to be leased by Winn-Dixie at Commonwealth representing $144,000 of annualized minimum rents, or 45,500 square feet of GLA leased by Winn-Dixie at Summerlin Square, which the Company has under contract, representing $262,000 of annualized minimum rents.

(2) Includes two stores which Eckerd has vacated but for which it continues to pay rent. Does not include the Eckerd lease at Summerlin Square, which the Company has agreed to purchase.

(3) Does not include Publix to be developed at Sky Lake which will occupy 51,000 square feet of GLA and will represent approximately $635,000 of annualized minimum rents.

(4) Includes a store which Walgreens has vacated but for which it continues to pay rent. Does not include the Walgreens lease at Beauclerc Village, which the Company has agreed to purchase.

LEASE EXPIRATIONS

     The following table sets forth the anticipated expirations of the Company's leases at December 31, 1997 (excluding renewal options, month-to-month and the Company's mini-storage facility) for each year from 1998 through 2007 and thereafter.

                                                                                             PERCENT OF        AVERAGE
                                                           PERCENT OF                         AGGREGATE         ANNUAL
                              NUMBER OF        GLA            TOTAL         ANNUALIZED       ANNUALIZED      MINIMUM RENT
DECEMBER 31,                    LEASES      (SQ. FT.)     OCCUPIED GLA     MINIMUM RENT     MINIMUM RENT     PER SQ. FT.
--------------------------   -----------   -----------   --------------   --------------   --------------   -------------
1998 .....................        77          188,624         10.64%       $ 2,043,484          13.31%        $  10.83
1999 .....................        73          118,641          6.69          1,440,654           9.38            12.14
2000 .....................        82          181,613         10.24          1,846,792          12.03            10.17
2001 .....................        44          134,208          7.57          1,340,368           8.73             9.99
2002 .....................        33           80,072          4.52            932,427           6.07            11.64
2003 .....................        11           32,276          1.82            330,683           2.15            10.25
2004(1) ..................         9          158,064          8.92            932,094           6.07             5.90
2005 .....................         7          182,051         10.27          1,067,712           6.95             5.86
2006 .....................         3           19,340          1.09            147,914           0.96             7.65
2007 .....................        10           87,199          4.92          1,158,744           7.55            13.29
Thereafter ...............        18          590,880         33.32          4,116,244          26.80             6.97
                                 ---        ---------        ------        -----------         ------         --------
Total/Average(2) .........       367        1,772,968        100.00%       $15,357,116         100.00%        $   8.66
                                 ===        =========        ======        ===========         ======         ========

----------------
(1) Does not include three lease agreements with Walgreens expiring in the years 2019, 2019 and 2024, respectively, which Walgreens may terminate in 2004.

(2) The table does not include leases at Lantana Village, the lease with Publix at Sky Lake, the expansion of Winn-Dixie's lease at Commonwealth, or any leases at Summerlin Square or Beauclerc Village.

     Historically, the Company has not incurred substantial costs associated with Tenant Improvements relating to lease expirations or renewals. However, the Company recently incurred an expense of $1.3 million in connection with the expansion of Winn-Dixie's space at Commonwealth. Additionally, because leasing activities are performed in-house, the Company has not historically incurred substantial costs associated with Leasing Commissions. No assurance can be given that such expenses will not increase in the future.

ADDITIONAL INFORMATION CONCERNING THE EXISTING PROPERTIES

     As of December 31, 1997, two of the Supermarket Centers, Bird Ludlum and Lake Mary, had either a book value equal to or greater than 10.0% of the total assets of the Company or gross revenues which accounted for more than 10.0% of the Company's aggregate gross revenues. Set forth below is additional information with respect to each of such properties.

     BIRD LUDLUM. Bird Ludlum is a 192,327 square foot Supermarket Center occupied by 48 tenants which is located at the intersection of Bird Road and Ludlum Road in Miami, Florida. Traffic count at the Bird Ludlum center averages approximately 85,000 vehicles per day. The property is located approximately one mile east of the Palmetto Expressway, a major Miami roadway. Bird Ludlum is located in a densely populated trade area of Miami with a population of over 155,000 within a three mile radius and an average household income of $51,000 per year. This property includes five out-parcel buildings, and has attracted a full range of national and regional chain store tenants including Winn-Dixie, Eckerd, Blockbuster, Radio Shack and Little Caesars. Outparcel buildings are occupied by Visionworks, McDonalds, Dairy Queen, Jiffy Lube and Barnett Bank. For a discussion of competition, see "--Competition".

     In 1996, the Company purchased 7.4 acres of vacant land adjacent to Bird Ludlum for a purchase price of $1.1 million. During early 1997, the Company utilized approximately 1.2 acres of this land to build a parking lot for 150 automobiles. The remaining 6.2 acres of vacant land will be transferred to the Partnership (as defined herein) immediately prior to the consumamtion of the Offering and will be subject to the Option. See "Certain Transactions".

     Winn-Dixie, the only tenant which occupies more than 10.0% of the GLA at Bird Ludlum, occupies 44,400 square feet of GLA under a lease which expires in December 2007 and contains five renewal options of five years each. The annual minimum rent payable by Winn-Dixie under this lease is $399,600. For the years ended June 30, 1995, 1996 and 1997, Winn-Dixie reported sales of $22.3 million, $23.6 million and $23.3 million, respectively.

     The following table sets forth a schedule of lease expirations and other information concerning leases at Bird Ludlum, assuming none of the tenants exercise renewal options.

                                                                                        PERCENT OF        AVERAGE
                                                                                         AGGREGATE         ANNUAL
                           NUMBER OF        GLA        PERCENT OF      ANNUALIZED       ANNUALIZED      MINIMUM RENT
YEAR                         LEASES      (SQ. FT.)      TOTAL GLA     MINIMUM RENT     MINIMUM RENT     PER SQ. FT.
-----------------------   -----------   -----------   ------------   --------------   --------------   -------------
1998 ..................        10          40,060         20.83%       $  552,828          22.32%        $  13.80
1999 ..................         7           9,233          4.80           115,320           4.66            12.49
2000 ..................         8          25,390         13.20           313,820          12.67            12.36
2001 ..................         7          15,700          8.16           199,233           8.05            12.69
2002 ..................         6          12,875          6.69           210,506           8.50            16.35
2003 ..................         5          17,617          9.16           201,362           8.13            11.43
2004 ..................         0               0          0.00                 0           0.00             0.00
2005 ..................         0               0          0.00                 0           0.00             0.00
2006 ..................         0               0          0.00                 0           0.00             0.00
2007 ..................         4          63,952         33.25           732,250          29.57            11.45
Thereafter ............         1           7,500          3.91           151,162           6.10            20.15
                               --         -------        ------        ----------         ------         --------
Total/Average .........        48         192,327        100.00%       $2,476,481         100.00%        $  12.88
                               ==         =======        ======        ==========         ======         ========

     The average annual rental income per square foot of GLA at Bird Ludlum for the years ended December 31, 1994, 1995, 1996 and 1997 was $18.61, $17.31,
$16.89 and $17.00, respectively.

     At the time of its acquisition by the Company, Bird Ludlum was 96.0% leased. For the years ended December 31, 1994, 1995, 1996 and 1997, the percentage of Bird Ludlum that was leased was 100.0%, 99.0%, 100.0%, 100.0% and 100.0%, respectively.

     Depreciation (for tax purposes) on Bird Ludlum is taken as follows: (i) approximately $14.2 million of the basis is being depreciated on a straight line basis over 40 years, and (ii) approximately $1.3 million of the basis uses a 15-year Accelerated Cost Recovery System ("ACRS") depreciation. Depreciation for book purposes is calculated on a straight-line basis over 40 years.

     LAKE MARY. Lake Mary is a 288,450 square foot Supermarket Center occupied by 51 tenants which is located at the southeast corner of Lake Mary Boulevard and Lake Emma Road in Lake Mary, Seminole County, Florida, in the Orlando metropolitan area. The property was originally constructed during 1987 and 1988. Certain improvements and additions were made to Lake Mary in 1990. Lake Mary, which is situated on a 47.0 acre parcel, has attracted a full range of national and regional chain store tenants including K-Mart, Albertsons, General Cinema, Chili's, Burger King, Einstein Bros. Bagels, Carvel Ice Cream, Radio Shack, Little Caesars and H&R Block. For a discussion of competition, see "--Competition". See also "Risk Factors--The Company is Subject to Risks Involving Litigation with Albertsons".

     Three tenants, K-Mart, Albertsons and General Cinemas, each occupy in excess of 10.0% of the GLA at Lake Mary. K-Mart occupies 86,479 square feet of GLA under a lease which expires in August, 2013. The annual minimum rent is $497,254. For the years ended August 31, 1994, 1995, 1996 and 1997, K-Mart reported sales of $7.5 million, $7.7 million, $8.2 million and $9.8 million, respectively. The Company believes that this K-Mart is an underperforming store. The prior owner (and current lender on the property) has agreed to guarantee the rent due from K-Mart (including recoveries) at any time K-Mart ceases making rental payments during the three years following the Company's purchase of Lake Mary for a period of three years subsequent to such breach. Albertsons occupies 63,139 square feet of GLA under a lease which expires in June 2012 and has four renewal options of five years each. The annual minimum rent under the Albertsons lease is $568,251, increasing to $599,820 in June 2002 and $631,390 in June 2007. For the years ended May 31, 1994, 1995, 1996 and 1997, Albertsons reported sales of $23.8 million, $25.6 million, $27.5 million and $28.3 million, respectively. General Cinemas occupies 35,712 square feet of GLA under a lease which expires in June 2010. The annual minimum rent is $633,888. The Company plans to allocate $3.0 million from the proceeds of the Offering to develop 50,000 square feet of additional space at Lake Mary.

     The following table sets forth a schedule of lease expirations and other information concerning leases at Lake Mary, assuming none of the tenants exercise renewal options:

                                                                                   PERCENT OF      AVERAGE
                                                                                    AGGREGATE       ANNUAL
                              NUMBER OF      GLA      PERCENT OF    ANNUALIZED     ANNUALIZED    MINIMUM RENT
YEAR                            LEASES    (SQ. FT.)    TOTAL GLA   MINIMUM RENT   MINIMUM RENT   PER SQ. FT.
---------------------------- ----------- ----------- ------------ -------------- -------------- -------------
     1998 ..................       7         9,228        3.30%     $  147,002         4.73%      $  15.93
     1999 ..................      11        17,156        6.14         246,703         7.94          14.38
     2000 ..................       9        16,110        5.77         182,043         5.86          11.30
     2001 ..................       9        20,648        7.39         257,687         8.29          12.48
     2002 ..................       6        12,938        4.63         198,598         6.39          15.35
     2003 ..................       2         2,082        0.75          30,397         0.98          14.60
     2004 ..................       1         2,000        0.72          21,000         0.68          10.50
     2005 ..................       0             0        0.00               0         0.00           0.00
     2006 ..................       0             0        0.00               0         0.00           0.00
     2007 ..................       1         3,909        1.40         137,988         4.44          35.30
     Thereafter ............       5       195,229       69.90       1,886,479        60.69           9.66
                                  --       -------      ------      ----------       ------       --------
     Total/Average .........      51       279,300      100.00%     $3,107,897       100.00%      $  11.13
                                  ==       =======      ======      ==========       ======       ========

     The average rental income per square foot of GLA at Lake Mary for the years ended December 31, 1995, 1996 and 1997 was $12.30, $12.30 and $12.95,
respectively.

     At the time of its acquisition by the Company, Lake Mary was 97.0% leased. For the years ended December 31, 1995, 1996 and 1997, the percentage of Lake Mary that was leased was 97.0%, 100.0%, 100.0% and 99.8%, respectively.

     Depreciation (for tax purposes) on Lake Mary is taken as follows: (i) approximately $11.3 million of the basis is being depreciated on a straight line basis over 40 years, and (ii) $2.0 million of the basis uses a 15-year ACRS depreciation. Depreciation for book purposes is calculated on a straight-line basis over 40 years.

     Set forth below is additional information with respect to each of the Company's other Existing Properties:

     ATLANTIC VILLAGE. Atlantic Village is a 100,559 square foot Supermarket Center occupied by 24 tenants which is located in Atlantic Beach, Florida (in the Jacksonville metropolitan area). Atlantic Village is situated on 14.0 acres and is anchored by a Publix. For the year ended December 31, 1997, Publix reported sales of $20.6 million. The Company will invest $850,000 to remodel the property and in return, Publix will renew its lease for another 10 years starting August 1998. Walgreens has vacated this site, but continues to make lease payments.

     COMMONWEALTH. Commonwealth is a 71,021 square foot Supermarket Center occupied by 14 tenants which is located in Jacksonville, Florida. Commonwealth is situated on 12.8 acres and is anchored by a Winn-Dixie. For the year ended June 30, 1997, Winn-Dixie reported sales of $12.5 million. In February 1998, the Company invested $1.3 million to expand Winn-Dixie's space by 12,000 square feet and in return Winn-Dixie (i) increased its monthly minimum rent by approximately $12,000, starting March 1998 and (ii) extended its lease for an additional 20-year period. Additionally, the Company intends to build 6,000 square feet of retail space on an existing out-parcel to accommodate an existing tenant at a cost of approximately $450,000.

     FORT CAROLINE. Fort Caroline is a 74,546 square foot Supermarket Center occupied by 9 tenants which is located in Jacksonville, Florida. Fort Caroline is situated on 9.6 acres and is anchored by a Winn-Dixie and Eckerd. For the year ended June 30, 1997, Winn-Dixie reported sales of $15.3 million. During 1994 and 1995 the Company expanded Winn-Dixie's occupied space by an aggregate of approximately 7,200 square feet, and Winn-Dixie agreed to extend its lease for an additional 20-year period.

     MONUMENT POINTE. Monument Pointe is a 75,328 square foot Supermarket Center occupied by 15 tenants located in Jacksonville, Florida. Monument Pointe is situated on 7.3 acres and is anchored by a Winn-Dixie and Eckerd. For the year ended June 30, 1997, Winn-Dixie reported sales of $17.6 million.

     OAK HILL. Oak Hill is a 78,492 square foot Supermarket Center occupied by 19 tenants located in Jacksonville, Florida. Oak Hill is situated on 11.7 acres and is anchored by a Publix and Walgreens. For the year ended December 31, 1997, Publix reported sales of $13.5 million.

     EAST BAY. East Bay is a 81,826 square foot Supermarket Center occupied by 18 tenants located in Largo, Florida (in the Tampa metropolitan area). East Bay is situated on 10.3 acres and is anchored by an Albertsons, Scotty's and Hollywood Video. Albertsons is located on property contiguous to the Company's property which is not owned by the Company.

     EUSTIS SQUARE. Eustis Square is a 126,791 square foot Supermarket Center occupied by 21 tenants located in Eustis, Florida. Eustis Square is situated on
13.5 acres and is anchored by a Publix, Beall's and Walgreens. For the year ended December 31, 1997, Publix reported sales of $11.2 million.

     FOREST EDGE. Forest Edge is a 68,631 square foot Supermarket Center occupied by 13 tenants located in Orlando, Florida. Forest Edge is situated on
8.2 acres and is anchored by a Winn-Dixie and AutoZone. For the year ended June 30, 1997, Winn-Dixie reported sales of $11.8 million.

     PLAZA DEL REY. Plaza Del Rey is a 50,146 square foot shopping center occupied by 20 tenants located in Miami-Dade County, Florida. Plaza Del Rey is situated on 4.6 acres and is anchored by a Navarro's. For the year ended December 31, 1997, Navarro's reported sales of $10.1 million.

     POINTE ROYALE. Pointe Royale is a 199,068 square foot Supermarket Center occupied by 21 tenants located in Cutler Ridge, Miami-Dade County, Florida. Pointe Royale is situated on 14.5 acres and is anchored by a Best Buy and Winn-Dixie. For the year ended June 30, 1997, Winn-Dixie reported sales of $16.3 million. The Company intends to invest $800,000 during 1998 to renovate a currently vacant 18,000 square foot office building situated on the property. Eckerd has vacated its leased space but has, to date, continued to pay rent pursuant to its lease with the Company.

     WEST LAKE. West Lake is a 100,747 square foot Supermarket Center occupied by 26 tenants located in Kendall Lakes, Miami-Dade County, Florida. West Lake is situated on 8.8 acres and is anchored by a Winn-Dixie and Burger King. For the year ended June 30, 1997, Winn-Dixie reported sales of $12.2 million. Eckerd has vacated this site, but continues to make lease payments.

     SKY LAKE. Sky Lake is a Community Shopping Center which is being comprehensively redeveloped into a 300,000 square foot Supermarket Center. Sky Lake is situated on 25.5 acres and is to be anchored by a Publix occupying 51,000 square feet of GLA. As of December 31, 1997, 61,000 square feet of GLA were leased (other than to Publix), substantially all of which related to out-parcels located on the property. As of December 31, 1997, the Company had invested $2.1 million towards the redevelopment of this property. See "--Legal Proceedings".

     LANTANA VILLAGE. Lantana Village is an 85,300 square foot Supermarket Center occupied by 26 tenants located in Lantana, Florida. Lantana Village is situated on 8.5 acres and is anchored by Winn-Dixie and Rite-Aid. For the year ended June 30, 1997, Winn-Dixie reported sales of $16.0 million.

     FOUR CORNERS. Four Corners is a 115,178 square foot Supermarket Center occupied by 24 tenants located in Tomball, Texas (Houston metropolitan area). Four Corners is situated on 12.0 acres and is anchored by a Kroger and Eckerd. For the year ended October 31, 1997, Kroger reported sales of $22.5 million.

     PARKER TOWNE. Parker Towne is a 201,927 square foot Supermarket Center occupied by 21 tenants located in Plano, Texas (Dallas metropolitan area). Parker Towne is situated on 19.2 acres and is anchored by a Minyard's. For the year ended December 31, 1997, Minyard's reported sales of $23.3 million.

     EQUITY ONE OFFICE BUILDING. The Equity One Office Building is a 28,980 square foot mixed use (office/retail) property occupied by 10 tenants, including the Company's corporate offices, located in Miami Beach, Florida. The property is comprised of three parcels, which, in the aggregate, total 0.7 acres. Purchased in 1992, this property was completely redeveloped by the Company. The property is adjacent to the Miami Beach City Hall and proximate to the Miami Beach Convention Center. The property adjacent to the Equity One Office Building, consisting of 0.5 acres of vacant land, will be transferred to the Partnership immediately prior to the consummation of the Offering and will be subject to the Option. See "Certain Transactions".

     DIANA BUILDING. The Diana building is a 18,707 square foot mixed use (office/retail) property currently occupied by four tenants located in West Palm Beach, Florida. This property was purchased in 1995 and was completely redeveloped by the Company.

     MANDARIN MINI-STORAGE. Mandarin is a 52,880 square foot mini-storage warehouse occupied by 505 tenants located in Jacksonville, Florida. The property is situated on 2.8 acres.

PROPERTY MANAGEMENT, LEASING AND RELATED SERVICE BUSINESS

     The Company's property management and substantially all of its leasing activities and operating and administrative functions (including leasing, legal, construction, data processing, finance and accounting) are administered or coordinated by Company personnel. On-site functions such as maintenance, landscaping, sweeping, plumbing and electrical are subcontracted out at each location and, to the extent permitted by their respective leases, the cost of these functions is passed on to the tenants. Personnel from the Company's corporate headquarters conduct regular inspections of each property and maintain frequent contact with major tenants.

     The Company maintains an active leasing and maintenance program that, combined with the quality and locations of the properties, has made the Existing Properties attractive to tenants. The Company intends to continue to hold the properties for long-term investment and, accordingly, places a strong emphasis on quality construction and an on-going program of regular maintenance. The properties are designed to require minimal capital improvements.

     The Company's management information systems provide operating data necessary to make informed business decisions on a timely basis. These systems allow instant access to store availability, lease data, tenants' sales history, cash flow budgets and forecasts and enable the Company to maximize cash flow from operations and closely monitor corporate expenses.

     In addition to managing the Existing Properties, the Company provides management and leasing services to certain third party owned properties. Services are provided to third-party owners pursuant to contracts that are of varying lengths of time and which generally provide for management fees of up to 4.0% of monthly base rent property receipts. The management contracts are typically cancelable upon 30 days' notice or upon certain events, including the sale of the property. Leasing fees typically range from $2 to $3 per square foot. During the years ended December 31, 1996 and 1997, the Company earned management fees of $229,995 and $247,782, respectively, in connection with its management of third party owned properties. At present, the Company has no plans to expand these activities.

COMPETITION

     There are numerous commercial developers, real estate companies, including REITs such as Regency Realty Corp. and Excel Realty Trust, and other owners of real estate in the areas in which the Existing Properties are located that compete with the Company in seeking land for development, properties for acquisition, financing and tenants. Many of such competitors have substantially greater resources than the Company. All of the Company's Supermarket Centers are located in developed areas that include other Supermarket Centers. The number of retail properties in a particular area could materially adversely affect the Company's ability to lease vacant space and maintain the rents charged at the Supermarket Centers or at any newly acquired property or properties. One shopping center constructed less than two years ago stands within a two-mile radius of Bird Ludlum. In addition, several smaller and older strip centers are located along Bird Road in Miami. Lake Mary is located on a retail thoroughfare which includes direct and proximate competition from a free-standing Home Depot, a Target store and two shopping centers anchored by Winn-Dixie and Publix, respectively. West Lake and Four Corners each competes with nearby shopping centers anchored by supermarkets. Pointe Royale is proximate to Cutler Ridge Mall and a Publix-anchored shopping center. Free-standing retailers such as Circuit City and Toys R' Us within one mile of Pointe Royale compete directly with tenants in such Supermarket Center. In addition, there are several strip shopping centers in the vicinity. When completed, Sky Lake will compete with a nearby Publix anchored shopping center. The Company's other properties are subject to similar competition. Certain of the Company's competitors may possess greater resources than the Company and may have management with more experience than the Company's management. See "Risk Factors--The Company Is Subject to Risks Associated with the Real Estate Industry".

REGULATIONS AND INSURANCE

     REGULATIONS. Retail properties are subject to various laws, ordinances and regulations. The Company believes that each of the Existing Properties maintains all material operating permits and approvals necessary to be maintained by the Company. For a discussion of the ADA and governmental approvals regarding land use, levels of density, and utility services, among others, see "Risk Factors--Costs of Compliance Could Have an Adverse Effect on the Company" and "--The Company Could be Affected by Damage to Property Not Covered by Insurance".

     INSURANCE. Under their leases, the Company's tenants are generally responsible for providing adequate insurance on the property they lease. The Company believes the Existing Properties are covered by adequate fire, flood and property insurance provided by reputable companies. However, certain of the Existing Properties are not covered by disaster insurance with respect to certain hazards (such as hurricanes) for which coverage is not available or available only at rates which, in the opinion of the Company, are not economically justifiable.

ENVIRONMENTAL MATTERS

     Under various federal, state and local laws, ordinances and regulations, including, without limitation, CERCLA, Chapter 403 of the Florida Statutes, the Florida Dry Cleaning Contamination Clean-Up Act and the Miami-Dade County (Florida) Pollution Protection Ordinance, an owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with contamination. Many such laws, including CERCLA, typically impose such liability without regard for whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances and the liability under such laws has been interpreted to be joint and several unless divisible and there is a reasonable basis for allocation of responsibility. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Some environmental laws create a lien on a contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The owner of a contaminated site also may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such site. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company is generally considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

     Certain federal, state and local laws, regulations and ordinances also govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for release of ACMs and may permit third parties to seek recovery from owners or operators of such properties for personal injury associated with ACMs. Some of the environmental site assessments conducted at the Existing Properties to date indicate that a number of the Existing Properties contain ACMs. The Company is not aware, however, of any ACMs at the properties that are friable or in otherwise poor condition. Assessments for these properties are being conducted at this time.

     The Company believes that the environmental studies conducted to date have not revealed any significant environmental liability that would have a material adverse effect on the Company's financial condition, results of operations, liquidity and FFO; however, no assurance can be given that environmental studies obtained by the Company reveal all environmental liabilities, that any prior owner of land or a property owned or acquired by the Company did not create any material environmental condition now known to the Company, or that a material environmental condition does not otherwise exist (or may not exist in the future). Tenants at the Existing Properties include plant-on-premises dry cleaners, gasoline service stations and tire centers, photo development firms and other retailers which use hazardous substances in their businesses. Although leases with such tenants contain provisions intended to minimize environmental risks and to shift the financial risks to the tenants, there is no assurance that the Company will not incur liability in this regard.

     A limited monitoring program with respect to groundwater testing has been implemented at Plaza Del Rey based on questions raised by environmental studies conducted at the time of purchase. Groundwater impacts have also been detected at Atlantic Village, which is located in an area where a former municipal landfill was operated. Buried refuse consistent with known landfill parameters has been identified by the Company's consultants on the Atlantic Village site. While these sites are not regarded by management as significant environmental risks, if a material environmental condition does in fact exist (or exists in the future) at these or other properties, it could have a significant adverse impact upon the Company's financial condition, results of operations, liquidity and FFO. No assurance can be given that the environmental studies that were performed at the properties would disclose all environmental liabilities thereon, that any prior owner thereof did not create a material environmental condition not known to the Company or that a material environmental condition does not otherwise exist as to any of the Existing Properties.

     As noted, tenants at the shopping centers include plant-on-premises dry cleaners. As a result of environmental site assessments conducted in the past few months, low levels of perchloroethylene have been detected in soils at the Company's Commonwealth, Fort Caroline and Eustis Square properties. The Company understands that the owners of these cleaners are applying to participate in state funded dry cleaner's programs. In connection with the Company's acquisition of Sky Lake, a Phase II Environmental Site Assessment dated July 15, 1997 has revealed the existence of perchloroethylene at levels above regulatory limits caused by a dry cleaning business operated on the premises. The Company has learned that the site is included in the Florida Dry Cleaners State Program, and as a condition to the Company's purchase of the property, the seller agreed to pay all remediation costs, which environmental consultants have estimated to be approximately $250,000. In addition, $500,000 has been placed into an escrow account at closing to pay for the remediation. Based on the remediation cost estimates, guarantees by the seller to pay for the clean-up and the establishment of the escrow account, the Company has concluded that the property does not pose a material environmental liability.

EMPLOYEES

     At December 31, 1997, the Company had 24 full-time employees. The Company's employees are not represented by a collective bargaining group, and the Company considers its relations with its employees to be good.

LEGAL PROCEEDINGS

     On February 26, 1998, Albertsons commenced an action against a subsidiary of the Company (the "Subsidiary") in the Circuit Court for the Eleventh Judicial District in and for Miami-Dade County, Florida, alleging breach of a letter agreement and seeking injunctive relief and the payment of damages in excess of $10,000,000 representing lost profits and other damages. This action was commenced in response to the Subsidiary's entering into a lease agreement with Publix respecting Publix's lease of anchor space at Sky Lake. The complaint alleges that Albertsons and the Subsidiary entered into a letter agreement which the parties intended to be memorialized into a formal lease agreement and as to which the parties intended to be bound. The complaint further alleges that representatives of the Subsidiary had on several occasions verbally assured Albertsons that they had an agreement with respect to the lease of space at Sky Lake and that the Subsidiary was not negotiating with any other prospective tenant for the lease of the space to be occupied by Albertsons. The complaint also alleges that Albertsons incurred considerable expenses in connection with, among other things, the preparation of site evaluations, construction plans and surveys of the subject property. On March 18, 1998, the Company filed a motion to dismiss the complaint based upon various procedural grounds (the "Motion"). As set forth in the Motion, the Subsidiary has asserted that it did not execute any lease agreement and that although the parties engaged in a series of negotiations, there was never an offer and acceptance or a "meeting of the minds" respecting the lease of space at Sky Lake. At a hearing on the Motion held on March 26, 1998, the court dismissed with prejudice Albertsons' claim for specific performance upon finding that no written lease existed which could be specifically enforced. A ruling on the remaining issues raised in the Motion was deferred until a future date. In the event that the remaining issues raised in the Motion are decided adversely to the Company and the action is not dismissed, the Company intends to defend the action fully and vigorously. Although, the Company believes that it has meritorious defenses to this action, an unfavorable result in this action could adversely affect the Company's financial condition, results of operations, liquidity, FFO and ability to make expected distributions to stockholders.

     Except as described above, neither the Company nor the Existing Properties are subject to any material litigation. Further, to the Company's knowledge, except as described above, there is no litigation threatened against the Company or the Existing Properties, other than routine litigation and administrative proceedings arising in the ordinary course of business, which collectively are not expected to have a material adverse effect on the business, financial condition, results of operations or cash flows of the Company. For information concerning recently settled litigation concerning control of the Company, see "Certain Transactions".

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     Upon completion of the Offering, the Company's Board of Directors will consist of seven members, including Messrs. Katzman and Valero, who are current directors and the Company's principal executive officers, four other current independent directors, and a fifth independent director who will be elected by the Board. Messrs. Makavy and Wulkan, current directors of the Company, will, pursuant to the terms of the Settlement Agreement, resign from the Board of Directors immediately prior to the consummation of the Offering. Shulamit Rozen-Katzman, a current director of the Company and the wife of Chaim Katzman, will also resign at such time.

     Pursuant to the Company's Bylaws, the Board of Directors is divided into three classes of directors with one class, consisting of approximately one-third of the members of the Board of Directors, elected annually by stockholders. The Company believes that classification of the Board of Directors will help to enhance the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Holders of shares of Common Stock will have no right to cumulative voting in the election of directors. At each annual meeting of stockholders, the holders of a majority of the outstanding shares of Common Stock will be able to elect all of the directors whose terms expire at that meeting. Under the Company's Charter, the affirmative vote of a majority of the entire Board of Directors is required to approve any matter. Subject to rights granted pursuant to any employment agreements, officers of the Company serve at the pleasure of the Board of Directors.


     Upon consummation of the Offering, certain stockholders of the Company will be parties to agreements to control the Company. Such stockholders will directly and indirectly own and/or control an aggregate of 48.6% of the outstanding shares of Common Stock (45.3% if the over-allotment option granted to the Underwriters is exercised in full). Pursuant to an Irrevocable Proxy, Globe Reit, an affiliate of Mr. Katzman, will have the power to vote all of the shares of the Common Stock of the stockholders who are parties to the agreements for the election of directors through May 2001. As a result of these agreements, the parties to the agreement may be deemed a "group" within the meaning of Section 13(d) of the Exchange Act and may direct the business and affairs of the Company. See "Principal and Selling Stockholders" and "Certain Transactions".

     The following table sets forth certain information with respect to the directors and executive officers of the Company upon the consummation of the
Offering:

                                                                                                  DIRECTOR
NAME                          AGE                   POSITION WITH THE COMPANY                   TERM EXPIRES
--------------------------   -----   -------------------------------------------------------   -------------
Chaim Katzman ............    48     Chairman of the Board, President,                             2000
                                     Chief Executive Officer and Director
Doron Valero .............    40     Executive Vice President,                                     2000
                                     Chief Operating Officer and Director
David Bookman ............    41     Vice President, Chief Financial Officer and Treasurer          N/A
Alan J. Marcus ...........    41     Vice President, General Counsel and Secretary                  N/A
Noam Ben-Ozer ............    33     Director                                                      2001
Shaiy Pilpel .............    47     Director                                                      1999
Yuval Yanai ..............    45     Director                                                      1999
Robert L. Cooney .........    63     Director                                                      2001
Ronald Chase .............    52     Director Nominee                                              2000

MANAGEMENT AND KEY EMPLOYEES


     CHAIM KATZMAN has served as President, Chairman of the Board and Chief Executive Officer and a director of the Company since its formation in 1992, and has been involved in the purchase, development and management of commercial and residential real estate in the southeastern United States since 1980. Mr. Katzman received an LL.B. from Tel Aviv University Law School in 1973. In

1991, Mr. Katzman purchased the controlling interest of Gazit. Mr. Katzman has served as Chairman of the Board and Chief Executive Officer of Gazit since May 1991 and remains its largest stockholder and has served as a director of Globe Reit since 1994. A licensed real estate broker in Florida, Mr. Katzman is a member of NAREIT and the ICSC.


     DORON VALERO has served as Executive Vice President, Chief Operating Officer and a director of the Company since 1994. Mr. Valero manages the Company's portfolio of properties and is responsible for, among other things, acquisitions and leasing properties. Prior to joining the Company, from 1990 to 1993, Mr. Valero served as President and Chief Executive Officer of Global Fund Investment, Inc., a real estate investment and management company. A licensed mortgage broker in Florida, Mr. Valero is a member of NAREIT and ICSC. Mr. Valero received a B.S.E. from Nova University in 1986.

     DAVID N. BOOKMAN has served as the Company's Chief Financial Officer, Vice President and Treasurer since July 1997. From December 1995 to July 1997, Mr. Bookman served as the Company's Controller. From 1987 to 1995, Mr. Bookman was a manager with Kenneth Leventhal & Co., certified public accountants. Mr. Bookman has been a licensed certified public accountant in the States of New York and Florida since 1985. Mr. Bookman received his B.B.A. from Pace University in 1982.

     ALAN J. MARCUS has served as the Company's Secretary since August 1997 and will become Vice President and General Counsel of the Company upon consummation of the Offering. Mr. Marcus has been a member of the Florida Bar since 1984 and has maintained a private practice in Miami-Dade County, Florida since 1986. Mr. Marcus' practice has concentrated on real estate and corporate matters. He is also an adjunct professor at Florida International University. Mr. Marcus has represented Global Realty & Management, Inc., the property management subsidiary of the Company, since 1990 and the Company since 1993. Mr. Marcus received a B.S. from the University of Miami in 1978 and a J.D. and LL.M. (Taxation) from the University of Miami in 1983 and 1984, respectively.

     NOAM BEN-OZER has been a director of this Company since 1996. Mr. Ben-Ozer obtained an M.B.A. from Harvard University in 1994, and has served as a consultant for Bain & Company since 1994. From 1993 to 1994 Mr. Ben-Ozer served as an outside consultant to Lemout & Hauspie Speech Products. Mr. Ben-Ozer is a certified public accountant in Israel.

     DR. SHAIY PILPEL has served as a director of the Company since 1996. Dr. Pilpel heads the trading operation at Wexford Management, an investment firm. From 1995 to 1996, Dr. Pilpel was a managing director of Canadian Imperial Bank of Commerce where he headed the Mortgage Arbitrage and Quantitative Strategies proprietary trading group, and prior thereto, a portfolio manager for Steinhardt Partners. Dr. Pilpel received a B.S. in mathematics and B.A. in philosophy from Tel Aviv University, a M.Sc. in mathematics from the Hebrew University in Jerusalem, a Ph.D. in Statistics from the University of California at Berkeley and a M.B.A. from Columbia University.

     YUVAL YANAI has served as a director of the Company since 1996 and has been the Vice President, Finance and Chief Financial Officer of Elscint Ltd. (Israel) since August 1991. Previously, he was senior consultant and head of the economics department of Control Data Corporation (Israel), Tel Aviv. Mr. Yanai is Chairman of the Board of Elscint Espan-a S.A. (Spain) and Productos Medico Hospitalares Elscint Ltd. (Brazil). Mr. Yanai is a director of Elscint Inc. (USA), Elscint France S.A. (France), Elscint GmbH (Germany) and Elgems Ltd. (Israel). Mr. Yanai holds a B.A. in accounting and economics from Tel Aviv University.

     ROBERT L. COONEY was elected as a director in November 1997. Mr. Cooney served as a Managing Director of Equity Capital Markets of Credit Suisse First Boston Corporation from 1978 to 1996. Mr. Cooney obtained an M.B.A. from Harvard University in 1962 and a B.S. from College of the Holy Cross in 1956. Mr. Cooney has over 35 years experience in capital markets and investment banking.

     RONALD S. CHASE will become a director of the Company immediately upon consummation of the Offering. Mr. Chase has been the President and owner of Chase Holdings & Advisory Services, Inc., which provides financial advisory services to corporations and litigation attorneys, since June 1991. In addition, Mr. Chase is the owner and has served as President of each of RSC Development, Inc., a residential developer, and CFAT H20, Inc., a water treatment facility, both of which are located in Ocala, Florida, since approximately November 1993. Mr. Chase is a certified public accountant who formerly served as Managing Partner of Deloitte & Touche, LLP. Mr. Chase has served as a director of Capital Factors Holding, Inc., a publicly traded company, and Capital Factors, Inc., since September 1992, and as a director of Union Planters Bank of Florida, formerly Capital Bank, since July 1993. Mr. Chase received his B.S. in Business Administration from the University of California in 1965.

     RAFAEL EGUILIOR, 44, was recently hired to serve as the Company's head of development. Mr. Eguilior has served as the President of CCS Design Group, Inc., an architectural design firm in Miami, Florida since 1996. From 1994 to 1996, Mr. Eguilior was the principal architect in the design firm bearing his name. From 1992 to 1994, Mr. Eguilior was a principal architect with the Nichols Partnership, Inc., of Coral Gables, Florida. Mr. Eguilior has worked with the Company in connection with the construction and remodeling of West Lake, and has performed site plan analyses for the Company with respect to various properties. Mr. Eguilior has been a licensed architect and certified general contractor in the State of Florida since 1982 and 1987, respectively. Mr. Eguilior received a B.A. in Architecture from the University of Miami in 1979.

DIRECTORS' COMPENSATION


     Non-employee directors receive, upon election to the Board of Directors and annually thereafter, options to purchase 6,000 shares of Common Stock. These options become exercisable over two years. In addition, each non-employee director will receive a fee of $1,000 for each Board of Directors meeting or committee meeting attended in person, plus reimbursement for reasonable expenses incurred in attending the meetings and a fee of $250 for each telephonic meeting attended. Officers of the Company who are directors, and the two current directors who receive consulting fees, will not be paid any directors' fees.


COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has maintained an Executive Committee and Audit and Review Committee since 1996 and a Compensation Committee since 1997. The Executive Committee is authorized to perform all functions which may be lawfully delegated by the Board of Directors, provided, however, that the Executive Committee can only act based on a unanimous vote and that the Executive Committee may only approve acquisitions of property similar to that in the Company's portfolio requiring an initial equity investment of up to $15.0 million and acquisitions of vacant land having an initial equity investment of up to $5.0 million in the aggregate. The Executive Committee is comprised of Chaim Katzman, Eli Makavy and Doron Valero. Upon Mr. Makavy's resignation, which will occur immediately prior to the consummation of the Offering, an independent director will be appointed to the Executive Committee. See "Certain Transactions". The Audit and Review Committee is comprised of Shaiy Pilpel, Noam Ben-Ozer and Yuval Yanai, each of whom is a non-employee director of the Company. The Audit and Review Committee's functions include recommending to the Board the engagement of the Company's independent certified public accountants, reviewing with such accountants the plan and results of their audit of the Company's financial statements and determining the independence of such accountants. The Compensation Committee, whose members include Messrs. Pilpel, Ben-Ozer and Yanai, makes recommendations with respect to compensation of officers and key employees, including the granting of options under the 1995 Plan.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company, for services rendered during the year ended December 31, 1997, to the Company's Chief Executive Officer and to each other executive officer whose total salary and bonus exceeded $100,000 during such year (collectively, the "Named Officers"). No other employee of the Company received compensation equal to or exceeding $100,000 during such year.

                          SUMMARY COMPENSATION TABLE

                                                                                                     LONG TERM
                                                                                                    COMPENSATION
                                                               ANNUAL COMPENSATION                     AWARDS
                                                    -----------------------------------------   -------------------
                                                                                OTHER ANNUAL         SECURITIES
NAME AND PRINCIPAL POSITION                 YEAR       SALARY        BONUS      COMPENSATION     UNDERLYING OPTIONS
----------------------------------------   ------   -----------   ----------   --------------   -------------------
Chaim Katzman ..........................   1997      $254,400           --            (1)                  --
 Chairman of the Board, President,         1996      $240,000           --            (1)             200,000(2)
 and Chief Executive Officer

Doron Valero ...........................   1997      $190,800           --            (1)              30,000(2)
 Executive Vice President and              1996      $180,000      $50,000            (1)             198,000(2)
 Chief Operating Officer

David Bookman ..........................   1997      $ 90,000      $41,000            (1)              20,000(2)
 Vice President, Chief Financial Officer   1996      $ 72,364           --            (1)                  --
 and Treasurer

----------------
(1) The aggregate amount of perquisites and other personal benefits provided to such Named Officer is less than 10% of the total annual salary and bonus of such officer.

(2) Represents options granted under the 1995 Plan.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Chaim Katzman, Chairman of the Board, President and Chief Executive Officer of the Company, and Doron Valero, Executive Vice President and Chief Operating Officer, each of which expires on December 31, 2003 (the "Employment Agreements"). Each of the Employment Agreements is automatically renewable for an additional seven year term unless either party gives written notice of an intent not to renew. Pursuant to the Employment Agreements, Messrs. Katzman and Valero receive annual base salaries of $240,000 and $180,000, respectively, which base salary is increased annually by the greater of 6% or the rate of increase of the CPI for the year immediately preceding each anniversary of the agreements. In addition, the Employment Agreements provide that Messrs. Katzman and Valero may receive a bonus as determined by the Company's Board of Directors, in its sole discretion. Pursuant to Mr. Katzman's Employment Agreement, Mr. Katzman is only required to devote so much of his time, attention, skill and efforts as shall be required for the faithful performance of his duties. Pursuant to the Employment Agreements, in the event the executives are terminated by the Company without Cause (as defined in the Employment Agreements), the executives shall receive all base compensation due for the remaining term of such agreements. Mr. Katzman's Employment Agreement provides that upon termination without Cause (as defined) or upon the occurrence of a change in control, Mr. Katzman shall receive (i) all compensation due for the balance of the term of his employment agreement, (ii) a severance payment equal to two years of his current salary, (iii) vesting of all stock options granted to him, (iv) payment of legal fees and expenses incurred as a result of termination or change in control, and (v) a "put" option to tender all of his shares of stock in the Company at a specified price. If the "put" option is exercised, the Company must purchase all his shares of Common Stock at a price per share equal to (i) if the Common Stock is then listed and traded on a securities exchange, the average closing price over the forty-five trading days immediately preceding the date the stock is tendered or (ii) if the Common Stock is not then listed and traded on a securities exchange, the price per share used in a similar third party arms' length sale of Common Stock during the six-month period immediately preceding the tender. If the purchase price cannot be determined in accordance with (i) and (ii) above, the price per share shall be determined by an acceptable arbitrator in accordance with the rules of commercial arbitration, or in the event the parties cannot agree on an arbitrator, an arbitrator appointed by the American Arbitration Association.

     The executive officers each hold options to purchase Common Stock granted under the Company's 1995 Plan. The Employment Agreements provide that, to the extent not already exercisable, such options will become immediately exercisable if the executive's employment is terminated for any reason other than Cause or voluntary resignation. Each of the executives is prohibited from competing with the Company for the duration of their respective Employment Agreements and, if terminated for Cause or upon voluntary resignation, for a period of one year thereafter, without the prior written consent of the Company's Board of Directors. During the term of Mr. Katzman's Employment Agreement and thereafter, Mr. Katzman is authorized to engage in any other business or businesses not in competition with the Company in the United States, which may include non-commercial real estate acquisitions, development and management, provided that his involvement in such business does not adversely affect the performance of his duties under the Employment Agreement or detrimentally affect the Company's business and affairs. Mr. Katzman may engage in any business outside the United States, including the development of commercial real property. Mr. Katzman and companies affiliated with Mr. Katzman currently invest in commercial and retail properties in Canada and Israel.

     Pursuant to the terms of each of Messrs. Katzman's and Valero's Employment Agreements, such executives were granted registration rights with respect to the shares of Common Stock issuable to such executives under options granted pursuant to such employment agreements. Each of the executives has waived such registration rights in connection with the Offering. See "Certain Transactions".

INSURANCE

     The Company has obtained a directors and officers liability insurance policy, effective upon consummation of the Offering, which provides insurance in the amount of $7.5 million per director and/or officer per occurrence. Subject to typical exclusions, the policy insures (i) the officers and directors of the Company from any claim arising out of an alleged wrongful act by the directors and/or officers in their respective capacities and (ii) the Company to the extent that the Company has indemnified its directors and/or officers for such losses.

STOCK OPTION PLAN

     In December 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan"), pursuant to which 1,000,000 shares of Common Stock are currently reserved for issuance upon exercise of options. The 1995 Plan is designed as a means to retain and motivate key employees, officers and directors. The Company's Compensation Committee, or in the absence thereof, the Board of Directors, administers and interprets the 1995 Plan and is authorized to grant options thereunder to all eligible employees of the Company, including executive officers and directors (whether or not they are employees) of the Company or affiliated companies. Options granted under the 1995 Plan are on such terms and at such prices as determined by the Compensation Committee, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the Common Stock on the date of grant. Each option is exercisable after the period or periods specified in the option agreement but no option may be exercisable after the expiration of ten years from the date of grant, as provided under the 1995 Plan. The 1995 Plan will terminate on December 31, 2005, unless sooner terminated by the Company's Board of Directors. Options granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company or its subsidiary and which is intended to be an incentive stock option must have an exercise price of at least 110% of the fair market value of the Common Stock on the date of grant, and a term of no more than five years. The 1995 Plan also authorizes the Company to make or guarantee loans to optionees to enable them to exercise their options. Such loans must (i) provide for recourse to the optionee, (ii) bear interest at a rate not less than the prime rate of interest, and (iii) be secured by the shares of Common Stock purchased. The Board of Directors has the authority to amend or terminate the 1995 Plan, provided that no such amendment may impair the rights of the holder of any outstanding option without the written consent of such holder, and provided further that certain amendments of the 1995 Plan are subject to stockholder approval. At the date of consummation of the Offering, options to purchase an aggregate of 664,000 shares of Common Stock will be outstanding under the 1995 Plan at an exercise price ranging from $8.25 to $12.375 per share, of which options to purchase an aggregate of 160,500 shares are currently exercisable, options to purchase an aggregate of 310,750 shares are exercisable as of December 31, 1998, options to purchase an aggregate of 466,000 shares are exercisable as of December 31, 1999, options to purchase an aggregate of 621,250 shares are exercisable as of December 31, 2000, options to purchase an aggregate of 659,000 shares are exercisable as of December 31, 2001 and options to purchase an aggregate of 664,000 shares are exercisable as of December 31, 2002. The exercise price of all options granted under the 1995 Plan were determined by the Company's Board of Directors and were equal to the fair market value of the Common Stock as of the date of grant. At the date of consummation of the Offering, 336,000 shares of Common Stock will be available for future grants under the 1995 Plan.

     The following table sets forth certain information with respect to options granted under the 1995 Plan to the Named Officers for the years ended December 31, 1997 and 1996, and represents all options granted by the Company to such Named Officers for the periods. In accordance with rules of the Commission, the table also describes the hypothetical gains that would exist for the respective options based on assumed rates of annual compounded stock appreciation of 5% and 10% from the date of grant to the end of the option term. These hypothetical gains are based on assumed rates of appreciation and, therefore, the actual gains, if any, on stock option exercises are dependent on, among other things, the future performance of the Common Stock, overall stock market conditions, and the Named Officer's ability to exercise the option(s). As a result, the amounts reflected in this table may not necessarily be achieved.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                   INDIVIDUAL GRANTS
                          -------------------------------------------------------------------
                                   NUMBER OF     PERCENT OF
                                   SECURITIES   TOTAL OPTIONS
                                   UNDERLYING    GRANTED TO
                                    OPTIONS     EMPLOYEES IN   EXERCISE PRICE    EXPIRATION
NAME                       YEAR   GRANTED (#)    FISCAL YEAR       ($/SH)           DATE
------------------------- ------ ------------- -------------- ---------------- --------------
Chaim Katzman ........... 1997           --            --               --             --
 Chairman of the Board,   1996      200,000          40.2%      $   12.375(1)     12/31/05
 President and Chief
 Executive Officer

Doron Valero ............ 1997       30,000          20.5%      $   12.375        12/31/06
 Executive Vice President 1996      198,000          39.8%                (3)            (4)
 and Chief Operating
 Officer

David Bookman ........... 1997       20,000          13.7%          12.375        12/31/06
 Vice President, Chief    1996           --            --               --             --
 Financial Officer
 and Treasurer

                                   POTENTIAL REALIZABLE
                                     VALUE AT ASSUMED
                                      ANNUAL RATE OF
                                 STOCK PRICE APPRECIATION
                                      FOR OPTION TERM
                          ---------------------------------------
NAME                             5%($)                10%
------------------------- ------------------- -------------------
Chaim Katzman ...........              --                  --
 Chairman of the Board,      $  1,601,349(2)     $  4,224,928(2)
 President and Chief
 Executive Officer

Doron Valero ............    $    233,475        $    591,677
 Executive Vice President    $  1,201,011(2)     $  3,168,696(2)
 and Chief Operating
 Officer

David Bookman ...........    $    155,650        $    394,451
 Vice President, Chief                 --                  --
 Financial Officer
 and Treasurer


----------------
(1) Pursuant to the terms of each of Mr. Katzman's and Mr. Valero's Employment Agreements, the option exercise price is subject to downward adjustment to the extent that dividends declared and paid by the Company in each year subsequent to 1995 exceed dividends declared and paid by the Company in the year ended December 31, 1995.

(2) Does not take into account the effect of the downward adjustment to the option exercise price described in note (1) above.

(3) Of such options, (i) 150,000 have an exercise price of $12.375, subject to the downward adjustment described in note (1) above, and (ii) 48,000 have an exercise price of $8.25.

(4) Of such options, (i) 150,000 expire on December 31, 2006 and (ii) 48,000 expire on December 31, 1999.

                              CERTAIN TRANSACTIONS

SETTLEMENT OF DISPUTE AMONG THE COMPANY AND CERTAIN AFFILIATES

     In January 1998, the Company, together with Gazit and Gazit (1995), commenced an action (the "Company Action") in the Eleventh Judicial Circuit, Miami-Dade County, Florida against Dan Overseas, Danbar Resources and Eli Makavy and David Wulkan, directors of the Company who will resign immediately prior to the consummation of the Offering (collectively, the "Dan Group"), in connection with a dispute regarding the future course of the Company's business operations, as well as amendments to the Company's Bylaws effected in October 1997 in anticipation of the Offering, which amendments had been unanimously approved by the Company's Board of Directors. The Company commenced the Company Action in response to communications received by the Company from the Dan Group which: (i) questioned the validity of Bylaw amendments which reduced supermajority approval requirements for certain corporate action; (ii) contended that the Company had breached the terms of an Investment Agreement, dated as of May 21, 1996, among the Company, Globe Reit, Gazit (1995), as successor-in-interest to Gazit Holdings Inc., and Dan Overseas; and (iii) contended that any action by the Company's Board of Directors under the amended Bylaws would be ULTRA VIRES. In the Company Action, the Company sought, among other things, a declaratory judgment as to the propriety of the Company's conduct in amending the Bylaws and the effectiveness of the amended Bylaws. Following the commencement of the Company Action, the Dan Group commenced an action in Tel Aviv, Israel against the Company, Gazit Holdings, Inc. and Chaim Katzman (the "Dan Action," and together with the Company Action, the "Actions"). In the Dan Action, the Danbar Group renewed the allegations set forth in the communications to the Company, and requested the Israeli court to
(i) declare Mr. Makavy's and Mr. Wulkan's assent to the Bylaws void due to fraud, misrepresenation or mistake, and (ii) rescind the amendments to the Company's Bylaws.


     As a result of negotiations among the parties to the Actions, Gazit, two Dan Group entities, an affiliate of the Dan Group and certain individuals (including Messrs. Katzman, Makavy and Wulkan) entered into a Settlement Agreement, dated March 6, 1998 (the "Settlement Agreement"), resolving the issues raised in the Actions. In general, the Settlement Agreement provides that: (i) the Actions will be terminated and dismissed, without prejudice, which occurred in March 1998; (ii) Dan Overseas will be afforded the opportunity to sell all of its shares of Common Stock in the Offering (including shares of Common Stock issuable to Dan Overseas upon the exercise of its Series C Warrants); (iii) upon consummation of the Offering, Gazit will purchase certain capital stock of Globe Reit owned by an affiliate of Danbar Resources (effectively providing Gazit with control of Globe Reit) and would undertake to purchase the remaining capital stock of Globe Reit owned by Danbar Resources within seven months after the consummation of the Offering; (iv) each of Messrs. Makavy and Wulkan will resign from the Company's Board of Directors immediately prior to the consummation of the Offering; (v) the consulting agreements between the Company and each of Messrs. Makavy and Wulkan will be terminated immediately prior to the consummation of the Offering; (vi) the Shareholders Agreement will be terminated immediately prior to the consummation of the Offering; (vii) Gazit will assume obligations of Dan Overseas under the Investment Contract; (viii) prior to the consummation of the Offering, the Company will effect the In-Kind Distribution and Gazit would purchase the assets received by Dan Overseas in connection therewith for $1.2 million; (ix) Gazit will undertake to purchase or cause the purchase of all of the capital stock of Globe Reit owned by certain individuals including Messrs. Makavy and Wulkan for an aggregate price of $2.1 million; (x) the Bylaw amendments will be affirmed; and (xi) upon consummation of the Offering the parties will forever release and discharge the others from any and all claims, demands and/or causes of action against one another and against the Company.


     The Settlement Agreement further provides that if the Underwriters are unable to sell all of the shares of Common Stock owned by Dan Overseas in the Offering, then Gazit shall have the option to purchase all of such unsold shares of Common Stock at the Offering price per share less underwriting fees. In the event that Gazit determines not to exercise this option, the Settlement Agreement would be terminated and of no further force and effect, in which case the Offering would not be consummated. In connection with the second phase of Gazit's purchase of the capital stock of Globe Reit owned by Danbar Resources, Gazit has the option either to pay such purchase price (i) in cash or (ii) by a combination of cash and the transfer of a number of shares of Company Common Stock and Series C Warrants, along with applicable demand registration rights, owned by Gazit. In the event that Gazit selects the alternative of transferring cash and shares of Common Stock and Series C Warrants to Danbar Resources, Gazit would effectively transfer a maximum of 605,673 shares of Common Stock and a number of Series C warrants entitling Danbar Resources to purchase an additional 96,900 shares of Common Stock (all of which shares would constitute approximately 6.4% of the issued and outstanding Common Stock after the Offering).

     The parties have placed in escrow certain funds, securities and agreements necessary to perform the Settlement Agreement through the consummation of the Offering, and Gazit has deposited additional collateral of a value of at least $1.0 million in escrow as partial security for the performance of the agreement to purchase the second installment of Globe Reit shares. Certain provisions of the Settlement Agreement (principally the purchase by Gazit of the balance of the stock of Globe Reit owned by Danbar Resources for approximately $9.5 million) are required to be performed after the consummation of the Offering. No assurance can be given that such performance will occur, or of the effect of non-performance on the Company or control of the Company. The Company believes that consummation of the Settlement Agreement is in the best interests of its stockholders.


TRANSFER OF ASSETS AND RELATED IN-KIND DISTRIBUTION

     Prior to the consummation of the Offering the Company will transfer certain assets to a newly-formed limited partnership (the "Partnership") in exchange for limited partnership interests (the "Partnership Interests"). A limited liability company of which Globe Reit and Gazit will be members, will be the general partner of the Partnership and will make an appropriate contribution to the Partnership in return for its general partnership interest. Included in the assets transferred to the Partnership will be Coral Way, 0.50 acres of vacant land adjacent to the Equity One Office Building and an aggregate of 6.20 acres of vacant land adjacent to Bird Ludlum. See "Business--Redevelopment and Development Properties". Additionally, the Company will assign to the Partnership a promissory note from Chaim Katzman, the Company's Chairman of the Board, President and Chief Executive Officer, in the principal amount of $1.1 million, and a promissory note from Doron Valero, the Company's Executive Vice President and Chief Operating Officer, in the principal amount of $396,000, together with the rights to Common Stock securing such notes. See "--Loans to Executive Officers". As part of this transaction, the Partnership will grant the Company an Option, exercisable within five years from the consummation of the Offering, to purchase Coral Way for $2.0 million, the vacant land adjacent to the Equity One Office Building for $1.7 million and the vacant land adjacent to Bird Ludlum for $1.1 million. Immediately prior to the consummation of the Offering, the Company will distribute all of the Partnership Interests to its stockholders pro rata in proportion to their ownership of Common Stock (the "In-Kind Distribution").


INVESTMENT AGREEMENT


     During 1996, the Company entered into an agreement with Globe Reit, pursuant to which Globe Reit, through its wholly owned subsidiary M.G.N., agreed to purchase an aggregate of 2,000,000 shares of Common Stock at a formula price over a period of time. As set forth in the agreement, the per share purchase price of $12.375 increases at an annual rate of 9.7% and decreases by amounts paid as dividends by the Company. The agreement also provides for the purchase by Globe Reit of 400,000 Series C Warrants for the purchase price of $1.8 million. See "Description of Capital Stock--Warrants". Upon consummation of the Offering, Chaim Katzman, the Company's Chairman of the Board, President and Chief Executive Officer, directly and indirectly will have the power to control Globe Reit. See "Management--Directors and Executive Officers" and "Principal and Selling Stockholders". As of the date of this Prospectus, Globe Reit, through its wholly-owned subsidiary M.G.N., had purchased an aggregate of 1,419,712 shares of Common Stock and 400,000 Series C Warrants and is required to purchase the additional 580,288 shares of Common Stock by November 1998, although the Company intends to extend the time to purchase to November 1999. The Company believes that such sales of Common Stock and warrants were made at full market value at the date of the agreement and on substantially the same terms as the Company could have negotiated with other unaffiliated third parties.


     Further, pursuant to the agreement each of the Company, Globe Reit, Dan Overseas and Gazit is also required to grant each other loans for amounts up to $3.0 million, which amounts must be repaid within six months. Interest on such loans shall be payable at the prevailing rate of interest at Bank Leumi le-Israel B.M. at such time. Certain of the shares of the stock of the Company owned by a borrower under such loan shall be pledged as collateral for the repayment of any loan under the agreement. During December 1995, the Company borrowed $2.2 million from Gazit, Globe Reit and Dan Overseas for the purposes of making distributions, which amount was repaid in full in June 1996. No loan amount is outstanding as of the date of the Offering. This borrowing arrangement will be terminated upon consummation of the Offering.

     Pursuant to the Settlement Agreement, upon consummation of the Offering, Gazit will assume obligations of Dan Overseas under this agreement.

ACQUISITION OF GLOBAL REALTY & MANAGEMENT, INC.

     In January 1994, the Company acquired all of the outstanding capital stock of Global Management from Doron Valero, the Company's Executive Vice President and Chief Operating Officer, in exchange for 144,000 shares of Common Stock and warrants to purchase an aggregate of 48,000 shares of Common Stock at an exercise price of $8.25 per share. Such warrants were exercised by Mr. Valero in December 1996.

LOANS TO EXECUTIVE OFFICERS


     In June 1996, the Company made a loan to Chaim Katzman, the Company's Chairman of the Board, President and Chief Executive Officer, in the principal amount of $1.1 million, bearing interest at an annual rate of 6.86%. The funds advanced to Mr. Katzman were used to exercise certain warrants to purchase an aggregate of 215,000 shares of Common Stock. Interest on the loan is payable annually on January 5. This loan is secured by the shares of Common Stock acquired by Mr. Katzman through exercise of the warrants and matures on June 16, 2003, at which time the entire principal balance is due and payable. At December 31, 1997, $1.1 million was outstanding under this loan. In the opinion of the Company, the foregoing loan was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unaffiliated third parties. In connection with the In-Kind Distribution, Mr. Katzman's promissory note and related security interests will be transferred to the Partnership.

     In December 1996, the Company made a loan to Doron Valero, the Company's Executive Vice President and Chief Operating Officer, in the principal amount of $396,000, bearing interest at an annual rate of 5.25%. The funds advanced to Mr. Valero were used to exercise certain warrants to purchase an aggregate of 48,000 shares of Common Stock. Interest on the loan is payable annually on January 5. The loan is secured by the shares of Common Stock acquired by Mr. Valero through exercise of the warrants and matures on June 16, 2003, at which time the entire principal balance is due and payable. At December 31, 1997, $396,000 was outstanding under this loan. In connection with the In-Kind-Distribution, Mr. Valero's promissory note and related security interests will be transferred to the Partnership.


CONSULTING AGREEMENTS

     In January 1996, the Company entered into consulting agreements with each of Eli Makavy and David Wulkan, directors of the Company who will resign immediately prior to the consummation of the Offering, pursuant to which Messrs. Makavy and Wulkan provided the Company with financial and other advice, assistance and support on an as-needed basis. In consideration for services rendered under the consulting agreements, Messrs. Makavy and Wulkan received a quarterly consulting fee of $7,500 and were eligible to receive options under the 1995 Plan. To date, the Company has paid an aggregate of $61,800 to each of Messrs. Makavy and Wulkan and has issued an aggregate of 50,000 options to purchase Common Stock to each of such individuals at an exercise price of $12.375 per share. Pursuant to the terms of each of the consulting agreements, the option price is subject to downward adjustment to the extent that dividends declared and paid by the Company in each year subsequent to 1995 exceed dividends declared and paid by the Company in the year ended December 31, 1995. Pursuant to the Settlement Agreement, upon consummation of the Offering the consulting agreements will be terminated.

MANAGED PROPERTIES

     Several apartment properties in which Mr. Valero has an ownership interest or which are owned by corporations on which he serves as an officer or director are managed by the Company. Each of these management agreements represents arms-length contractual agreements, and generate an average of $4,800 in management fees per year per property. Mr. Valero receives no additional compensation in connection with these management agreements.

REGISTRATION RIGHTS

     Pursuant to the terms of each of Messrs. Katzman's and Valero's Employment Agreements, such executives were granted registration rights with respect to the shares of Common Stock issuable to such executives under options granted pursuant to such employment agreements. Each of the executives has waived such registration rights in connection with the Offering.

     Pursuant to the terms of the Series C Warrants, the holders of the Series C Warrants were granted registration rights for the shares of Common Stock issuable upon the exercise of such warrants. Except for Dan Overseas, which is exercising its registration rights pursuant to the Settlement Agreement, the holders of the Series C Warrants have waived such registration rights in connection with the Offering.

     Pursuant to a Registration Rights Agreement, the Company has granted both demand and piggyback Registration Rights to each of Chaim Katzman, Gazit
(1995), Dan Overseas, Globe Reit, and Doron Valero with respect to the shares of Common Stock owned by them (the "Registration Rights Agreement"). Except for Dan Overseas, which is exercising registration rights pursuant to the Settlement Agreement, each of the parties to the Registration Rights Agreement has waived its registration rights in connection with the Offering.

BENEFITS OF OFFERING TO EXISTING STOCKHOLDERS, INCLUDING MANAGEMENT

     The Selling Stockholder will sell all of its shares of Common Stock in connection with the Offering. Additionally, the Company's existing stockholders, including certain members of management, are expected to benefit from the Offering due to the anticipated improved liquidity of their shares of Common Stock, an increase in the net tangible book value of their shares of Common Stock and the potential increase in the value of any options or warrants which they hold to purchase additional shares of Common Stock.

USE AGREEMENT

     In 1994 and 1995, the Company paid Gazit a user fee of $172,500 and $150,000, respectively, for the use of Gazit's facilities and equipment for the conduct of the Company's business affairs, as well as for Mr. Katzman's services to the Company.

SERVICE AGREEMENT

     On January 1, 1996, the Company and Gazit entered into an agreement whereby Chaim Katzman, or any employee of Gazit or its affiliates, may use the Company's facilities, equipment, supplies and personnel to conduct Gazit's and Mr. Katzman's business affairs for a quarterly user fee of $2,500. Since the commencent of this agreement an aggregate of $17,500 has been paid by Gazit to the Company.

OTHER

     The Company paid legal fees in the approximate amount of $95,160, $84,340 and $49,678 during the years ended December 31, 1995, 1996 and 1997, respectively, to the Law Office of Alan J. Marcus. Mr. Marcus, the Secretary of the Company, will become Vice President and General Counsel following consummation of the Offering.

     Robert L. Cooney, a director, served as a Managing Director of Equity Capital Markets of Credit Suisse First Boston from 1978 to 1996. See "Management--Management and Key Employees" and "Underwriting".

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

     The following is a discussion of certain investment, financing, conflicts of interest, redevelopment and development and other policies of the Company. These policies have been determined by the Company's Board of Directors and generally may be amended or revised from time to time by the Board of Directors without a vote of the stockholders.

INVESTMENT POLICIES

     INVESTMENTS IN REAL ESTATE. The Company's investment objective is to maximize total return to stockholders by increasing cash flow per share and maximizing the value of its properties primarily through the acquisition, development, renovation and management of Supermarket Centers. See "Business--Business and Growth Strategies".

     Although the Company intends to principally acquire or develop Supermarket Centers, it may acquire or develop other types of properties such as office buildings or multifamily residential projects. In addition, although the Company presently intends to acquire and develop properties in various locations in the Southeast with demographic characteristics similar to its present markets, its future acquisitions and development activities may not be limited to any geographic area. There is also no limit on the percentage of the Company's assets which may be invested in one property or in any area.

     Pending disbursements for investment as described herein, the Company may invest its funds in deposits at commercial banks, money market accounts, certificates of deposit, government securities, preferred stock of other publicly held REITs or other liquid investments (including GNMA, FNMA, and FHLMC mortgage-backed securities) as the Board of Directors deems appropriate. The Company intends to continue to make investments in such a way that it will continue to qualify as a REIT and not be treated as an investment company under the Investment Company Act of 1940.

     While to date the Company has emphasized equity real estate investments, it may, in its discretion, invest in mortgages and other real estate and related interests. Subject to the percentage ownership limitations and gross income tests necessary for REIT qualification, the Company also may invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. See "Federal Income Tax Considerations--Taxation of the Company".

     INVESTMENTS IN REAL ESTATE THROUGH OTHER ENTITIES. The Company also may participate with other entities in property ownership, through joint ventures or other types of co-ownership. Although the Company would likely seek to acquire the controlling interest in such entities, it is not required to do so. To date, the Company has not participated in property ownership with other entities. The Company will not enter into a joint venture or partnership to make an investment that would not otherwise meet its investment policies.

FINANCING POLICIES

     The Company intends to finance future acquisitions with the most advantageous sources of capital available at the time, which may include additional equity offerings, debt financing, retention of cash flow subject to provisions in the Code or a combination of these methods.

     The Company's policy is to maintain a ratio of total indebtedness to total market capitalization of approximately 50.0% or less. Upon completion of the Offering, assuming an initial offering price of $13.50, and use of the net proceeds contemplated hereby, the ratio of the Company's total indebtedness to total market capitalization will be approximately 27.0%. The Company may, from time to time re-evaluate its borrowing policies in light of then current economic conditions, relative costs of debt and equity capital, the market value of its properties, growth and acquisition opportunities and other factors. Because there is no limit on the Company's ratio of debt-to-total market capitalization, the Company may modify its borrowing policy and may increase or decrease its ratio of debt-to-total market capitalization as, when and if the Company deems it appropriate. Borrowings may be unsecured or may be secured by any or all of the Existing Properties or additional properties and may have full or limited recourse to all or any assets of the Company and may contain cross-default or cross-collateralization provisions.

     The Company may acquire properties subject to seller financing, existing loans secured by mortgages, deeds of trust or similar liens. The Company does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional liens on such properties.

     The Company may incur indebtedness for purposes other than the acquisition or development of properties when it deems it advisable to do so. For example, the Company may borrow for working capital purposes or to make capital improvements. In addition, the Company may borrow to meet the REIT taxable income distribution requirements under the Code if the Company has taxable income without receipt of cash sufficient to meet these distribution requirements.

CONFLICTS OF INTEREST POLICIES

     The Company has adopted certain policies designed to reduce potential conflicts of interest. In general, the Company will not engage in any transaction with any director, officer or affiliate thereof involving the purchase or sale of property unless such transaction is approved by a majority vote (or in certain cases by a unanimous vote) of the disinterested directors (including a majority of independent directors) as being fair, competitive, and commercially reasonable and no less favorable to the Company than similar transactions between unaffiliated parties under the same circumstances.

     Chaim Katzman, the Company's Chairman of the Board, President and Chief Executive Officer, and Doron Valero, the Company's Executive Vice President and Chief Operating Officer, are subject to certain conflict of interest restrictions as set forth in their employment agreements with the Company. See "Management--Employment Agreements". Each of Messrs. Katzman and Valero are involved in other business activities, including real estate activities. Certain of the Company's independent directors generally may engage in real estate transactions which may be of the type conducted by the Company, but it is not anticipated that such transactions will have any material effect upon the Company's operations.

REDEVELOPMENT AND DEVELOPMENT POLICIES

     The Company may invest in properties under development or vacant land upon which development will occur and may redevelop existing properties. See "Business-Business and Growth Strategies". Although historically the Company has not commenced construction in any redevelopment or development projects without obtaining a commitment from an Anchor Tenant, it is not obligated to do so.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

     The Company has authority to offer shares of Common Stock and preferred stock or other securities and to repurchase or otherwise reacquire its shares of Common Stock and preferred stock or any other securities and may engage in such activities in the future.

     The Company has no outstanding loans to other entities or persons, including its officers and directors, except for outstanding loans to Chaim Katzman and Doron Valero in connection with their acquisition of Common Stock. The Company may in the future make loans to other persons with the approval of the independent directors.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements which have been certified by its independent public accountants, and quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

     The Company's policies with respect to all of the above activities may be reviewed and modified from time to time by the Company's Board of Directors without a vote of the stockholders.

                      PRINCIPAL AND SELLING STOCKHOLDERS

     Certain stockholders of the Company have entered into agreements to control the Company. In particular, pursuant to an Investment Contract, dated as of May 21, 1996, among Dan Overseas, Gazit (1995), as successor-in-interest to Gazit Holdings Inc., Globe Reit and the Company (the "Investment Contract"), and a Shareholders Agreement, dated May 21, 1996, between Gazit and Danbar Resources (the "Shareholders Agreement," and together with the Investment Contract and Irrevocable Proxy, the "Control Agreements"), Globe Reit has been granted an Irrevocable Proxy to vote all the shares of Common Stock owned by the stockholders who are parties to the Control Agreements (collectively with Mr. Katzman, the "Affiliated Group") for the election of directors of the Company through May 2001. With respect to all other matters, the Control Agreements provide that the parties to the Affiliated Group will vote all of their shares as they may agree, or if they cannot agree, will vote against any such proposal. Mr. Katzman, the Company's Chairman of the Board, President and Chief Executive Officer, has agreed that his shares of Common Stock would be bound by the terms of the Control Agreements. Each member of the Affiliated Group may be deemed to own all of the shares of Common Stock owned by the Affiliated Group by virtue of the shared power to vote such shares of Common Stock; the table set forth below does not give effect to this shared power.

     Pursuant to the Control Agreements, the Affiliated Group may be deemed to beneficially own, for purposes of the Exchange Act, all shares of Common Stock beneficially owned by any member of the Affiliated Group (including shares of Common Stock which may be acquired within 60 days upon the exercise of options or warrants or pursuant to contract) or 8,673,958 shares of Common Stock at December 31, 1997, constituting 96.6% of the outstanding Common Stock. Upon consummation of the Offering, the members of the Dan Group will cease to be parties to the Control Agreements and Dan Overseas will sell all of its shares of Common Stock (including shares of Common Stock issuable upon exercise of its Series C Warrants) in the Offering, free of the Irrevocable Proxy, and the Shareholders Agreement will be terminated. As a result of the foregoing, after giving effect to the Offering and the sale of Common Stock by Dan Overseas, the remaining members of the Affiliated Group will beneficially own 6,985,926 shares of Common Stock (including shares of Common Stock which may be acquired within 60 days upon the exercise of options or warrants or pursuant to contract) at December 31, 1997, constituting 55.5% of the outstanding Common Stock,


     By virtue of his offices, direct and indirect share ownership and voting arrangement regarding Gazit, Mr. Katzman may be deemed to control Gazit (and Gazit to control Globe Reit and the Company). Additionally, each of Messrs. Makavy and Wulkan, by virtue of his office and indirect share ownership of Danbar, may be deemed to control Danbar (and Danbar to control Danbar Resources, Globe Reit and the Company). As a result, Mr. Katzman may be deemed to beneficially own the Common Stock owned by Gazit (1995) and Globe Reit, and each of Messrs. Makavy and Wulkan to beneficially own the Common Stock owned by Dan Overseas and Globe Reit. In connection with the Settlement Agreement, Messrs. Makavy and Wulkan will sell to Gazit all of the shares of capital stock of Globe Reit beneficially owned by them and as a result thereof, Mr. Katzman will effectively control Gazit and Globe Reit.

     Upon consummation of the Offering (and following consummation of all of the transactions contemplated under the Settlement Agreement), control of the Company will be as follows:


                      [PERCENT OF OWNERSHIP CONTROL CHART]

----------
 * Percentages represent the direct and indirect ownership of the outstanding capital stock of the entity indicated. All percentages are approximate.

(1) Assumes that Gazit pays only cash in connection with its purchase of all of the shares of Globe Reit stock owned by Danbar. See "Certain Transactions". Chaim Katzman is the Chairman of the Board and President of Gazit.
(2) Chaim Katzman is a director of Globe Reit.
(3) Chaim Katzman is the President of Gazit (1995).
(4) Chaim Katzman is the President of M.G.N.
(5) Chaim Katzman is the Chairman of the Board, President and Chief Executive Officer of the Company.

     Subject to the foregoing, the following table sets forth certain information concerning the beneficial ownership of the Common Stock as of December 31, 1997, and as adjusted to reflect the sale of 3,700,000 shares of Common Stock by the Company and the sale of 1,663,032 shares of Common Stock by the Selling Stockholder, by (i) each person known by the Company to be the beneficial owner of more than 5.0% of the outstanding Common Stock, (ii) each director and director nominee of the Company, (iii) each of the Named Officers,
(iv) the Selling Stockholder and (v) all executive officers and directors of the Company as a group. Unless otherwise indicated, the address of each named person is c/o Equity One, Inc., 777 17th Street, Penthouse, Miami Beach, Florida 33139. The table set forth below does not give effect to the beneficial ownership of Gazit and Danbar Resources of Globe Reit.


                                                      SHARES                                       SHARES TO BE
                                                BENEFICIALLY OWNED                              BENEFICIALLY OWNED
                                               PRIOR TO THE OFFERING                            AFTER THE OFFERING
                                              -----------------------                     ------------------------------
NAME OF BENEFICIAL OWNER(1)                      NUMBER      PERCENT     SHARES OFFERED         NUMBER          PERCENT
-------------------------------------------   -----------   ---------   ---------------   -----------------   ----------
Affiliated Group(2) .......................    8,673,958       96.6%              --          6,985,926           55.5%
Globe Reit Investments, Ltd.(3) ...........    3,460,000       43.9%              --          3,460,000           29.1%
Gazit (1995), Inc.(4) .....................    3,072,592       41.2%              --          3,072,592           26.8%
Dan Overseas, Ltd.(5) .....................    1,663,032       23.1%       1,663,032                 --             --
M.G.N. (USA), Inc.(6) .....................    2,400,000       30.4%              --          2,400,000           20.2%
Chaim Katzman(7) ..........................    3,525,926       46.3%              --          3,525,926           30.4%
Doron Valero(8) ...........................      322,500        4.6%              --            322,500            2.9%
David Bookman(9) ..........................        5,004          *               --              5,004              *
Eli Makavy(10) ............................    1,688,032       23.1%                (11)         25,000(12)          *
David Wulkan(13) ..........................    1,688,032       23.1%                (14)         25,000(12)          *
Shaiy Pilpel ..............................           --         --               --                 --             --
Noam Ben Ozer .............................           --         --               --                 --             --
Yuval Yanai ...............................           --         --               --                 --             --
Shulamit Rozen-Katzman(15) ................           --         --               --                 --             --
Robert Cooney .............................           --         --               --                 --             --
Ronald Chase ..............................           --         --               --                 --             --
All executive officers and directors of the
  Company as a group (11 persons before
  the Offering and 9 persons after the
  Offering)(15) ...........................    5,566,464       68.8%              --          3,853,430           32.8%

----------------
  *  Less than 1%.

 (1) A person is deemed to be the beneficial owner of securities that can be acquired by such persons within 60 days from the date of this Prospectus upon the exercise of options and warrants or purchasable pursuant to an executory contract to acquire Common Stock. Each beneficial owner's percentage ownership is determined by assuming that options and warrants and shares purchasable under an executory contract that are held by such person (but not those held by any other person) and that are exercisable or purchasable within 60 days from the date of this Prospectus have been exercised or purchased. For purposes of this table, a beneficial owner of securities includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power which includes the power to vote, or direct the voting of, such security and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security.

 (2) See Notes (3), (4), (5), (6), (7), (10), (11), (13) and (14) below.

 (3) Includes (i) 1,060,000 shares of Common Stock owned by Globe Reit, (ii) 580,288 shares of Common Stock purchasable by M.G.N. under an executory agreement to purchase Common Stock, (iii) 1,420,952 shares of Common Stock owned by M.G.N. and (iv) 398,760 shares of Common Stock issuable upon the exercise of presently exercisable warrants to purchase Common Stock owned by M.G.N. Does not give effect to the Control Agreements.

 (4) Includes (i) 2,530,456 shares of Common Stock owned by Gazit (1995) and
     (ii) 542,136 shares of Common Stock issuable upon the exercise of presently exercisable warrants to purchase Common Stock. Does not give effect to the Control Agreements.


 (5) Does not give effect to the Control Agreements.


 (6) Includes (i) 1,420,952 shares of Common Stock owned by M.G.N., (ii) 398,760 shares of Common Stock issuable upon the exercise of presently exercisable warrants to purchase Common Stock and (iii) 580,288 shares of Common Stock purchasable under an executory agreement to purchase Common Stock. Does not give effect to the Control Agreements.

 (7) Includes (i) 2,530,456 shares of Common Stock owned by Gazit (1995) which Mr. Katzman may be deemed to control, (ii) 542,136 shares of Common Stock issuable upon the exercise of presently exercisable warrants to purchase Common Stock owned by Gazit (1995), (iii) 290,990 shares of Common Stock owned by Mr. Katzman, (iv) 100,000 shares of Common

     Stock issuable upon the exercise of options granted to Mr. Katzman under the 1995 Plan, which options are currently exercisable and (iv) 62,344 shares of Common Stock issuable to Mr. Katzman as custodian for his minor children upon the exercise of presently exercisable warrants to purchase Common Stock. Does not include 100,000 shares of Common Stock issuable upon exercise of options granted to Mr. Katzman under the 1995 Plan, which options are not currently exercisable. Does not give effect to the Control Agreements.

 (8) Includes (i) 192,000 shares of Common Stock owned by Mr. Valero, (ii) 130,500 shares of Common Stock issuable upon the exercise of options granted to Mr. Valero under the 1995 Plan, which options are currently exercisable. Does not include 97,500 shares of Common Stock issuable upon the exercise of options granted to Mr. Valero under the 1995 Plan, which options are not currently exercisable.

 (9) Includes 5,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Bookman under the 1995 Plan, which options are currently exercisable. Does not include 35,000 shares of Common Stock issuable upon exercise of options granted to Mr. Bookman under the 1995 Plan, which options are not currently exercisable.

(10) Includes (i) 1,369,602 shares of Common Stock owned by Dan Overseas which Mr. Makavy may be deemed to control, (ii) 293,430 shares of Common Stock issuable upon the exercise of presently exercisable warrants to purchase Common Stock owned by Dan Overseas and (iii) 25,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Makavy under the 1995 Plan, which options are currently exercisable. Does not include 25,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Makavy under the 1995 Plan, which options are not currently exercisable. Does not give effect to the Control Agreements.

(11) All of the shares of Common Stock owned by Dan Overseas, which Mr. Makavy may be deemed to control, are being sold in the Offering. See footnote
     (5).

(12) Pursuant to the Settlement Agreement, Danbar Resources may receive an aggregate of 605,623 shares of Common Stock and Series C Warrants to purchase an aggregate of 96,900 shares of Common Stock from Gazit. Such shares would represent approximately 6.4% of the total issued and outstanding Common Stock following consummation of the Offering. Each of Messrs. Makavy and Wulkan, by virtue of their ownership of the capital stock of Danbar Resources, may be deemed to control Danbar Resources. See "Certain Transactions".

(13) Includes (i) 1,369,602 shares of Common Stock owned by Dan Overseas which Mr. Wulkan may be deemed to control, (ii) 293,430 shares of Common Stock issuable upon the exercise of presently exercisable warrants to purchase Common Stock owned by Dan Overseas and (iii) 25,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Wulkan under the 1995 Plan, which options are currently exercisable. Does not include 25,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Wulkan under the 1995 Plan, which options are not currently exercisable. Does not give effect to the Control Agreements.

(14) All of the shares of Common Stock owned by Dan Overseas, which Mr. Wulkan may be deemed to control, are being sold in the Offering. See footnote
     (5).

(15) Shulamit Rozen-Katzman is the wife of Chaim Katzman, the Company's Chairman of the Board, President and Chief Executive Officer. Does not include shares of Common Stock owned by Chaim Katzman. See footnote (7) above.

(16) See footnotes (7)-(11), (13) and (14) above. Also includes 2 shares of Common Stock owned by Alan J. Marcus.

                         DESCRIPTION OF CAPITAL STOCK

     The Company's authorized stock consists of 40,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of December 31, 1997, 6,908,130 shares of Common Stock and no shares of preferred stock were issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation's debts or obligations. The following summary of the terms of the stock of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and to the Company's Charter and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information".

COMMON STOCK

     Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to stockholders for a vote, including the election of directors. Except as provided in the terms of any other class or series of stock, the holders of Common Stock possess the exclusive voting power, subject to the provisions of the Company's Charter regarding the ownership of shares of Common Stock in excess of the Aggregate Stock Ownership Limit, or such other limit as provided in the Company's Charter or as otherwise permitted by the Board of Directors as described below.

     Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund or redemption and have no preemptive rights to subscribe for any securities of the Company or cumulative voting rights in the election of directors. All shares of Common Stock to be issued and outstanding following the consummation of the Offering will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Charter regarding ownership of shares of Common Stock in excess of the Aggregate Stock Ownership Limit, or such other limit as provided by the Company's Charter or as otherwise permitted by the Board of Directors described below, distributions may be paid to the holders of shares of Common Stock if and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor. The Company intends to make quarterly distributions. See "Distribution Policy".

     Subject to the right of any holders of preferred stock to receive preferential distributions, if the Company is liquidated each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company.

     Subject to the provisions of the Charter regarding the ownership of shares of Common Stock in excess of the Aggregate Stock Ownership Limit, or such other limit as provided in the Company's Charter or as otherwise permitted by the Board of Directors described below, all shares of Common Stock will have equal distribution, liquidation and voting rights, and will have no preferences or exchange rights. See "--Restrictions on Ownership and Transfer of Common Stock".


     Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside of the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a greater or lesser percentage (but no less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Charter contains a provision decreasing the two-thirds vote requirement to a majority of all the votes entitled to be cast on the matter. The phrase "substantially all of the assets" is not defined in the MGCL and is, therefore, subject to interpretation by courts applying Maryland law in the context of the facts and circumstances of a particular case.


     The Charter authorizes issuances of additional shares of stock and the classification or reclassification of unissued shares of either Common Stock or preferred stock into other classes or series of classes of stock with preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series.

PREFERRED STOCK


     The Charter authorizes the Board of Directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, the Board is required by the MGCL and the Charter to set, subject to the provisions of the Charter regarding the restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company or other transaction that might involve a premium price for holders of Common Stock or otherwise be in their best interest. As of the date hereof, no shares of preferred stock are outstanding and the Company has no present plans to issue any preferred stock.


WARRANTS

     As of December 31, 1997, Series C Warrants to purchase an aggregate of 1,306,124 shares of Common Stock at an exercise price of $8.25 per share, subject to adjustments, were issued and outstanding. These warrants are freely transferable and are exercisable by the holders thereof through the close of business on December 31, 1999. Series C Warrants to purchase 1,296,670 shares of Common Stock have been issued to Gazit (1995), Dan Overseas, M.G.N. and Chaim Katzman, as custodian for his minor children. The Series C Warrants provide for certain registration rights. Dan Overseas has notified the Company that it will exercise all of its Series C Warrants immediately prior to the consummation of the Offering.

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF COMMON STOCK


     For the Company to qualify as a REIT under the Code, not more than 50.0% in value of the issued and outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). In addition, rent from Related Party Tenants (as defined below under "Federal Income Tax Considerations Taxation of the Company--Income Tests") is not qualifying income for purposes of the gross income tests of the Code. See "Federal Income Tax Considerations-Taxation of the Company--Requirements for Qualification".


     Because the Board of Directors believes it is essential for the Company to qualify as a REIT, the Board of Directors has adopted provisions in the Company's Charter restricting the acquisition and ownership of shares of the Company's stock. Subject to certain exceptions specified in the Company's Charter, no holder may own, either actually or constructively under the applicable attribution rules of the Code, more than the Aggregate Stock Ownership Limit or more than the Common Stock Ownership Limit.

     If, as a result of a purported acquisition (actual or constructive) of stock, any person (a "Prohibited Transferee") would acquire, either actually or constructively under the applicable attribution rules of the Code, shares of stock in excess of an applicable ownership restriction, such shares will be automatically transferred to a trust for the benefit of a charitable beneficiary, and the Prohibited Transferee shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the purported acquisition by the Prohibited Transferee. The Prohibited Transferee shall not benefit economically from ownership of any shares of stock held in trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in trust. While such stock is held in trust, the trustee shall have all voting rights with respect to the shares, and all dividends or distributions paid on such stock will be paid to the trustee of the trust for the benefit of the charitable beneficiary (any dividend or distribution paid on shares of capital stock prior to the discovery by the Company that such shares have been automatically transferred to the trust shall, upon demand, be paid over by the recipient of such dividend or distribution to the trustee for the benefit of the charitable beneficiary and any dividends or other distributions authorized but unpaid shall be paid when due to the Trustee). The Prohibited Transferee shall have no voting rights with respect to shares of stock held in the trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion)
(i) to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by the Company that such shares have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if the Company has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Within 20 days of receiving notice from the Company of the transfer of shares to the trust, the trustee of the trust is required to sell the shares held in the trust to a person designated by the trustee who may own such shares without violating the ownership restrictions (a "Permitted Holder"). Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the price paid for the shares by the Permitted Holder shall be distributed to the Prohibited Transferee to the extent of the lesser of (i) the price paid by the Prohibited Transferee for the shares or if the Prohibited Transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g. a gift, devise or other such transaction), the fair market value, on the date of transfer to the trust, of the shares so transferred and
(ii) the price per share recieved by the trustee from the sale or other disposition of the shares held in the trust. Any proceeds in excess of this amount shall be paid to the charitable beneficiary. If, prior to the discovery by the Company that shares of stock have been transferred to the trust, such shares are sold by a Prohibited Transferee, then (i) such shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the Prohibited Transferee received an amount for such shares that exceeds the amount that such Prohibited Transferee was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee upon demand.

     Shares of stock transferred to the trustee shall be deemed to be offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in case of a devise or gift, the fair market value on the date of such devise or gift) or (ii) the fair market value on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Trustee has sold the shares of stock held in the Trust. Upon such a sale to the Company, the interest of the charitable beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Transferee.


     If shares of stock which would cause the Company to be beneficially owned by less than 100 persons are issued or transferred to any person, such issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to such stock.


     In addition to any of the foregoing ownership limits, the Company's Charter provides that no holder may own, either actually or constructively under the applicable attribution rules of the Code, any shares of any class of the Company's stock if such ownership or acquisition (i) would cause more than 50.0% in value of the Company's outstanding stock to be owned, either actually or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities), (ii) would result in the Company's stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (iii) would otherwise result in the Company failing to qualify as a REIT. Acquisition or ownership (actual or constructive) of the Company's stock in violation of these restrictions will result in automatic transfer of such stock to a trust for the benefit of a charitable beneficiary, automatic repurchase of the violative shares by the Company, or the violative transfer will be deemed void AB INITIO, as described above.


     The Board of Directors may, but in no event will be required to, exempt a stockholder from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, if it determines that such ownership will not jeopardize the Company's status as a REIT and the Board of Directors otherwise decides such action would be in the best interests of the Company. As a condition to such waiver, the Board of Directors may require an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving the REIT status of the Company. The Company has exempted Gazit (1995), Globe Reit, M.G.N. and the Selling Stockholder from the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit.


     If the Board of Directors shall at any time determine in good faith that a person intends to acquire or own, has attempted to acquire or own, or may acquire or own stock of the Company in violation of the above described limits, the Board of Directors shall take such action as it deems advisable to refuse to give effect or to prevent such ownership or acquisition, including but not limited to causing the Company to repurchase stock, refusing to give effect to such ownership or acquisition on the books of the Company, or instituting proceedings to enjoin such ownership or acquisition.

     The constructive ownership rules are complex and may cause Common Stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.9% of the outstanding Common Stock by an individual or entity could cause that individual or entity (or another individual or entity) to constructively own Common Stock in excess of the limits described above, and thus subject such stock to the Common Stock Ownership Limit, or the Aggregate Stock Ownership Limit.


     All certificates representing shares of the Company's stock will bear a legend referring to the restrictions described above.

     All persons who own more than 9.9% (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of all classes or series of the Company's stock, including the Company's Common Stock, must file within 30 days after the end of each taxable year with the Company a report containing information regarding their ownership of such shares, as set forth in the Treasury Regulations. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership or the Company's status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the actual and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.


     These ownership limitations could have the effect of delaying, deferring or preventing a change of control of the Company or other transaction in which holders of some, or a majority, of shares of Common Stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.


ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF MARYLAND LAW, AND THE COMPANY'S CHARTER AND BYLAWS


     The following summary of certain provisions of the MGCL and the Company's Charter and Bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Company's Charter and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information".


PROVISIONS OF MARYLAND LAW; CHARTER PROVISIONS

     Certain provisions of the MGCL and of the Company's Charter and Bylaws may have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management and, as a result, may prevent the stockholders of the Company from receiving a substantial premium for their shares over then-current market prices.


     BUSINESS COMBINATIONS. Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an Interested Stockholder or an affiliate thereof is prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the holders of Common Stock receive a minimum price (as defined in the MGCL) for their shares of Common Stock and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its Common Stock. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Board of Directors has previously exempted from such provisions of the MGCL any business combination with an officer or director of the Company or any affiliate of any officer or director of the Company.


     CONTROL SHARE ACQUISITIONS. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by such person, or in respect of which such person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares subject to certain exceptions.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights previously have been approved) for fair value determined, without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of a corporation.

     The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's shares of Common Stock. Such provision of the Bylaws may be amended without stockholder approval. There can be no assurance that such provision will not be amended or eliminated at any time in the future. As a result of the Company's decision to opt out of the control share acquisition statute, stockholders who acquire a substantial block of Common Stock are not precluded from exercising full voting rights with respect to their shares on all matters without first obtaining the approval of other stockholders entitled to vote. This may have the effect of making it easier for any such control share stockholder to effect a business combination with the Company. However, no assurance can be given that any such business combination would be consummated or, if consummated, would result in a purchase of shares of Common Stock from any stockholder at a premium.


     In addition, certain provisions of the Company's Charter and Bylaws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a change in control of the Company, or other transaction that a stockholder might consider in its best interest or might result in a premium over the market price for the shares held by stockholders.

     CLASSIFICATION OF THE BOARD OF DIRECTORS. The Company's Charter provides that the number of directors of the Company initially shall be seven, which number may be increased or decreased by the Bylaws but may not be fewer than the minimum number required by the MGCL (which under most circumstances is three). Any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, by the affirmative vote of a majority of the remaining directors. Pursuant to the Bylaws, the Company's Board of Directors are divided into three classes. As the term of each class expires, the directors in that class will be elected for a term of three years. The affirmative vote of a plurality of the votes represented at a meeting of stockholders duly called shall be required to elect a director. The Company believes that the classification of the Board of Directors will help to enhance the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Holders of Common Stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of shares of Common Stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

     The classified director provision could have the effect of making the replacement of incumbent directors more time consuming and difficult, and could delay, defer or prevent a third party from

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making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. Elections of directors at two annual meetings would be necessary to effect a change in control of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

     REMOVAL OF DIRECTORS. The Charter provides that one or more directors may be removed only for Cause (as defined in the Charter) and by the affirmative vote of two-thirds of all votes entitled to be cast generally in the election of directors. This provision, when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, precludes stockholders from removing incumbent directors except upon the existence of cause of removal and a substanital affirmative vote and filling the vacancies created by such removal with their own nominees.

     SPECIAL MEETINGS. The Bylaws provide that special meetings of stockholders may be called only by the President, Chief Executive Officer, or Chairman of the Board of Directors and must be called by the Secretary of the Company upon the written demand of the holders shares entitled to cast not less than a majority of all of the votes entitled to be cast at such meeting.

     AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval. If issued, these additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued Common Stock and preferred stock may enable the Board of Directors to issue shares to persons friendly to current management, which could delay, defer or prevent an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.


ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The Bylaws of the Company provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to the Company's notice of the meeting, (ii) by the Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only (i) pursuant to the Company's notice of the meeting,
(ii) by the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.


LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law. However, this provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or recission.

     The Company's Charter authorizes and the Bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate

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investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

     The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case, a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar of the Common Stock will be American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offering, the Company will have 10,901,560 shares of Common Stock outstanding (11,706,015 shares if the over-allotment option is exercised in full). Of those shares, the 5,363,032 shares sold in the Offering (6,167,487 shares if the over-allotment option is exercised in full) will be freely transferable without restriction or registration under the Act, unless purchased by persons deemed to be "affiliates" of the Company (as that term is defined under the Act). The remaining 5,538,528 shares of Common Stock to be outstanding immediately following the Offering ("restricted shares") may only be sold in the public market if such shares are registered under the Act or sold in accordance with Rule 144 promulgated under the Act.

     In general, under Rule 144 a person (or persons whose shares are aggregated) including an affiliate, who has beneficially owned his shares for one year, may sell in the open market within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock (approximately 109,016 shares immediately after the Offering, 117,060 if the over-allotment option is exercised in full) or (ii) the average weekly trading volume in the Common Stock on all exchanges and reported through the automated quotation system of a registered securities association during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to

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certain limitations on the manner of sale, notice requirements and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is deemed not to have been an "affiliate" of the Company at any time during the 90 days preceding a sale by such person and who has beneficially owned his shares for at least two years, may sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or availability of current information referred to above. Restricted shares properly sold in reliance upon Rule 144 are thereafter freely tradeable without restrictions or registration under the Act, unless thereafter held by an "affiliate" of the Company.

     The Company and the holders of substantially all of the outstanding Common Stock have agreed not to sell any shares of Common Stock for 180 days from the date of this Prospectus without the prior written consent of Credit Suisse First Boston. See "Underwriting". Following such 180-day period, approximately 5,538,528 shares held by current stockholders will be available for sale under Rule 144 of the Act. Additionally, shares of Common Stock have been reserved for issuance under the Company's 1995 Plan, under which options to purchase 664,000 shares of Common Stock are issued and outstanding. The Company intends to register under the Act all 1,000,000 eligible shares issued or reserved for issuance under the 1995 Plan. See "Management--Stock Option Plan". Shares covered by such registration will, when issued, be eligible for resale in the public market, subject to Rule 144 limitations applicable to affiliates. Pursuant to certain registration rights agreements among the Company and certain current stockholders, the Company has granted various registration rights to such stockholders. See "Certain Transactions".

     Prior to the Offering, there has been no trading market for the Common Stock. No prediction can be made as to the effect, if any, that future sales of shares pursuant to Rule 144 or otherwise will have on the market price prevailing from time to time. Sales of substantial amounts of the Common Stock in the public market following the Offering could adversely affect the then prevailing market price.

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                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary discusses the material federal income tax considerations to prospective purchasers of the Common Stock, other than existing stockholders, with respect to the acquisition, ownership and disposition of Common Stock. This summary includes a discussion of tax matters regarding the Company. This summary is based on current law, which is subject to change, possibly retroactively. The statements set forth below, insofar as they purport to describe matters of law, are, in the opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., tax counsel to the Company ("Greenberg Traurig"), the material federal tax considerations relevant to purchasers of Common Stock, other than existing stockholders of the Company. A copy of that tax opinion has been filed as an exhibit to the Company's registration statement of which this Prospectus forms a part.

     THIS DISCUSSION DOES NOT PURPORT TO DEAL WITH TAX CONSIDERATIONS RELEVANT TO AN EXISTING STOCKHOLDER OF THE COMPANY OR ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO ANY OTHER PARTICULAR PURCHASER IN LIGHT OF HIS OR HER PERSONAL INVESTMENT OR TAX CIRCUMSTANCES, OR TO CERTAIN TYPES OF PURCHASERS SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS (INCLUDING INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, BROKER-DEALERS, TAX-EXEMPT ORGANIZATIONS, FOREIGN CORPORATIONS OR PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, EXCEPT TO THE EXTENT DISCUSSED UNDER THE HEADINGS "TAXATION OF TAX-EXEMPT STOCKHOLDERS" AND "TAXATION OF NON-U.S. STOCKHOLDERS"). ACCORDINGLY, EACH PROSPECTIVE PURCHASER, INCLUDING EXISTING STOCKHOLDERS, IS URGED TO CONSULT HIS OR HER OWN TAX ADVISER REGARDING THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES, AS WELL AS THE STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES, TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF A SHARE OF COMMON STOCK IN LIGHT OF HIS OR HER PERSONAL INVESTMENT OR TAX CIRCUMSTANCES.

TAXATION OF THE COMPANY

GENERAL

     The Company has elected to be taxed as a REIT under sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1995. The Company believes that it has been organized and has operated in a manner that qualifies it to be taxed under the Code as a REIT commencing with that taxable year. The Company intends to continue to operate in that manner. No assurance, however, can be given that the manner in which the Company has operated or will operate has qualified or will qualify the Company to be taxed as a REIT.

     The sections of the Code that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion sets forth the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions, the rules and regulations promulgated thereunder, and the administrative and judicial interpretations thereof.

     In the opinion of Greenberg Traurig, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code beginning with the taxable year of the Company starting January 1, 1995, and the method of operation of the Company and its subsidiaries since January 1, 1995 has enabled the Company, and the proposed method of operation of the Company will enable the Company, to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various factual assumptions represented to Greenberg Traurig by the Company relating to the organization of the Company, the income, assets, operations and records of, and other matters regarding, the Company, distributions by the Company and the direct and indirect ownership of the Company's Common Stock. The opinion assumes further that the statements in the Prospectus are and will remain true, correct and complete and that actions

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

described in the Prospectus have been or will be taken as described. Any variation or difference in the facts from those set forth or assumed in the opinion may affect the conclusions stated therein. In addition, the opinion relies on opinions of Deloitte & Touche LLP, the Company's accountants, to a major stockholder of the Company and to the Company regarding the Company's compliance with the requirements of the Code to be treated as a REIT and assumes the accuracy of the information provided by the Company on which those letters were based. The opinion speaks only as of the date it was issued and is based solely on legal authorities as they then exist. Those legal authorities are subject to change either prospectively or retroactively, see "--Failure to Quality", and Greenberg Traurig assumes no obligation to update or supplement its opinion. Finally, the Company's qualification and taxation as a REIT depend on the Company's ability to meet (through actual operating results, distribution levels, diversity of stock ownership and other factors) the various qualification tests imposed under the Code, the results of which Greenberg Traurig has not investigated independently and will not investigate independently, and some of which are outside the control of the Company to satisfy. Accordingly, no assurance can be given that the actual results of the Company's operations for any taxable year have satisfied or will satisfy the REIT qualification tests under the Code.

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to stockholders. This treatment substantially eliminates the double taxation at the corporate and stockholder levels that generally results from investment in a corporation. The Company, however, nevertheless will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the alternative minimum tax on its items of tax preference. Third, if the Company (i) has net income from the sale or other disposition of foreclosure property (defined generally as a property acquired by the Company through foreclosure or otherwise after a default on a loan secured by the property or on a lease of the property) that is held primarily for sale to customers in the ordinary course of business or (ii) has other nonqualifying income from foreclosure property, the Company will be subject to tax at the highest corporate rate on that income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), that income will be subject to tax at a 100% rate. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (discussed below) but nonetheless has maintained its qualification as a REIT because certain other requirements have been met, it will be subject to tax at a 100% rate on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during any calendar year at least the sum of (i) 85% of its REIT ordinary income for the year, (ii) 95% of its REIT capital gain net income for the year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of the required distribution over the amount actually distributed. Seventh, if the Company acquires an asset from a C corporation (I.E., generally a corporation subject to full corporate level tax) in a transaction in which the basis of the Company in the asset is determined by reference to the basis of the C corporation in the asset (a "Built-In Gain Asset"), and if the Company recognizes gain on a disposition of the asset during the ten-year period beginning on the date the Company acquired the asset (the "Recognition Period"), the Company, pursuant to Treasury regulations yet to be issued, will pay tax at the highest regular corporate tax rate on the lesser of (i) the excess of the fair market value of the asset over the basis of the Company in the asset on the date the Company acquired the asset (the "Built-In Gain") and (ii) the gain recognized by the Company. The Company has elected pursuant to Notice 88-19 to be subject to the rules similar to the rules of section 1374 of the Code on net Built-In Gains. This election was adopted for the tax year ending December 31, 1995 and has been filed with the Company's Form 1120 for the tax year ended December 31, 1996.


     In February 1998, the Clinton Adminstration proposed legislation that would eliminate the seventh set of rules set forth above by preventing a REIT from acquiring an asset from a C corporation in a transaction in which the REIT's basis in the asset is determined by reference to the C corporation's

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

basis in the asset. This proposal would treat the C corporation as if it had sold the asset for its fair market value. This proposal would apply to acquisitions after December 31, 1998.


  REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation but for sections 856 through 859 of the Code; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of whose taxable year not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (6).

     The Company has satisfied condition (5) and believes that it has satisfied condition (6). In addition, the Company's Charter provides for restrictions regarding ownership and transfer of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. Those ownership and transfer restrictions are described in "Description of Capital Stock--Restrictions on Ownership and Transfer of Common Stock". Those restrictions will not ensure that the Company in all cases will be able to satisfy the share ownership requirements described above. If the Company fails to satisfy those share ownership requirements, the Company's status as a REIT will terminate. See "--Failure to Qualify". Pursuant to the Taxpayer Relief Act of 1997, enacted August 5, 1997, starting with a REIT's first taxable year that begins after August 5, 1997, a REIT that complies with Treasury regulations for ascertaining the ownership of its shares and that does not know, or exercising reasonable diligence would not have known, whether it failed condition (6) will be treated as meeting condition
(6), and if it fails to comply with those regulations, it may be subject to a financial penalty but not to disqualification as a REIT.

     In addition, a corporation may not elect to become a REIT unless its taxable year is a calendar year. The Company has and will continue to have a calendar taxable year.

     In February 1998, the Clinton Administration stated it would propose amendments to the rules relating to REIT qualification to impose an additional requirement that no person (including any corporation, partnership, trust or estate) can own more than 50% of the total combined voting power of all classes of voting stock or more than 50% of the total value of shares of all classes of stock in the REIT. For purposes of determining a person's stock ownership, constructive ownership rules similar to attribution rules contained in section 856(d)(5) of the Code would apply. The Clinton Administration proposes that this change be effective for entities electing REIT status for taxable years beginning on or after the date of first committee action. This proposed legislation, therefore, if enacted in the form proposed, would not apply to the Company.

  OWNERSHIP OF SUBSIDIARIES

     Section 856(i) of the Code provides that a corporation that is a qualified REIT subsidiary (defined as any corporation if 100 percent of whose stock is held by the REIT at all times during the period the corporation is in existence) shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and those items (as the case may be) of the REIT. The Company believes that each of its subsidiaries

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

qualifies as a qualified REIT subsidiary within the meaning of the Code. Thus, in applying the requirements described herein, the Company's subsidiaries are ignored, and all assets, liabilities and items of income, deduction and credit of those subsidiaries are treated as assets, liabilities and items of income, deduction and credit of the Company. Pursuant to the Taxpayer Relief Act of 1997, starting with a REIT's first taxable year that begins after August 5, 1997, a corporation can qualify as a qualified REIT subsidiary even though there was a period of time during which the REIT did not own 100 percent of its stock, in which case the corporation will be treated as liquidated and reincorporated by the REIT.

  INCOME TESTS

     To maintain qualification as a REIT, the Company each year must satisfy two gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) must be derived directly or indirectly from investments relating to real property or mortgages on real property (including rents from real property and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). A third gross income test applicable to tax years of REITS that began prior to August 6, 1997 provides that gain derived from the sale or other disposition of stock or securities held for less than one year, property in a prohibited transaction and real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions). Pursuant to the Taxpayer Relief Act of 1997, the third gross income requirement is eliminated, starting with a REIT's first taxable year that begins after August 5, 1997.

     Rents received by the Company will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, the portion of the rent attributable to the personal property will not qualify as rents from real property. Finally, for rents received to qualify as rents from real property, the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue. The REIT, however, may perform directly certain services that are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Moreover, pursuant to the Taxpayer Relief Act of 1997, starting with a REIT's first taxable year that begins after August 5, 1997, income derived by a REIT from services provided to tenants or from managing or operating a property will be treated as rent from real property provided the income does not exceed one percent of the REIT's gross income from the property. The Company has not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant (unless the Board of Directors determines in its discretion that the rent received from the Related Party Tenant is not material and will not jeopardize the Company's status as a REIT), (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease) or (iv) perform services considered to be rendered to the occupant of the property (unless the income from those services qualifies as rent from real property pursuant to the Taxpayer Relief Act of 1997) other than through an independent contractor from whom the Company derives no revenue. The Company believes that the aggregate amount of any

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

nonqualifying income in any taxable year has not exceeded and will not exceed the limit on nonqualifying income under the gross income tests.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for that year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if the Company's failure to meet the gross income tests was due to reasonable cause and not willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of those relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally receives exceeds the limits on that income, the IRS could conclude that the Company's failure to satisfy the gross income tests was not due to reasonable cause. If those relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. As discussed above in "--Taxation of the Company-General", even if those relief provisions apply, a tax would be imposed with respect to the net nonqualifying income. No similar mitigation provision provides relief if the Company fails the 30% gross income test. In that case, the Company would cease to qualify as a REIT. As noted above, however, that test no longer applies to the Company starting January 1, 1998.

     Any gain realized by the Company on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a penalty tax at a 100% rate. This prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Company intends to hold the Existing Properties for investment with a view to long-term appreciation, to engage in the business of developing, owning and operating the Existing Properties and acquiring, developing, owning and operating other properties and to make occasional sales of the Existing Properties consistent with the Company's investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of those sales are subject to the 100% penalty tax.

  ASSET TESTS


     The Company must satisfy three tests relating to the nature of its assets at the close of each quarter of its taxable year. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash, cash items and government securities (including stock or debt instruments held for not more than one year purchased with the proceeds of an offering by the Company of stock or debt with a term of at least five years). Second, not more than 25% of the Company's total assets may be represented by securities other than those qualifying for the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities. The February 1998 proposed amendments of the Clinton Administration to the REIT rules would change the third requirement set forth above to prevent a REIT from owning more than 10% of the stock of any one issuer measured not only by voting power but also by the value of the issuer's outstanding stock. The Company has no plan at this time to acquire any stock that would violate the rule proposed by the Clinton Administration.


     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy those tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company has maintained and will continue to maintain adequate records of the value of its assets to ensure compliance with the asset tests and within

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the 30 days after the close of any quarter will take those actions that may be required to cure any noncompliance. If the Company fails to cure noncompliance with the asset tests within that time period, the Company will cease to qualify as a REIT.

  ANNUAL DISTRIBUTION REQUIREMENTS

     To qualify as a REIT, the Company is required to distribute dividends to its stockholders (other than capital gain dividends) in an amount at least equal to (A) the sum of (i) 95% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of any after tax net income from foreclosure property minus
(B) the sum of certain items of noncash income in excess of 5% of the Company's REIT taxable income. In addition, if the Company disposes of any Built-In Gain Asset during its Recognition Period, the Company will be required to distribute at least 95% of any Built-in Gain, after tax, recognized on the disposition of that asset pursuant to Treasury regulations that have not yet been promulgated. Those distributions must be paid in the taxable year to which they relate or in the following taxable year if declared before the Company timely files its tax return for that year and if paid on or before the first regular dividend payment after declaration. Those distributions are taxable to holders of Common Stock (other than tax-exempt entities, as discussed below) in the year paid even though they relate to a prior year for purposes of the Company's 95% distribution requirement. To the extent the Company does not distribute all of its net capital gain or distributes at least 95% but less than all of its REIT taxable income, as adjusted, it will be subject to tax thereon at regular corporate tax rates. The Company has made and intends to make timely distributions sufficient to satisfy these annual distribution requirements.

     It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other noncash charges in computing REIT taxable income. Accordingly, the Company anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet those distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of the income and deduction of the expenses in arriving at taxable income of the Company. If timing differences occur, the Company, in order to meet the distribution requirements, may find it necessary to arrange for short-term, or possibly long-term, borrowings.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirements for a year by paying a deficiency dividend to stockholders in a later year. A deficiency dividend may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid paying tax on amounts that can be deducted as deficiency dividends. The Company, however, will be required to pay interest with respect to tax eliminated through a deficiency dividend.

     Furthermore, if the Company should fail to distribute during any calendar year at least the sum of (i) 85% of its REIT ordinary income for the year, (ii) 95% of its REIT capital gain income for the year and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of that required distribution over the amounts actually distributed.

FAILURE TO QUALIFY FOR TAXATION AS A REIT

     If the Company fails to qualify for taxation as a REIT in any taxable year, and if the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify as a REIT will not be deductible by the Company (nor be required to be made). As a result, the Company's failure to qualify as a REIT would reduce the Cash Available for Distribution by the Company to its stockholders. In addition, if the Company fails to qualify as a REIT, all distributions to stockholders will be taxable to them as ordinary income to the


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extent of the Company's current and accumulated earnings and profits, although, subject to certain limitations, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification is lost. It is not possible to state whether the Company in all circumstances would be entitled to statutory relief from disqualification as a REIT.

TAXATION OF U.S. STOCKHOLDERS

     As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock who, for U.S. federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state therein or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

     As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as a capital gain dividend) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Those distributions will not be eligible for the dividends received deduction in the case of U.S. Stockholders that are corporations.

     Distributions by the Company that are designated by the Company properly as capital gain dividends, to the extent they do not exceed the Company's actual net capital gain for the taxable year, will constitute gain from the sale or other disposition of a capital asset held for more than one year to a U.S. Stockholder without regard to the period for which the U.S. Stockholder has held his shares of Common Stock. On November 10, 1997, the IRS issued Notice 97-64, in which it stated that temporary Treasury regulations will be issued providing that a REIT that designates a dividend as a capital gain dividend also may designate the dividend as a 20% rate gain distribution, an unrecaptured section 1250 gain distribution (taxable at a 25% rate) or a 28% rate gain distribution, to the extent the net capital gain of the REIT consists of long-term capital gains that, in the hands of the REIT, would be treated as falling in, respectively, the 20% group, the 25% group or the 28% group of long-term capital gains (and if no additional designation is made, the dividend is a 28% rate gain distribution). A U.S. Stockholder that is a corporation may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     Pursuant to the Taxpayer Relief Act of 1997, starting with a REIT's first taxable year that begins after August 5, 1997, a REIT may elect to retain and pay income tax on net long-term capital gains that it receives during a taxable year. If a REIT makes this election, its stockholders are required to include in their income as long-term capital gain their proportionate share of the undistributed long-term capital gains so designated by the REIT or, if and to the extent the REIT, pursuant to Notice 97-64, discussed above, designates undistributed long-term capital gains as a 20% rate gain distribution, an unrecaptured section 1250 gain distribution or a 28% rate gain distribution, to include in their income as long-term capital gains falling in, respectively, the 20% group, the 25% group or the 28% group of long-term capital gains their proportionate share of the undistributed long-term capital gains of the REIT falling within those categories. A stockholder will be treated as having paid his or her share of the tax paid by the REIT in respect of long-term capital gains so designated by the REIT, for which the stockholder will be entitled to a credit or refund. In addition, the stockholder's basis in his or her REIT shares will be increased by the amount of the REIT's designated undistributed long-term capital gains that are included in the stockholder's long-term capital gains, reduced by the stockholder's proportionate share of tax paid by the REIT on those gains that the stockholder is treated as having paid. The earnings and profits of the REIT will be reduced, and the earnings and profits of any corporate stockholder of the REIT will be increased, to take into account amounts designated by the REIT pursuant to this rule. A REIT must pay its tax on its designated long-term capital gains within 30

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days of the close of any taxable year in which it designates long-term capital gains pursuant to this rule, and it must mail a written notice of its designation to its stockholders within 60 days of the close of the taxable year.

     Distributions by the Company that exceed the Company's current and accumulated earnings and profits and that are not designated as capital gain dividends will be treated by a U.S. Stockholder first as tax free reductions of his tax basis in his shares of Common Stock to the extent thereof and thereafter as capital gains (provided he holds those shares as capital assets). Capital gain recognized by certain noncorporate U.S. Stockholders is taxed at preferential rates that will vary depending on whether the Common Stock has been held for more than one year or more than 18 months on the date of a distribution. Dividends declared by the Company in October, November or December of any year and payable to a stockholder of record on a specified date in any of those months shall be treated as both paid by the Company and received by the stockholder on December 31 of that year, provided the dividend actually is paid by the Company on or before January 31 of the following year. A stockholder may not include in his own income tax return any net operating loss or capital loss of the Company. Distributions made by the Company and gain arising from the sale or exchange by a U.S. Stockholder of shares of Common Stock will not be treated as passive activity income, and, as a result, a U.S. Stockholder generally will not be able to apply any "passive losses" against that income or gain. Distributions by the Company, to the extent they do not constitute a return of basis, generally will be treated as investment income for purposes of computing the investment income limitation. Gain arising from the sale or other disposition of Common Stock, however, will not be treated as investment income unless the U.S. Stockholder elects to reduce the amount of his total net capital gain eligible for preferential capital gains tax rates by the amount of that gain with respect to that Common Stock.

     Upon any sale or other disposition of Common Stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on the sale or other disposition and (ii) the holder's adjusted tax basis in the Common Stock. That gain or loss will be capital gain or loss if the Common Stock has been held by the U.S. Stockholder as a capital asset and will be long-term gain or loss if the share has been held for more than one year. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of Common Stock that has been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions received by the U.S. Stockholder from the Company that were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

     The Company will report to its U.S. Stockholders and to the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the U.S. Stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Company. See "--Taxation of Non-U.S. Stockholders".

TAXATION OF CERTAIN TAX-EXEMPT STOCKHOLDERS

     The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided a tax-exempt stockholder (with certain exceptions described below) has not held its Common Stock as "debt financed property" within the meaning of the Code and the Common Stock is


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not otherwise used in a trade or business, dividends from the Company will not be UBTI. Similarly, income from the sale of Common Stock will not constitute UBTI unless the tax-exempt stockholder has held the Common Stock as "debt financed property" within the meaning of the Code or has used the Common Stock in a trade or business.

     For a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan exempt from federal income taxation under Code section 501(c)(7), (c)(9), (c)(17) or (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able properly to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Those prospective investors should consult their own tax advisers concerning these "set aside" and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a pension-held REIT shall be treated as UBTI as to any trust that (1) is described in section 401(a) of the Code, (2) is tax-exempt under section 501(a) of the Code and (3) holds more than 10% by value of the interests in the REIT. Tax-exempt pension funds that are described in section 401(a) of the Code are referred to below as qualified trusts. A REIT is a pension-held REIT if (1) it would not have qualified as a REIT but for the fact that section 856(h)(3) of the Code provides that stock owned by a qualified trust shall be treated, for purposes of requirement (5) of the requirements for qualification as a REIT (see "Taxation of the Company--Requirements for Qualification"), as owned by the beneficiaries of the trust (rather than by the trust itself), and (2) either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT, or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (ii) the total gross income of the REIT. A DE MINIMIS exception applies when the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy requirement (5) of the requirements for qualification as a REIT without relying upon the look-through exception with respect to qualified trusts. As a result of certain limitations on the transfer and ownership of Common Stock contained in the Charter, the Company is not and does not expect to be classified as a pension held REIT.

TAXATION OF NON-U.S. STOCKHOLDERS

     The rules governing U.S. federal income taxation of the ownership and disposition of Common Stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Stockholders") are complex, and no attempt is made herein to provide more than a brief summary of the rules. The discussion, which is directed only at prospective investors that are not existing stockholders, does not address all aspects of U.S. federal income taxation and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of his particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders should consult their own tax advisers to determine the impact of federal, state, local and foreign tax laws, including any reporting requirements, with regard to an investment in Common Stock.

  DISTRIBUTIONS

     A distribution by the Company to a Non-U.S. Stockholder which is neither attributable to gain from a sale or exchange by the Company of a U.S. real property interest nor designated by the Company as a capital gain dividend will be treated as a dividend to the extent it is paid out of current or accumulated earnings and profits of the Company. A dividend will be subject to withholding of U.S. federal income tax imposed on the gross amount thereof at the rate of 30% or any lower rate that may be specified by an applicable income tax treaty, unless the dividend is effectively connected with the

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conduct of trade or business by the Non-U.S. Stockholder within the United
States or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder. A dividend received by a Non-U.S. Stockholder which is effectively connected with a U.S. trade or business or is attributable to a U.S. permanent establishment will be subject to tax at graduated rates on net income in generally the same manner as a dividend received by a U.S. Stockholder is taxed and is not subject to U.S. withholding tax. A dividend received by a Non-U.S. Stockholder that is a corporation also may be subject to an additional branch profits tax at a 30% rate or a lower rate that may be specified by an applicable income tax treaty.

     Pursuant to current Treasury regulations, dividends paid to an address in a country outside the United States generally are presumed to be paid to a resident of that country for purposes of determining the applicability of U.S. withholding tax and the applicability of a tax treaty. Under Treasury regulations that will apply to payments made after December 31, 1998, however, a Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty would be required to satisfy certain certification and other requirements. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to qualify for the exemption from U.S. withholding tax for income effectively connected with a U.S. trade or business or attributable to a U.S. permanent establishment.

     Distributions in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent they do not exceed the adjusted basis of the stockholder's Common Stock but rather will reduce the adjusted basis of that Common Stock. To the extent those distributions exceed the adjusted basis of a Non-U.S. Stockholder's Common Stock, they will be treated as gain from the sale or exchange of his Common Stock, the tax treatment of which is described below. If it cannot be determined at the time a distribution is made whether or not that distribution will exceed current and accumulated earnings and profits, the distribution generally will be treated as a dividend for withholding tax purposes. However, amounts thus withheld are generally refundable by the IRS if it subsequently is determined that the distribution in fact exceeded current and accumulated earnings and profits of the Company.

     A distribution to a Non-U.S. Stockholder that is designated by the Company at the time of distribution as a capital gains dividend (and not arising from the disposition of a United States real property interest) generally will not be subject to U.S. federal income tax unless (i) income in respect of the Common Stock is effectively connected with a U.S. trade or business of the Non-U.S. Stockholder (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same tax consequences as a U.S. Stockholder with respect to that distribution (except that a Non-U.S. stockholder that is a foreign corporation also may be subject to the U.S. branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on his net capital gains.

     A distribution to a Non-U.S. Stockholder that is attributable to gain from a sale or exchange by the Company of a United States real property interest will be treated as income effectively connected with a U.S. trade or business of the Non-U.S. Stockholder. The Non-U.S. Stockholder thus generally would be taxed at the same graduated tax rates applicable to a U.S. Stockholder (subject to a special alternative minimum tax in the case of a nonresident alien individual). A distribution by the Company is deemed to be designated as a capital gain dividend to the maximum extent it may be so designated, and tax in an amount equal to 35% of that amount must be withheld from the portion of the distribution paid to a Non-U.S. Stockholder. In addition, in the hands of a Non-U.S. Stockholder that is a corporation, the gain may be subject to the U.S. branch profits tax, as discussed above. In general, in determining whether a stockholder is a U.S. Stockholder not subject to withholding tax, the Company or other withholding agent may rely on an IRS Form W-9 or on a certificate of non-foreign status containing information specified by Treasury regulations, provided the Company or other withholding agent does not have actual knowledge to the contrary. The amount of any tax withheld is creditable

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against the Non-U.S. Stockholder's U.S. federal income tax liability, and any amount of tax withheld in excess of that tax liability may be refunded provided an appropriate claim for refund is filed with the IRS.

  SALE OF COMMON STOCK

     A Non-U.S. Stockholder will not be subject to U.S. federal income tax on gain recognized on a sale or other taxable disposition of Common Stock which is not effectively connected with a U.S. trade or business of the Non-U.S. Stockholder, so long as the Common Stock is regularly traded on an established securities market. Notwithstanding the foregoing, gain from the sale or exchange of Common Stock will be taxable to a Non-U.S. Stockholder if either
(i) the gain is effectively connected with a U.S. trade or business of the Non-U.S. Stockholder (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder generally will be subject to the same tax treatment as a U.S. Stockholder with respect to that gain (subject possibly to a special alternative minimum tax in the case of a nonresident alien individual), and a Non-U.S. Stockholder that is a foreign corporation also may be subject to a U.S. branch profits tax, as discussed above, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for at least 183 days during the taxable year and who has a "tax home" in the United States. In the latter case, the nonresident alien will be subject to a 30% U.S. withholding tax on his or her net capital gains. If any gain on a sale or other disposition of Common Stock would be subject to taxation under section 897 of the Code, the purchaser generally would be required to withhold and remit to the IRS tax in an amount equal to 10% of the purchase price.

  BACKUP WITHHOLDING OF TAX AND INFORMATION REPORTING

     Backup withholding of tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish identifying information under the U.S. information reporting requirements) and information reporting generally will not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gain dividends or (iii) distributions attributable to gain from the sale or exchange by the Company of U.S. real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by certain U.S. stockholders) for U.S. tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the Non-U.S. Stockholder otherwise establishes an exemption. Payment of the proceeds of sale of Common Stock to or through a U.S. office of a broker is subject to both backup withholding and information reporting unless the stockholder certifies under penalties of perjury that he is a Non-U.S. Stockholder or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.


     The U.S. Treasury Department recently issued final regulations regarding the withholding and information reporting rules discussed above. In general, the new regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. The new regulations, for example, require a Non-U.S. Stockholder that wishes to claim the benefit of a reduced tax rate in an applicable tax treaty with respect to dividends received from a U.S. corporation to satisfy certain certification and other requirements. In addition, the new regulations require a corporation that is a REIT to withhold tax at the 30% rate (or lower treaty rate) on the portion of a distribution that is not designated as a capital gain dividend or a return of basis and at the 35% rate described above on the portion of any distribution designated by the REIT as a capital gain dividend. The new regulations generally are effective for

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payments made after December 31, 1999, subject to certain transition rules. THE
DISCUSSION SET FORTH ABOVE IN "TAXATION OF NON-U.S. STOCKHOLDERS" DOES NOT TAKE INTO ACCOUNT THE NEW REGULATIONS. PROSPECTIVE NON-U.S. STOCKHOLDERS ARE
STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISERS REGARDING THE NEW REGULATIONS.


TAXPAYER RELIEF ACT OF 1997

     On August 5, 1997, President Clinton signed into law the Taxpayer Relief Act of 1997 (H.R. 2014), which has the effect of modifying certain REIT-related Code provisions for taxable years beginning on or after January 1, 1998. In addition to the changes contained in this legislation discussed above, some of the other potentially significant REIT-related changes contained in the legislation include: (i) the rules regarding attribution to partnerships of ownership in another entity for purposes of defining qualified rent and independent contractors are modified so that attribution occurs only when a partner owns a 25% or greater interest in the partnership; (ii) the class of excess noncash items for purposes of the REIT distribution requirements is expanded; and (iii) certain other Code provisions relating to REITs are amended.


PROPOSED TAX LEGISLATION

     In February 1998, the Clinton Administration indicated that it would propose amendments to the rules relating to REIT qualification. Three of the proposed changes are described above in "Federal Income Tax Considerations--Taxation of the Company" in "--General" "--Requirements for Qualification" and "--Asset Tests". A further proposal by the Clinton Administration would restrict future activities of "stapled REITs". In addition, on March 26, 1998, the Chairmen of the House Committee on Ways and Means and the Senate of Finance introduced similar legislation. A stapled REIT consists of a REIT whose stock trades as a single unit with the stock of a corporation that is not a REIT. The Company is not, and would not qualify for the tax benefits of, a stapled REIT.


OTHER TAX CONSEQUENCES

     The Company and its stockholders may be subject to taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisers regarding the effect of state and local tax laws on an investment in the Company.

                             ERISA CONSIDERATIONS

     The following is a summary of material considerations arising under the Employment Retirement Income Security Act of 1974 ("ERISA") and the Code that may be relevant to a prospective purchaser (including with respect to the discussion contained in "Plan Assets Issue", to a prospective purchaser that is not an employee benefit plan, another tax-qualified retirement plan, an individual retirement account or an individual retirement annuity ("IRAs")). This discussion does not propose to deal with all aspects of ERISA or the Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan shareholders (including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of the Code, and governmental plans and church plans that are exempt from ERISA and prohibited transaction provisions of the Code but that may be subject to state law requirements) in light of their particular circumstances.

     THE FOLLOWING IS INTENDED TO BE A SUMMARY ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL PLANNING WITH A PROFESSIONAL. A FIDUCIARY MAKING THE DECISION TO INVEST IN SHARES OF COMMON STOCK ON BEHALF OF A PROSPECTIVE PURCHASER WHICH IS A PLAN SUBJECT TO ERISA, A TAX-QUALIFIED RETIREMENT PLAN, AN IRA OR OTHER EMPLOYEE BENEFIT PLAN (COLLECTIVELY "PLANS") IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, THE CODE AND (TO THE EXTENT NOT PREEMPTED) STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP OR SALE OF SHARES OF COMMON STOCK BY SUCH PLAN OR IRA. A fiduciary should also consider the entire discussion under the heading "Federal Income Tax Considerations", as material contained therein is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase the Common Stock.

FIDUCIARY CONSIDERATIONS

     Each fiduciary of a Plan subject to ERISA should carefully consider whether an investment in shares of Common Stock is consistent with its fiduciary responsibilities under ERISA. In particular, to the extent a Plan is subject to ERISA, the fiduciary requirements of Part 4 of Title I of ERISA require (i) the Plan's investments to be prudent and in the best interests of the Plan, its participants and beneficiaries, (ii) the Plan's Investments to be diversified in order to reduce the risk of large losses, unless under the circumstances it is clearly prudent not to do so and (iii) the Plan's investments to be authorized under ERISA and the terms of the governing documents of the Plan. In determining whether an investment in shares of Common Stock is prudent for purposes of ERISA, the appropriate fiduciary of a Plan should consider all of the facts and circumstances, including, without limitation, whether the investment is reasonably designed, as a part of the Plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification cash flow and funding requirements of the Plan, and the liquidity and current return of the Plan's portfolio. A fiduciary should also take into account the nature of the Company's business, the management of the Company and the length of the Company's operating history and other matters described under "Risk Factors".

     In addition, provisions of ERISA and the Code prohibit certain transactions in Plan assets that involve persons who have specified relationships with a Plan. The consequences of such prohibited transactions include excise taxes, disqualification of IRAs and other liabilities.

PLAN ASSETS ISSUE

     A prohibited transaction may occur if the assets of the Company are deemed to be Plan assets. In certain circumstances where a Plan holds an interest in an entity, the assets of the entity are deemed to be Plan assets (the "look-through rule"). Under such circumstances, any person that exercises authority or control with respect to the management or disposition of such assets is a Plan fiduciary. Plan assets are not defined in ERISA or the Code, but the United States Department of Labor has issued regulations, effective March 13, 1987 (the "Regulations"), that outline the circumstances under which a Plan's interest in an entity will be subject to the look-through rule.

     The Regulations apply only to the purchase by a Plan of an "equity interest" in an entity, such as common stock of a REIT. However, the Regulations provide an exception to the look-through rule for equity interests that are "publicly-offered securities".

     Under the Regulations, a "publicly-offered security" is a security that is
(i) freely transferable, (ii) part of a class of securities that is widely held and (iii) either (a) part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or (b) sold to a Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such longer period as may be allowed by the Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. Whether a security is considered "freely transferable" depends on the facts and circumstances of each case. Generally, if the security is part of an offering in which the minimum investment is $10,000 or less, any restriction on or prohibition against any transfer or assignment of such security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not of itself prevent the security from being considered freely transferable. A class of securities is considered "widely-held" only if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another.

     The Company anticipates that the Common Stock will meet the criteria of the publicly-offered securities exception to the look-through rule. First, the Company anticipates that the Common Stock will be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those required under federal income tax laws to maintain the Company's status as a REIT. Second, the Company believes that the Common Stock will be held by 100 or more investors and that at least 100 or more of these Investors will be independent of the Company and of one another. Third, the Common Stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and will be registered under the Exchange Act within 120 days after the end of the fiscal year of the Company during which the offering of such securities to the public occurs. Accordingly, the Company believes that if a Plan purchases the Common Stock, the Company's assets should not be deemed to be Plan assets and, therefore, that any person who exercises authority or control with respect to the Company's assets should not be a Plan fiduciary.

                                 UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting
Agreement dated      , 1998 (the "Underwriting Agreement"), the Underwriters
named below (the "Underwriters"), for whom Credit Suisse First Boston Corporation, Morgan Keegan & Company, Inc. and The Robinson-Humphrey Company, LLC are acting as representatives (collectively, the "Representatives"), have severally but not jointly agreed to purchase from the Company and the Selling Stockholder the following respective numbers of shares of Common Stock:

                                                       NUMBER OF SHARES
        UNDERWRITER                                   -----------------
   Credit Suisse First Boston Corporation .........
   Morgan Keegan & Company, Inc. ..................
   The Robinson-Humphrey Company, LLC .............
                                                          ---------
     Total ........................................       5,363,032
                                                          =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Company has granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 804,455 additional shares at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at such price less a concession
of $      per share, and the Underwriters and such dealers may allow a discount
of $      per share on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

     The Representatives have informed the Company that they do not expect discretionary sales by the Underwriters to exceed 5.0% of the number of shares being offered hereby.

     The Company and its officers, directors and holders of substantially all of the outstanding shares of Common Stock have agreed that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of Common Stock or securities convertible or exchangeable into or exercisable for any shares of Common Stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this Prospectus.

     The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

     The Common Stock has been approved for listing on the New York Stock Exchange subject to official notice of issuance.

     Prior to the Offering, there has been no public market for the Common Stock. The initial price to the public for the shares of Common Stock has been negotiated among the Company, the Selling Stockholder and the Representatives. Such initial price is based on, among other things in addition to prevailing market conditions, the Company's financial and operating history and condition, its prospects and the prospects for its industry in general, the management of the Company and the market prices for securities of companies in businesses similar to that of the Company. See "Risk Factors--The Price of the Common Stock May Be Adversely Affected by the Lack of a Prior Market and Fluctuations in the Stock Market; The Offering Price Is Not Based Upon Property Valuations".


     The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the Offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     Robert L. Cooney, a director nominee, served as a Managing Director of Equity Capital Markets of Credit Suisse First Boston from 1978 to 1996. See "Management--Management and Key Employees" and "Certain Transactions".

                                 LEGAL MATTERS

     The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., Miami, Florida. In addition, the description of federal income tax consequences contained in this Prospectus entitled "Federal Income Tax Considerations" is based upon the opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., Miami, Florida. Certain legal matters related to the Offering will be passed upon for the Underwriters by Latham & Watkins, Los Angeles, California. Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A. and Latham & Watkins will rely upon the opinion of Ballard Spahr Andrews & Ingersoll LLP, Baltimore, Maryland, as to certain matters relating to Maryland law.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus, the related financial statement schedule included elsewhere in the registration statement, and the financial statements from which the selected financial data included in this Prospectus have been derived, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The statement of revenues and certain expenses of Lantana Village and Summerlin Square for the year ended December 31, 1997 included in this prospectus have been audited by Deloitte & Touche

LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     In addition, certain statistical information and analysis provided under the captions "Prospectus Summary--Market Data" and "Business--Market Data" has been prepared by Lesser and included herein in reliance upon the authority of such firm as an expert in, among other things, real estate consulting and urban economics.

                            ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-11 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission. In addition, copies of the Registration Statement and related documents may be obtained through the Commission's Internet address at http://www.sec.gov.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements which have been certified by its independent public accountants, and quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

                                    GLOSSARY

     Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus:

     "ACQUISITION AND DEVELOPMENT OF THE REDEVELOPMENT/DEVELOPMENT PROPERTIES" means the acquisition and development of those properties referred to in footnote (1) to the table under "Use of Proceeds".

     "ACQUISITION LINE OF CREDIT" means the City National Line of Credit and the Additional Line of Credit.

     "ACRS" means the accelerated cost recovery system depreciation.

     "ACTIONS" means the Dan Action and the Company Action.

     "ADA" means the Americans with Disabilities Act, enacted on July 26, 1990.

     "ADDITIONAL LINE OF CREDIT" means a proposed $100.0 million line of credit between a certain financial institution and the Company.

     "AFFILIATED GROUP" means Chaim Katzman and the stockholders of the Company who are parties to the Control Agreements.

     "AGGREGATE STOCK OWNERSHIP LIMIT" means not more than 9.9% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of all classes or series of stock of the Company, including, without limitation, Common Stock and preferred stock.

     "ANCHOR TENANT" means a tenant that, due to size, reputation or other factors, is particularly responsible for drawing other tenants and shoppers to a shopping center.

     "ATLANTIC VILLAGE" means the Atlantic Village Shopping Center, comprising 100,559 of GLA, located in Atlantic Beach, Florida.

     "BASE RENT" means gross rent excluding payments by tenants on account of real estate taxes, operating expenses, utility expenses and percentage rent.

     "BEAUCLERC VILLAGE" means the Beauclerc Village Shopping Center, comprising 67,930 square feet of GLA located in Jacksonville, Florida.

     "BIRD LUDLUM" means the Bird Ludlum Shopping Center, comprising 192,327 square feet of GLA located in Miami, Florida.

     "BYLAWS" means the Bylaws of the Company.

     "CASH AVAILABLE FOR DISTRIBUTION" means FFO as adjusted for certain capital expenditures and scheduled principal payments.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986.

     "CHARTER" means the charter of the Company.

     "CITY NATIONAL LINE OF CREDIT" means a proposed line of credit of up to $35.0 million among the Company, City National Bank of Florida and certain participating lenders.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMMISSION" means the Securities and Exchange Commission.

     "COMMON STOCK" means shares of the Company's common stock, par value $0.01 per share.

     "COMMON STOCK OWNERSHIP LIMIT" means not more than 9.9 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Company.

     "COMMONWEALTH" means the Commonwealth Shopping Center, comprising 71,021 square feet of GLA located in Jacksonville, Florida.

     "COMMUNITY SHOPPING CENTER" means a shopping center containing 100,000 to 300,000 square feet of GLA.

     "COMPANY" means the business and property of Equity One, Inc., a Maryland corporation, and its consolidated subsidiaries.

     "COMPANY ACTION" means the action commenced by the Company in the Eleventh Judicial Circuit, Miami-Dade County, Florida against the Dan Group.

     "CONTROL AGREEMENTS" means the Investment Contract, the Shareholders Agreement and the Irrevocable Proxy.

     "CORAL WAY" means 10 acres of commercially zoned real property located in Southwest Miami-Dade County, Florida, which property will be subject to the Option.

     "CPI" means the Consumer Price Index.

     "DAN ACTION" means the action commenced by the Dan Group in Tel Aviv, Israel against the Company, Gazit Holdings, Inc. and Chaim Katzman.

     "DANBAR" means Danbar, Ltd., an Israeli corporation whose securities are publicly traded on TASE.

     "DAN GROUP" means Danbar Resources, Dan Overseas, Eli Makavy and David Wulkan.

     "DANBAR RESOURCES" means Danbar Resources, Ltd., an Israeli corporation whose securities are publicly traded on TASE and a subsidiary of Danbar.

     "DAN OVERSEAS" means Dan Overseas, Ltd., a British Virgin Islands corporation and wholly-owned subsidiary of Danbar Resources.

     "DIANA BUILDING" means the 18,707 square feet mixed use office/retail property located in West Palm Beach, Florida.

     "EAST BAY" means East Bay Plaza comprising 81,826 square feet of GLA located in Largo, Florida.

     "EMPLOYMENT AGREEMENTS" mean, collectively, the employment agreements by and between the Company and each of Chaim Katzman and Doron Valero, each of which expire on December 31, 2003.

     "EQUITY ONE OFFICE BUILDING" means the Equity One Office Building comprising 28,980 square feet of mixed-use office/retail property, including the Company's corporate offices located in Miami Beach, Florida.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "EUSTIS SQUARE" means the Eustis Square Shopping Center comprising 126,791 square feet of GLA located in Eustis, Florida.

     "EXCESS SHARES" means those shares, the number of which is in excess of the Ownership Limit.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "EXISTING PROPERTIES" means the 17 shopping center properties, two mixed used (office/retail) properties, one office building and one mini-warehouse facility owned by the Company at the date of this Prospectus.

     "FFO" means Funds From Operations.

     "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980.

     "FOREST EDGE" means the Forest Edge Shopping Center comprising 68,631 square feet of GLA located in Orlando, Florida.

     "FORT CAROLINE" means the Fort Caroline Trading Post comprising 74,546 square feet of GLA located in Jacksonville, Florida.

     "FOUR CORNERS" means the Four Corners Shopping Center comprising 115,178 square feet of GLA located in Tomball, Texas, in the Houston metropolitan area.

     "FUNDS FROM OPERATIONS" means, as defined by NAREIT, net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs).

     "GAAP" means generally accepted accounting principles.

     "GAZIT (1995)" means Gazit (1995), Inc., a Nevada corporation, a wholly owned subsidiary of Gazit and successor in interest to Gazit Holdings, Inc.

     "GAZIT" means Gazit Inc., a Panamanian corporation whose securities are publicly traded on TASE.

     "GLA" means gross leasable area.

     "GLOBAL REALTY" means Global Realty & Management, Inc., a wholly owned subsidiary of the Company, which performs property management services for the Company's properties.

     "GLOBE REIT" means Globe Reit Investments, Ltd., an Israeli corporation (formerly known as M.G.N. Oil and Gas Resources, Ltd.) whose securities are publicly traded on TASE.

     "ICSC" means the International Council of Shopping Centers.


     "IN-KIND DISTRIBUTION" means the Company's distribution immediately prior to the consummation of the Offering of Partnership Interests to its existing stockholders pro rata in proportion to their ownership of Common Stock.


     "INTERESTED STOCKHOLDER" means, for purposes of the MGCL, any person who, after the date on which the Company had 100 or more beneficial owners of its stock, beneficially owns ten percent or more of the voting power of the Company's shares or an affiliate of the corporation who, at any time within a two-year period immediately prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the Company.

     "INVESTMENT CONTRACT" means the investment contract, dated as of May 21, 1996, among Dan Overseas, Gazit (1995), as successor-in-interest to Gazit Holdings, Inc., Globe Reit, and the Company.

     "IRREVOCABLE PROXY" means the irrevocable proxy granted to Globe Reit by Dan Overseas, Gazit (1995) and Mr. Chaim Katzman to vote through May 2001 all of the shares of Common Stock now owned or hereafter acquired by Dan Overseas, Gazit (1995) and Mr. Katzman for the purposes of electing directors of the Company.

     "IRS" means the Internal Revenue Service.

     "LAKE MARY" means the Lake Mary Shopping Centre comprising 288,450 square feet of GLA located in Seminole County, Orlando, Florida.

     "LANTANA VILLAGE" means Lantana Village Square Shopping Center, comprising 85,300 square feet of GLA located in Lantana, Florida.

     "LEASING COMMISSIONS" means brokerage commission fees paid by the Company in connection with new leases or lease renewals.

     "LIBOR" means London Interbank Offered Rate published by the Wall Street Journal.

     "M.G.N." means M.G.N. (USA), Inc., a Nevada corporation and wholly owned subsidiary of Globe Reit.

     "MANDARIN" means the Mandarin Mini-Storage warehouse comprising 52,880 square feet of GLA located in Jacksonville, Florida.

     "MGCL" means the Maryland General Corporation Law, as amended.

     "MONUMENT POINTE" means the Monument Pointe Shopping Center comprising 75,328 square feet of GLA located in Jacksonville, Florida.

     "MORTGAGE INDEBTEDNESS" means that mortgage indebtedness referred to in footnote (1) to the table under "Use of Proceeds".

     "MOTION" means the motion to dismiss the complaint of Albertsons filed by the Subsidiary in the Circuit Court for the Eleventh Judicial District in and for Miami-Dade County, Florida.

     "NAMED OFFICERS" means, collectively, the Company's Chief Executive Officer, and the Company's Executive Vice President and Chief Operating Officer.

     "NAREIT" means the National Association of Real Estate Investment Trusts.

     "NAREIT WHITE PAPER" means the White Paper on FFO approved by the Board of Governors of the NAREIT in March 1995.

     "NEIGHBORHOOD SHOPPING CENTER" means a shopping center containing less than 100,000 square feet of GLA.

     "1995 PLAN" means the 1995 Stock Option Plan adopted by the Company in December, 1995.

     "NET OPERATING INCOME" or "NOI" means net operating income determined by subtracting operating and general administrative expenses directly related to the property from total revenues.

     "1995 PLAN" means the 1995 Stock Incentive Plan of the Company.

     "NYSE" means the New York Stock Exchange, Inc.

     "OAK HILL" means the Oak Hill Village Shopping Center comprising 78,492 square feet of GLA located in Jacksonville, Florida.

     "OFFERING" means the offering of shares of Common Stock of the Company pursuant to and as described in this Prospectus.

     "OPTION" means the option to be granted by the Partnership to the Company to purchase Coral Way and an aggregate of 6.75 acres of vacant land adjacent to certain of the Existing Properties, which option is to be exercisable for a period of five years.

     "OWNERSHIP LIMIT" means the restriction contained in the Company's Charter providing that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 9.9% (by number or value, whichever is more restrictive) of the outstanding shares of Common Stock.

     "PARKER TOWNE" means the Parker Towne Centre comprising 201,927 square feet of GLA located in Plano, Texas, in the Dallas metropolitan area.

     "PARTNERSHIP" means a Florida limited partnership to which the Company will transfer Coral Way, 6.75 acres of vacant land adjacent to certain of the Existing Properties and certain promissory notes.

     "PARTNERSHIP INTERESTS" means the limited partnership interests of the Partnership.

     "PERFORMING SUPERMARKET CENTER" means Neighborhood and Community Shopping Centers with tenants occupying 85% or more of GLA and which are well maintained, substantially fully leased and maintain an appropriate mix of Anchor Tenants and other tenants.

     "PERFORMING SUPERMARKET CENTER ACQUISITIONS" means the proposed acquisitions of Summerlin Square and Beauclerc Village referred to in footnote
(2) to the table under "Use of Proceeds".

     "PERMITTED HOLDER" means a person who may own shares of stock of the Company without violating the ownership restrictions of the Charter.

     "PLAZA DEL REY" means the Plaza Del Rey Shopping Center comprising 50,146 square feet of GLA located in Miami-Dade County, Florida.

     "POINTE ROYALE" means the Pointe Royale Shopping Center comprising 199,068 square feet of GLA located in Cutler Ridge, Miami-Dade County, Florida.

     "PRO FORMA ADJUSTMENTS" means the pro forma adjustments referred to on page F-2.

     "PROHIBITED OWNER" means a person or entity holding record title to shares in excess of the Ownership Limit.

     "PROHIBITED TRANSFEREE" means any person to which any transfer of Common Stock of the Company would result in the person violating the Ownership Limit.

     "REDEVELOPMENT OF SKY LAKE AND OTHER ACQUISITIONS" means the Redevelopment of Sky Lake and other property acquisitions referred to in footnote (4) to the table under "Use of Proceeds".

     "REGISTRABLE SHARES" means those shares of stock of the Company granted registration rights.

     "REGISTRATION RIGHTS AGREEMENT" means the registration right agreement by and among the Company and each of Chaim Katzman, Gazit (1995), Globe Reit, Eli Makavy, Doron Valero and David Wulkan with respect to their Registrable Shares.

     "REIT" means a real estate investment trust as defined in Section 856 of the Code which meets the requirements for qualification as a REIT described in Sections 856 through 860 of the Code.

     "RELATED PARTY TENANT" means a tenant actually or constructively owned 10% or more by the REIT or an owner of 10% or more of the REIT.

     "RENOVATION AND DEVELOPMENT OF EXISTING PROPERTIES" means the renovation and development of those properties referred to in footnote (3) to the table under "Use of Proceeds".

     "REPRESENTATIVES" shall mean Credit Suisse First Boston Corporation, Morgan Keegan & Company, Inc. and The Robinson-Humphrey Company, LLC, as representatives for the Underwriters.

     "RULE 144" means Rule 144 promulgated under the Securities Act.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SELLING STOCKHOLDER" means Dan Overseas.


     "SERIES C WARRANTS" means the warrants to purchase up to 1,306,124 shares of Common Stock of the Company at an exercise price of $8.25 exercisable through December 31, 1999.

     "SETTLEMENT AGREEMENT" means the agreement among the Dan Group, Gazit and Chaim Katzman, among others, resolving allegations raised in the Actions.

     "SHAREHOLDERS AGREEMENT" means the Stockholders Agreement, dated May 21, 1996, between Gazit and Danbar Resources.

     "SKY LAKE" means the property which is known as Sky Lake Mall in Miami-Dade County, Florida, which, after a comprehensive redevelopment, will contain 300,000 square feet of GLA.

     "STATEMENT NO. 128" means the Statement of Financial Accounting Standards No. 128, "Earnings Per Share", issued by the Financial Accounting Standards Board in February 1997.

     "SUBSIDIARY" means the subsidiary of the Company which is party to an action commenced by Albertsons in the Circuit Court for the Eleventh Judicial District in and for Miami-Dade County, Florida.

     "SUMERLIN SQUARE" means the Summerlin Square Shopping Center comprising 110,200 square feet of GLA located in Fort Myers, Florida.

     "SUPERMARKET CENTERS" means Community and Neighborhood Shopping Centers anchored by supermarkets.

     "TASE" means the Tel Aviv Stock Exchange.

     "TENANT IMPROVEMENTS" means capital costs incurred by the Company for leasehold improvements including costs for items such as heating, ventilation and air conditioning, plumbing, electrical upgrades, interior walls, wall finishes, ceiling treatment and floor coverings.

     "TREASURY REGULATIONS" means regulations of the U.S. Department of the Treasury under the Code.

     "UBTI" means unrelated business taxable income.

     "UNDERPERFORMING SUPERMARKET CENTER" means Neighborhood and Community Shopping Centers which are not Performing Supermarket Centers.

     "UNDERWRITERS" means the Representatives and those parties named in the Underwriting Agreement as underwriters of the Offering.

     "UNDERWRITING AGREEMENT" means the Underwriting Agreement among the Company, the Selling Stockholder and the Underwriters relating to the purchase of the Common Stock offered hereby.

     "WEST LAKE" means the West Lake Plaza Shopping Center comprising 100,747 square feet of GLA located in Kendall Lakes, Miami-Dade County, Florida.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
EQUITY ONE, INC. AND SUBSIDIARIES

PRO FORMA (UNAUDITED):
 Pro Forma Consolidated Financial Statements ..........................   F-2
 Pro Forma Consolidated Balance Sheet as of December 31, 1997 .........   F-3
 Pro Forma Consolidated Statement of Operations
   for the year ended December 31, 1997 ...............................   F-4
 Notes to the Pro Forma Consolidated Financial Statements .............   F-5

HISTORICAL:
 Independent Auditors' Report .........................................   F-7
 Consolidated Balance Sheets as of December 31, 1997 and 1996 .........   F-8
 Consolidated Statements of Operations for the years ended
   December 31, 1997, 1996 and 1995 ...................................   F-9
 Consolidated Statements of Stockholders' Equity
   for the years ended December 31, 1997, 1996 and 1995 ...............   F-10
 Consolidated Statements of Cash Flows
   for the years ended December 31, 1997, 1996 and 1995 ...............   F-11
 Notes to Consolidated Financial Statements ...........................   F-12

LANTANA VILLAGE SQUARE
 Independent Auditors' Report .........................................   F-26
 Statement of Revenues and Certain Expenses for the year ended
   December 31, 1997 ..................................................   F-27
 Notes to Statement of Revenues and Certain Expenses ..................   F-28

SUMMERLIN SQUARE - PROPOSED ACQUISITION PROPERTY
 Independent Auditors' Report .........................................   F-29
 Statement of Revenues and Certain Expenses for the year ended
   December 31, 1997 ..................................................   F-30
 Notes to Statement of Revenues and Certain Expenses ..................   F-31

                       EQUITY ONE, INC. AND SUBSIDIARIES

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

     The unaudited pro forma consolidated balance sheet as of December 31, 1997 is presented as if the Pro Forma Adjustmens all had occurred on December 31, 1997. The pro forma consolidated statement of operations for the year ended December 31, 1997 is presented as if the Pro Forma Adjustments and the acquisitions of Sky Lake and Monument Pointe all had occurred on January 1, 1997.

     The "Pro Forma Adjustments" include (i) the sale of 3,700,000 shares of Common Stock by the Company at an assumed offering price of $13.50 per share,
(ii) the application of the proceeds thereof to retire indebtedness, to acquire Beauclerc Village, Summerlin Square, 4.4 acres of vacant land, and a restaurant property, to redevelop Sky Lake, to renovate and develop the Existing Properties, and to pay expenses of the Offering, as set forth under "Use of Proceeds", (iii) the exercise by the Selling Stockholder of Series C Warrants,
(iv) the In-Kind Distribution, (v) the acquisition of Lantana Village, (vi) the incurrence of mortgage indebtedness in respect of Lantana Village and Commonwealth, (vii) payments of a portion of the mortgage on Sky Lake and to Winn-Dixie in respect of its expanded and extended lease at Commonwealth, and
(viii) certain costs in connection with the foregoing, as more fully set forth in the notes to pro forma consolidated financial statements.

     The pro forma consolidated financial statements should be read in conjunction with and are based upon the historical consolidated financial statements of Equity One, Inc. and Subsidiaries, including the notes thereto, included elsewhere in the Prospectus. The pro forma consolidated financial statements do not purport to represent the Company's actual financial position as of December 31, 1997 had the Pro Forma Adjustments occurred on December 31, 1997, or the actual results of operations for the year ended December 31, 1997 had the Pro Forma Adjustments and the acquisitions of Sky Lake and Monument Pointe occurred on January 1, 1997, or to project the Company's financial position or results of operations as of any future date or for any future period.

                       EQUITY ONE, INC. AND SUBSIDIARIES

                     PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997
                            (AMOUNTS IN THOUSANDS)

                                  (UNAUDITED)

                                                                                PRO FORMA
                                                                              ADJUSTMENTS(1)
                                                                       ----------------------------
                                                         HISTORICAL      DEBIT          CREDIT          PRO FORMA
                                                        ------------   ---------   ----------------   ------------
ASSETS
Rental properties:
 Land ...............................................     $ 40,458      $ 1,350           H(1)          $ 42,582
                                                                                  $ 3,211 F(1)
                                                                          3,985           A(1)
 Buildings and improvements .........................       85,983       18,349           A(2)           111,032
                                                                          1,300           B
                                                                          5,400           H(2)
                                                                        -------    ---------            --------
                                                           126,441       30,384     3,211                153,614
Less accumulated depreciation .......................       (7,191)                                       (7,191)
                                                          --------      -------    ---------            --------
 Rental properties, net .............................      119,250       30,384     3,211                146,423
Cash and cash equivalents ...........................        2,598       45,454           E                2,669
                                                                          2,421           G
                                                                          3,300           D(2)
                                                                                    3,985 A(1)
                                                                                   18,349 A(2)
                                                                                   22,625 D(1)
                                                                                      495 C(2)
                                                                                    2,350 H(3)
                                                                                    2,000 D(3)
                                                                                    1,300 B
Accounts and other receivables, net .................          892                                           892
Securities available for sale .......................           45                                            45
Deposits ............................................        1,339                                         1,339
Prepaid and other assets ............................        1,252                                         1,252
Deferred expenses, net ..............................        1,527                    300 C(1)             1,227
                                                          --------      -------    ------------         --------
   Total assets .....................................     $126,903      $30,455   $ 3,511               $153,847
                                                          ========      =======    =========            ========
LIABILITIES AND
STOCKHOLDERS' EQUITY
LIABILITIES:
Mortgage notes payable ..............................     $ 71,004      $22,625           D(1)            54,079
                                                          --------      -------    ---------            --------
                                                                          2,000           D(3)
                                                                                   $3,300 D(2)
                                                                                    4,400 H(4)
                                                          --------      -------    ------------
Tenants' security deposits ..........................          764                                           764
Accounts payable and accrued expenses ...............        1,281                                         1,281
Deferred rental income ..............................          274                                           274
                                                          --------      -------    ------------         --------
   Total liabilities ................................       73,323       24,625     7,700                 56,398
                                                          --------      -------    ---------            --------
STOCKHOLDERS' EQUITY:
Common stock and additional paid-in capital .........       55,105                 45,454 E               98,244
                                                                                    2,421 G
                                                                          3,211           F(1)
                                                                          1,525           F(2)
Notes receivable from stock sales ...................       (1,525)                 1,525 F(2)
Retained (deficit) ..................................            0          300           C(1)          $   (795)
                                                                            495           C(2)
                                                          --------      -------    ------------         --------
   Total stockholders' equity .......................       53,580        5,531    49,400                 97,449
                                                          --------      -------    ---------            --------
Total liabilities and stockholders' equity ..........     $126,903      $30,156   $57,100               $153,847
                                                          ========      =======    =========            ========

              The accompanying notes are an integral part of these
                  pro forma consolidated financial statements.

                       EQUITY ONE, INC. AND SUBSIDIARIES

                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                          PRO FORMA
                                                        HISTORICAL     ADJUSTMENTS(2)      PRO FORMA
                                                       ------------   ----------------   ------------
REVENUES:
Rental income ......................................     $ 19,816     $3,183 I             $ 22,999
Investment revenue .................................          729        (90)L                  639
                                                         --------      ------              --------
   Total revenues ..................................       20,545      3,093                 23,638
                                                         --------      ------              --------
COSTS AND EXPENSES:
Operating expenses .................................        5,693        704 I                6,397
Depreciation and amortization ......................        2,392        458 I                2,850
Interest ...........................................        5,681       (534)J                5,147
General and administrative expenses ................          581        150 K                  731
                                                         --------     -------------        --------
   Total costs and expenses ........................       14,347        778                 15,125
                                                         --------     -------              --------
Net income .........................................     $  6,198      $2,315              $  8,513
                                                         ========     =======              ========
EARNINGS PER SHARE:
 Basic earnings per share ..........................     $   0.96                          $   0.80
                                                         ========                          ========
 Number of shares used in computing basic earnings
   per share .......................................        6,446                            10,599
                                                         ========                          ========
 Diluted earnings per share ........................     $   0.87                          $   0.76
                                                         ========                          ========
 Number of shares used in computing diluted earnings
   per share .......................................        7,106                            11,220
                                                         ========                          ========

              The accompanying notes are an integral part of these
                  pro forma consolidated financial statements.

                       EQUITY ONE, INC. AND SUBSIDIARIES

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                            (AMOUNTS IN THOUSANDS)

                                  (UNAUDITED)

1. ADJUSTMENTS TO THE PRO FORMA CONSOLIDATED BALANCE SHEET

     The pro forma adjustments to the pro forma consolidated balance sheet as of December 31, 1997 are as follows:

(A) Reflects the cost of the proposed property acquisitions and of the renovation and development of the Existing Properties
   Redevelopment costs at Sky Lake .......................................................    $ 1,974
   Purchase price of Beauclerc
     Village and Summerlin Square ........................................................     13,000
   Purchase price of restaurant property .................................................      1,250
   Purchase price of 4.4 acres of vacant land located in Southwest Miami-Dade County .....      1,010
   Atlantic Village renovation costs .....................................................        850
   Commonwealth renovation costs .........................................................        450
   Lake Mary development costs ...........................................................      3,000
   Point Royale office building renovation costs .........................................        800
                                                                                              -------
   Total proposed property acquisitions and renovation and development
     of Existing Properties ..............................................................    $22,334
                                                                                              =======

     The cost of the proposed property acquisitions and renovation and development of Existing Properties will be allocated as follows:

   (1) Land ..............................................................................    $  3,985
   (2) Buildings and improvements ........................................................      18,349
                                                                                              --------
                                                                                              $ 22,334
                                                                                              ========
(B) Payment to Winn-Dixie in connection with the expansion of space at Commonwealth ......    $  1,300
                                                                                              ========
(C) (1) Reflects the write-off of loan costs relating to repayment of mortgage
        notes payable ....................................................................    $    300
    (2) Additional loan fees resulting from the early repayment of mortgage
        notes payable ....................................................................         495
                                                                                              --------
                                                                                              $    795
                                                                                              ========
(D) (1) Reflects the payment in respect of mortgage notes payable ........................    $ 22,625
    (2) Reflects the mortgage note payable incurred in February 1998 related to
        Commonwealth of $3,300 ...........................................................      (3,300)

    (3) Reflects the partial repayment of mortgage notes payable related to Sky Lake made
        subsequent to December 31, 1997 ..................................................       2,000
                                                                                              --------

(E) Reflects the sale of 3,700 shares of Common Stock in the Offering
     Proceeds from the Offering ..........................................................    $ 49,950
     Costs associated with the Offering ..................................................      (4,496)
                                                                                              --------
Net proceeds after expenses and loan fees ................................................    $ 45,454
                                                                                              ========
Par value of Common Stock to be issued in the Offering ...................................    $     37
Additional paid-in capital from the net proceeds of the Offering .........................      45,417
                                                                                              --------
                                                                                              $ 45,454
                                                                                              ========
(F) Reflects distribution of the following assets in connection with the In-Kind
    Distribution:
  (1) Land ...............................................................................    $  3,211
  (2) Notes receivable from stock sales ..................................................       1,525
                                                                                              --------
                                                                                              $  4,736
                                                                                              ========
(G) Reflects the exercise of 293 Series C Warrants by the Selling Stockholder at an
      exercise price of $8.25 per share ..................................................    $  2,421
                                                                                              ========

                       EQUITY ONE, INC. AND SUBSIDIARIES

                            (AMOUNTS IN THOUSANDS)

                                  (UNAUDITED)

1. ADJUSTMENTS TO THE PRO FORMA CONSOLIDATED BALANCE SHEET--(CONTINUED)

(H) Reflects the purchase of Lantana Village in January 1998 allocated as follows:
  (1) Land .......................................................................    $1,350
  (2) Building ...................................................................     5,400
                                                                                      ------
                                                                                       6,750
  (3) Portion paid in cash .......................................................     2,350
                                                                                      ------
  (4) Portion financed by mortgage notes payable .................................    $4,400
                                                                                      ======

2. ADJUSTMENTS TO THE PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

     The pro forma adjustments to the pro forma consolidated statements of operations for the year ended December 31, 1997 are as follows:

(I) Reflects the pro forma net effect of a full year of operations of Sky Lake, Monument
      Pointe, Lantana Village, Beauclerc Village and Summerlin Square shopping centers
   Rental income .........................................................................    $  3,183
   Operating expenses ....................................................................        (704)
   Depreciation and amortization .........................................................        (458)
                                                                                              --------
                                                                                              $  2.021
                                                                                              ========
(J) Reflects the effect on interest expense as a result of the following:
      Pro forma net effect of a full year of operations of Sky Lake, Monument Pointe,
      Lantana Village, Beauclerc Village and Summerlin Square shopping centers ...........    $    498
   Increase in interest expense from prepayment penalties ................................         495
   Decrease in interest expense, including the amortization of deferred financing costs,
     resulting from the repayment of mortgage notes payable ..............................      (1,527)
                                                                                              --------
                                                                                                  (534)
                                                                                              ========
(K) Reflects the increase in general and administrative expenses for the incremental costs
      of operating as a public REIT ......................................................    $    150
                                                                                              ========
(L) Reflects the decrease in investment revenue as a result of the notes receivable
      distributed in connection with the In-Kind Distribution ............................    $    (90)
                                                                                              ========

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
 Equity One, Inc.:

     We have audited the accompanying consolidated balance sheets of Equity One, Inc. and subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of Equity One, Inc. and subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Miami, Florida
February 27, 1998
(March 6, 1998 as to Note 10)

                       EQUITY ONE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1997 AND 1996

                       (IN THOUSANDS EXCEPT SHARE DATA)

                                                           1997          1996
                                                       -----------   -----------
ASSETS
RENTAL PROPERTIES:
 Land ..............................................      40,458       $ 28,094
 Buildings and improvements ........................      85,983         78,612
                                                          ------       --------
                                                         126,441        106,706
Less accumulated depreciation ......................       7,191          4,849
                                                         -------       --------
 Rental properties, net ............................     119,250        101,857
Cash and cash equivalents ..........................       2,598          1,951
Accounts and other receivables, net ................         892            800
Securities available for sale ......................          45          4,528
Deposits ...........................................       1,339            510
Prepaid and other assets ...........................       1,252          1,165
Deferred financing costs, net ......................       1,527          1,011
                                                         -------       --------
    Total assets ...................................    $126,903       $111,822
                                                        ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Mortgage notes payable .............................    $ 71,004       $ 66,831
Tenants' security deposits .........................         764            694
Accounts payable and accrued expenses ..............       1,281            950
Deferred rental income .............................         274            252
                                                        --------       --------
    Total liabilities ..............................      73,323         68,727
                                                        --------       --------
COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value - 5,000,000 shares
  authorized but unissued
Common stock, $0.01 par value - 40,000,000 shares
  authorized; 6,908,130 and 5,768,418 shares
  issued and outstanding for 1997 and
  1996, respectively ...............................          69             58
Additional paid-in capital .........................      55,036         44,562
Notes receivable from stock sales ..................      (1,525)        (1,525)
                                                        --------       --------
    Total stockholders' equity .....................      53,580         43,095
                                                        --------       --------
Total liabilities and stockholders' equity .........    $126,903       $111,822
                                                        ========       ========

        See accompanying notes to the consolidated financial statements.

                       EQUITY ONE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                               1997           1996           1995
                                                                           ------------   ------------   ------------
RENTAL INCOME ..........................................................     $ 19,816       $ 16,337       $ 10,792
                                                                             --------       --------       --------
INVESTMENT REVENUE:
 Interest ..............................................................          424            239            497
 Dividends .............................................................          224            111             23
 Realized gain on securities, net ......................................           81             27             36
                                                                             --------       --------       --------
   Total investment revenue ............................................          729            377            556
                                                                             --------       --------       --------
COSTS AND EXPENSES:
 Operating expenses ....................................................        5,693          4,832          3,293
 Depreciation and amortization .........................................        2,392          2,067          1,496
 Interest ..............................................................        5,681          5,380          3,498
 General and administrative expenses ...................................          581            515            549
                                                                             --------       --------       --------
   Total costs and expenses ............................................       14,347         12,794          8,836
                                                                             --------       --------       --------
Net Income .............................................................     $  6,198       $  3,920       $  2,512
                                                                             ========       ========       ========
EARNINGS PER SHARE:
Basic earnings per share ...............................................     $   0.96       $   0.79       $   0.56
                                                                             ========       ========       ========
Number of shares used in computing basic earnings per share ............        6,446          4,991          4,487
                                                                             ========       ========       ========
Diluted earnings per share .............................................     $   0.87       $   0.69       $   0.47
                                                                             ========       ========       ========
Number of shares used in computing diluted earnings per share ..........        7,106          5,673          5,298
                                                                             ========       ========       ========

        See accompanying notes to the consolidated financial statements.

                       EQUITY ONE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                (IN THOUSANDS)

                                                                  NET           NOTES        RETAINED
                                                ADDITIONAL     UNREALIZED     RECEIVABLE     EARNINGS         TOTAL
                                       COMMON     PAID-IN     HOLDING LOSS       FROM      (ACCUMULATED   STOCKHOLDERS'
                                        STOCK     CAPITAL    ON SECURITIES   STOCK SALES     DEFICIT)        EQUITY
                                      -------- ------------ --------------- ------------- -------------- --------------
Balance, December 31, 1994 ..........    $43     $28,697         $ (28)                      $     86       $ 28,798
Issuance of common stock ............      1         622                                                         623
Net income ..........................                                                           2,512          2,512
Dividends paid ......................               (224)                                      (2,598)        (2,822)
Change in net unrealized
 holding loss on securities
 available for sale .................                               28                                            28
                                         ---     -------         -----        --------       --------       --------
Balance, December 31, 1995 ..........     44      29,095                                                      29,139
Issuance of common stock ............     13      14,727                                                      14,740
Notes receivable from issuance of
  common stock ......................                                         $ (1,525)                       (1,525)
Conversion of common stock issued
  with put option to equity .........      1         999                                                       1,000
Net income ..........................                                                           3,920          3,920
Dividends paid ......................               (259)                                      (3,920)        (4,179)
                                         ---     -------         -----        --------       --------       --------
Balance, December 31, 1996 ..........     58      44,562                        (1,525)                       43,095
Issuance of common stock ............     11      10,596                                                      10,607
Net income ..........................                                                           6,198          6,198
Dividends paid ......................               (122)                                      (6,198)        (6,320)
                                         ---     -------         -----        --------       --------       --------
Balance, December 31, 1997 ..........    $69     $55,036         $   0        $ (1,525)      $      0       $ 53,580
                                         ===     =======         =====        ========       ========       ========

        See accompanying notes to the consolidated financial statements.

                       EQUITY ONE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                (IN THOUSANDS)

                                                                                 1997          1996           1995
                                                                             -----------   ------------   ------------
OPERATING ACTIVITIES:
 Net income ..............................................................    $   6,198     $   3,920      $   2,512
 Adjustments to reconcile net income to net cash
   provided by operating activities:
  Depreciation and amortization ..........................................        2,611         2,282          1,578
  Gain on sales of securities ............................................          (81)          (27)           (36)
  Changes in assets and liabilities:
   Accounts and other receivables ........................................          (96)          140           (625)
   Deposits ..............................................................          (79)          113           (262)
   Prepaid and other assets ..............................................         (133)         (112)           (75)
   Accounts payable and accrued expenses .................................          331            67            250
   Income tax liability ..................................................            0           (34)           (35)
   Tenants' security deposits ............................................           70           142            219
   Deferred rental income ................................................           22           189            (57)
                                                                              ---------     ---------      ---------
    Net cash provided by operating activities ............................        8,843         6,680          3,469
                                                                              ---------     ---------      ---------
INVESTING ACTIVITIES:
 Acquisition and improvements to rental property .........................       (9,987)      (13,936)       (40,722)
 Purchases of securities .................................................       (5,237)       (7,029)        (3,601)
 Sales and prepayments of securities .....................................        9,801         2,688          6,812
 Deposits for acquisition of rental property .............................         (750)            0              0
 Repayment of notes receivable ...........................................            0             0            300
                                                                              ---------     ---------      ---------
    Net cash used in investing activities ................................       (6,173)      (18,277)       (37,211)
                                                                              ---------     ---------      ---------
FINANCING ACTIVITIES:
 Due to stockholders .....................................................            0        (2,216)         2,216
 Repayments of mortgate notes payable ....................................      (19,455)       (4,352)          (729)
 Borrowings under mortgage notes payable .................................       13,880        10,599         28,620
 Deferred expenses .......................................................         (735)         (289)          (467)
 Stock subscription and issuance .........................................       10,607        13,215            623
 Cash dividends paid to stockholders .....................................       (6,320)       (4,179)        (2,822)
                                                                              ---------     ---------      ---------
    Net cash (used in) provided by financing activities ..................       (2,023)       12,778         27,441
                                                                              ---------     ---------      ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .....................          647         1,181         (6,301)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ...........................        1,951           770          7,071
                                                                              ---------     ---------      ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD .................................    $   2,598     $   1,951      $     770
                                                                              =========     =========      =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid for interest, net of amount capitalized .......................    $   5,476     $   4,752      $   3,513
                                                                              =========     =========      =========
 Cash paid for income taxes ..............................................                                 $      36
                                                                                                           =========
SUPPLEMENTAL SCHEDULE OF CASH AND NONCASH INVESTING
 AND FINANCING ACTIVITIES:
 Conversion of common stock issued with put option to equity .............                  $   1,000
                                                                                            =========
 Common stock issued for notes receivable ................................                  $   1,525
                                                                                            =========
 Changes in unrealized depreciation in securities available for sale .....                                 $      28
                                                                                                           =========
 Acquisition of rental property ..........................................    $  15,402
 Cash paid for rental property ...........................................        5,654
                                                                              ---------
 Assumption of mortgage notes payable ....................................    $   9,748
                                                                              =========

        See accompanying notes to the consolidated financial statements.

                       EQUITY ONE, INC. AND SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     GENERAL - Equity One, Inc. (the "Company") was incorporated in Maryland on June 15, 1992, as a wholly-owned subsidiary of Gazit Holdings, Inc. During 1996, Gazit Holdings, Inc. transferred all of its stock ownership to Gazit
(1995), Inc. ("Gazit") (See Note 6). During 1997 and 1996, additional shares of stock were issued to both affiliated and unaffiliated entities, reducing Gazit's holdings in the Company to approximately 37% as of December 31, 1997 and 1996 (See Note 6). The Company was formed for the purpose of holding various real estate subsidiaries located in the United States of America ("U.S." or "United States").

     The Company currently owns and operates seventeen properties in Florida and two properties in Texas, comprising approximately 86% and 14% of the total rentable square footage, respectively. In addition, Winn-Dixie Stores Inc., and Publix Supermarkets Inc., rent approximately 14% and 5% of the total rentable square footage, respectively.

     BASIS OF CONSOLIDATION - The consolidated financial statements include the accounts of Equity One, Inc. and its wholly-owned subsidiaries. All subsidiaries hereinafter are referred to as "the consolidated companies." All intercompany transactions have been eliminated.

     CASH AND CASH EQUIVALENTS - For purposes of the statements of cash flows, the Company considers certificates of deposit with an initial maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of the following as of December 31, 1997 and 1996:

                                           L997        1996
                                        ---------   ---------
   Cash .............................    $2,475      $1,828
   Certificates of deposit ..........       123         123
                                         ------      ------
      Total .........................    $2,598      $1,951
                                         ======      ======

     INVESTMENT SECURITIES - Investment securities are accounted for under Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, which the Company adopted during 1993. As of December 31, 1997 and 1996, all of the Company's securities are classified as securities available for sale.

     DEPOSITS - Deposits are comprised of funds held by various institutions for future payments of taxes and insurance, utility and other service deposits and deposits for acquisition of rental property.

     RENTAL PROPERTY - Rental property is stated at cost. Major renewals and betterments are capitalized. Maintenance, repairs and minor renewals are charged to operating expense as incurred. Depreciation is provided for using the straight-line method over the estimated useful lives of the assets which range from 5 to 40 years, except for building improvements related to leasehold improvements which are depreciated over the lesser of the assets' useful lives or the terms of the related leases.

     LONG-LIVED ASSETS - In accordance with SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, long-lived assets, such as property, certain identifiable intangibles, and goodwill related to those assets to be held and used are to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of an asset may not be recoverable. The Company periodically assesses the recoverability of the long-lived assets

                       EQUITY ONE, INC. AND SUBSIDIARIES

                (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

based on its expectations of future profitability and undiscounted cash flow of the related operations. These factors, along with management's plans with respect to the operations, are considered in assessing the recoverability of long-lived assets. If the Company determines, based on such measures, that the carrying amount is impaired, the long-lived assets will be written down to its recoverable value with corresponding charge to earnings. During the periods presented, no such impairment was incurred.

     DEFERRED EXPENSES - Deferred expenses consist of loan origination and other fees directly related to rental property financing with third parties. The fees are being amortized using the straight-line method over the term of the notes, ranging from 5 to 30 years.

     RENTAL INCOME - Rental income is comprised of minimum rentals and contingent rentals. Contingent rentals are generally received from tenants based on their gross sales. For the years ended December 31, 1997, 1996 and 1995, contingent rentals recognized by the Company were approximately $172, $153 and $87, respectively.

     INCOME TAXES - There is no provision for income tax expense as a result of the Company changing to real estate investment trust ("REIT") status, effective January 1, 1995. The Company is not taxed on its taxable operating income if it distributes such income to stockholders in conformity with the requirements of the Internal Revenue Code and meets certain other requirements. Company management is of the opinion that they are complying with the requirements of REIT status and hence starting from January 1, 1995 the Company is a REIT for income tax purposes. The Company intends to continue to meet such requirements and distribute its future taxable operating income in conformity with such requirements. Distributed capital gains on sales of real estate are not subject to tax; however, undistributed capital gains are taxed as capital gain.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     NEW ACCOUNTING PRONOUNCEMENTS - In February 1997, SFAS No. 128, EARNINGS PER SHARE was issued. SFAS No. 128, which supersedes APB Opinion No. 15 and was adopted by the Company as of December 31, 1997, requires a dual presentation of basic and diluted earnings per share on the face of the income statement. Basic earnings per share excludes dilution and is computed by dividing income or loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The 1996 and 1995 earnings per share data have been restated to conform with this pronouncement.

     In February 1997, SFAS No. 129, DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE was issued. SFAS No. 129, which applies to all entities that have issued securities, requires in summary form, the pertinent rights and privileges of the various securities outstanding. Examples of information that shall be disclosed are dividends and liquidation preferences, participation rights, call prices and dates, conversion or exercise prices or rates and pertinent dates, sinking-fund requirements, unusual voting

                       EQUITY ONE, INC. AND SUBSIDIARIES

                (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

rights, and significant terms of contracts to issue additional shares. SFAS No. 129 is effective for financial statements issued for periods ending after December 15, 1997. The Company adopted SFAS No. 129 in 1997, and the effects of adoption are reflected in the consolidated financial statements.

     In June 1997, SFAS No. 130, REPORTING COMPREHENSIVE INCOME was issued. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for fiscal years beginning after December 15, 1997 and requires reclassification of comparative financial statements for all earlier periods presented.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - The estimated fair values of financial instruments have been determined by the Company using available market information and appropriate valuation methods in accordance with SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts. The Company has used the following market assumptions and/or estimation methods:

     CASH AND CASH EQUIVALENTS - The carrying amounts reported in the consolidated balance sheets are reasonable estimates of fair value.

     INVESTMENT SECURITIES - Fair values are based on quoted market prices, dealer quotes, and independent pricing services. The carrying value approximates fair value due to the nature of the investments.

     MORTGAGE NOTES PAYABLE - The estimated fair value at December 31, 1997 and 1996 was $64,693 and $63,016, respectively, calculated based on the net present value of payments over the term of the notes using estimated market rates for similar notes payable.

     INTEREST RATE CAP AGREEMENTS - The fair value is based on dealer quotes and generally represents an estimate of the amount the Company would pay to terminate the agreement at the reporting date. The fair value at December 31, 1997 and 1996 was $0 and $1, respectively.

     The fair value estimates presented herein are based on information available to management as of the reporting dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

     STOCK OPTION PLAN - On October 23, 1996, the Company adopted the Equity One, Inc. 1995 Stock Option Plan, (the "Plan") which is described below. The Company applies APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations in accounting for the Plan. The purpose of the Plan is to further the growth of the Company, by offering an incentive to directors,

                       EQUITY ONE, INC. AND SUBSIDIARIES

                (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

officers and other key employees of the Company, and to increase the interest of these employees in the Company, through additional ownership of its common stock. The effective date of the Plan is January 1, 1996. The maximum number of shares of common stock as to which options may be granted under the Plan is 1,000,000 shares, which shall be reduced each year by the required or discretionary grant of options. The term of each option shall be determined by the Stock Option Committee of the Company (the "Committee"), but in no event shall be longer than ten years from the date of the grant. The vesting of the options shall be determined by the Committee, in its sole and absolute discretion, at the date of grant of the option.

     During 1996, the Company issued 450,000 options under the Plan to two officers and two non-employee members of the Board of the Company at an exercise price of $12.375 per share, fair market value on the date of grant as determined by an independent valuation, which vest over a four year period, 112,500 shares each year, commencing on January 1, 1997, and on the first day of each year, until all options vest. The per share option price is subject to a downward adjustment to the extent that dividends declared and paid by the Company in each year subsequent to 1995 exceed dividends declared and paid by the Company in the year ended December 31, 1995. As of December 31, 1997 and 1996, the per share price if exercised on that date was $12.05 and $12.20, respectively. These options are considered "variable" options pursuant to APB Opinion No. 25, based on the terms of such option (See Note 6).

     On December 31, 1996, the Company issued 48,000 options under the Plan to one officer of the Company at an exercise price of $8.25 per share. These options were fully vested as of December 31, 1996 and expire on December 31, 1999 (See Note 6).

     During 1997, the Company issued 146,000 options under the Plan to certain employees, at an exercise price of $12.375 per share, fair market value on the date of grant as determined by an independent valuation, which vest over a period of three to four years, commencing on January 1, 1998, and on the first day of each year, until all options vest. These options are not considered "variable" options pursuant to APB Opinion No. 25, based on the terms of such options (See Note 6).

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plan to employees and non-employee members of the Board. Compensation costs would have been increased by approximately $658,000 and $658,000, for the year ended December 31, 1997 and 1996, respectively, had the fair value of stock options granted been recognized as compensation expense as prescribed by SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. The fair value of the stock options at the date of grant was estimated using the minimum value method prescribed by SFAS No. 123 (See Note
6).

                       EQUITY ONE, INC. AND SUBSIDIARIES

                (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

2. SECURITIES AVAILABLE FOR SALE

     Composition in the consolidated balance sheets:

                                             1997       1996
                                            ------   ---------
   Debt securities ......................    $  0     $  550
   Mortgage-backed securities ...........      45      2,878
   U.S. Government obligations ..........       0      1,100
                                             ----     ------
      Total .............................    $ 45     $4,528
                                             ====     ======

     As of December 31, 1997 and 1996, there were no material differences between amortized cost and fair value. For the years ended December 31, 1997, 1996 and 1995, the Company had gross securities sales of $8,815, $2,411 and $6,776 resulting in gross realized gains of $116, $32 and $52 and gross realized losses of $35, $5 and $16, respectively.

     Debt securities, mortgage-backed securities and U.S. government obligations mature within five years. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

3. ACCOUNTS AND OTHER RECEIVABLES

     Composition in the consolidated balance sheets:

                                                             1997       1996
                                                           --------   -------
   Tenants .............................................    $ 876      $746
   Accrued interest receivable - institutions ..........       25        38
   Employee loans and advances .........................       20        16
   Allowance for doubtful accounts .....................      (29)        0
                                                            -----      ----
      Total ............................................    $ 892      $800
                                                            =====      ====

                       EQUITY ONE, INC. AND SUBSIDIARIES

                (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

4. RENTAL PROPERTY

     Composition in the consolidated balance sheets:

                                                  LAND,
                                                BUILDINGS
                                                   AND          BUILDING
                                                EQUIPMENT     IMPROVEMENTS       TOTAL
                                               -----------   --------------   -----------
   COST
   Balance at beginning of year ............    $102,976         $3,730        $106,706
   Additions in the reporting year .........      16,959          2,776          19,735
                                                --------         ------        --------
   Balance at end of year ..................     119,935          6,506         126,441
                                                --------         ------        --------
   ACCUMULATED DEPRECIATION
   Balance at beginning of year ............      (4,476)          (373)         (4,849)
   Depreciation for the year ...............      (2,101)          (241)         (2,342)
                                                --------         ------        --------
   Balance at end of year ..................      (6,577)          (614)         (7,191)
                                                --------         ------        --------
   Undepreciated balance
    as of December 31, 1997 ................    $113,358         $5,892        $119,250
                                                ========         ======        ========
   Undepreciated balance
    as of December 31, 1996 ................    $ 98,500         $3,357        $101,857
                                                ========         ======        ========

     Rental property with a book value of approximately $107,145 serves as collateral for recourse mortgage notes payable totaling $71,004 and $66,831 as of December 31, 1997 and 1996, respectively (See Note 5).

     Assets are depreciated on a straight-line basis, based on the following annual percentages:

         Buildings ...............................    2.50% -  3.33%
         Building/leasehold improvements .........    2.50% - 20.00%
         Equipment ...............................   14.00% - 20.00%

                       EQUITY ONE, INC. AND SUBSIDIARIES

                (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

5. MORTGAGE NOTES PAYABLE

     Composition in the consolidated balance sheets:

                                                                                     1997        1996
                                                                                  ---------   ---------
   Mortgage payable, 8.125%, payable in monthly installments of $29 including interest, unpaid balance due August 31, 2011, collateralized
    by rental property (Financed through an Insurance Company) ................    $ 2,903     $ 3,015
   Mortgage payable, 9.49%, payable in monthly installments of $26 including interest, unpaid balance due March 1, 2003, collateralized by
    rental property (Financed through an Insurance Company) ...................      2,974       3,001
   Mortgage payable, 8.25%, payable in monthly installments of $8 including interest, unpaid balance due August 1, 2000, collaterized by rental
    property (Financed through an Insurance Company) ..........................        908         924
   Mortgage payable, 9%, payable in monthly installments of $55 including interest, unpaid balance due July 1, 2002, collaterized by rental
    property (Financed through an Insurance Company) ..........................      5,311       5,482
   Mortgage payable, 8.5%, interest only payable monthly through
    January 1, 1996 with monthly installments of $21 including interest commencing January 1, 1996, collateralized by rental property.
    The mortgage payable was paid in full in May 1997. ........................          0       2,351
   Mortgage payable, 7.68% through February 15, 2015 payable in monthly installments of $115 including interest, unpaid balance due
    February 15, 2015, collaterized by rental property (Financed through
    an Insurance Company) .....................................................     13,093      13,221
   Mortgage payable, 8.75%, payable in monthly installments of $19 including interest, collaterized by rental property. The mortgage
    payable was paid in full in May 1997 (Financed through a Bank) ............          0       2,247
   Mortgage payable, 6.375%, payable in monthly installments of $8 including interest, unpaid balance due May 10, 1999, collaterized by
    rental property (Financed through an Insurance Company) ...................      1,210       1,227
   Mortgage payable, 8.15%, payable in monthly installments of $37 including interest, unpaid balance due July 1, 2002, collaterized by
    rental property (Financed through an Insurance Company) ...................      3,929       4,044
   Mortgage payable, 7.625%, payable in monthly installments of $20 including interest, unpaid balance due January 1, 2006, collaterized by
    rental property (Financed through an Insurance Company) ...................      2,385       2,445
   Mortgage payable, 9.35%, payable in monthly installments of $23 including interest, unpaid balance due March 1, 2002, collaterized by
    rental property (Financed through an Insurance Company) ...................      2,366       2,419
   Mortgage payable, 7.95%, payable in monthly installments of $50 including interest, unpaid balance due July 15, 2010, collaterized by
    rental property (Financed through an Insurance Company) ...................      5,674       5,816

                       EQUITY ONE, INC. AND SUBSIDIARIES

                (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

5. MORTGAGE NOTES PAYABLE--(CONTINUED)

                                                                                     1997        1996
                                                                                  ---------   ---------
   Mortgage payable, 7.85%, payable in monthly installments of $111 including interest, unpaid balance due December 1, 2010, collaterized
    by rental property (Financed through an Insurance Company) ................     12,796      13,109
   Mortgage payable, 8.25%, payable in monthly installments of $19 including interest, unpaid balance due October 1, 2002, collaterized by
    rental property (Financed through an Insurance Company) ...................      1,997       2,058
   Mortgage payable, 7.875%, through July 1, 2006 payable in monthly installments of $50 and $46 for 1997 and 1996, respectively, including interest, at which time the lender will adjust the rate of interest equal to the sum of "Moody's" "A" corporate bond index daily rate plus
    .375%, rounded to the next highest one-eight percentage rate. An additional disbursement of $480 will be made by the lender after certain conditions and terms were met, including but not limited to the construction of a restaurant. The unpaid balance is due June 30, 2016, collateralized by rental property (Financed through an Insurance
    Company) ..................................................................      5,822       5,472
   Mortgage payable, 10.06%, payable in monthly installments of $26 including interest, unpaid balance due June 1, 2001, collateralized by
    rental property (Financed through an Insurance Company) ...................      2,636           0
   Mortgage payable, 7.00%, interest only payable in monthly installments of $49, unpaid balance is due February 15, 1998, collateralized by
    rental property (Seller Financed) .........................................      7,000           0
                                                                                   -------     -------
   Total ......................................................................    $71,004     $68,831
                                                                                   =======     =======

     Principal maturities of the mortgage notes payable as of December 31, 1997 are as follows:

 YEAR ENDING
DECEMBER 31,
--------------------------------
  1998 .........................    $ 8,744
  1999 .........................      3,063
  2000 .........................      2,880
  2001 .........................      4,643
  2002 .........................     13,284
  Thereafter ...................     38,390
                                    -------
     Total .....................    $71,004
                                    =======

     As of December 31, 1996, the Company had outstanding an off balance sheet interest rate cap on a variable rate obligation, which protected the Company from rising interest rates. This cap had a notional amount of $13,000. In August, 1997, this interest rate cap agreement expired unexercised.

     On February 19, 1998 the Company extended the short-term mortgage note payable of 7.00% with a principal balance of $7,000 as of December 31, 1997 referred to above. The Company paid down

                       EQUITY ONE, INC. AND SUBSIDIARIES

                (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

5. MORTGAGE NOTES PAYABLE--(CONTINUED)

$2,000 from the original note amount. The new balance of $5,000 was extended until August 19, 1998. All other terms of the note remain unchanged.

     Interest costs incurred under the mortgage notes payable was $5,462 of which $145 was capitalized in the years ended December 31, 1997.

6. STOCKHOLDERS' EQUITY

     The Company had a two for one stock split on July 15, 1997 and changed the par value of its common and preferred stock from $1.00 to $0.01. All share and per share data and stockholders' equity accounts have been restated to reflect the stock split and change in par value.

     As of December 31, 1997 and 1996, the Company has authority to issue 45,000,000 and 15,000,000 shares, of which 40,000,000 and 10,000,000 are shares of common stock and 5,000,000 are shares of preferred stock, respectively. The Company had Class A warrants issued and outstanding to purchase 520,000 shares of the Company's common stock as of December 31, 1996. During 1997 all Class A warrants were exercised at $5.125 per share. On December 30, 1996, 235,610 Class B warrants were exercised at $8.25 per share and the remaining 906,124 Class B warrants were exchanged for 1,340,000 Class C warrants at an exercise price of $8.25 per share which expire on December 31, 1999. The Company had Class C warrants issued and outstanding to purchase 1,306,124 shares of the Company's common stock as of December 31, 1997 and 1996.

     During 1996, the Company entered into an agreement with Globe Reit, pursuant to which Globe Reit agreed to purchase 2,000,000 shares of Common Stock. At December 31, 1997, 580,288 shares remain to be purchased under this agreement. As set forth in the agreement, the per share purchase price increases at an annual rate of 9.7% and decreases by amounts paid as dividends by the Company. At December 31, 1997 the adjusted share price was $12.84. The agreement expires November 1999.

     During 1997, the Company paid cash dividends of $.215, $.225, $.2625 and $.25 per share on March 31, June 18, September 15, and December 18, respectively, to all stockholders of record on those dates. Gross dividends paid were $6,320 for the year ended December 31, 1997.

     During 1996, the Company paid cash dividends of $.375, $.20 and $.225 per share on June 18, September 30, and December 31, respectively, to all stockholders of record on those dates. Gross dividends paid were $4,179 for the year ended December 31, 1996.

     Effective January 1, 1994 the Company acquired Global Realty and Management, Inc. ("Global"), the property manager for all Florida rental properties held by the Company. The acquisition was accounted for as a purchase. The outstanding common stock of Global was exchanged for 144,000 shares of the Company's common stock and 48,000 Class B warrants to purchase the Company's common stock at $8.25 per share through December 31, 1996. The former stockholder of Global was granted an option to "put" his newly acquired Company stock to the Company for $1,000 for a five-year period. During 1996, the Company canceled the put option in exchange for a similar put option to be issued by certain stockholders of the Company. On December 30, 1996, the former stockholder exercised the 48,000 Class B warrants to purchase the Company's common stock at $8.25 per share. The Company provided a $396 loan for a six year period for the purpose of exercising the Class B warrants

                       EQUITY ONE, INC. AND SUBSIDIARIES

                (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

6. STOCKHOLDERS' EQUITY--(CONTINUED)

held by the former stockholder. The loan bears interest at 5.25% per year. The loan has been offset against stockholders' equity. Additionally, the Company entered into an employment agreement with the former stockholder for a period of 7 years with an option to extend the agreement for another 7 years by the Company. The former stockholder is entitled to remuneration of $180 per year, effective January 1, 1996 and options to purchase 150,000 shares in the Company at an exercise price of $12.375 per share under the Company's 1995 Stock Option Plan (the "Plan").

     During 1996, two officers, including the former stockholder of Global discussed above, exercised stock options for promissory notes. These notes are full recourse promissory notes bearing interest at 5.25% and 6.86%, respectively, and are collateralized by the stock issued upon exercise of the stock options. Interest is payable annually and principal is due on December 30, 2002 and June 16, 2003, respectively. The notes have been reflected in the consolidated financial statements as a reduction of stockholders' equity.

     In accordance with SFAS No. 123, the following is a summary of the Company's stock option activity for the years ended December 31, 1997 and 1996:

                                                                    1997                       1996
                                                          ------------------------   ------------------------
                                                                        WEIGHTED                   WEIGHTED
                                                                         AVERAGE                    AVERAGE
                                                            STOCK       EXERCISE       STOCK       EXERCISE
                                                           OPTIONS        PRICE       OPTIONS        PRICE
                                                          ---------   ------------   ---------   ------------
   Outstanding, beginning of year .....................   498,000      $  11.819            0
    Granted ...........................................   146,000         12.375      498,000      $ 11.819
                                                          -------      ---------      -------      --------
   Outstanding, end of year ...........................   644,000      $  11.840      498,000      $ 11.819
                                                          =======      =========      =======      ========
   Exercisable, end of year ...........................   160,500      $  10.914       48,000      $  8.250
                                                          =======      =========      =======      ========
   Weighted average fair value of options granted under
    SFAS No. 123 during the year ......................                $   4.558                   $  4.558
                                                                       =========                   ========

     The Company adopted the Plan effective January 1, 1996. Accordingly, no 1995 data is presented.

     The following table summarizes information about the stock option plan as of December 31, 1997:

                                        OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                  -------------------------------   ---------------------------
                                       WEIGHTED
                                        AVERAGE         WEIGHTED                      WEIGHTED
                                       REMAINING         AVERAGE                      AVERAGE
    RANGE OF          NUMBER       CONTRACTUAL LIFE     EXERCISE        NUMBER        EXERCISE
EXERCISE PRICE      OUTSTANDING       (IN YEARS)          PRICE      EXERCISABLE       PRICE
----------------   ------------   ------------------   ----------   -------------   -----------
$     8.250            48,000             0             $  8.250        48,000       $  8.250
      12.050          450,000             4               12.050       112,500         12.125
      12.375          146,000             4               12.375             0          0.000

                       EQUITY ONE, INC. AND SUBSIDIARIES

                (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

6. STOCKHOLDERS' EQUITY--(CONTINUED)

     The fair value of each option grant was estimated on the grant date using the minimum value method with the following assumptions:

                                                   1997            1996
                                             ---------------   -----------
   Dividend yield ........................   8.08% - 8.30%     12.12%
   Risk-free interest rate ...............   5.00% - 5.67%      5.00%
   Expected option life (years) ..........         10              3

     In accordance with SFAS No. 128, the following is a reconciliation of the numerators and denominators of the basic and diluted per-share computations for income for the years ended December 31, 1997, 1996 and 1995.

                                                           FOR THE YEAR ENDED DECEMBER 31, 1997
                                                       --------------------------------------------
                                                           INCOME           SHARES        PER-SHARE
                                                        (NUMERATOR)     (DENOMINATOR)      AMOUNT
                                                       -------------   ---------------   ----------
   Net income ......................................       $6,198
                                                           ======
   BASIC EPS
   Income available to common stockholders .........       $6,198         6,446,320        $ 0.96
                                                           ======         ---------        ======
   EFFECT OF DILUTIVE SECURITIES
   Series A Warrants ...............................                        142,955
   Series C Warrants ...............................                        466,909
   Stock Options ...................................                         50,133
                                                                          ---------
                                                                            659,997
                                                                          ---------
   DILUTED EPS
   Income available to common stockholders
    + assumed conversions ..........................       $6,198         7,106,317        $ 0.87
                                                           ======         =========        ======

                                                           FOR THE YEAR ENDED DECEMBER 31, 1996
                                                       --------------------------------------------
                                                           INCOME           SHARES        PER-SHARE
                                                        (NUMERATOR)     (DENOMINATOR)      AMOUNT
                                                       -------------   ---------------   ----------
   Net income ......................................       $3,920
                                                           ======
   BASIC EPS
   Income available to common stockholders .........       $3,920         4,991,321        $ 0.79
                                                           ======         ---------        ======
   EFFECT OF DILUTIVE SECURITIES
   Series A Warrants ...............................                        199,504
   Series C Warrants ...............................                        450,924
   Stock Options ...................................                         30,857
                                                                          ---------
                                                                            681,285
                                                                          ---------
   DILUTED EPS
   Income available to common stockholders
    + assumed conversions ..........................       $3,920         5,672,606        $ 0.69
                                                           ======         =========        ======

                       EQUITY ONE, INC. AND SUBSIDIARIES

                (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

6. STOCKHOLDERS' EQUITY--(CONTINUED)

                                                           FOR THE YEAR ENDED DECEMBER 31, 1995
                                                       --------------------------------------------
                                                           INCOME           SHARES        PER-SHARE
                                                        (NUMERATOR)     (DENOMINATOR)      AMOUNT
                                                       -------------   ---------------   ----------
   Net income ......................................       $2,512
                                                           ======
   BASIC EPS
   Income available to common stockholders .........       $2,512         4,486,673        $ 0.56
                                                           ======         ---------        ======
   EFFECT OF DILUTIVE SECURITIES
   Series A Warrants ...............................                        430,606
   Series C Warrants ...............................                        380,578
                                                                          ---------
                                                                            811,184
                                                                          ---------
   DILUTED EPS
   Income available to common stockholders
    + assumed conversions ..........................       $2,512         5,297,857        $ 0.47
                                                           ======         =========        ======

7. FUTURE MINIMUM RENTAL INCOME, COMMITMENTS AND CONTINGENCIES

     Future minimum rental income under noncancelable operating leases approximates the following as of December 31, 1997:

 YEAR ENDING
DECEMBER 31,
--------------------------------
  1998 .........................    $ 14,267
  1999 .........................      12,809
  2000 .........................      11,152
  2001 .........................       9,451
  2002 .........................       8,303
  Thereafter ...................      50,672
                                    --------
     Total .....................    $106,654
                                    ========

     During 1996, the Company obtained a line of credit of $2,500 secured by rental property. As of December 31, 1997 no amounts on this line of credit have been used.

     During 1996, the Company pledged a letter of credit for $1,500 as additional security on one of its properties. As of December 31, 1997 this pledged letter of credit remains outstanding. The letter of credit is collateralized by rental property.

     In February 1998, a prospective anchor tenant (the "Plaintiff") filed a claim against the Company for breach of an alleged letter agreement relating to a proposed lease agreement with the Plaintiff. The Plantiff's claim includes
(i) specific performance, (ii) damages for breach of a letter agreement of approximately $10,000 (1) misappropriation of trade secrets, (2) promissory estoppel, including approximately $250 for time, effort, and expenses and (3) unjust enrichment. The Company believes that this claim is without merit and will defend against it vigorously. An estimate of the range of loss (if any) cannot be made at this time.

                       EQUITY ONE, INC. AND SUBSIDIARIES

                (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

7. FUTURE MINIMUM RENTAL INCOME, COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     The Company is subject to other litigation in the normal course of business, none of which, in the opinion of management, will have a material adverse effect on the financial condition or results of operations of the Company.

8. RELATED PARTY TRANSACTIONS

     Transactions with related parties are summarized below. See discussion of certain additional related party transactions at Notes 6 and 12.

     For the year ended December 31, 1995 an affiliated entity, Gazit USA, Inc., provided the Company with office space, office services and certain management and consulting services for a management fee. Such fee totaled $150 and is included in general and administrative expenses in the accompanying consolidated statements of operations.

     The Company provided an affiliated entity, Gazit (1995), Inc., with office space, office services and certain management and consulting services for which the Company receives a management fee. For the years ended December 31, 1997 and 1996 such fees totaled $10 and $10, respectively and is included as an offset in general and administrative expenses in the accompanying consolidated statements of operations.

     As of December 31, 1997 and 1996, balances due from related parties are non-interest bearing with no specified due dates.

     The Company has entered into an employment agreement with a current officer and director for a period of 7 years with an option to extend the agreement for another 7 years. The individual, or a company under his control, is entitled to remuneration of $240 per year, effective as of January 1, 1996 and options to purchase 200,000 shares in the Company at an exercise price of $12.375 per share subject to adjustment. As of December 31, 1996, the Company provided a $1,129 loan for a seven year period to the individual for the purpose of exercising existing Class A warrants held by the individual. The loan bears interest at 6.86% per year. The loan has been offset against stockholders' equity.

     For the years ended December 31, 1997 and 1996, the Company had compensated Chaim Katzman, President and Doron Valero, Vice President and significant stockholders, $254 and $191 in 1997, respectively and $240 and $230 in 1996, respectively.

     Warrants and options have been issued to certain officers, directors and affiliates. See Note 6.

                       EQUITY ONE, INC. AND SUBSIDIARIES

                (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

9. CONDENSED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                             FIRST         SECOND        THIRD         FOURTH
                                          -----------   -----------   -----------   -----------
   1997
   Total revenue ......................     $ 4,806       $ 4,867       $ 5,187       $ 5,685
   Net income .........................       1,165         1,407         1,597         2,029
   Basic earnings per share ...........     $  0.20       $  0.23       $  0.23       $  0.29
   Diluted earnings per share .........     $  0.18       $  0.20       $  0.22       $  0.27

   1996
   Total revenue ......................     $ 4,030       $ 4,012       $ 4,240       $ 4,432
   Net income .........................         907           923         1,138           952
   Basic earnings per share ...........     $  0.20       $  0.20       $  0.21       $  0.17
   Diluted earnings per share .........     $  0.17       $  0.18       $  0.18       $  0.15

10. SUBSEQUENT EVENT

     On March 6, 1998, the Company proposed a plan to distribute certain assets to its stockholders. The proposed plan provides for the transfer to a newly formed partnership of 16.7 acres of land with a book value at December 31, 1997 of $3,211 and the notes receivable from stock sales totaling $1,525. The Company will then distribute all of the partnership interests to its stockholders and the book value of the assets will be treated as a distribution and charged to additional paid-in capital. The Company will also retain an option for five years to repurchase the land at option prices totaling $4,800.

                                  * * * * * *

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
 Equity One, Inc.:

     We have audited the statement of revenues and certain expenses of Lantana Village Square (the "Property") for the year ended December 31, 1997. This financial statement is the responsibility of the Property's management. Our responsibility is to express an opinion on the financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the filing of Form S-11 of Equity One, Inc.). Material amounts, described in Note 1 to the statement of revenues and certain expenses, that would not be comparable to those resulting from future operations of the acquired property are excluded, and the statement is not intended to be a complete presentation of the acquired Property's revenues and expenses.

     In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of Lantana Village Square for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Miami, Florida
March 17, 1998

                            LANTANA VILLAGE SQUARE

                   STATEMENT OF REVENUES AND CERTAIN EXPENSES

                                                       YEAR ENDED
                                                    DECEMBER 31, 1997
                                                   ------------------
REVENUES:
 Rental income .................................        $769,840
 Recoverable expenses ..........................         175,499
 Other income ..................................           1,923
                                                        --------
 Total revenues ................................         947,262
                                                        --------
CERTAIN EXPENSES:
 Property operating ............................          76,471
 Real estate taxes .............................         125,648
 Insurance .....................................          20,115
                                                        --------
    Total certain expenses .....................         222,234
                                                        --------
REVENUES IN EXCESS OF CERTAIN EXPENSES .........        $725,028
                                                        ========

          See notes to the statement of revenues and certain expenses.

                            LANTANA VILLAGE SQUARE

            NOTES TO THE STATEMENT OF REVENUES AND CERTAIN EXPENSES

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Lantana Village Square ("Lantana" or the "Property"), located in Lantana, Florida, was purchased on January 5, 1998 from an unrelated party by Equity One, Inc. (the "Company"). The statement of revenues and certain expenses includes information related to the operations of the Property for the year ended December 31, 1997 as recorded by the owner, Commercial Venture Services, Inc.

     The accompanying historical financial statement information is presented in conformity with Rule 3-14 of the Securities and Exchange Commission. Accordingly, the financial statement is not representative of the actual operations for the year ended December 31, 1997 as certain expenses, which may not be comparable to the expenses expected to be incurred in future operations of the property, have been excluded. Expenses excluded consist of interest, income taxes, depreciation and amortization, and other costs not directly related to the future operations of the property after acquisition.

     The Company is not aware of any material factors relating to the Property that would cause the reported financial information not to be necessarily indicative of future operating results.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period. Actual results could differ from those estimates.

     RENTAL INCOME - Rental income is recognized on a straight-line basis over the terms of the related leases. For the year ended December 31, 1997, no contingent rentals were recognized by the Property.

     PROPERTY OPERATING EXPENSES - Property operating expenses consist primarily of utilities, repairs and maintenance, security and safety, cleaning, and other expenses.

     MANAGEMENT FEES - For the year ended December 31, 1997, the Property was managed by Commercial Venture Services, Inc. for a property management fee paid monthly based on a fixed monthly fee of $3,500.

2. OPERATING LEASES

     Operating revenue is principally obtained from tenant rentals under noncancelable operating lease agreements. The future minimum rentals under noncancelable operating lease agreements as of December 31, 1997 are as follows:

DECEMBER 31                    AMOUNT
------------------------   -------------
    1998 ...............    $  778,754
    1999 ...............       699,256
    2000 ...............       587,190
    2001 ...............       567,889
    2002 ...............       532,313
   Thereafter ..........     4,127,616
                            ----------
   Total ...............    $7,293,018
                            ==========

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
 Equity One, Inc.:

     We have audited the statement of revenues and certain expenses of Summerlin Square (the "Property") for the year ended December 31, 1997. This financial statement is the responsibility of the Property's management. Our responsibility is to express an opinion on the financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the filing of Form S-11 of Equity One, Inc.). Material amounts, described in Note 1 to the statement of revenues and certain expenses, that would not be comparable to those resulting from future operations of the acquired property are excluded, and the statement is not intended to be a complete presentation of the acquired Property's revenues and expenses.

     In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of Summerlin Square for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Miami, Florida
March 18, 1998

                               SUMMERLIN SQUARE

                  STATEMENT OF REVENUES AND CERTAIN EXPENSES

                                          YEAR ENDED
                                       DECEMBER 31, 1997
                                      ------------------
REVENUES:
 Rental income ....................       $1,101,776
 Recoverable expenses .............          153,900
                                          ----------
   Total revenues .................        1,255,676
                                          ----------
CERTAIN EXPENSES:
 Property operating ...............           60,800
 Real estate taxes ................          149,251
 Insurance ........................           41,989
                                          ----------
   Total certain expenses .........          252,040
                                          ----------
REVENUES IN EXCESS OF
  CERTAIN EXPENSES ................       $1,003,636
                                          ==========

                 See notes to the statement of revenues and certain expenses.

                               SUMMERLIN SQUARE

            NOTES TO THE STATEMENT OF REVENUES AND CERTAIN EXPENSES

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Summerlin Square ("Summerlin" or the "Property"), located in Fort Myers, Florida, is under contract to be acquired from an unrelated party by Equity One, Inc. (the "Company"). The statement of revenues and certain expenses includes information related to the operations of the Property for the year ended December 31, 1997 as recorded by the owner, Sunrise Limited Partnership.

     The accompanying historical financial statement information is presented in conformity with Rule 3-14 of the Securities and Exchange Commission. Accordingly, the financial statement is not representative of the actual operations for the year ended December 31, 1997 as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the acquired property, have been excluded. Expenses excluded consist of interest, income taxes, depreciation and amortization, and other costs not directly related to the future operations of the property after acquisition.

     The Company is not aware of any material factors relating to the Property that would cause the reported financial information not to be necessarily indicative of future operating results.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period. Actual results could differ from those estimates.

     RENTAL INCOME - Rental income is recognized on a straight-line basis over the terms of the related leases. For the year ended December 31, 1997, contingent rentals recognized by the Property were approximately $10,869.

     PROPERTY OPERATING EXPENSES - Property operating expenses consist primarily of utilities, repairs and maintenance, security and safety, cleaning, and other expenses.

     MANAGEMENT FEES - For the year ended December 31, 1997, the Property was managed by Sunrise Limited Parternship for a property management fee paid monthly based on 4% of base rental income.

     AGREEMENT FOR PURCHASE AND SALE - An agreement for purchase and sale was signed on March 12, 1998 with Sunrise Limited Partnership. The closing date is scheduled to take place on or before April 26, 1998.

                               SUMMERLIN SQUARE

2. OPERATING LEASES

     Operating revenue is principally obtained from tenant rentals under noncancelable operating lease agreements. The future minimum rentals under noncancelable operating lease agreements as of December 31, 1997 are as follows:

YEAR ENDING
DECEMBER 31                        AMOUNT
----------------------------   -------------
        1998 ...............    $  991,082
        1999 ...............       896,743
        2000 ...............       866,150
        2001 ...............       796,713
        2002 ...............       727,171
        Thereafter .........     2,292,070
                                ----------
          Total ............    $6,569,929
                                ==========

--------------------------------------------------------------------------------

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                          --------------------------
                               TABLE OF CONTENTS


                                                         PAGE
                                                       --------
Prospectus Summary ...................................   1
Risk Factors .........................................  17
Use of Proceeds ......................................  31
Distribution Policy ..................................  32
Dilution .............................................  36
Capitalization .......................................  37
Selected Consolidated Financial Data .................  38
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations ........................................  40
Business .............................................  45
Management ...........................................  67
Certain Transactions .................................  73
Policies with Respect to Certain Activities ..........  77
Principal and Selling Stockholders ...................  80
Description of Capital Stock .........................  83
Shares Eligible for Future Sale ......................  90
Federal Income Tax Considerations ....................  92
ERISA Considerations ................................. 104
Underwriting ......................................... 106
Legal Matters ........................................ 107
Experts .............................................. 107
Additional Information ............................... 108
Glossary ............................................. 109
Index to Financial Statements ........................ F-1


                          --------------------------
UNTIL      , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

[EQUITY ONE LOGO]


                                EQUITY ONE, INC.

                               5,363,032 Shares

                                 Common Stock
                               ($.01 par value)

                                   PROSPECTUS

                           CREDIT SUISSE FIRST BOSTON

                         MORGAN KEEGAN & COMPANY, INC.

                             THE ROBINSON-HUMPHREY
                                    COMPANY

--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant estimates that expenses payable by the Registrant in connection with the Offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:


Securities and Exchange Commission registration fee ....................    $    27,291.13
NASD filing fee ........................................................          9,148.00
New York Stock Exchange listing fee ....................................        107,700.00
Printing and engraving expenses ........................................        200,000.00
Accounting fees and expenses ...........................................        125,000.00
Legal fees and expenses ................................................        500,000.00
 Fees and expenses (including legal fees) for qualifications under state
   securities laws .....................................................          5,000.00
Registrar and Transfer Agent's fees and expenses .......................          5,000.00
Miscellaneous ..........................................................         20,860.87
                                                                            --------------
    Total ..............................................................    $ 1,000,000.00
                                                                            ==============


----------------
All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE listing fee are estimated.

ITEM 32. SALES TO SPECIAL PARTIES.

     The following table sets forth the persons to whom the Company sold Common Stock within the last six months at prices varying from the proposed Offering price. Share amounts and purchase prices have been adjusted for the two-for-one stock split effected by the Company on July 15, 1997.

   DATE                 PURCHASER                 PURCHASE        PURCHASE PRICE     PRICE PER SHARE
----------   ------------------------------   ----------------   ----------------   ----------------
05/09/97     Globe Reit Investments, Ltd.     522,404 Shares        $6,692,000      $ 12.81
05/21/97     Globe Reit Investments, Ltd.      35,034 Shares        $  450,000      $ 12.84
06/17/97     Globe Reit Investments, Ltd.      38,670 Shares        $  500,003      $ 12.93
06/17/97     Gazit (1995), Inc.               400,000 Shares        $2,050,000      $  5.125(1)
06/17/97     Dan Overseas, Ltd.               120,000 Shares        $  615,000      $  5.125(1)
06/19/97     Globe Reit Investments, Ltd.      23,604 Shares        $  300,006      $ 12.71

----------------
(1) Represents the exercise of Outstanding Series A Warrants, which warrants were issued by the Company in early 1993.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

     (A) Set forth below is information relating to certain sales of an aggregate of 3,098,676 shares of Common Stock within the last three years.

 DATE OF SALE               PURCHASER                                    PURCHASE PRICE
--------------   ------------------------------    SHARES PURCHASED     ---------------
   09/29/94      Dan Overseas, Ltd.                 10,260 Shares         $    85,000
   10/03/94      Gazit Holdings, Inc.              255,556 Shares         $ 2,300,000
   10/03/94      Dan Overseas, Ltd.                138,148 Shares         $ 1,243,332
   11/07/94      Globe Reit Investments, Ltd.      300,000 Shares         $ 2,775,000
   11/25/94      Globe Reit Investments, Ltd.      430,000 Shares         $ 4,017,060
   12/07/94      Globe Reit Investments, Ltd.      266,668 Shares         $ 2,500,000
   06/28/95      Globe Reit Investments, Ltd.       63,332 Shares         $   622,505
   06/10/96      Chaim Katzman                     215,000 Shares(1)      $ 1,128,750
   07/05/96      M.G.N. (USA) Inc.(2)              800,000 Shares         $11,668,125
   05/09/97      M.G.N. (USA) Inc.(2)              522,404 Shares         $ 6,692,000
   05/21/97      M.G.N. (USA) Inc.(2)               35,034 Shares         $   450,000
   06/17/97      M.G.N. (USA) Inc.(2)               38,670 Shares         $   500,003
   06/19/97      M.G.N. (USA) Inc.(2)               23,604 Shares         $   300,006

----------------
(1) Represents the exercise of Series A Warrants granted to Mr. Katzman in the beginning of 1993.
(2) Represents sales pursuant to the investment agreement between the Company and Globe Reit Investments, Ltd. dated May 21, 1996. M.G.N. (USA) Inc. is the wholly-owned subsidiary of Globe Reit Investments, Ltd.

     The aforementioned issuances and sales were made in reliance upon the exemption from registration provisions of the Act afforded by Section 4(2) thereof, as transactions by an issuer not involving a public offering.

     (B) On December 30, 1996, the Company issued an aggregate of 235,610 shares of Common Stock upon the exercise of outstanding Series B Warrants (the "Series B Warrants"). The Series B Warrants were issued by the Company in June 1994.

           PURCHASER              SHARES PURCHASED     AGGREGATE PURCHASE PRICE
------------------------------   ------------------   -------------------------
Gazit (1995), Inc.                 101,516 Shares              $837,507
Dan Overseas, Ltd.                  54,984 Shares              $453,618
Globe Reit Investments, Ltd.         1,240 Shares              $ 10,230
Doron Valero                        48,000 Shares              $396,000
Chaim Katzman                       25,990 Shares              $214,417
Saul Rickman                           970 Shares              $  8,002
Martin Klein                         2,910 Shares              $ 24,007

     The aforementioned issuances and sales were made in reliance upon the exemption from registration provisions of the Act afforded by Section 4(2) thereof, as transactions by an issuer not involving a public offering.

     (C) On December 30, 1996, the Company issued Series C Warrants in exchange for outstanding Series B Warrants on a pro rata basis. Series C Warrants to purchase an aggregate of 1,306,124 shares of Common Stock were issued in connection with this exchange. The Series C Warrants are exercisable at an exercise price of $8.25 per share, the exercise price of the Series B Warrants and expire on December 31, 1999. The Series C Warrants were issued as follows:

            STOCKHOLDER                SHARES SUBJECT TO WARRANTS
-----------------------------------   ---------------------------
      Gazit (1995), Inc. ..........         542,136 Shares
      Dan Overseas, Ltd. ..........         293,430 Shares
      M.G.N. (USA) Inc. ...........         398,760 Shares
      Chaim Katzman ...............          62,344 Shares
      Saul Rickman ................           2,364 Shares
      Martin Klein ................           7,090 Shares

     The aforementioned issuances were made in reliance upon the exemption from registration provisions of the Act afforded by Section 4(2) thereof, as transactions by an issuer not involving a public offering.

     (D) On June 17, 1997, the Company issued an aggregate of 520,000 shares of Common Stock upon the exercise of outstanding Series A Warrants. The Series A Warrants were issued by the Company in the beginning of 1993. The Common Stock was issued as follows:

     STOCKHOLDER        SHARES PURCHASED     AGGREGATE PURCHASE PRICE
--------------------   ------------------   -------------------------
Gazit (1995), Inc.       400,000 Shares             $2,050,000
Dan Overseas, Ltd.       120,000 Shares             $  615,000

     The aforementioned issuances were made in reliance upon the exemption from registration provisions of the Act afforded by Section 4(2) thereof, as transactions by an issuer not involving a public offering.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Maryland General Corporation Law (the "MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provision which limits such liability to the maximum extent permitted by the MGCL. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

     The Company's Charter authorizes and the Bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.


     The MGCL requires a corporation (unless its Charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the Company's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

     The Company has entered into indemnification agreements with each member of the Board of Directors (each, an "Indemnified Director"). The indemnification agreements require, among other things, that the Company indemnify to the fullest extent permitted by law and advance to the Indemnified Director all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the indemnification agreements, the Company must also indemnify and advance all expenses incurred by an Indemnified Director seeking to enforce his rights under the indemnification agreements and may cover executive officers and directors under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides.

     It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

     Not Applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS SCHEDULES.

     (a) Financial Statements.

     PRO FORMA (UNAUDITED)

     Pro Forma Consolidated Financial Statements
     Pro Forma Consolidated Balance Sheet as of December 31, 1997
     Pro Forma Consolidated Statement of Operations for the year ended December
       31, 1997
     Notes to the Pro Forma Consolidated Financial Statements

     HISTORICAL:

     Independent Auditor's Report
     Consolidated Balance Sheets as of December 31, 1997 and 1996
     Consolidated Statements of Operations for the years ended December 31, 1997, 1996 and 1995
     Consolidated Statements of Stockholders' Equity for the years ended December 31, 1997, 1996 and 1995
     Consolidated Statements of Cash Flows for the years ended December 31,
       1997, 1996 and 1995
     Notes to Consolidated Financial Statements

     LANTANA VILLAGE SQUARE--PROPOSED ACQUISITION PROPERTY

     Independent Auditors' Report
     Statement of Revenues and Certain Expenses for the year ended December 31,
       1997
     Notes to Statement of Revenues and Certain Expenses

     SUMMERLIN SQUARE--PROPOSED ACQUISITION PROPERTY

     Independent Auditors' Report
     Statement of Revenues and Certain Expenses for the year ended December 31,
       1997
     Notes to Statement of Revenues and Certain Expenses

  (b) Exhibits


 EXHIBIT                                             DESCRIPTION
---------   --------------------------------------------------------------------------------------------
 1.1        Proposed form of Underwriting Agreement.(1)
 3.1        Form of Company Charter, as amended.
 3.2        Form of Company Bylaws, as amended.
 4.1        Form of Common Stock Certificate.(1)
 5.1        Opinion of Ballard Spahr Andrews & Ingersoll LLP as to the validity of the Common Stock being registered.(1)
 8.1        Form of opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A. as to tax
            matters.
10.1        Form of Indemnification Agreement.(1)
10.2        Employment Agreement, dated as of January 1, 1996 by and between the Company and Chaim
            Katzman.(1)
10.3        Employment Agreement, dated as of January 1, 1996 by and between the Company and Doron
            Valero.(1)
10.4        Form of 1995 Stock Option Plan, as amended.(1)
10.5        Form of Stock Option Agreement.(1)
10.6        Registration Rights Agreement, dated as of January 1, 1996 by and among the Company,
            Chaim Katzman, Gazit Holdings, Inc., Dan Overseas Ltd., Glob Reit Investments, Ltd., Eli
            Makavy, Doron Valero and David Wulkan.(1)
10.7        Stock Pledge Agreement, dated June 17, 1996, by and between Chaim Katzman and the
            Company.(1)
10.8        Promissory Note, in the amount of $1,128,750 from Chaim Katzman, payable to the
            Company.(1)
10.9        Stock Pledge Agreement, dated December 30, 1996, by and between the Company and Doron
            Valero.(1)
10.10       Promissory Note, in the amount of $396,000 from Doron Valero payable to the Company.(1)
10.11       Consulting Agreement, dated as of January 1, 1996 by and between the Company and Eli
            Makavy.(1)
10.12       Consulting Agreement, dated as of January 1, 1996 by and between the Company and David
            Wulkan.(1)
10.13       Investment Agreement, dated May 21, 1996 by and between Globe Reit Investments, Ltd.,
            Dan Overseas, Ltd., Gazit Holdings, Inc. and the Company.(1)
10.14       Shareholders Agreement, dated May 21, 1996 by and between Gazit Inc. and Danbar
            Resources, Ltd.(1)
10.15       Use Agreement, regarding use of facilities, by and between Gazit (1995), Inc. and the
            Company, dated January 1, 1996.(1)
10.16       Pledge Agreement, dated November 9, 1995 among Equity One (Lake Mary), Inc. and The
            Mutual Life Insurance Company of New York.(1)
10.17       Note Secured by First Real Estate Lien, dated November 9, 1995 in the amount of $13,422,500 from Equity One (Lake Mary), Inc. in favor of The Mutual Life Insurance Company of New
            York.(1)
10.18       Purchase and Sale Agreement, dated October 24, 1995 by and between 1740 Ventures, Inc. and
            Equity One (Lake Mary), Inc.(1)
10.19       Florida Real Estate Mortgage and Security Agreement, dated November 9, 1995 by and between Equity One (Lake Mary), Inc. and The Mutual Life Insurance Company of New
            York.(1)
10.20       Agreement for Purchase and Sale, dated June 12, 1997 by and between Equity One (Gamma)
            Inc. and Isidoro Lerman, Trustee.(1)

 EXHIBIT                                             DESCRIPTION
---------   --------------------------------------------------------------------------------------------
10.21       Contract for Sale and Purchase, dated March 31, 1997 by and among Equity One (Gamma)
            Inc., Angel Pena and Hermilio Concepcion.(1)
10.22       Property Management Agreement, dated as of January 1, 1996, by and between the Company and Global Realty and Management, Inc.(1)
10.23       Agreement for Purchase and Sale (Lantana Village Square), dated September 24, 1997, between Equity One (Gamma) Inc. and Commercial Ventures Services, Inc.(1)
10.24       Mortgage Promissory Note, dated August 19, 1997, by and between Equity One (Sky Lake)
            Inc. and Isidoro Lerman, as Trustee.(1)
10.25       Mortgage, dated August 19, 1997, by and between Equity One (Sky Lake) Inc. and Isidoro
            Lerman, as Trustee.(1)
10.26       Settlement Agreement, dated March 6, 1998 among Gazit Inc., Danbar Resources and
            Development Ltd. and Dan Overseas Ltd.(1)
10.27       Mortgage and Security Agreement, dated February 27, 1998, by and between Equity One
            (Commonwealth) Inc. and Principal Mutual Life Insurance Company.(1)
10.28       Secured Promissory Note, dated February 27, 1998 in the amount of $3,300,000 by and between
            Equity One (Commonwealth) Inc. and Principal Mutual Life Insurance Company.(1)
10.29       Mortgage and Securities Agreement, dated as of February 18, 1998, by and between Equity
            One (Lantana) Inc. and Principal Mutual Life Insurance Company.(1)
10.30       Secured Promissory Note, dated February 18, 1998, in the amount of $1,700,000, by and between Equity One (Lantana) Inc. and Principal Mutual Life Insurance Company.(1)
10.31       Secured Promissory Note, dated February 18, 1998 in the amount of $2,700,000 by and between
            Equity One (Lantana) Inc. and Principal Mutual Life Insurance Company.(1)
23.1        Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A.(1)
23.2        Consents of Deloitte & Touche LLP.
23.3        Consent of Ballard Spahr Andrews & Ingersoll.(1)
23.4        Consent of Robert Charles Lesser & Co.(1)
24.1        Reference is made to the Signatures section of this Registration Statement for the Power of
            Attorney contained therein.(1)
27.1        Financial Data Schedule.(1)
99.1        Consent of Robert L. Cooney.(1)
99.2        Consent of Ronald Chase.(1)

----------------
(1) Previously filed.


     (c) Financial Statement Schedules:

     Independent Auditors Report

     Schedule III--Real Estate Investments and Accumulated Depreciation for the year ended December 31, 1997

     All other schedules have been omitted either because they are not applicable or because the required information has been disclosed in the financial statements and related notes included in the prospectus.

ITEM 37. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registration of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on April 28, 1998.

                                     EQUITY ONE, INC.

                                     By: /s/ CHAIM KATZMAN
                                         ------------------------------------
                                         Chaim Katzman, Chairman of the Board,
                                         President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                               TITLE                     DATE
--------------------------------------- ---------------------------------- ---------------
/s/ CHAIM KATZMAN                       Chairman of the Board, President   April 28, 1998
--------------------------------        and Chief Executive Officer
  Chaim Katzman                         (principal executive officer )

/s/ DAVID BOOKMAN                       Vice President, Chief Financial    April 28, 1998
--------------------------------        Officer and Treasurer
  David Bookman                         (principal accounting officer)

/s/ DORON VALERO                        Executive Vice President, Chief    April 28, 1998
--------------------------------        Operating Officer and Director
  Doron Valero


--------------------------------                    Director               April   , 1998
  Noam Ben Ozer

/s/ ELI MAKAVY*                                     Director               April 28, 1998
--------------------------------
  Eli Makavy

/s/ DR. SHAIY PILPEL*                               Director               April 28, 1998
--------------------------------
  Dr. Shaiy Pilpel

/s/ DR. SHULAMIT ROZEN-KATZMAN*                     Director               April 28, 1998
--------------------------------
  Dr. Shulamit Rozen-Katzman

/s/ DAVID WULKAN*                                   Director               April 28, 1998
--------------------------------
  David Wulkan


--------------------------------                    Director               April   , 1998
  Yuval Yanai

/s/ ROBERT COONEY
--------------------------------                    Director               April 28, 1998
  Robert Cooney

* By: /s/ CHAIM KATZMAN                                                    April 28, 1998
      --------------------------
        Chaim Katzman
        Attorney-in-fact

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Equity One, Inc.:

     We have audited the consolidated balance sheets of Equity One, Inc. and subsidiaries (the "Company") as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated February 27, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule, listed in Item 16 of this Registration Statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Miami, Florida
February 27, 1998

                                                                   SCHEDULE III

                       EQUITY ONE, INC. AND SUBSIDIARIES

                          REAL ESTATE INVESTMENTS AND
                           ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1996

                            (DOLLARS IN THOUSANDS)

                                                                                                         GROSS AMOUNTS
                                                                                                        AT WHICH CARRIED
                                                                                       CAPITALIZED      AT THE CLOSE OF
                                                                       INITIAL COST   SUBSEQUENT TO        THE PERIOD
                                                                        BUILDINGS &   ACQUISITION-  ------------------------
        PROPERTY              LOCATION        ENCUMBRANCES     LAND    IMPROVEMENTS   IMPROVEMENTS   THE LAND   IMPROVEMENTS
----------------------- -------------------- -------------- --------- -------------- -------------- ---------- -------------
NORTH FLORIDA
Atlantic Village
 Shopping Center        Atlantic Beach, FL       $ 4,044     $ 1,190      $ 4,760        $   18      $ 1,190      $ 4,778
Commonwealth
 Shopping Center        Jacksonville, FL           2,247         730        2,920                        730        2,920
Fort Caroline
 Trading Post           Jacksonville, FL           2,419         738        2,432           535          738        2,967
Mandarin Mini-Storage   Jacksonville, FL           1,227         362        1,448             5          362        1,453
Oak Hill Village
 Shopping Center        Jacksonville, FL           2,445         690        2,760            37          690        2,797

CENTRAL FLORIDA
East Bay Plaza          Largo, FL                    924         314        1,296           241          314        1,537
Eustis Square
 Shopping Center        Eustis, FL                 5,482       1,450        5,799            23        1,450        5,822
Forest Edge
 Shopping Center        Orlando, FL                2,058       1,250        1,850                      1,250        1,850
Lake Mary Centre        Lake Mary, FL             13,109       6,972       13,878            30        6,972       13,908

SOUTH FLORIDA
Bird Ludlam
 Shopping Center        Miami, FL                 13,221       4,080       16,318         1,403        5,425       16,375
Diana Building          W. Palm Beach, FL              0         123          493           898          123        1,391
Equity One
 Office Building        Miami Beach, FL                0         579          423           746          579        1,169
Plaza Del Rey
 Shopping Center        Miami, FL                  3,015         740        2,961           130          740        3,091
Point Royale
 Shopping Center        Miami, FL                  5,816       3,720        5,005           106        3,720        5,111
West Lakes Plaza        Miami, FL                  5,472       2,141        5,789            65        2,141        5,854

TEXAS
Four Corners
 Shopping Center        Tomball,TX                 3,001         950        3,800           278          950        4,078
Parker Towne Centre     Plano, TX                  2,351         720        2,881           556          720        3,437
                                                 -------     -------      -------        ------      -------      -------
TOTAL                                            $66,831     $26,749      $74,813        $5,071      $28,094      $78,538
                                                 =======     =======      =======        ======      =======      =======

                       EQUITY ONE, INC. AND SUBSIDIARIES

                          REAL ESTATE INVESTMENTS AND
                     ACCUMULATED DEPRECIATION--(CONTINUED)
                               DECEMBER 31, 1997

                            (DOLLARS IN THOUSANDS)

                                                                                                        GROSS AMOUNTS
                                                                                                      AT WHICH CARRIED
                                                                                                       AT THE CLOSE OF
                                                                 INITIAL COST                            THE PERIOD
                                                           ------------------------   CAPITALIZED  -----------------------
                                                                                     SUBSEQUENT TO
                                                                       BUILDINGS &   ACQUISITION-
        PROPERTY              LOCATION        ENCUMBRANCES    LAND    IMPROVEMENTS   IMPROVEMENTS     LAND    IMPROVEMENTS
----------------------- -------------------- ------------- --------- -------------- -------------- --------- -------------
NORTH FLORIDA
Atlantic Village
 Shopping Center        Atlantic Beach, FL      $ 3,929     $ 1,190      $ 4,760        $   18      $ 1,190     $ 4,778
Commonwealth
 Shopping Center        Jacksonville, FL              0         730        2,920             4          730       2,924
Fort Caroline
 Trading Post           Jacksonville, FL          2,366         738        2,432           541          738       2,973
Mandarin Mini-Storage   Jacksonville, FL          1,211         362        1,448             5          362       1,453
Monument Pointe         Jacksonville, FL          2,636       1,336        2,330            87        1,336       2,417
Oak Hill Village
 Shopping Center        Jacksonville, FL          2,385         690        2,760            37          690       2,797

CENTRAL FLORIDA
East Bay Plaza          Largo, FL                   908         314        1,296           309          325       1,594
Eustis Square
 Shopping Center        Eustis, FL                5,311       1,450        5,799            52        1,463       5,838
Forest Edge
 Shopping Center        Orlando, FL               1,997       1,250        1,850             6        1,250       1,856
Lake Mary Centre        Lake Mary, FL            12,796       6,972       13,878            34        6,972      13,912

SOUTH FLORIDA
Bird Ludlam
 Shopping Center        Miami, FL                13,093       4,080       16,318            68        5,433      16,378
Diana Building          W. Palm Beach, FL             0         123          493           909          123       1,402
Equity One
 Office Building        Miami Beach, FL               0         579          423           752          579       1,175
Plaza Del Rey
 Shopping Center        Miami, FL                 2,903         740        2,961           134          740       3,095
Point Royale
 Shopping Center        Miami, FL                 5,673       3,720        5,005           109        3,720       5,114
West Lakes Plaza        Miami, FL                 5,822       2,141        5,789           134        2,141       5,923
Sky Lake                Miami, FL                 7,000       9,472        2,250         2,094        9,472       4,344

TEXAS
Four Corners
 Shopping Center        Tomball,TX                2,974         950        3,800           337          958       4,129
Parker Towne Centre     Plano, TX                     0         720        2,881           914          720       3,797
                                                -------     -------      -------        ------      -------     -------
TOTAL                                           $71,004     $37,557      $79,393        $6,544      $38,942     $85,899
                                                =======     =======      =======        ======      =======     =======

                       EQUITY ONE, INC. AND SUBSIDIARIES

                          REAL ESTATE INVESTMENTS AND
                     ACCUMULATED DEPRECIATION--(CONTINUED)

                               DECEMBER 31, 1996

                            (DOLLARS IN THOUSANDS)

                                                     ACCUMULATED            DATE           DEPRECIABLE
             PROPERTY                   TOTAL       DEPRECIATION          ACQUIRED            LIVES
----------------------------------   -----------   --------------   -------------------   ------------
NORTH FLORIDA
Atlantic Village Shopping Center      $  5,968         $  179       JUNE 30, 1995              40
Commonwealth Shopping Center          $  3,650            207       FEBRUARY 28, 1994          40
Fort Caroline Trading Post            $  3,705            205       JANUARY 24, 1994           40
Mandarin Mini-Storage                 $  1,815             96       MAY 10, 1994               40
Oak Hill Village Shopping Center      $  3,487             76       DECEMBER 7, 1995           40

CENTRAL FLORIDA
East Bay Plaza                        $  1,851            186       JULY 27, 1993              30
Eustis Square Shopping Center         $  7,272            627       OCTOBER 22, 1993           30
Forest Edge Shopping Center           $  3,100              0       DECEMBER 31, 1996          40
Lake Mary Centre                      $ 20,880            406       NOVEMBER 9, 1995           40

SOUTH FLORIDA
Bird Ludlam Shopping Center           $ 21,800            994       AUGUST 11, 1994            40
Diana Building                        $  1,514             25       FEBRUARY 15, 1995          40
Equity One Office Building            $  1,748             84       APRIL 10, 1992             40
Plaza Del Rey Shopping Center         $  3,831            605       AUGUST 22, 1991            30
Point Royale Shopping Center          $  8,831            182       JULY 27, 1995              40
West Lakes Plaza                      $  7,995             22       NOVEMBER 6, 1996           40

TEXAS
Four Corners Shopping Center          $  5,028            601       JANUARY 22, 1993           30
Parker Towne Centre                   $  4,157            320       DECEMBER 9, 1993           30
                                      --------         ------
TOTAL                                 $106,632         $4,815
                                      ========         ======

                       EQUITY ONE, INC. AND SUBSIDIARIES

                          REAL ESTATE INVESTMENTS AND
                     ACCUMULATED DEPRECIATION--(CONTINUED)
                               DECEMBER 31, 1997

                            (DOLLARS IN THOUSANDS)

                                                     ACCUMULATED            DATE           DEPRECIABLE
             PROPERTY                   TOTAL       DEPRECIATION          ACQUIRED            LIVES
----------------------------------   -----------   --------------   -------------------   ------------
NORTH FLORIDA
Atlantic Village Shopping Center      $  5,968         $  299       JUNE 30, 1995              40
Commonwealth Shopping Center          $  3,654            280       FEBRUARY 28, 1994          40
Fort Caroline Trading Post            $  3,711            280       JANUARY 24, 1994           40
Mandarin Mini-Storage                 $  1,815            132       MAY 10, 1994               40
Monument Pointe                       $  3,753             57       JANUARY 31, 1997           40
Oak Hill Village Shopping Center      $  3,487            148       DECEMBER 7, 1995           40

CENTRAL FLORIDA
East Bay Plaza                        $  1,919            279       JULY 27, 1993              30
Eustis Square Shopping Center         $  7,301            823       OCTOBER 22, 1993           30
Forest Edge Shopping Center           $  3,106             46       DECEMBER 31, 1996          40
Lake Mary Centre                      $ 20,884            764       NOVEMBER 9, 1995           40

SOUTH FLORIDA
Bird Ludlam Shopping Center           $ 21,811          1,413       AUGUST 11, 1994            40
Diana Building                        $  1,525             60       FEBRUARY 15, 1995          40
Equity One Office Building            $  1,754            118       APRIL 10, 1992             40
Plaza Del Rey Shopping Center         $  3,835            711       AUGUST 22, 1991            30
Point Royale Shopping Center          $  8,834            315       JULY 27, 1995              40
West Lakes Plaza                      $  8,064            178       NOVEMBER 6, 1996           40
Sky Lake                              $ 13,816             21       AUGUST 19, 1997            40

TEXAS
Four Corners Shopping Center          $  5,087            780       JANUARY 22, 1993           30
Parker Towne Centre                   $  4,517            440       DECEMBER 9, 1993           30
                                      --------         ------
TOTAL                                 $124,841         $7,144
                                      ========         ======

                                 EXHIBIT INDEX


                                                                                             SEQUENTIAL
 EXHIBIT                                                                                        PAGE
   NO.                                       DESCRIPTION                                       NUMBER
---------   -----------------------------------------------------------------------------   -----------
 3.1        Form of Company Charter, as amended.
 3.2        Form of Company Bylaws, as amended.
 8.1        Form of opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A. as
            to tax matters.
23.2        Consents of Deloitte & Touche LLP.